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WELCH ALLYN HOLDINGS, INC. INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on August 14, 2015

Registration No. 333-205645

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-effective Amendment No. 1
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HILL-ROM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	35-1160484 (I.R.S. Employer Identification No.)

Two Prudential Plaza, Suite 4100
Chicago, IL 60601
(312) 819-7200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Susan R. Lichtenstein
Senior Vice President, Corporate Affairs and Chief Legal Officer
Hill-Rom Holdings, Inc.
Two Prudential Plaza, Suite 4100
Chicago, IL 60601
(312) 819-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven J. Gavin, Esq. Brian M. Schafer, Esq. Winston & Strawn LLP 35 W. Wacker Drive Chicago, Illinois 60601 (312) 558-5600	Gregory D. Porter Executive Vice President & Corporate Secretary, Chief Legal, Regulatory & Quality Officer Welch Allyn Holdings, Inc. 4341 State Street Road Skaneateles Falls, NY 13152 (315) 685-2500	Susan Webster, Esq. Richard Hall, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza, 825 Eighth Avenue New York, NY 10019 (212) 474-1000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effectiveness of this registration statement and upon completion of the merger described in the enclosed proxy statement/prospectus.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

          Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

          Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Hill-Rom may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any representation to the contrary is a criminal offense.

Subject to completion, dated August 14, 2015

PROXY STATEMENT OF WELCH ALLYN HOLDINGS, INC.	PROSPECTUS OF HILL-ROM HOLDINGS, INC.
[•], 2015

Dear Welch Allyn Holdings, Inc. Shareholder:

         On June 16, 2015, Welch Allyn Holdings, Inc. ("Welch Allyn") and Hill-Rom Holdings, Inc. ("Hill-Rom") entered into an Agreement and Plan of Merger (as may be amended from time to time, the "merger agreement"), which provides for a merger in which Welch Allyn will become a wholly owned subsidiary of Hill-Rom (the "merger").

         If the merger is completed, the aggregate merger consideration to be received by holders of outstanding shares of Welch Allyn common stock will consist of:

  •
  $1,625,000,000 in cash, which amount is subject to adjustments for cash and cash equivalents, indebtedness (as defined in the merger agreement), certain other adjustments (as defined in the merger agreement), including the amount of certain fees, costs and expenses of Welch Allyn and the shareholder representative, net working capital, certain change in control payments (as defined in the merger agreement), including long-term incentive plan cash incentive payments (as defined below) and payments to the holders of phantom stock appreciation rights and phantom share awards (other than any portion of such payments deposited in the escrow account), as described in more detail in the accompanying proxy statement/prospectus; and

  •
  8,133,722 shares of Hill-Rom common stock, without par value (the "Hill-Rom common stock").

         $75,000,000 of the cash consideration otherwise deliverable to holders of outstanding shares of Welch Allyn common stock, phantom stock appreciation rights and phantom share awards following the closing of the merger will be withheld pro rata from such holders and deposited in an escrow account to secure any post-closing adjustment to the closing cash consideration and certain indemnification obligations of such holders pursuant to the merger agreement. These funds will be released by the escrow agent in accordance with the terms set forth in the escrow agreement. For more information regarding the adjustments to the cash consideration and the amounts withheld under the escrow agreement, see the sections entitled "The Merger Agreement—Merger Consideration Adjustments" and "The Merger Agreement—Escrow" beginning on page 86 and 85, respectively, of the accompanying proxy statement/prospectus and the merger agreement attached to the accompanying proxy statement/prospectus as Annex A. The aggregate amount of the cash consideration will not be known until shortly before the effective time of the merger and, accordingly, will not be known at the time of the special meeting at which Welch Allyn shareholders will be asked to vote on the merger. See "The Merger—Effects of the Merger; Merger Consideration" for an illustrative calculation of the per share closing consideration that would have been payable to Welch Allyn shareholders had the merger been consummated on July 31, 2015. The receipt of the merger consideration by a U.S holder in exchange for Welch Allyn common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes.

         Hill-Rom common stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "HRC." On June 16, 2015, the last trading day prior to the announcement of the merger, the closing price per share of Hill-Rom common stock on the NYSE was $52.38. On August 13, 2015, the most recent practicable date prior to the filing of the accompanying proxy statement/prospectus, the closing price per share of Hill-Rom common stock on the NYSE was $54.54. We urge you to obtain current stock price quotations for Hill-Rom common stock and to review carefully the other information contained in the accompanying proxy statement/prospectus, or incorporated by reference into the accompanying proxy statement/prospectus, when considering whether to vote in favor of the proposal to adopt the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement.

         After careful consideration, the board of directors of Welch Allyn has adopted and declared advisable the merger agreement, has approved the transactions contemplated by the merger agreement, and has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, Welch Allyn and its shareholders. Therefore, the board of directors of Welch Allyn recommends that you vote your shares "FOR" the proposal to adopt the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement.

         Completion of the merger is conditioned upon the adoption of the merger agreement by the affirmative vote at the special meeting, either in person or by proxy, of holders representing at least two-thirds of the outstanding shares of Welch Allyn Class A common stock. The shares of Welch Allyn Class A common stock and Welch Allyn Class B common stock are sometimes referred to herein collectively as "Welch Allyn common stock". Following the execution of the merger agreement, Hill-Rom entered into a voting agreement with the voting trustees (each, a "voting trustee") of the voting trust (the "voting trust") created under the voting trust agreement dated as of February 5, 2014 (the "voting trust agreement") by and among the voting trustees and certain holders of Welch Allyn Class A common stock party thereto, pursuant to which the voting trustees (i) executed and delivered to Hill-Rom an irrevocable proxy with respect to the 96,406,486 shares of Welch Allyn Class A common stock subject to the voting trust agreement, which shares constitute in the aggregate 89.94% of the total number of shares of Welch Allyn Class A common stock outstanding as of August 10, 2015, and (ii) for purposes of the shareholders' agreement of Welch Allyn dated as of February 5, 2014, by and among Welch Allyn and certain shareholders of Welch Allyn (the "Shareholders' Agreement") consented to the transfer (as defined in the Shareholders' Agreement) of the shares of Welch Allyn Class A common stock subject to the voting trust, as described in more detail in the section titled "Material Contracts Between the Parties" beginning on page 102 of the accompanying proxy statement/prospectus. The vote by Hill-Rom at the special meeting with respect to the shares of Welch Allyn Class A common stock subject to the irrevocable proxy to adopt the merger agreement will be sufficient to adopt the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement. No vote of Hill-Rom shareholders is required to complete the merger.

         Welch Allyn will hold a special meeting of its shareholders at which Welch Allyn's shareholders will be asked to consider and vote upon a proposal to adopt the merger agreement and the transactions contemplated thereby, including the merger, and a proposal to approve one or more adjournments of the special meeting, if necessary, for the Welch Allyn board of directors to solicit additional proxies in favor of the merger agreement.

         The special meeting of Welch Allyn shareholders will be held on [    •    ], 2015, at [    •    ] a.m., local time at The Lodge, located at 4355 State Street Road, Skaneateles Falls, NY 13152. All shareholders of record are cordially invited to attend the special meeting in person.

         The board of directors of Welch Allyn has set [    •    ], 2015 as the record date for determining Welch Allyn shareholders entitled to vote at the special meeting. If you are a record holder of outstanding shares of Welch Allyn Class A common stock as of that date, you are urged to complete, date and sign the enclosed proxy and promptly return it to Welch Allyn. See the section titled "Special Meeting" beginning on page 39 of the accompanying proxy statement/prospectus.

         The obligations of Welch Allyn and Hill-Rom to complete the merger are subject to several other conditions set forth in the merger agreement and summarized in the accompanying proxy statement/prospectus. More information about Welch Allyn, Hill-Rom and the merger is contained in the accompanying proxy statement/prospectus. You are encouraged to carefully read the accompanying proxy statement/prospectus in its entirety, which includes important information about the merger, including the section titled "Risk Factors" beginning on page 29 of the accompanying proxy statement/prospectus.

         On behalf of the board of directors of Welch Allyn, thank you for your continued support.

Sincerely,
/s/ STEPHEN F. MEYER Stephen F. Meyer President and Chief Executive Officer

         Neither the Securities and Exchange Commission (the "SEC") nor any state securities regulator has approved or disapproved the merger and the other transactions described in the accompanying proxy statement/prospectus nor have they approved or disapproved the issuance of the shares of Hill-Rom common stock to be issued in connection with the merger, or passed upon the accuracy or adequacy of the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

         The accompanying proxy statement/prospectus is dated [    •    ], 2015 and is first being mailed or otherwise delivered to Welch Allyn shareholders on or about [    •    ], 2015.

ADDITIONAL INFORMATION

        The accompanying proxy statement/prospectus incorporates important business and financial information about Hill-Rom from documents that Hill-Rom has filed with the SEC but that have not been included in or delivered with the accompanying proxy statement/prospectus. For a listing of documents incorporated by reference into the accompanying proxy statement/prospectus, see "Where You Can Find Additional Information" beginning on page 159 of the accompanying proxy statement/prospectus.

        Hill-Rom will provide you with copies of such documents (excluding all exhibits, unless Hill-Rom has specifically incorporated by reference an exhibit in the accompanying proxy statement/prospectus), without charge, upon written or oral request to:

Hill-Rom Holdings, Inc.
Two Prudential Plaza, Suite 4100
Chicago, IL 60601
(312) 819-7200

        You should rely only on the information contained in or incorporated by reference into the accompanying proxy statement/prospectus. Neither Hill-Rom nor Welch Allyn has authorized anyone to provide you with different information. The accompanying proxy statement/prospectus is dated as of [    •    ], 2015. You should not assume that information contained in the accompanying proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of the accompanying proxy statement/prospectus to Welch Allyn shareholders nor the issuance by Hill-Rom of common stock in the merger will create any implication to the contrary.

ABOUT THE PROXY STATEMENT/PROSPECTUS

        The accompanying proxy statement/prospectus, which forms a part of a registration statement on Form S-4 filed with the SEC by Hill-Rom, constitutes a prospectus of Hill-Rom under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Hill-Rom common stock to be issued to Welch Allyn shareholders in connection with the merger.

        Hill-Rom has supplied all information contained in this proxy statement/prospectus relating to Hill-Rom and the combined company. Welch Allyn has supplied all information contained in this proxy statement/prospectus relating to Welch Allyn. Hill-Rom and Welch Allyn have both contributed to information relating to the Merger.

        You should rely only on the information contained in this proxy statement/prospectus provided by Hill-Rom and on the information contained in this proxy statement/prospectus provided by Welch Allyn. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus provided by Hill-Rom and information contained in this proxy statement/prospectus provided by Welch Allyn. This proxy statement/prospectus will be dated [    •    ], 2015, and will be based on information as of such date or such other date as may be noted. You should not assume that the information contained in this proxy statement/prospectus provided by Hill-Rom or contained in this proxy statement/prospectus provided by Welch Allyn is accurate as of any other date. Neither the mailing of this proxy statement/prospectus to the shareholders of Welch Allyn nor the taking of any actions contemplated hereby by Hill-Rom or Welch Allyn at any time will create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on [    •    ], 2015

To the Shareholders of Welch Allyn Holdings, Inc.:

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Welch Allyn Holdings, Inc., a New York corporation ("Welch Allyn"), will be held on [    •    ], 2015, at [    •    ] a.m., local time at The Lodge, located at 4355 State Street Road, Skaneateles Falls, NY 13152. All shareholders of record are cordially invited to attend the special meeting in person. At the special shareholders' meeting, holders of outstanding shares of common stock—Class A, no par value per share (the "Welch Allyn Class A common stock"), of Welch Allyn will consider the following proposals, as applicable:

  •
  Proposal 1: Merger Proposal.    To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated June 16, 2015, by and among Hill-Rom Holdings, Inc., Empire Merger Sub Corp. ("Merger Sub"), and Welch Allyn (the "merger agreement"), and thereby approve the merger of Merger Sub with and into Welch Allyn, with Welch Allyn continuing as the surviving corporation, and the other transactions contemplated by the merger agreement. A copy of the merger agreement is attached to the accompanying proxy statement/prospectus as Annex A.

  •
  Proposal 2: Adjournment Proposal.    To consider and vote on a proposal to approve one or more adjournments of the special meeting, if necessary, to permit the Welch Allyn board of directors to solicit additional proxies in favor of the merger agreement.

        The board of directors of Welch Allyn has fixed the close of business on [    •    ], 2015 as the record date for the special meeting. Only holders of record of shares of Welch Allyn Class A common stock on the record date are entitled to vote on the merger proposal at the special meeting or at any adjournment(s) of the special meeting. Only holders of record of shares of Welch Allyn Class A common stock on the record date are entitled to vote on the adjournment proposal at the special meeting. A complete list of registered shareholders entitled to vote at the special meeting will be available for inspection at the special meeting. Completion of the merger is conditioned upon the adoption of the merger agreement by the affirmative vote at the special meeting, either in person or by proxy, of holders representing at least two-thirds of the outstanding shares of Welch Allyn Class A common stock. Following the execution of the merger agreement, Hill-Rom entered into a voting agreement with the voting trustees of the voting trust created under the voting trust agreement, pursuant to which the voting trustees (i) executed and delivered to Hill-Rom an irrevocable proxy with respect to the 96,406,486 shares of Welch Allyn Class A common stock subject to the voting trust agreement, which shares constitute in the aggregate 89.94% of the total number of shares of Welch Allyn Class A common stock outstanding as of August 10, 2015, and (ii) for purposes of the shareholders' agreement of Welch Allyn dated as of February 5, 2014, by and among Welch Allyn and certain shareholders of Welch Allyn (the "Shareholders' Agreement"), consented to the transfer (as defined in the Shareholders' Agreement) of the shares of Welch Allyn Class A common stock subject to the voting trust, as described in more detail in the section titled "Material Contracts Between the Parties" beginning on page 102 of the accompanying proxy statement/prospectus. The vote by Hill-Rom at the special meeting with respect to the shares of Welch Allyn Class A common stock subject to the irrevocable proxy to adopt the merger agreement will be sufficient to adopt the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement.

        Under the New York Business Corporation Law (the "NYBCL"), holders of record of Welch Allyn common stock who do not vote in favor of the merger proposal have the right to seek and obtain payment of the "fair value," as determined pursuant to Section 623 of the NYBCL, of their shares if the merger is completed, but only if they follow the procedures and satisfy the conditions prescribed by the NYBCL. A copy of the applicable statutes regarding dissenters' rights is attached as Annex C to the accompanying proxy statement/prospectus. For an explanation of your dissenters' rights and how to exercise them, please see the discussion under the heading "The Merger—Dissenters' Rights" beginning on page 76 of the accompanying proxy statement/prospectus.

        After careful consideration, the board of directors of Welch Allyn unanimously recommends that the holders of Welch Allyn Class A common stock vote "FOR" the Merger Proposal (Proposal 1) and that the holders of Welch Allyn Class A common stock vote "FOR" the Adjournment Proposal (Proposal 2).

        If your shares are registered in your name as a shareholder of record of Welch Allyn, even if you plan to attend the special meeting or adjournment of the special meeting in person, we encourage you to authorize a proxy to vote your shares at the special meeting by telephone or on the Internet, or by completing, signing, dating and returning your proxy card as promptly as possible to ensure that your shares will be represented at the special meeting.

        If your shares are held in the name of a broker, trust, bank or other nominee and you receive a notice of special meeting through your broker or through another intermediary, please vote or complete and return the materials in accordance with the instructions provided to you by the broker or other intermediary or contact your broker directly in order to obtain a proxy issued to you by your nominee holder to attend the special meeting and vote in person. Failure to do so may result in your shares not being eligible to be voted by proxy at the special meeting.

        You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement/prospectus.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE WELCH ALLYN SPECIAL MEETING TO BE HELD ON [    •    ], 2015: We urge you to read the accompanying proxy statement/prospectus, including all documents incorporated by reference into the accompanying proxy statement/prospectus and the section entitled "Risk Factors" beginning on page 29 of the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the merger agreement, the proposals, the special meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares of Welch Allyn common stock, please contact Gregory Porter by email at gregory.porter@welchallyn.com or phone at 315-685-2500.

By Order of the Board of Directors of Welch Allyn Holdings, Inc.
/s/ ERIC R. ALLYN Eric R. Allyn	/s/ PEER A. SODERBERG Peer A. Soderberg
Co-Chairman	Co-Chairman

[    •    ], 2015

i

ii

iii

QUESTIONS AND ANSWERS

        The following are some questions that you, as a shareholder of Welch Allyn Holdings, Inc., which is referred to as Welch Allyn in this proxy statement/prospectus, may have regarding the merger (as defined below) and the special meeting of shareholders of Welch Allyn, and brief answers to those questions. Welch Allyn urges you to carefully read the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus. All references in this proxy statement/prospectus to Hill-Rom refer to Hill-Rom Holdings, Inc., an Indiana corporation. Hill-Rom following the completion of the merger, is sometimes referred to in this proxy statement/prospectus as the combined company, and Welch Allyn following the completion of the merger, is sometimes referred to in this proxy statement/prospectus as the surviving corporation. In this proxy statement/prospectus, the common stock of Hill-Rom, without par value, is referred to as Hill-Rom common stock and the holders of outstanding shares thereof are referred to as Hill-Rom shareholders; the common stock—Class A, no par value per share, of Welch Allyn is referred to as Welch Allyn Class A common stock and the holders of outstanding shares thereof are referred to as Welch Allyn Class A shareholders; the Common Stock—Class B, $0.01 par value per share, of Welch Allyn is referred to as Welch Allyn Class B common stock and the holders of outstanding shares thereof are referred to as Welch Allyn Class B shareholders; and the Welch Allyn Class A common stock and the Welch Allyn Class B common stock together are referred to as the Welch Allyn common stock, and the holders of outstanding shares thereof are collectively referred to as the Welch Allyn shareholders. Welch Allyn shareholders are sometimes referred to in this proxy statement/prospectus as "you."

Q:
Why am I receiving this proxy statement/prospectus?

A:
Hill-Rom has agreed to acquire Welch Allyn under the terms of an Agreement and Plan of Merger, dated as of June 16, 2015, among Hill-Rom, Empire Merger Sub Corp., which is a wholly owned subsidiary of Hill-Rom and is referred to as Merger Sub in this proxy statement/prospectus, and Welch Allyn, which agreement, as may be amended from time to time, is referred to as the merger agreement in this proxy statement/prospectus. Pursuant to the merger agreement, Merger Sub will merge with and into Welch Allyn, with Welch Allyn continuing as the surviving corporation and a wholly owned subsidiary of Hill-Rom, which transaction is referred to as the merger in this proxy statement/prospectus. See the section titled "The Merger Agreement" beginning on page 83 of this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

Completion of the merger is conditioned upon the adoption of the merger agreement by the affirmative vote at the special meeting, either in person or by proxy, of holders representing at least two-thirds of the outstanding shares of Welch Allyn Class A common stock. Following the execution of the merger agreement, Hill-Rom entered into a voting agreement with the voting trustees of the voting trust created under the voting trust agreement, pursuant to which the voting trustees (i) executed and delivered to Hill-Rom an irrevocable proxy with respect to the 96,406,486 shares of Welch Allyn Class A common stock subject to the voting trust agreement, which shares constitute in the aggregate 89.94% of the total number of shares of Welch Allyn Class A common stock outstanding as of the date of this proxy statement/prospectus, and (ii) for purposes of the shareholders' agreement of Welch Allyn dated as of February 5, 2014, by and among Welch Allyn and certain shareholders of Welch Allyn, referred to in this proxy statement/prospectus as the Shareholders' Agreement, consented to the transfer (as defined in the Shareholders' Agreement) of the shares of Welch Allyn Class A common stock subject to the voting trust, as described in more detail in the section titled "Material Contracts Between the Parties" beginning on page 102 of this proxy statement/prospectus. A copy of the voting agreement is attached to this proxy statement/prospectus as Annex B. The vote by Hill-Rom at the special meeting with respect to the shares of Class A common stock of Welch Allyn subject to the irrevocable proxy to adopt the merger agreement will be sufficient to adopt the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement. Welch Allyn is holding a special meeting of its shareholders on [    •    ], 2015 at [    •    ] a.m., local time, at The Lodge, located at 4355 State Street Road, Skaneateles Falls, NY 13152, at which Welch Allyn shareholders will consider and vote on the merger proposal. No vote of Hill-Rom shareholders is required to complete the merger.

  Welch Allyn is soliciting proxies from the Welch Allyn Class A shareholders in order to obtain votes to approve the proposal to adopt the merger agreement. In addition, Welch Allyn is soliciting proxies from the Welch Allyn Class A shareholders in order to obtain votes to approve a proposal to adjourn the special meeting, if necessary, to permit the Welch Allyn Board of Directors (the "Welch Allyn Board") to solicit additional proxies in favor of the merger proposal.

  This proxy statement/prospectus is being provided to you in connection with Welch Allyn soliciting a proxy to vote on your behalf at the special meeting. This proxy statement/prospectus contains important information about the merger and the merger agreement, and you should read this proxy statement/prospectus carefully.

Q:
What will happen to Welch Allyn as a result of the merger, and what will I receive in the merger?

A:
As a result of the merger, Welch Allyn will become a wholly owned subsidiary of Hill-Rom, and shares of Welch Allyn common stock will be cancelled. Upon the closing of the merger, you will be entitled to receive a combination of cash and shares of Hill-Rom common stock.

Under the merger agreement, Hill-Rom will pay to holders of outstanding shares of Welch Allyn common stock an aggregate amount equal to $1,625,000,000 in cash, which amount is subject to adjustments for cash and cash equivalents, indebtedness (as defined in the merger agreement), certain other adjustments (as defined in the merger agreement), including the amount of certain fees, costs and expenses of Welch Allyn and the shareholder representative, net working capital, certain change in control payments (as defined in the merger agreement), including LTIP cash incentive payments (as defined below), and payments to the holders of Welch Allyn PHASARs and PSU Awards (each as defined below) (other than any portion of such payments deposited in the escrow account), and 8,133,722 shares of Hill-Rom common stock. See the sections titled "The Merger—Effects of the Merger; Merger Consideration" beginning on page 51 of this proxy statement/prospectus.

Q:
What will holders of Welch Allyn long-term incentive awards receive in the merger?

A:
Holders of Welch Allyn long-term phantom equity incentive awards, which consist of phantom stock appreciation rights ("PHASARs") and phantom share awards ("PSU Awards"), will, upon the closing of the merger, be entitled to receive from Hill-Rom a cash amount in exchange for such phantom equity incentive awards. Holders of Welch Allyn cash-based, long-term incentive awards that are not based on the value of Welch Allyn common stock ("LTIP Cash Incentive Awards") will receive an amount in cash equal to the total cash amount subject to such LTIP Cash Incentive Award (assuming satisfaction of performance goals at target levels) (the aggregate amount of such payments, the "LTIP cash incentive payments").

Under the merger agreement, the cash amount paid in respect of each PHASAR or PSU Award will generally be equal to the aggregate value of the cash and stock consideration received by holders of outstanding shares of Welch Allyn common stock, less the value of the grant price in the case of any PHASAR. See the sections titled "The Merger—Treatment of Welch Allyn PHASARs, PSU Awards and LTIP Cash Incentive Awards" beginning on page 54 of this proxy statement/prospectus.

Q:
Is any portion of the merger consideration otherwise payable to Welch Allyn shareholders being held back?

A:
Yes. An amount equal to $75,000,000 of the cash consideration otherwise deliverable to holders of outstanding shares of Welch Allyn common stock, PHASARs and PSU Awards will be withheld pro rata from such holders and deposited in an escrow account to secure any post-closing adjustment to the closing cash consideration and certain indemnification obligations of such holders pursuant to the merger agreement. These funds will be released by the escrow agent in accordance with the terms set forth in the escrow agreement.

For more information, see the sections entitled "The Merger Agreement—Merger Consideration Adjustments" and "The Merger Agreement—Escrow" beginning on pages 86 and 85, respectively, of this proxy statement/prospectus and the merger agreement attached to this proxy statement/prospectus as Annex A.

Q:
Why are Hill-Rom and Welch Allyn proposing the merger?

A:
With the complementary commercial position and product portfolios of Hill-Rom and Welch Allyn, the combined company will have enhanced customer relevance and a strengthened competitive position. Together, Hill-Rom and Welch Allyn will leverage their respective infrastructures and product portfolios to provide physicians and other caregivers with improved diagnostics, sensing and patient monitoring technologies, along with the market leading solutions Hill-Rom provides today in the areas of advancing mobility, wound care and prevention, clinical workflow, surgical safety and efficiency and respiratory health. With an integrated offering, the combined company will hold industry-leading positions across the care continuum, including primary and intensive care, hospital patient room, operating room and post-acute care. To review the reasons for the merger in greater detail, see the sections titled "The Merger—Recommendation of the Welch Allyn Board of Directors and Its Reasons for the Merger" and "The Merger—Hill-Rom's Reasons for the Merger" beginning on page 55 of this proxy statement/prospectus.

Q:
Does the board of directors of Welch Allyn support the merger?

A:
Yes. The Welch Allyn Board has unanimously declared that it is advisable and in the best interests of Welch Allyn and the Welch Allyn shareholders that Welch Allyn enter into the merger agreement and that the merger and the terms thereof, together with all the other transactions contemplated by the merger agreement, are fair to and in the best interests of Welch Allyn and the Welch Allyn shareholders, and recommends that the Welch Allyn shareholders authorize, approve and adopt the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement by affirmatively voting "FOR" the merger proposal at the special meeting of Welch Allyn shareholders.

Q:
What happens if the merger is not consummated?

A:
If the merger agreement is not adopted by the Welch Allyn shareholders or if the merger is not completed for any other reason, you will not receive any payment for your shares of Welch Allyn common stock in connection with the merger. Instead, Welch Allyn will remain an independent company.

Q:
Who is soliciting my vote in favor of the merger?

A:
Welch Allyn is providing these proxy materials to you, and is soliciting a proxy to vote your shares at the special meeting of shareholders of Welch Allyn. These proxy materials also constitute a prospectus with respect to the shares of Hill-Rom common stock to be issued to Welch Allyn shareholders if the merger is approved and consummated.

Q:
When and where is the special meeting?

A:
The special meeting will be held on [    •    ], 2015, at [    •    ] a.m., local time at The Lodge, located at 4355 State Street Road, Skaneateles Falls, NY 13152.

Q:
What is the purpose of the special meeting?

A:
At the special meeting, the Welch Allyn shareholders will be asked to consider and vote on the matters outlined in the accompanying Notice of Special Meeting of Shareholders of Welch Allyn, including the following:

1.
Merger Proposal—a proposal to adopt the Agreement and Plan of Merger, dated June 16, 2015, by and among Hill-Rom Holdings, Inc., Empire Merger Sub Corp. and Welch Allyn and thereby approve the merger and the other transactions contemplated by the merger agreement, which is referred to in this proxy statement/prospectus as the merger proposal.

2.
Adjournment Proposal—a proposal to approve one or more adjournments of the special meeting, if necessary, to permit the Welch Allyn board of directors to solicit additional proxies in favor of the merger agreement, which is referred to in this proxy statement/prospectus as the adjournment proposal.

Q:
What actions are required to adopt the merger agreement?

A:
Completion of the merger is conditioned upon the adoption of the merger agreement by the affirmative vote at the special meeting, either in person or by proxy, of holders representing at least two-thirds of the outstanding shares of Welch Allyn Class A common stock. Following the execution of the merger agreement, Hill-Rom entered into a voting agreement with the voting trustees of the voting trust created under the voting trust agreement, pursuant to which the voting trustees (i) executed and delivered to Hill-Rom an irrevocable proxy with respect to the 96,406,486 shares of Welch Allyn Class A common stock subject to the voting trust agreement, which shares constitute in the aggregate 89.94% of the total number of shares of Welch Allyn Class A common stock outstanding as of the date of this proxy statement/prospectus, and (ii) for purposes of the Shareholders' Agreement, consented to the transfer (as defined in the Shareholders' Agreement) of the shares of Welch Allyn Class A common stock subject to the voting trust, as described in more detail in the section titled "Material Contracts Between the Parties" beginning on page 102 of this proxy statement/prospectus. A copy of the voting agreement is attached to this proxy statement/prospectus as Annex B. The vote by Hill-Rom at the special meeting with respect to the shares of Welch Allyn Class A common stock subject to the irrevocable proxy to adopt the merger agreement will be sufficient to adopt the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement.

Q:
What vote is required to adopt the adjournment proposal?

A:
Assuming the presence of a quorum, the affirmative vote at the special meeting of holders representing a majority of the outstanding Welch Allyn Class A common stock present at the special meeting, in person or by proxy, is required to approve the adjournment proposal.

Q:
Who is entitled to vote at the special meeting?

A:
With respect to the merger proposal, each Welch Allyn Class A shareholder as of the close of business on [    •    ], 2015 is entitled to vote his, her or its shares of Welch Allyn Class A common stock at the special meeting.

  With respect to the adjournment proposal, each Welch Allyn Class A shareholder as of the close of business on [    •    ], 2015 is entitled to vote his, her or its shares of Welch Allyn Class A common stock at the special meeting.

Q:
How many votes do I have at the special meeting?

A:
With respect to the merger proposal, you are entitled to one vote for each share of Welch Allyn Class A common stock that you owned as of the close of business on [    •    ], 2015, which is the record date.

With respect to the adjournment proposal, you are entitled to one vote for each share of Welch Allyn Class A common stock that you owned as of the close of business on [    •    ], 2015, which is the record date.

Q:
What constitutes a quorum for the special meeting?

A:
The presence, in person by proxy, of the holders representing one half of the Welch Allyn Class A common stock as of the record date is necessary to constitute a quorum and transact business. Proxy cards that are completed and returned marked "ABSTAIN" will be counted for purposes of determining whether a quorum is present. If a quorum is not present at the special meeting, the holders representing a majority of the Class A Common Stock present at the meeting, in person or by proxy, may adjourn the special meeting to another date.

Q:
What do I need to do now?

A:
After you have carefully read and considered this proxy statement/prospectus and have decided how you wish to vote your shares of Welch Allyn common stock with respect to the merger proposal and the adjournment proposal, as applicable, please respond as soon as possible by completing, signing and dating your proxy card and returning it in the enclosed postage-paid return envelope (or in any of the other permitted manners described in this proxy statement/prospectus) so that your shares of Welch Allyn common stock will be represented and voted at the special meeting.

The Welch Allyn board of directors unanimously recommends that the Welch Allyn shareholders vote "FOR" each of the proposals on which they will be voting at the special meeting.

Q:
What is the deadline for returning my proxy card?

A:
You must complete, sign, date and return your proxy card prior to the day of the special meeting in order for your shares of Welch Allyn common stock to be represented and voted at the special meeting, unless you attend the special meeting in person. We urge you to complete, sign, date and return your proxy card as promptly as possible whether or not you plan to attend the special meeting.

Q:
What happens if I abstain from voting or fail to complete and return the proxy card?

A:
If you are a Welch Allyn Class A shareholder and mark "ABSTAIN" on your proxy with respect to the merger proposal, it will have the same effect as a vote "AGAINST" the merger proposal. If you fail to submit a proxy or vote in person at the special meeting with respect to the merger proposal, it will have the same effect as a vote "AGAINST" the merger proposal.

If you are a Welch Allyn Class A shareholder and mark "ABSTAIN" on your proxy with respect to the adjournment proposal, it will have the same effect as a vote "AGAINST" the adjournment proposal. If you fail to submit a proxy or vote in person at the special meeting with respect to the adjournment proposal, it will have no effect on the outcome of any vote to adjourn the special meeting.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. All Welch Allyn Class A shareholders as of the record date are invited to attend the special meeting. Holders of record of Welch Allyn Class A common stock can vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares of Welch Allyn Class A common stock in your own name or have a letter from the record holder of your shares confirming your ownership.

Q:
Can I change or revoke my vote after I have delivered my proxy card?

A:
Yes. If you are a holder of record of Welch Allyn Class A common stock, you may revoke any proxy at any time prior to the special meeting by providing notice in writing to Gregory Porter, at 4341 State Street Road, Skaneateles Falls, NY 13153 (which notice must be received before [    •    ], Eastern Time, on [    •    ], 2015), by returning a duly executed proxy bearing a later date by mail, by logging onto the Internet website specified on your proxy card in the same manner you would submit your proxy electronically or by calling the telephone number specified on your proxy card, as described on your proxy card. Your attendance at the special meeting will not constitute automatic revocation of the proxy unless you vote your shares by ballot at the special meeting to revoke your proxy.

Q:
Am I entitled to dissenter's rights in connection with the merger?

A:
Under the NYBCL, holders of record of Welch Allyn common stock who do not vote in favor of the merger proposal have the right to dissent from the merger and obtain payment of the "fair value," as determined pursuant to Section 623 of the NYBCL, of their shares if the merger is completed, but only if they follow the procedures and satisfy the conditions prescribed by the NYBCL. A copy of the applicable statutes regarding dissenters' rights is attached as Annex C to this proxy statement/prospectus. For an explanation of your dissenters' rights and how to exercise them, please see the discussion under the heading "The Merger—Dissenters' Rights" beginning on page 76 of this proxy statement/prospectus.

Q:
Do I need to send in my Welch Allyn stock certificates now?

A:
No. You should not send in your Welch Allyn stock certificates now. Following the effective time of the merger, a letter of transmittal will be sent to Welch Allyn shareholders informing them where to deliver their Welch Allyn stock certificates in order to receive the merger consideration, including any cash in lieu of a fractional share of Hill-Rom common stock and any dividends or other distributions with respect to shares of Hill-Rom common stock to which Welch Allyn shareholders may be entitled under the merger agreement. You should not send in your Welch Allyn stock certificates prior to receiving the letter of transmittal.

Q:
Is the merger taxable to me?

A:
The receipt of the merger consideration by a U.S holder in exchange for Welch Allyn common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, generally you will recognize capital gain or loss as a result of the merger measured by the difference, if any, between the fair market value of the merger consideration (including the sum of cash received, the fair market value (as of the effective time of the merger) of the shares of Hill-Rom common stock received and the value of the right to receive payments pursuant to the escrow that are not treated as interest) and your adjusted tax basis in the shares of Welch Allyn common stock exchanged for the merger consideration in the merger. You may be able to report gain on the installment method. You should read the section titled "The Merger—Material United States Federal Income Tax Consequences of the Transaction" beginning on page 79 of this proxy statement/prospectus for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. Hill-Rom and Welch Allyn urge you to consult your tax advisor to determine the tax consequences of the merger to you.

Q:
When is the merger expected to be completed?

A:
Hill-Rom and Welch Allyn expect to complete the merger prior to September 30, 2015, subject to the receipt of regulatory approvals and the satisfaction or waiver of the other conditions to the merger contained in the merger agreement. However, it is possible that factors outside the control of Hill-Rom and Welch Allyn could require Hill-Rom and Welch Allyn to complete the merger at a later time or not complete it at all.

Q:
Who can help answer my questions?

A:
If you have any questions about the merger or how to return your proxy card, or if you need additional copies of this proxy statement/prospectus or a replacement proxy card, you should contact Gregory Porter at gregory.porter@welchallyn.com or 315-685-2500.

 SUMMARY

        The following is a summary that highlights information contained in this proxy statement/prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the merger agreement, the merger and the other transactions contemplated by the merger agreement, Hill-Rom and Welch Allyn encourage you to carefully read this entire proxy statement/prospectus, including the attached annexes. In addition, Hill-Rom and Welch Allyn encourage you to read the information incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about Hill-Rom that has been filed with the SEC. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section titled "Where You Can Find Additional Information" beginning on page 159 of this proxy statement/prospectus. Hill-Rom and Welch Allyn have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies
(see page 43)

  Hill-Rom Holdings, Inc.
  Two Prudential Plaza, Suite 4100
  Chicago, Illinois 60601
  (312) 819-7200

        Hill-Rom Holdings, Inc. (the "Company," "Hill-Rom," "we," "us," or "our") was incorporated on August 7, 1969 in the State of Indiana and is headquartered in Chicago, Illinois. We are a leading global medical technology company with more than 7,000 employees worldwide. We partner with health care providers in more than 100 countries by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Clinical Workflow, Surgical Safety and Efficiency, and Respiratory Health. Around the world, Hill-Rom's people, products, and programs work towards one mission: Enhancing outcomes for patients and their caregivers.

        Additional information about Hill-Rom and its subsidiaries is included in the documents incorporated by reference into this proxy statement/prospectus. See the section titled "Where You Can Find Additional Information" beginning on page 159 of this proxy statement/prospectus.

  Empire Merger Sub Corp.
  Two Prudential Plaza, Suite 4100
  Chicago, Illinois 60601
  (312) 819-7200

        Merger Sub, a wholly owned subsidiary of Hill-Rom, is a New York corporation that was formed on June 15, 2015 solely for the purpose of entering into the merger agreement and effecting the merger and the other transactions contemplated by the merger agreement. Merger Sub has not engaged, and does not expect to engage, in any other business activities.

  Welch Allyn Holdings, Inc.
  4341 State Street Road
  Skaneateles Falls, NY 13153

        Welch Allyn was incorporated on December 17, 1946 as Welch Allyn Corporation in the State of New York and is headquartered in Skaneateles Falls, New York. Welch Allyn is a leading global manufacturer of medical diagnostic devices and accessories and EMR-connected vital signs and cardiac monitoring solutions. Welch Allyn employs approximately 2,500 people in 26 different countries.

        Welch Allyn common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of Welch Allyn common stock.

        Additional information about Welch Allyn and its subsidiaries is included in the section titled "Information about Welch Allyn" beginning on page 132 of this proxy statement/prospectus.

The Merger
(see page 44)

        Hill-Rom and Welch Allyn agreed to the acquisition of Welch Allyn by Hill-Rom under the terms of the merger agreement described in this proxy statement/prospectus. Pursuant to the merger agreement, Merger Sub will merge with and into Welch Allyn, with Welch Allyn continuing as the surviving corporation and a wholly owned subsidiary of Hill-Rom. The merger agreement is attached as Annex A to this proxy statement/prospectus. Hill-Rom and Welch Allyn encourage you to carefully read the merger agreement in its entirety because it is the legal document that governs the merger.

Effects of the Merger; Merger Consideration
(see pages 51 and 83)

        At the effective time of the merger, each outstanding share of Welch Allyn common stock (other than any shares of Welch Allyn common stock as to which the holders of such shares have properly complied with the provisions of Sections 623 and 910 of the NYBCL as to dissenters' rights, which shares are referred to as dissenting shares in this proxy statement/prospectus, and any shares of Welch Allyn common stock owned by Hill-Rom, Merger Sub or any subsidiary of Hill-Rom) will be cancelled and automatically converted into the right to receive the merger consideration consisting of a combination of cash and shares of Hill-Rom common stock.

        Upon the terms and subject to the conditions set forth in the merger agreement and subject to certain adjustments as described more fully in this proxy statement/prospectus, Welch Allyn shareholders will receive in the aggregate approximately:

  •
  $1,625,000,000 in cash (which amount is subject to adjustments for cash and cash equivalents, indebtedness (as defined in the merger agreement), certain other adjustments (as defined in the merger agreement), including the amount of certain fees, costs and expenses of Welch Allyn and the shareholder representative, net working capital, certain change in control payments (as defined in the merger agreement), including LTIP cash incentive payments (as defined in the merger agreement), payments to the holders of Welch Allyn PHASARs and PSU Awards (other than any portion of such payments deposited in the escrow account)), which amount is referred to as the cash consideration in this proxy statement/prospectus; and

  •
  8,133,722 shares of Hill-Rom common stock, which are referred to as the stock consideration in this proxy statement/prospectus.

        $75,000,000 of the cash consideration otherwise deliverable to holders of outstanding shares of Welch Allyn common stock, PHASARs and PSU Awards will be withheld pro rata from such holders and deposited in an escrow account to secure any post-closing adjustment to the closing cash consideration and certain indemnification obligations of such holders pursuant to the merger agreement. These funds will be released by the escrow agent in accordance with the terms set forth in the escrow agreement. For more information regarding the adjustments and the amounts withheld under the escrow agreement, see the sections entitled "The Merger Agreement—Merger Consideration Adjustments" and "The Merger Agreement—Escrow" beginning on pages 86 and 85, respectively, of this proxy statement/prospectus and the merger agreement attached to this proxy statement/prospectus as Annex A. The aggregate amount of the cash consideration will not be known until shortly before the effective time of the merger, and, accordingly, will not be known at the time of the special meeting at which Welch Allyn shareholders will be asked to vote on the merger. See "The Merger—Effects of the Merger; Merger Consideration" for an illustrative calculation of the per share closing consideration that would have been payable to Welch Allyn shareholders had the merger been consummated on July 31, 2015.

        The merger consideration will be allocated among Welch Allyn shareholders. The precise amount of the merger consideration to be paid to each Welch Allyn shareholder will vary, depending on the amount of the cash consideration and the number of shares of Welch Allyn common stock outstanding immediately prior to the effective time of the merger.

        Hill-Rom will not issue fractional shares of Hill-Rom common stock in the merger. As a result, Welch Allyn shareholders will receive cash for any fractional share of Hill-Rom common stock that they would otherwise be entitled to receive in the merger.

        For a full description of the merger consideration, see the section titled "The Merger Agreement—Effects of the Merger; Merger Consideration" beginning on page 83 of this proxy statement/prospectus.

Treatment of Welch Allyn PHASARs, PSU Awards and LTIP Cash Incentive Awards
(see page 54)

        At the effective time of the merger:

  •
  each outstanding PHASAR, whether vested or unvested, will be cancelled, with the holder of such PHASAR becoming entitled to receive an amount in cash equal to the product of (a) the number of phantom shares of Welch Allyn common stock ("Phantom Shares") subject to such PHASAR as of immediately prior to the effective time of the merger and (b) the excess, if any, of the Phantom Merger Consideration (as defined below) (divided by 20 in the case of any PHASAR granted prior to January 1, 2012) over the grant price of such PHASAR, less any required withholding taxes;

  •
  each outstanding PSU Award will be cancelled, with the holder of such PSU Award becoming entitled to receive an amount in cash equal to the product of (a) the number of Phantom Shares subject to such PSU Award as of immediately prior to the effective time of the merger and (b) the Phantom Merger Consideration (divided by 20 in the case of any PSU Award granted prior to January 1, 2012), less any required withholding taxes; and

  •
  each outstanding LTIP Cash Incentive Award will be cancelled, with the holder of such LTIP Cash Incentive Award becoming entitled to receive an amount in cash equal to the total cash amount subject to such LTIP Cash Incentive Award, assuming satisfaction of performance goals at target levels, less any required withholding taxes.

        The "Phantom Merger Consideration" is an amount in cash equal to the quotient of (a) the sum of (i) the cash consideration, subject to the adjustments to cash consideration described above, excluding the adjustment for payments of PHASAR and PSU awards, (ii) the cash value of the stock consideration at the effective time of the merger (determined pursuant to the merger agreement) and (iii) the sum of the grant prices of each outstanding PHASAR divided by (b) the sum of (i) all shares of Welch Allyn common stock, (ii) all PHASARs and (iii) all PSU Awards, in each case, outstanding at the effective time of the merger and divided by 20 in the case of any PHASAR or PSU Award granted prior to January 1, 2012.

        If Welch Allyn, on or prior to the effective time of the merger, declares any dividends or other distributions directly or indirectly on shares of Welch Allyn common stock that are paid or set-aside on or following June 16, 2015, then the Phantom Merger Consideration as defined above will be increased by the aggregate per share amount of such dividends or other distributions.

        In addition, $75,000,000 of the cash consideration otherwise deliverable to holders of outstanding shares of Welch Allyn common stock, PHASARs and PSU Awards will be withheld pro rata from such holders and deposited in an escrow account to secure any post-closing adjustment to the closing cash consideration and certain indemnification obligations of such holders pursuant to the merger agreement. These funds will be released by the escrow agent in accordance with the terms set forth in the escrow agreement. Pursuant to the terms of the LTIP Cash Incentive Awards and the merger agreement, no portion of the cash amount each individual receives in respect of his or her LTIP Cash Incentive Awards will be withheld under the escrow agreement. For more information regarding the adjustments and the amounts withheld under the escrow agreement, see the sections entitled "The Merger Agreement—Merger Consideration Adjustments" and "The Merger Agreement—Escrow" beginning on pages 86 and 85, respectively, and the merger agreement attached to this proxy statement/prospectus as Annex A.

        See the sections titled "The Merger—Treatment of Welch Allyn PHASARs, PSU Awards and LTIP Cash Incentive Awards" and "The Merger Agreement—Treatment of PHASARs, PSU Awards and LTIP Cash Incentive Awards" beginning on pages 53 and 88, respectively, of this proxy statement/prospectus for more information.

Ownership of Hill-Rom Following the Merger
(see page 54)

        Hill-Rom expects to issue 8,133,722 shares of Hill-Rom common stock in the merger in partial consideration for the outstanding shares of Welch Allyn common stock. Based on the number of shares of Hill-Rom common stock outstanding on June 16, 2015, immediately after completion of the merger, Welch Allyn shareholders that existed immediately prior to the merger are expected to own, in the aggregate, approximately 13% of the then outstanding shares of Hill-Rom common stock.

Financing for the Merger
(see page 96)

        Under the merger agreement, following the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, Welch Allyn has agreed to allow Hill-Rom and its financing sources a period of up to 20 consecutive business days (throughout which the registration statement on Form S-4 of which this proxy statement/prospectus forms a part must remain effective or such period shall restart when it becomes effective) to arrange its debt financing in an amount sufficient to complete the merger. Welch Allyn also has agreed to, and to cause its officers, employees and representatives to, provide Hill-Rom all cooperation reasonably requested that is necessary or reasonably required in connection with Hill-Rom's debt financing.

Risk Factors
(see page 29)

        In evaluating the merger agreement and the merger, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled "Risk Factors" beginning on page 29 of this proxy statement/prospectus.

Vote Required
(see page 39)

        Completion of the merger is conditioned upon the adoption of the merger agreement by the affirmative vote at the special meeting, either in person or by proxy, of holders representing at least two-thirds of the outstanding shares of Welch Allyn Class A common stock. Following the execution of the merger agreement, Hill-Rom entered into a voting agreement with the voting trustees of the voting trust created under the voting trust agreement, pursuant to which the voting trustees (i) executed and delivered to Hill-Rom an irrevocable proxy with respect to the 96,406,486 shares of Welch Allyn Class A common stock subject to the voting trust agreement, which shares constitute in the aggregate 89.94% of the total number of shares of Welch Allyn Class A common stock outstanding as of the date of this proxy statement/prospectus, and (ii) for purposes of the Shareholders' Agreement, consented to the transfer (as defined in the Shareholders' Agreement) of the shares of Welch Allyn Class A common stock subject to the voting trust, as described in more detail in the section titled "Material Contracts Between the Parties" beginning on page 102 of this proxy statement/prospectus. A copy of the voting agreement is attached to this proxy statement/prospectus as Annex B. The vote by Hill-Rom at the special meeting with respect to the shares of Welch Allyn Class A common stock subject to the irrevocable proxy to adopt the merger agreement will be sufficient to adopt the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement, referred to in this proxy statement/prospectus as the merger proposal.

        The affirmative vote, either in person or by proxy, at a special meeting of the shareholders of Welch Allyn by holders representing a majority of the outstanding Welch Allyn Class A common stock as of the record date, is required to approve one or more adjournments of the special meeting, if necessary, to permit the Welch Allyn board of directors to solicit additional proxies in favor of the merger proposal, referred to in this proxy statement/prospectus as the adjournment proposal.

The Special Meeting
(see page 39)

        The special meeting of the shareholders of Welch Allyn will be held on [    •    ], 2015, at [    •    ] a.m., local time at The Lodge, located at 4355 State Street Road, Skaneateles Falls, NY 13152. At the special meeting:

          (1)   holders of Welch Allyn Class A common stock will be asked to consider and vote to approve the merger proposal; and

          (2)   holders of Welch Allyn Class A common stock will be asked to consider and vote to approve the adjournment proposal.

        With respect to the merger proposal, only the holders of record of shares of Welch Allyn Class A common stock at the close of business on [    •    ], 2015, the record date, will be entitled to vote at the special meeting. Each share of Welch Allyn Class A common stock is entitled to one vote on the merger proposal at the special meeting and any adjournment(s) of the special meeting.

        With respect to the adjournment proposal, only the holders of record of shares of Welch Allyn Class A common stock as of the record date will be entitled to vote at the special meeting. Each share of Welch Allyn Class A common stock is entitled to one vote on the adjournment proposal at the special meeting and any adjournment(s) of the special meeting. As of the record date, there were [    •    ] shares of Welch Allyn common stock outstanding, consisting of [    •    ] shares of Welch Allyn Class A common stock outstanding and [    •    ] shares of Welch Allyn Class B common stock outstanding.

        As of August 10, 2015, the directors and executive officers of Welch Allyn collectively beneficially owned 25,424,342 shares of Welch Allyn common stock (including shares of Welch Allyn Class A common stock and Welch Allyn Class B common stock), which represent, in the aggregate, approximately 23.6% of the outstanding shares of Welch Allyn common stock on that date.

        Completion of the merger is conditioned upon the adoption of the merger agreement by the affirmative vote at the special meeting, either in person or by proxy, of holders representing at least two-thirds of the outstanding shares of Welch Allyn Class A common stock. Following the execution of the merger agreement, Hill-Rom entered into a voting agreement with the voting trustees of the voting trust created under the voting trust agreement, pursuant to which the voting trustees (i) executed and delivered to Hill-Rom an irrevocable proxy with respect to the 96,406,486 shares of Welch Allyn Class A common stock subject to the voting trust agreement, which shares constitute in the aggregate 89.94% of the total number of shares of Welch Allyn Class A common stock outstanding as of the date of this proxy statement/prospectus, and (ii) for purposes of the Shareholders' Agreement, consented to the transfer (as defined in the Shareholders' Agreement) of the shares of Welch Allyn Class A common stock subject to the voting trust, as described in more detail in the section titled "Material Contracts Between the Parties" beginning on page 102 of this proxy statement/prospectus. A copy of the voting agreement is attached to this proxy statement/prospectus as Annex B. The vote by Hill-Rom at the special meeting with respect to the shares of Welch Allyn Class A common stock subject to the irrevocable proxy to adopt the merger agreement will be sufficient to adopt the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement. Assuming the presence of a quorum, the affirmative vote at the special meeting of holders representing a majority of the outstanding Welch Allyn Class A common stock present at the special meeting, in person or by proxy, is required to approve the adjournment proposal. If you are a Welch Allyn Class A shareholder and mark "ABSTAIN" on your proxy with respect to the merger proposal or the adjournment proposal, it will have the same effect as a vote "AGAINST" the merger proposal or the adjournment proposal, as applicable. If you fail to submit a proxy or vote in person at the special meeting with respect to the merger proposal, it will have the same effect as a vote "AGAINST" the merger proposal, while shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

Recommendation of the Welch Allyn Board of Directors and Its Reasons for the Merger
(see page 56)

        After careful consideration, the board of directors of Welch Allyn has adopted and declared advisable the merger agreement, has approved the transactions contemplated by the merger agreement, and has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, Welch Allyn and its shareholders. Therefore, the board of directors of Welch Allyn recommends that you vote your shares "FOR" the proposal to adopt the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement.

        For a description of various factors considered by the Welch Allyn board of directors in reaching its decision to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, see the section titled "The Merger—Recommendation of the Welch Allyn Board of Directors and Its Reasons for the Merger" beginning on page 56 of this proxy statement/prospectus.

Stock Ownership of Welch Allyn Directors, Executive Officers and Certain Beneficial Owners
(see page 67)

        As of August 10, 2015, the directors and executive officers of Welch Allyn collectively beneficially owned 25,424,342 shares of Welch Allyn common stock (including shares of Welch Allyn Class A common stock and Welch Allyn Class B common stock), which represent, in the aggregate, approximately 23.6% of the Welch Allyn common stock outstanding on that date.

Interests of Directors and Executive Officers of Welch Allyn in the Merger
(see page 68)

        In considering the recommendation of the Welch Allyn board of directors that the Welch Allyn shareholders vote to approve the merger proposal at the special meeting of Welch Allyn shareholders, you should be aware that certain of Welch Allyn's directors and executive officers have financial interests in the merger that are different from, or are in addition to, the interests of the Welch Allyn shareholders generally, as more fully described below. The members of the Welch Allyn board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in evaluating the merger and in recommending to the Welch Allyn shareholders that they approve the merger proposal at the special meeting of Welch Allyn shareholders.

        The interests of the members of Welch Allyn's board of directors generally include the right to receive, at the effective time of the merger (1) the cancellation of each outstanding PHASAR and PSU Award immediately prior to the effective time of the merger in exchange for the right to receive the Phantom Merger Consideration with respect to such PHASAR and each PSU Award (less the grant price in the case of PHASARs) and (2) accelerated cash payment of previously earned and vested amounts deferred under the Deferred Compensation Plan for the Board of Directors of Welch Allyn (amended and restated as of January 1, 2012) (the "Directors Deferred Compensation Plan").

        The interests of Welch Allyn's executive officers include the rights to:

  •
  at the effective time of the merger, cancellation of each outstanding PHASAR and PSU Awards immediately prior to the effective time of the merger in exchange for the right to receive the Phantom Merger Consideration (divided by 20 in the case of any PHASAR or PSU awards granted prior to January 1, 2012) with respect to such PHASAR and each PSU Award (less the grant price in the case of PHASARs);

  •
  at the effective time of the merger, cancellation of each outstanding LTIP Cash Award in exchange for the total cash amount subject to such LTIP Cash Incentive Award (assuming satisfaction of performance goals at target levels);

  •
  at the effective time of the merger, accelerated cash payment of previously earned and vested amounts deferred under the Deferred Compensation Plan for Certain Executive Employees of Welch Allyn Companies (amended and restated as of January 1, 2014) (the "Executive Deferred Compensation Plan" and together with the Directors Deferred Compensation Plan, the "Deferred Compensation Plans");

  •
  at or following the effective time of the merger, special bonus payments to certain executive officers;

  •
  in the event of a qualifying termination of employment following the effective time of the merger, certain severance payments and benefits; and

  •
  certain continuing employee benefits following the effective time of the merger pursuant to the merger agreement.

        Welch Allyn's directors and executive officers also have the right to indemnification and insurance coverage following the effective time of the merger. Please see the section below entitled "The Merger—Interests of Directors and Executive Officers of Welch Allyn in the Merger" beginning on page 68 of this proxy statement/prospectus for additional information about these interests.

Listing of Hill-Rom Common Stock
(see page 76)

        Application has been made to have the shares of Hill-Rom common stock issued in the merger approved for listing on the NYSE.

Dissenters' Rights
(see page 76)

        Welch Allyn shareholders have dissenters' rights under the NYBCL in connection with the merger. Welch Allyn shareholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the applicable provisions of the NYBCL will be entitled to dissent from the merger and obtain payment of the "fair value," as determined pursuant to Section 623 of the NYBCL, of their shares if the merger is completed. Any shares of Welch Allyn common stock held by a shareholder who has not voted in favor of the adoption of the merger agreement and who has exercised dissenters' rights for such shares in accordance with the NYBCL, will not be converted into a right to receive the merger consideration, unless such shareholder fails to perfect, withdraws or otherwise loses such shareholder's right to dissent under the NYBCL. If, after the consummation of the merger, such holder of Welch Allyn common stock fails to perfect, withdraws or otherwise loses his or her or its rights to dissent, each such share will be treated as if it had been converted as of the consummation of the merger into a right to receive the merger consideration as shares that made no election.

        You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising dissenters' rights, Welch Allyn shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of dissenters' rights. See the section entitled "The Merger—Dissenters' Rights" beginning on page 76 of this proxy statement/prospectus for additional information and the text of Sections 623 and 910 of the NYBCL reproduced in their entirety as Annex C to this proxy statement/prospectus.

Expected Timing of the Merger
(see page 66)

        Hill-Rom and Welch Allyn currently expect to complete the merger prior to September 30, 2015, subject to the receipt of regulatory approvals and the satisfaction or waiver of the other conditions to the merger contained in the merger agreement. However, it is possible that factors outside the control of Hill-Rom and Welch Allyn could require Hill-Rom and Welch Allyn to complete the merger at a later date or not complete it at all.

Regulatory Matters
(see page 74)

        United States Antitrust.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and related rules, which are collectively referred to as the HSR Act in this proxy statement/prospectus, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice, which is referred to as the Antitrust Division in this proxy statement/prospectus, and the United States Federal Trade Commission, which is referred to as the FTC in this proxy statement/prospectus, and all statutory waiting period requirements have been satisfied. Hill-Rom and Welch Allyn filed Notification and Report Forms with the Antitrust Division and the FTC on June 25, 2015, and early termination of the waiting period under the HSR Act with respect to the merger was granted effective as of July 8, 2015.

        At any time before or after the effective time of the merger, the Antitrust Division, the FTC or others (including states and private parties) could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or conditionally approve the merger upon the divestiture of assets of Hill-Rom or Welch Allyn or subject to other remedies. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

        Germany Antitrust.    Under the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen) as amended, and related rules, which are collectively referred to as the ARC in this proxy statement / prospectus, certain transactions, including the merger, may not be completed until a valid notification has been submitted to the German Federal Cartel Office, which is referred to as the FCO in this proxy statement / prospectus, and all statutory waiting period requirements have been satisfied (or the FCO has confirmed its approval of the merger prior to the expiry of any statutory waiting period). A notification regarding the merger was filed with the FCO on June 29, 2015 and a clearance decision from the FCO was issued on July 14, 2015.

        As part of its review of the merger, the FCO could decide to prohibit the merger or to conditionally approve the merger upon the divestiture of assets of Hill-Rom or Welch Allyn, or subject the parties to other remedies. There can be no assurance that the FCO will not prohibit the merger or to conditionally approve the merger upon the divestiture of assets of Hill-Rom or Welch Allyn, or subject the parties to other remedies.

        In addition, at any time during the ARC's statutory waiting period, third parties may apply to the FCO to join the proceedings as "intervening parties" should the FCO decide that the interests of such third parties are materially affected by the merger. Intervening parties are entitled to appeal decisions of the FCO. There can be no assurance that an appeal of the FCO's decision about the merger will not be made or, if such an appeal is made, that it would not be successful.

        The foregoing is a summary of the material regulatory requirements for the merger, satisfaction or waiver of certain of which requirements is a condition to the completion of the merger. There can be no guarantee as to if and when any of the consents or approvals required for the merger will be obtained or as to the conditions that such consents and approvals may contain. For further information, see the section titled "Risk Factors" beginning on page 29 of this proxy statement/prospectus.

Opinion of the Financial Advisor to Welch Allyn
(see page 58)

        In connection with the merger, Barclays Capital Inc. ("Barclays") delivered to the Welch Allyn board of directors its written opinion dated June 16, 2015, to the effect that, as of that date and based on and subject to the various assumptions, matters considered and limitations described in its opinion, from a financial point of view, the merger consideration offered to the Welch Allyn shareholders was fair to the Welch Allyn shareholders. The full text of the written opinion of Barclays, which sets forth the assumptions made, matters considered and limits on the review undertaken by Barclays in rendering its opinion, is attached to this proxy statement/prospectus as Annex D. The opinion was addressed to, and for the benefit and use of, the Welch Allyn board of directors, was limited to the fairness, from a financial point of view, of the merger consideration, expressed no opinion as to the merits of the underlying decision by Welch Allyn to engage in the merger or the relative merits of the merger as compared to any alternative business strategies, and expressed no opinion or recommendation as to how any Welch Allyn shareholder should vote with respect to the merger or as to whether any Welch Allyn shareholder should authorize a proxy to vote its shares in favor of the adoption of the merger agreement and the approval of the merger.

Accounting Treatment
(see page 75)

        Hill-Rom and Welch Allyn prepare their financial statements in accordance with accounting principles generally accepted in the United States, which are referred to as GAAP in this proxy statement/prospectus. The merger will be accounted for in accordance with FASB ASC Topic 805, Business Combinations, with Hill-Rom considered the accounting acquirer and Welch Allyn as the accounting acquiree. Accordingly, consideration to be given by Hill-Rom to complete the merger with

Welch Allyn will be allocated to assets and liabilities of Welch Allyn based on their estimated fair values as of the date of the completion of the merger, with any excess merger consideration being recorded as goodwill.

Exclusivity
(see page 94)

        The merger agreement contains provisions that, among other things, require Welch Allyn to immediately cease existing discussions or negotiations with any person other than Hill-Rom with respect to an acquisition transaction. Additionally, neither Welch Allyn nor any of its affiliates, directors, officers, employees, representatives or agents may, directly or indirectly, solicit, initiate, facilitate or knowingly encourage inquiries or the making of any proposal with respect to an acquisition transaction, or negotiate or otherwise facilitate, encourage, solicit, initiate or engage in discussions, negotiations or submissions of proposals or offers with any person with respect to any acquisition transaction, enter into any written agreement, arrangement, or understanding requiring it to abandon, terminate, or fail to consummate the merger or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The term "acquisition transaction" is defined in the section titled "The Merger Agreement—Exclusivity" beginning on page 94 of this proxy statement/prospectus.

Efforts to Complete the Merger
(see page 94)

        Upon the terms and subject to the conditions in the merger agreement, Hill-Rom and Welch Allyn have agreed to use their best efforts to take or cause to be taken all actions, and to do, or cause to be done, all things necessary to consummate and make effective, in the most expeditious manner possible, the transactions contemplated by the merger agreement, including using their best efforts to obtain all waivers, consents and approvals of all governmental authorities necessary and parties to contracts with Welch Allyn or any of its subsidiaries that may be or become necessary for the performance of obligations pursuant to the merger agreement and the consummation of the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger
(see page 97)

        The obligations of each of Hill-Rom and Welch Allyn to complete the merger are subject to the satisfaction (or waiver) of the following conditions:

  •
  the Welch Allyn shareholder approval has been obtained;

  •
  any waiting period (and any extension of such period) applicable to the consummation of the merger under the HSR Act has expired or been terminated and consents, approvals and filings required under foreign antitrust laws, the absence of which would prohibit the consummation of the merger, have been obtained;

  •
  no order, decree or ruling issued by any governmental authority or other law preventing the consummation of the merger is in effect;

  •
  the registration statement of which this proxy statement/prospectus forms a part has become effective and no stop order suspending such effectiveness has been issued and no proceeding for that purpose has been initiated or threatened and not withdrawn;

  •
  the shares of Hill-Rom common stock to be issued to Welch Allyn shareholders in the merger have been approved for listing on the NYSE, subject to official notice of issuance;

  •
  the representations and warranties of the other party must be true and correct as of the date of the merger agreement and as of the closing of the merger as though made on the closing date of the merger (except those representations or warranties that are made as of a specific date, in which case, such representations or warranties must be true and correct in all respects as of that date), subject to, in certain cases, certain materiality or other thresholds;

  •
  the other party having performed in all material respects all obligations required to be performed by it under the merger agreement prior to the closing of the merger; and

  •
  the receipt of certain other documents and certificates.

        The obligation of Hill-Rom to complete the merger is further subject to the satisfaction (or waiver) of the following conditions:

  •
  since the date of the merger agreement, no event, circumstance, development, condition, occurrence, state of facts, change or effect has occurred or arisen that has had, or would reasonably be expected to have a material adverse effect (as defined in the merger agreement) on Welch Allyn; and

  •
  holders of not more than 10% of the outstanding shares of Welch Allyn common stock have demanded appraisal of their shares of Welch Allyn common stock pursuant to the NYBCL.

        Neither Hill-Rom nor Welch Allyn can give any assurance that all of the conditions to the merger will either be satisfied or waived or when or if the merger will occur.

Termination of the Merger Agreement
(see page 99)

        The merger agreement may be terminated at any time prior to the closing of the merger by mutual written consent of Hill-Rom and Welch Allyn. The merger agreement may also be terminated subject to the limitations set forth in the merger agreement:

  •
  by Hill-Rom or Welch Allyn:

  •
  if the merger is not consummated on or before November 30, 2015;

  •
  if any governmental authority issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger that is final and non-appealable; or

  •
  if any condition to the obligation of such party to consummate the merger becomes incapable of satisfaction prior to November 30, 2015.

  •
  by Welch Allyn:

  •
  if Hill-Rom breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of a condition to consummate the merger and (ii) cannot be or has not been cured within 30 days of notice from Welch Allyn; and

  •
  (i) if Hill-Rom fails to complete the merger when required to do so under the merger agreement, (ii) all conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at closing) and (iii) Welch Allyn has given written notice to Hill-Rom that it stands ready, willing and able to consummate the merger; or

  •
  by Hill-Rom if Welch Allyn breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of a condition to consummate the merger and (ii) cannot be or has not been cured within 30 days of notice from Hill-Rom.

Material United States Federal Income Tax Consequences of the Transaction
(see page 79)

        The receipt of the merger consideration by a U.S holder in exchange for Welch Allyn common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, generally you will recognize capital gain or loss as a result of the merger measured by the difference, if any, between the fair market value of the merger consideration (including the sum of cash received, the fair market value (as of the effective time of the merger) of the shares of Hill-Rom common stock received and the value of the right to receive payments pursuant to the escrow that are not treated as interest) and your adjusted tax basis in the shares of Welch Allyn common stock exchanged for the merger consideration in the merger. You may be able to report gain on the installment method.

        You should read the section titled "The Merger—Material United States Federal Income Tax Consequences of the Transaction" beginning on page 79 of this proxy statement/prospectus for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. Hill-Rom and Welch Allyn urge you to consult your tax advisor to determine the tax consequences of the merger to you.

Comparison of Shareholder Rights
(see page 120)

        Welch Allyn shareholders, whose rights are currently governed by (i) New York law, (ii) Welch Allyn's Amended and Restated Certificate of Incorporation, as amended, which is referred to as the Welch Allyn certificate of incorporation, and (iii) the Amended and Restated By-Laws of Welch Allyn, which are referred to as the Welch Allyn by-laws, will, upon completion of the merger, become Hill-Rom shareholders, and their rights will be governed by (a) Indiana law and (b) Hill-Rom's Amended and Restated Articles of Incorporation and Amended and Restated Code of By-Laws, which are referred to as the Hill-Rom articles of incorporation and the Hill-Rom by-laws, respectively. As a result, Welch Allyn shareholders will have different rights once they become Hill-Rom shareholders due to the differences between the governing documents of Welch Allyn and Hill-Rom. These differences are described in detail in the section titled "Comparison of Shareholder Rights" beginning on page 120 of this proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL DATA OF HILL-ROM

        The following table sets forth selected historical consolidated financial data of Hill-Rom. The historical consolidated financial information of Hill-Rom as of and for the five fiscal years ended September 30, 2014, 2013, 2012, 2011 and 2010 have been derived from Hill-Rom's audited historical consolidated financial statements, which were audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Hill-Rom's historical audited consolidated financial statements for the fiscal years ended September 30, 2014, 2013 and 2012 are contained in its Annual Report on Form 10-K for the fiscal year ended September 30, 2014, which is incorporated by reference into this proxy statement/prospectus. Hill-Rom's historical audited consolidated financial statements for the fiscal years ended September 30, 2011 and 2010 are not incorporated by reference into this proxy statement/prospectus.

        The selected historical consolidated financial data of Hill-Rom as of June 30, 2015 and for the nine month periods ended June 30, 2015 and 2014 have been derived from Hill-Rom's historical unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which is incorporated by reference into this proxy statement/prospectus. These financial statements are unaudited, but, in the opinion of Hill-Rom's management, contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of Hill-Rom's financial condition, results of operations and cash flows for the periods presented.

        Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods. This information is only a summary and should be read in conjunction with Hill-Rom's management's discussion and analysis of results of operations and financial condition and Hill-Rom's consolidated financial statements and notes thereto incorporated by reference into this proxy statement/prospectus. For additional information, see the section titled "Where You Can Find Additional Information" beginning on page 159 of this proxy statement/prospectus.

Statements of Consolidated Income

	Nine Months Ended June 30,		Fiscal Year Ended September 30,
(Dollars in millions except per share data)	2015	2014	2014	2013	2012	2011	2010
	(Unaudited)
Net Revenue
Capital sales	1,125.9	911.9	$1,301.4	$1,308.3	$1,198.2	1,119.0	996.6
Rental revenue	288.4	294.4	384.7	407.9	436.1	472.7	473.0

Total Revenue	1,414.3	1,206.3	1,686.1	1,716.2	1,634.3	1,591.7	1,469.6
Gross Profit
Capital sales	473.6	403.0	571.2	560.5	507.8	512.2	448.0
Rental revenue	150.0	163.6	208.7	219.8	246.9	269.1	268.6

Total Gross Profit	623.6	566.6	779.9	780.3	754.7	781.3	716.6
Research and development expenses	67.3	50.3	71.9	70.2	66.9	63.8	58.3
Selling and administrative expenses	455.5	396.7	548.3	549.5	496.4	502.0	474.6
Litigation (credit) charge	—	—	—	—	(3.6)	47.3	(21.2)
Impairment of other intangibles	—	—	—	—	8.0	—	—
Special charges	11.9	32.4	37.1	5.7	18.2	1.4	13.2

Operating Profit	88.9	87.2	122.6	154.9	168.8	166.8	191.7
Other income (expense), net	(7.3)	(6.2)	(7.4)	(10.9)	(5.3)	(7.1)	(8.8)

Income Before Income Taxes	81.6	81.0	115.2	144.0	163.5	159.7	182.9
Income tax expense	24.7	45.0	54.6	39.0	42.7	26.2	56.9

Net Income	56.9	36.0	60.6	105.0	120.8	133.5	126.0
Net (loss) income attributable to noncontrolling interests	(0.4)	—	—	—	—	0.2	0.7

Net income attributable to common shareholders	$57.3	$36.0	$60.6	$105.0	$120.8	$133.3	$125.3

Net Income Attributable to Common Shareholders per Common Share—Diluted	$0.99	$0.61	$1.04	$1.74	$1.94	$2.09	$1.97

Balance Sheet Data

		As of September 30,
	As of June 30, 2015
(Dollars in millions)		2014	2013	2012	2011	2010
	(Unaudited)
Cash and cash equivalents	$123.4	$99.3	$127.4	$84.3	$224.6	$184.5
Total assets	1,757.5	1,752.1	1,586.8	1,627.6	1,299.1	1,245.6
Total debt	577.8	491.8	307.0	352.7	151.1	151.6
Shareholders' equity	769.2	806.5	858.7	812.6	741.7	707.5

 SELECTED HISTORICAL FINANCIAL DATA OF WELCH ALLYN

        The following tables set forth selected historical consolidated financial and other data of Welch Allyn. The selected consolidated statement of income data for the years ended December 31, 2014, 2013 and 2012 and the selected consolidated balance sheet data as of December 31, 2014 and 2013 have been derived from Welch Allyn's audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected consolidated statement of income data for the years ended December 31, 2011 and 2010 and the summary consolidated balance sheet data as of December 31, 2012, 2011 and 2010 have been derived from Welch Allyn's audited consolidated financial statements which are not included in this proxy statement/prospectus.

        The selected historical consolidated financial data of Welch Allyn as of July 4, 2015 and for the six month periods ended July 4, 2015 and June 28, 2014 have been derived from Welch Allyn's historical unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. These financial statements are unaudited, but, in the opinion of Welch Allyn's management, contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of Welch Allyn's financial condition, results of operations and cash flows for the periods presented.

        Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods. This information is only a summary and should be read in conjunction with the section titled "Information about Welch Allyn—Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 136 of this proxy statement/prospectus and

Welch Allyn's consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

	Six Months Ended		Year Ended December 31,
(Dollars in millions except per share data)	July 4, 2015	June 28, 2014	2014	2013	2012	2011	2010
	(Unaudited)
Statement of Income Data:
Net Sales	$334.2	$326.8	$683.8	$700.9	$683.1	$692.5	$642.2
Cost of goods sold	171.6	163.8	334.5	348.6	337.2	342.5	314.6
Restructuring cost of goods sold	0.4	3.6	5.9	11.7	3.9	—	—

Gross margin	162.2	159.4	343.4	340.6	342.0	350.0	327.6
Selling, general, and administrative expenses	166.5	132.7	278.7	295.1	289.0	286.6	281.1
Restructuring charges	—	2.4	1.1	7.9	9.2	0.2	1.8
Trademark and goodwill impairment	—	—	—	2.5	5.0	—	—
Pension settlement loss	—	—	—	—	—	—	3.2

Operating (Loss) Income	(4.3)	24.3	63.6	35.1	38.8	63.3	41.4
Other income (expense), net	17.6	5.7	5.3	6.4	3.8	3.5	3.1

Income before income taxes	13.3	30.0	68.8	41.5	42.6	66.8	44.5
Income tax expense	9.6	9.7	20.2	10.3	12.2	20.5	14.3

Net Income	$3.7	$20.3	$48.7	$31.2	$30.4	$46.3	$30.2

		As of December 31,
	As of July 4, 2015	2014	2013	2012	2011	2010
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$228.5	$178.4	$145.1	$101.0	$80.6	$45.1
Total assets	800.2	747.4	703.0	631.6	608.2	580.6
Long term obligations	133.0	82.7	68.3	54.4	55.0	59.3
Shareholders' equity	538.4	545.2	504.7	465.8	453.9	414.5

Year Ended December 31, 2014
Non-GAAP Data:
Adjusted EBITDA(1)	$134.4
Adjusted EBITDA, as further adjusted for run-rate synergies	$148.2

(1)
Adjusted EBITDA is a non-GAAP financial measure. Hill-Rom management used this measure in evaluating the performance of Welch Allyn in the course of evaluating the merger. Adjusted EBITDA is defined as GAAP operating income of Welch Allyn adjusted for the impact from discontinued product lines, special charges, and other unusual events, which may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the Company's reported operations for a period, and the impact of other items, such as the discontinuance of the Domestic International Sales Corporation ("DISC") commissions, which are not permitted under IRS regulations for public companies, and stock-based compensation expense. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of

  Welch Allyn Adjusted EBITDA to net income, the most comparable GAAP measure, for the year ended December 31, 2014 is as follows:

Net income	$48.7
Income tax expense	20.2
Other (income) expense, net	(5.3)

Operating income	63.6
DISC commissions(A)	21.0
LTIP(B)	19.8
Restructuring charges(C)	9.8
Discontinued product lines(D)	(4.7)

Adjusted Operating Income	109.5
Depreciation and amortization	24.9

Adjusted EBITDA	134.4
Removal of cash portion of long term incentive plan(E)	3.2
Sourcing and restructuring run rate(F)	5.4
Scale-Tronix acquisition contribution(G)	5.2

Adjusted EBITDA, as further adjusted for run-rate synergies	$148.2

(A)
Represents the complete removal of DISC commission expense. The DISC was not acquired in the merger and is not permitted under IRS regulations for public companies.

(B)
Removal of stock-based compensation associated with long term incentive plan.

(C)
Add back of one-time restructuring costs incurred during the period, including $2.8 million of sales and marketing reorganization costs.

(D)
Removal of income contribution from product lines which Welch Allyn discontinued.

(E)
Cash based portion of historic Welch Allyn incentive plan which when combined with the stock-based portion referenced in footnote (B) comprised the Welch Allyn long term incentive plan.

(F)
Annualized benefit from restructuring and sourcing initiatives completed in 2014 for which full benefits were not achieved in the calendar year.

(G)
Annualized pro-forma adjusted EBITDA contribution from Scale-Tronix acquisition, which was completed in May 2015, estimated to be approximately $5.2 million.

 SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

        The following selected unaudited pro forma condensed combined financial statements present the combination of the historical consolidated financial statements of Hill-Rom and Welch Allyn, adjusted to give effect to the merger. The summary unaudited pro forma condensed combined balance sheet combines the unaudited historical condensed consolidated balance sheet of Hill-Rom as of June 30, 2015 and the unaudited historical condensed consolidated balance sheet of Welch Allyn as of July 4, 2015, to give effect to Hill-Rom's acquisition of Welch Allyn and related financing transactions (collectively, the "Transactions"), as if they had occurred on June 30, 2015. The summary unaudited pro forma condensed combined income statement for the fiscal year ended September 30, 2014 assumes that the combination took place on October 1, 2013, the beginning of Hill-Rom's most recently completed fiscal year. Hill-Rom's audited consolidated statement of income for the fiscal year ended September 30, 2014 has been combined with Welch Allyn's audited consolidated statement of income for the fiscal year ended December 31, 2014. For the unaudited pro forma condensed combined income statement for the nine months ended June 30, 2015, Hill-Rom's unaudited consolidated statement of income for the nine months ended June 30, 2015 has been combined with Welch Allyn's unaudited consolidated statement of income for the three months ended December 31, 2014 and Welch Allyn's unaudited consolidated statement of income for the six months ended July 4, 2015.

        The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes. The actual results reported in periods following the Transactions may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare these pro forma financial statements and actual amounts, cost savings from operating efficiencies and impact of potential synergies, the impact of the incremental costs incurred in integrating Welch Allyn's operations, changes in the allocation of purchase price, and the actual interest rates applicable to the funds borrowed to finance the acquisition of Welch Allyn.

        The selected unaudited pro forma condensed combined financial statements are derived from, and should be read in conjunction with, the consolidated financial statements and related notes of Hill-Rom incorporated by reference into this proxy statement/prospectus, and the consolidated financial statements and related notes of Welch Allyn included elsewhere in this proxy statement/prospectus, together with the more detailed unaudited pro forma condensed combined financial information provided in the section titled "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 105 of this proxy statement/prospectus. For further information with respect to documents incorporated by reference into this proxy statement/prospectus, see the section titled

"Where You Can Find Additional Information" beginning on page 159 of this proxy statement/prospectus.

(Dollars in millions except per share data)	Nine Months Ended June 30, 2015	Year Ended September 30, 2014
	(unaudited)
Pro Forma Condensed Combined Income Statement:
Total revenue	$1,935.4	$2,363.2
Total cost of revenue	1,052.6	1,239.7
Gross profit	882.8	1,123.5
Operating profit	72.9	153.5
Income before income taxes	16.6	67.9
Net income attributable to common shareholders	14.1	35.8
Net income per share—basic	$0.22	$0.55
Net income per share—diluted	$0.21	$0.54
Average common shares outstanding—basic	64,911	65,689
Average common shares outstanding—diluted	66,077	66,657
Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$114.2
Total assets	4,302.2
Total liabilities	3,129.7
Shareholders' equity	1,172.5

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

        The following table sets forth for the periods presented certain historical per share data of Hill-Rom common stock and Welch Allyn common stock on a historical basis and on unaudited pro forma and pro forma equivalent bases after giving effect to the merger under the acquisition method of accounting. The historical per share data of Hill-Rom and Welch Allyn has been derived from, and should be read in conjunction with, the historical consolidated financial statements of Hill-Rom incorporated by reference into this proxy statement/prospectus and the historical consolidated financial statements of Welch Allyn and notes thereto included elsewhere in this proxy statement/prospectus. The unaudited pro forma per share data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information provided in the section titled "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 105 of this proxy statement/prospectus. The unaudited pro forma and pro forma equivalent income and dividend per share data for the nine months ended June 30, 2015 were prepared based on the unaudited condensed consolidated financial statements of Hill-Rom for the nine month period ended June 30, 2015 and the combination of the unaudited condensed consolidated financial statements of Welch Allyn for the three month period ended December 31, 2014 and for the six month period ended July 4, 2015. The unaudited pro forma and pro forma equivalent income and dividend per share data for the year ended September 30, 2014 were prepared based on the audited consolidated financial statements of Hill-Rom for the year ended September 30, 2014 and of Welch Allyn based on the audited consolidated financial statements for the year ended December 31, 2014. The pro forma and pro forma equivalent net book value per share reflect the merger as if it had been effective on June 30, 2015 and were prepared based on the unaudited condensed consolidated balance sheets of Hill-Rom as of June 30, 2015.

        The unaudited pro forma equivalent data of Welch Allyn was calculated by multiplying the corresponding unaudited pro forma consolidated data of Hill-Rom by the ratio (0.075652187) which the maximum total number of shares of Hill-Rom common stock to be issued as part of the merger consideration (8,133,722) bears to the number of outstanding Welch Allyn common stock as of July 4, 2015 (107,514,697). These computations exclude the benefit to Welch Allyn shareholders from receiving the cash portion of the merger consideration. The actual exchange ratio may vary as described in this proxy statement/prospectus. This data shows how each share of Welch Allyn common stock would have participated in net income and book value of Hill-Rom if the companies had always been consolidated for accounting and financial reporting purposes for all periods presented. These amounts, however, are not intended to reflect future per share levels of net income and book value of Hill-Rom.

	Nine Months Ended June 30, 2015	Fiscal Year Ended September 30, 2014
	(Unaudited)
Hill-Rom—Historical
Per common share data:
Net income:
Basic	$1.01	$1.05
Diluted	0.99	1.04
Dividends declared per share	0.47	0.60
Book value per share (basic)	13.56	14.04

	Six Months Ended July 4, 2015	Year Ended December 31, 2014
Welch Allyn—Historical
Per common share data:
Net income:
Basic	$0.03	$0.45
Diluted	0.03	0.45
Dividends declared per share:	—	—
Book value per share (basic):	5.01	5.07

	Nine Months Ended June 30, 2015	Fiscal Year Ended September 30, 2014
	(Unaudited)
Hill-Rom—Unaudited Pro Forma Combined with Welch Allyn
Per common share data:
Net income:
Basic	$0.22	$0.55
Diluted	0.21	0.54
Dividends declared per share:	0.41	0.53
Book value per share (basic):	18.06	17.85
Welch Allyn—Unaudited Pro Forma Equivalents
Per common share data:
Net income:
Basic	$0.02	$0.04
Diluted	0.02	0.04
Dividends declared per share:	0.03	0.04
Book value per share (basic):	1.37	1.35

RISK FACTORS

        In addition to general investment risks and the other information included in and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section titled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 37 of this proxy statement/prospectus, Welch Allyn shareholders should consider carefully the matters described below in determining whether to adopt the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement. In addition, Welch Allyn shareholders should read and consider the risks associated with an investment in Hill-Rom common stock. These risks can be found in Hill-Rom's Annual Report on Form 10-K for the fiscal year ended September 30, 2014, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. For further information regarding the documents incorporated into this proxy statement/prospectus by reference, see the section titled "Where You Can Find Additional Information" beginning on page 159 of this proxy statement/prospectus.

Risks Relating to the Merger

There is no assurance when or if the merger will be completed. Any delay in completing the merger may substantially reduce the benefits that Hill-Rom and Welch Allyn expect to obtain from the merger.

        Completion of the merger is subject to the satisfaction or waiver of a number of conditions as set forth in the merger agreement. There can be no assurance that Hill-Rom and Welch Allyn will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived. For a discussion of the conditions to the completion of the merger, see the section titled "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 97 of this proxy statement/prospectus. If the merger and the integration of the companies' respective businesses are not completed within the expected timeframe, such delay may materially and adversely affect the synergies and other benefits that Hill-Rom and Welch Allyn expect to achieve as a result of the merger and could result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the merger.

        Hill-Rom and Welch Allyn can agree at any time to terminate the merger agreement, even if Welch Allyn shareholders have already adopted the merger agreement and thereby approved the merger and the other transactions contemplated by the merger agreement. Hill-Rom and Welch Allyn can also terminate the merger agreement under other specified circumstances. See the section titled "The Merger Agreement—Termination of the Merger Agreement" beginning on page 99 of this proxy statement/prospectus.

Hill-Rom is expected to incur substantial expenses related to the merger and the integration of Welch Allyn.

        Hill-Rom is expected to incur substantial expenses in connection with the merger and the integration of Welch Allyn. Specifically, based on estimates as of August 10, 2015, Hill-Rom expects to incur approximately $30 million of transaction costs related to the merger. Additionally, there are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, billing, payroll, manufacturing, marketing and employee benefits. While Hill-Rom expects to incur integration and restructuring costs and other costs incurred to execute the transaction following completion of the merger in 2015 that are estimated to range between $35 million and $40 million, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that Hill-Rom expects to achieve from elimination of duplicative expenses and the realization of economies of scale and cost savings. Although Hill-Rom and Welch Allyn expect that the realization of efficiencies related to the integration of the businesses will offset incremental transaction, merger-related and restructuring costs over time, Hill-Rom and Welch Allyn cannot give any assurance that this net benefit will be achieved in the near term, or at all.

Covenants in the merger agreement place certain restrictions on Welch Allyn's conduct of business prior to the closing of the merger.

        The merger agreement restricts Welch Allyn from taking certain specified actions without Hill-Rom's consent while the merger is pending. These restrictions may prevent Welch Allyn from pursuing otherwise attractive business opportunities or other capital structure alternatives and making other changes to its business or executing certain of its business strategies prior to the completion of the merger.

The announcement and pendency of the merger could have an adverse effect on Hill-Rom's and/or Welch Allyn's business, financial condition, results of operations or business prospects.

        The announcement and pendency of the merger could disrupt Hill-Rom's and/or Welch Allyn's businesses in the following ways, among others:

  •
  the attention of Hill-Rom's and/or Welch Allyn's management may be directed towards the completion of the merger and other transaction-related considerations and may be diverted from the day-to-day business operations of Hill-Rom and/or Welch Allyn, as applicable, and matters related to the merger may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Hill-Rom and/or Welch Allyn, as applicable;

  •
  Hill-Rom's and/or Welch Allyn's employees may experience uncertainty regarding their future roles in the combined company, which might adversely affect Hill-Rom's and/or Welch Allyn's ability to retain, recruit and motivate key personnel; and

  •
  customers, suppliers and other third parties with business relationships with Hill-Rom and/or Welch Allyn may decide not to renew or may decide to seek to terminate, change and/or renegotiate their relationships with Hill-Rom and/or Welch Allyn as a result of the merger, whether pursuant to the terms of their existing agreements with Hill-Rom and/or Welch Allyn or otherwise.

        Any of these matters could adversely affect the businesses of, or harm the financial condition, results of operations or business prospects of, Hill-Rom and/or Welch Allyn.

The merger agreement contains provisions that limit Welch Allyn's ability to pursue alternatives to the merger, which could discourage a potential acquirer of Welch Allyn from making an alternative transaction proposal.

        The merger agreement contains provisions that make it more difficult for Welch Allyn to sell its business to a party other than Hill-Rom. These provisions include a general prohibition on Welch Allyn taking certain actions prior to the termination of the merger agreement that might lead to or otherwise facilitate a proposal by a third party for a competing transaction. These provisions might discourage a third party that might have an interest in acquiring all or a significant part of the stock, properties or assets of Welch Allyn from considering or proposing such acquisition. In addition, following the execution of the merger agreement, Hill-Rom entered into a voting agreement and irrevocable proxy with certain shareholders of Welch Allyn representing in aggregate at least the number of shares of Welch Allyn common stock sufficient to approve the merger.

Failure to complete the merger could negatively impact the future business and financial results of Hill-Rom and Welch Allyn.

        If the merger is not completed, the ongoing businesses of Hill-Rom and Welch Allyn may be adversely affected. Hill-Rom and Welch Allyn will be subject to several risks, including the following:

  •
  having to pay certain costs relating to the merger, such as legal, accounting, financial advisory, filing and printing fees;

  •
  diversion of management focus and resources from operational matters and other strategic opportunities while working to complete the merger; and

  •
  reputational harm due to the adverse perception of any failure to successfully complete the merger.

        Hill-Rom and Welch Allyn cannot assure their respective shareholders that, if the merger is not completed, these risks will not materialize and will not materially adversely affect the business and financial results of either company.

Hill-Rom's share price may fluctuate prior to the completion of the merger, and the value of the merger consideration at the closing of the merger may not be the same as at the time of the signing of the merger agreement or on the date of this proxy statement/prospectus.

        Upon completion of the merger, shares of Welch Allyn common stock will be converted into the merger consideration, which will consist of cash and shares of Hill-Rom common stock. Any change in the market price of Hill-Rom common stock prior to completion of the merger will affect the dollar value of the stock consideration that Welch Allyn shareholders receive upon completion of the merger. Changes in the market price of Hill-Rom common stock could result from a variety of factors, many of which are beyond Hill-Rom's control, including:

  •
  general market and economic conditions, including market conditions in the medical product industry;

  •
  actual or expected variations in results of operations;

  •
  changes in recommendations by securities analysts;

  •
  operations and stock performance of industry participants;

  •
  significant acquisitions or strategic alliances by competitors;

  •
  sales of Hill-Rom common stock, including sales by Hill-Rom's directors and officers or significant investors;

  •
  recruitment or departure of key personnel;

  •
  loss of customers or suppliers; and

  •
  failure to achieve the perceived benefits of the merger as rapidly as, or to the extent, expected.

The issuance of Hill-Rom common stock in connection with the merger could decrease the market price of Hill-Rom common stock.

        In connection with the merger and as part of the merger consideration, Hill-Rom will issue shares of Hill-Rom common stock to Welch Allyn shareholders. The issuance of Hill-Rom common stock in the merger may result in fluctuations in the market price of Hill-Rom common stock, including a stock price decrease.

Welch Allyn shareholders will have a reduced ownership and voting interest in Hill-Rom after the merger relative to their current ownership and voting interest in Welch Allyn and, as a result, will be able to exert less influence over management.

        In the merger, each Welch Allyn shareholder will receive shares of Hill-Rom common stock as a portion of the merger consideration, which will result in such Welch Allyn shareholder becoming a shareholder of Hill-Rom with a percentage ownership of Hill-Rom after the merger that is significantly smaller than such shareholder's current percentage ownership of Welch Allyn. It is expected that Welch Allyn shareholders immediately prior to the merger will own, in the aggregate, approximately 13% of the outstanding shares of Hill-Rom common stock immediately after the completion of the merger. Accordingly, Welch Allyn shareholders will have substantially less influence on the management and policies of Hill-Rom after the merger than they now have with respect to the management and policies of Welch Allyn.

There has been no public market for Welch Allyn common stock and the lack of a public market makes it difficult to determine the fair market value of Welch Allyn.

        The outstanding capital stock of Welch Allyn is privately held and is not traded on any public market. The lack of a public market may make it more difficult to determine the fair market value of Welch Allyn than if Welch Allyn common stock were traded publicly. The value ascribed to Welch Allyn's securities in other contexts may not be indicative of the price at which Welch Allyn common stock may have traded if it were traded on a public market. The merger consideration to be paid to Welch Allyn shareholders was determined based on negotiations between the parties and likewise may not be indicative of the price at which Welch Allyn common stock may have traded if it were traded on a public market.

Some of Welch Allyn's directors and executive officers have interests in seeing the merger completed that are different from, or in addition to, those of other Welch Allyn stockholders. Therefore, some of Welch Allyn's directors and executive officers may have a conflict of interest in recommending the proposals being voted on at Welch Allyn's special meeting.

        In considering the recommendation of the Welch Allyn board of directors that the Welch Allyn shareholders vote to approve the merger proposal at the special meeting of Welch Allyn shareholders, you should be aware that certain of Welch Allyn's directors and executive officers have financial interests in the merger that are different from, or are in addition to, the interests of the Welch Allyn shareholders generally, as more fully described below. The members of the Welch Allyn board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in evaluating the merger and in recommending to the Welch Allyn shareholders that they approve the merger proposal at the special meeting of Welch Allyn shareholders.

        The interests of the members of Welch Allyn's board of directors generally include the right to receive, at the effective time of the merger (1) the cancellation of each outstanding PHASAR and PSU Award immediately prior to the effective time of the merger in exchange for the right to receive the Phantom Merger Consideration with respect to such PHASAR and each PSU Award (less the grant price in the case of PHASARs) and (2) accelerated cash payment of previously earned and vested amounts deferred under the Directors Deferred Compensation Plan.

        The interests of Welch Allyn's executive officers include the rights to:

  •
  at the effective time of the merger, cancellation of each outstanding PHASAR and PSU Awards immediately prior to the effective time of the merger in exchange for the right to receive the Phantom Merger Consideration (divided by 20 in the case of any PHASAR or PSU Awards granted prior to January 1, 2012) with respect to such PHASAR and each PSU Award (less the grant price in the case of PHASARs);

  •
  at the effective time of the merger, cancellation of each outstanding LTIP Cash Award in exchange for the total cash amount subject to such LTIP Cash Incentive Award (assuming satisfaction of performance goals at target levels);

  •
  at the effective time of the merger, accelerated cash payment of previously earned and vested amounts deferred under the Executive Deferred Compensation Plan;

  •
  at or following the effective time of the merger, special bonus payments to certain executive officers;

  •
  in the event of a qualifying termination of employment following the effective time of the merger, certain severance payments and benefits; and

  •
  certain continuing employee benefits following the effective time of the merger pursuant to the merger agreement.

        Welch Allyn's directors and executive officers also have the right to indemnification and insurance coverage following the effective time of the merger. Please see the section below entitled "The Merger—Interests of Directors and Executive Officers of Welch Allyn in the Merger" beginning on page 68 of this proxy statement/prospectus for additional information about these interests.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes or other causes.

        In general, Hill-Rom can refuse to complete the merger if there is a material adverse effect (as defined in the merger agreement) affecting Welch Allyn prior to the closing of the merger. However, some types of changes do not permit Hill-Rom to refuse to complete the merger, even if such changes would have a material adverse effect on Welch Allyn. If adverse changes occur but Hill-Rom must still complete the merger, the market price of Hill-Rom common stock may suffer. For a more complete discussion of what constitutes a material adverse effect on Welch Allyn under the merger agreement, see the section titled "The Merger Agreement—Representations and Warranties" beginning on page 91 of this proxy statement/prospectus.

Risks Relating to the Combined Company Following the Merger

Successful integration of Welch Allyn with Hill-Rom and successful operation of the combined company are not assured. Also, integrating Hill-Rom's business with that of Welch Allyn may divert the attention of management away from operations.

        If the merger is completed, Welch Allyn will become a wholly owned subsidiary of Hill-Rom but will, at least initially, continue its operations on a basis that is separate from Hill-Rom's operations. There can be no assurance that after the merger Welch Allyn will be able to maintain and grow its business and operations. In addition, the market segments in which Welch Allyn operates may experience declines in demand and/or new competitors. Integrating and coordinating certain aspects of the operations and personnel of Welch Allyn with Hill-Rom will involve complex operational, technological and personnel-related challenges. This process will be time-consuming and expensive, may disrupt the businesses of either or both of the companies and may not result in the full benefits expected by Hill-Rom and Welch Allyn, including cost synergies expected to arise from supply chain efficiencies and overlapping general and administrative functions. The potential difficulties, and resulting costs and delays, include:

  •
  managing a larger combined company;

  •
  consolidating corporate and administrative infrastructures;

  •
  issues in integrating manufacturing, warehouse and distribution facilities, research and development and sales forces;

  •
  difficulties attracting and retaining key personnel;

  •
  loss of customers and suppliers and inability to attract new customers and suppliers;

  •
  unanticipated issues in integrating information technology, communications and other systems;

  •
  incompatibility of purchasing, logistics, marketing, administration and other systems and processes; and

  •
  unforeseen and unexpected liabilities related to the merger or Welch Allyn's business.

        Additionally, the integration of Hill-Rom's and Welch Allyn's operations, products and personnel may place a significant burden on management and other internal resources. The diversion of management's attention, and any difficulties encountered in the transition and integration process, could harm the combined company's business, financial condition and operating results.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company's financial condition or results of operations following the completion of the merger.

        The pro forma financial statements contained in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company's financial condition or results of operations following the completion of the merger for several reasons. The pro forma financial statements have been derived from the historical financial statements of Hill-Rom and Welch Allyn and adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the merger. For example, the impact of any incremental costs incurred in integrating Hill-Rom and Welch Allyn are not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the completion of the merger may not be consistent with, or evident from, these pro forma financial statements. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company's financial condition or results of operations following the merger. Any decline or potential decline in the combined company's financial condition or results of operations may cause significant variations in the market price of Hill-Rom common stock.

The combined company's business may suffer if it does not retain its senior management.

        The combined company's future success requires it to continue to attract and retain competent personnel. In particular, the combined company's future success will depend on its senior management. As a result of the merger, Hill-Rom's and Welch Allyn's current and prospective employees could experience uncertainty about their future roles and the integration process. The loss of services of members of the combined company's senior management team could adversely affect its business until suitable replacements can be found. There may be a limited number of persons with the requisite skills to serve in these positions, and the combined company may be unable to locate or employ qualified personnel on acceptable terms.

Hill-Rom will incur substantial additional indebtedness in connection with the merger, may not be able to refinance the bridge credit agreement on favorable terms, if drawn upon, and may not be able to meet all of its debt obligations.

        In connection with the merger, Hill-Rom expects to enter into (i) a $1.0 billion senior secured term loan A facility (the "TLA Facility"), (ii) a $800 million senior secured term loan B facility (the "TLB Facility") and (iii) a $500 million senior secured revolving facility (collectively with the TLA Facility and the TLB Facility, the "Senior Secured Facilities"). In addition, Hill-Rom may issue up to an additional $425 million in debt pursuant to an unsecured note offering or unsecured bridge facility (the "Additional Debt Financing"). Proceeds from the Senior Secured Facilities and the Additional Debt Financing will be used to finance, in part, the cash consideration for the merger and to pay fees and expenses incurred in connection with the merger. Hill-Rom's debt outstanding as of June 30, 2015 was approximately $578 million and, immediately after the completion of the merger, the combined company's debt is anticipated to be approximately $2.3 billion. As of June 30, 2015, Hill-Rom's debt service obligations, comprised of principal and interest (excluding capital leases), during the next 12 months would, in the absence of the merger, have been approximately $31 million. Based on assumed interest rates, leverage ratios and credit ratings, the combined company's debt service obligations, comprised of principal and interest (excluding capital leases), during the 12 months following the completion of the merger is expected to be approximately $143 million. As a result of this increase in debt, demands on the combined company's cash resources will increase after the completion of the merger. The increased level of debt could, among other things:

  •
  require the combined company to dedicate a large portion of its cash flow from operations to the servicing and repayment of its debt, thereby reducing funds available for working capital, capital expenditures, research and development expenditures and other general corporate requirements;

  •
  limit the combined company's ability to obtain additional financing to fund future working capital, capital expenditures, research and development expenditures and other general corporate requirements;

  •
  limit the combined company's flexibility in planning for, or reacting to, changes in its business and the industry in which Hill-Rom operates;

  •
  restrict the combined company's ability to make strategic acquisitions or dispositions or to exploit business opportunities;

  •
  place the combined company at a competitive disadvantage compared to its competitors that have less debt;

  •
  adversely affect the combined company's credit rating, with the result that the cost of servicing the combined company's indebtedness might increase;

  •
  adversely affect the market price of Hill-Rom common stock; and

  •
  limit the combined company's ability to apply proceeds from an offering or asset sale to purposes other than the servicing and repayment of debt.

The market price of Hill-Rom common stock after the merger may be subject to significant fluctuations and may be affected by factors different from those currently affecting the market price of Hill-Rom common stock.

        Upon completion of the merger, each Welch Allyn shareholder will become a Hill-Rom shareholder. While Hill-Rom common stock has an observable trading history, Hill-Rom common stock on a post-merger basis may trade differently than its pre-merger trading history, and the market price of Hill-Rom common stock could be subject to significant fluctuations following the merger.

        In addition, the businesses of Hill-Rom differ from those of Welch Allyn in important respects and, accordingly, the results of operations of the combined company and the market price of Hill-Rom common stock following the merger may be affected by factors different from those currently affecting the independent results of operations of Hill-Rom and Welch Allyn. For a discussion of the business of Hill-Rom and of certain factors to consider in connection with Hill-Rom's business, see the documents incorporated by reference into this proxy statement/prospectus referred to in the section titled "Where You Can Find Additional Information" beginning on page 159 of this proxy statement/prospectus. For a discussion of the business of Welch Allyn and of certain factors to consider in connection with Welch Allyn's business, see the section titled "Information about Welch Allyn" beginning on page 132 of this proxy statement/prospectus.

The merger may cause dilution to Hill-Rom's earnings per share, which may negatively affect the market price of Hill-Rom common stock.

        Although Hill-Rom anticipates that the merger will have an immediate accretive impact on the adjusted earnings per share of Hill-Rom common stock, Hill-Rom's current expectation is based on preliminary estimates as of the date of the public announcement of the merger, which may materially change. Hill-Rom could also encounter additional transaction-related costs or other factors, such as the failure to realize all of the benefits anticipated to result from the merger. In addition, Hill-Rom expects that Welch Allyn shareholders immediately prior to the merger will own, in the aggregate, approximately 13% of the then outstanding shares of Hill-Rom common stock following the merger, based on the number of outstanding shares of Hill-Rom common stock on June 16, 2015. Once its shares are issued in the merger, Hill-Rom's earnings per share may be lower than it would have been in the absence of the merger. All of these factors could cause dilution to Hill-Rom's earnings per share or decrease or delay the expected accretive effect of the merger, and cause a decrease in the market price of Hill-Rom common stock. There can be no assurance that any increase in Hill-Rom's earnings per share will occur, even over the long term. Any increase in Hill-Rom's earnings per share as a result of the merger is likely to require, among other things, Hill-Rom to successfully manage the operations of Welch Allyn and increase the consolidated earnings of Hill-Rom after the merger.

The rights of Welch Allyn shareholders who become Hill-Rom shareholders in the merger will be governed by the Hill-Rom articles of incorporation and the Hill-Rom by-laws.

        Welch Allyn shareholders who receive shares of Hill-Rom common stock in the merger will become Hill-Rom shareholders and will be governed by the Hill-Rom articles of incorporation and the Hill-Rom by-laws, rather than the Welch Allyn certificate of incorporation and the Welch Allyn by-laws. There may be material differences between the current rights of Welch Allyn shareholders, as compared to the rights they will have as Hill-Rom shareholders. For more information, see the section titled "Comparison of Shareholder Rights" beginning on page 120 of this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus and other documents incorporated by reference into this proxy statement/prospectus contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as "may," "will," "can," "expects," "believes," "anticipates," "intends," "plans," "estimates," "projects," "assumes," "guides," "targets," "forecasts," "is confident that" and "seeks" or the negative of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed merger between Hill-Rom and Welch Allyn, including future financial and operating results, the combined company's plans, objectives, expectations and intentions, the expected timing of completion of the transaction and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the respective managements of Hill-Rom and Welch Allyn and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation, the risks and uncertainties set forth under the section titled "Risk Factors" beginning on page 29 of this proxy statement/prospectus. These risks and uncertainties include, but are not limited to:

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

  •
  the inability to complete the merger due to the failure to obtain Welch Allyn shareholder approval or governmental or regulatory clearances or the failure to satisfy other conditions to the closing of the merger;

  •
  the failure of the merger to be completed for any other reason;

  •
  legal or regulatory proceedings or other matters that affect the timing or ability to complete the merger as contemplated;

  •
  the risk that the proposed merger disrupts current plans and operations;

  •
  fluctuations in the market value of Hill-Rom common stock;

  •
  the effects of the merger on Hill-Rom's financial results;

  •
  potential difficulties in employee retention as a result of the merger;

  •
  disruption from the merger making it difficult to maintain business and operational relationships;

  •
  the risk that the businesses will not be integrated successfully, or that the integration will be more costly or more time consuming and complex than anticipated;

  •
  the risk that cost savings and other synergies anticipated to be realized from the merger may not be fully realized or may take longer to realize than expected;

  •
  adverse developments in general market, business, economic, labor, regulatory and political conditions; and

  •
  uncertainty regarding continued access to credit markets on favorable terms.

        For a further list and description of such risks and uncertainties, see periodic reports filed by Hill-Rom with the SEC. Neither Hill-Rom nor Welch Allyn undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in Hill-Rom's periodic reports. Welch Allyn shareholders are cautioned not to place undue reliance on these forward-looking statements, since, while the respective managements of Hill-Rom and Welch Allyn believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this document.

 SPECIAL MEETING

General

        Welch Allyn is mailing this proxy statement/prospectus to you as a Welch Allyn shareholder on or about [    •    ], 2015. With this proxy statement/prospectus, Welch Allyn is sending you a notice of the special meeting of the Welch Allyn shareholders (which we refer to as the special meeting) and a form of proxy that is solicited by the Welch Allyn board of directors for use at the special meeting and at any adjournments or postponements of the special meeting.

        The special meeting will be held on [    •    ], 2015, local time at The Lodge, located at 4355 State Street Road, Skaneateles Falls, NY 13152. This proxy statement/prospectus is also the prospectus of Hill-Rom in connection with its issuance of shares of Hill-Rom common stock as part of the merger consideration.

Record Date

        Only holders of record of the Welch Allyn common stock as of the close of business on [    •    ], 2015, are entitled to receive notice of and attend the special meeting, and only holders of record of Welch Allyn Class A common stock as of the close of business on [    •    ], 2015, will be entitled to vote at the special meeting. As of the record date, there were [    •    ] shares of Welch Allyn common stock outstanding, including [    •    ] shares of Welch Allyn Class A common stock outstanding and [    •    ] shares of Welch Allyn Class B common stock outstanding. Each share of Welch Allyn Class A common stock is entitled to be voted at the special meeting, with each such share entitled to one vote.

Matters to be Considered

        At the special meeting, holders of Welch Allyn Class A common stock will be asked to adopt the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement. Pursuant to the merger agreement, Merger Sub will merge with and into Welch Allyn, with Welch Allyn surviving the merger. In connection with the merger, if it is approved and consummated, Welch Allyn shareholders will have their shares converted into the right to receive, in the aggregate (i) $1,625,000,000 (which amount is subject to adjustments for cash and cash equivalents, indebtedness (as defined in the merger agreement), certain other adjustments (as defined in the merger agreement), including the amount of certain fees, costs and expenses of Welch Allyn and the shareholder representative, net working capital, certain change in control payments (as defined in the merger agreement), including LTIP cash incentive payments (as defined in the merger agreement), payments to the holders of Welch Allyn PHASARs and PSU Awards (other than any portion of such payments deposited in the escrow account), which amount is referred to as the cash consideration in this proxy statement/prospectus, and (ii) 8,133,722 shares of Hill-Rom common stock, which are referred to as the stock consideration in this proxy statement/prospectus.

        At the special meeting, the holders of Welch Allyn Class A common stock will also be asked to consider a proposal to authorize the Welch Allyn board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event that there are insufficient votes present at the special meeting, in person or by proxy, to adopt the merger agreement.

        Each copy of this proxy statement/prospectus mailed to Welch Allyn shareholders is accompanied by a proxy card for use at the special meeting.

Vote Required

        Completion of the merger is conditioned upon the adoption of the merger agreement by the affirmative vote at the special meeting, either in person or by proxy, of holders representing at least two-thirds of the outstanding shares of Welch Allyn Class A common stock. Following the execution of the merger agreement, Hill-Rom entered into a voting agreement with the voting trustees of the voting trust created under the voting trust agreement, pursuant to which the voting trustees (i) executed and delivered to Hill-Rom an irrevocable proxy with respect to the 96,406,486 shares of Welch Allyn Class A common stock subject to the voting trust agreement, which shares constitute in the aggregate 89.94% of the total number of shares of Welch Allyn Class A common stock outstanding as of the date of this proxy statement/prospectus, and (ii) for purposes of the Shareholders' Agreement, consented to the transfer (as defined in the Shareholders' Agreement) of the shares of Welch Allyn Class A common stock subject to the voting trust, as described in more detail in the section titled "Material Contracts Between the Parties" beginning on page 102 of this proxy statement/prospectus. A copy of the voting agreement is attached to this proxy statement/prospectus as Annex B. The vote by Hill-Rom at the special meeting with respect to the shares of Class A common stock of Welch Allyn subject to the irrevocable proxy to adopt the merger agreement will be sufficient to adopt the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement.

Quorum

        The presence, in person or by proxy, of holders representing one half of the outstanding shares of Welch Allyn Class A common stock is necessary in order for there to be a quorum at the special meeting. A quorum must be present in order for the vote on the merger proposal or the adjournment proposal to occur. However, if there is no quorum, then the special meeting can be postponed or adjourned until such time as a quorum can be obtained. As of the record date for the special meeting, holders representing [    •    ] shares of Welch Allyn Class A common stock will be required to be present at the special meeting, in person or by proxy, to achieve a quorum.

Voting by Welch Allyn's Directors and Executive Officers

        As of the close of business on the record date, there were [    •    ] outstanding shares of Welch Allyn Class A common stock, each of which is entitled to one vote at the special meeting. On that date, directors and executive officers of Welch Allyn beneficially owned a total of approximately [    •    ]% of the outstanding shares of Welch Allyn Class A common stock and approximately [    •    ]% of the outstanding Welch Allyn common stock.

Voting Agreement

        Following the execution of the merger agreement, Hill-Rom entered into a voting agreement with the voting trustees of the voting trust created under the voting trust agreement, pursuant to which the voting trustees (i) executed and delivered to Hill-Rom an irrevocable proxy with respect to the 96,406,486 shares of Welch Allyn Class A common stock subject to the voting trust agreement, which shares constitute in the aggregate 89.94% of the total number of shares of Welch Allyn Class A common stock outstanding as of the date of this proxy statement/prospectus, and (ii) for purposes of the Shareholders' Agreement, consented to the transfer (as defined in the Shareholders' Agreement) of the shares of Welch Allyn Class A common stock subject to the voting trust, as described in more detail in the section titled "Material Contracts Between the Parties" beginning on page 102 of this proxy statement/prospectus. A copy of the voting agreement is attached to this proxy statement/prospectus as Annex B. The vote by Hill-Rom at the special meeting with respect to the shares of Class A common stock of Welch Allyn subject to the irrevocable proxy to adopt the merger agreement will be sufficient to adopt the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement.

Voting of Proxies

        Shares of Welch Allyn common stock represented by properly executed proxies received at or prior to the special meeting will be voted at the special meeting in the manner specified by the holders of such shares. Properly executed proxies that do not contain voting instructions will be voted "FOR" the merger proposal and "FOR" the adjournment proposal.

        Any Welch Allyn Class A shareholder present in person or by proxy at the special meeting who abstains from voting will be counted for purposes of determining whether a quorum exists. Because approval of the merger agreement requires the affirmative vote of holders representing at least two-thirds of the outstanding Welch Allyn Class A common stock, any such abstentions will have the same effect as votes "AGAINST" the merger proposal. The Welch Allyn board of directors urges the Welch Allyn Class A shareholders to complete, date, and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope, or to vote by telephone, fax, or email.

Revocability of Proxies

        If you are a Welch Allyn Class A shareholder as of the record date, the grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking your proxy. If you are a Welch Allyn Class A shareholder as of the record date, you may revoke a proxy at any time prior to its exercise by delivering to Gregory Porter either a duly executed revocation or a proxy bearing a later date. In addition, if you are a record holder, you may revoke a proxy prior to its exercise by voting in person at the special meeting. All written notices of revocation should be addressed to Gregory Porter, at 4341 State Street Road, Skaneateles Falls, NY 13153. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

        Welch Allyn is soliciting proxies from holders of Welch Allyn Class A common stock in conjunction with the special meeting. Welch Allyn will pay all the costs of soliciting proxies in connection with the special meeting and one-half of the costs of printing and mailing this proxy statement/prospectus (Hill-Rom will pay the other half of such costs). Solicitation of proxies may be made in person or by mail, telephone or facsimile, or other form of communication by directors, officers and employees of Welch Allyn who will not be specially compensated for such solicitation.

        No person is authorized to give any information or to make any representation not contained in this proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Hill-Rom, Welch Allyn or any other person. The delivery of this proxy statement/prospectus does not, under any circumstances, create any implication that there has been no change in the business or affairs of Hill-Rom or Welch Allyn since the date of the proxy statement/prospectus.

Dissenters' Rights

        Welch Allyn shareholders have dissenters' rights under the NYBCL in connection with the merger. Welch Allyn shareholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the applicable provisions of the NYBCL will be entitled to dissent from the merger and obtain payment of the "fair value," as determined pursuant to Section 623 of the NYBCL, of their shares if the merger is completed. Under Sections 623 and 910 of the NYBCL, a dissenting shareholder will be entitled to payment only if, among other things, written objection to the merger, including a notice of intent to demand payment, is delivered to Welch Allyn before the vote is taken and the shareholder does not vote in favor of the merger proposal. A copy of Sections 623 and 910 of the New York Business Corporation Law is attached as Annex C to this proxy statement/prospectus. Please see "The Merger—Dissenters' Rights" beginning on page 76 for a summary of the procedures to be followed in asserting dissenters' rights.

Recommendation of Welch Allyn's Board of Directors

        After careful consideration, the board of directors of Welch Allyn has adopted and declared advisable the merger agreement, has approved the transactions contemplated by the merger agreement, and has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, Welch Allyn and its shareholders. Therefore, the board of directors of Welch Allyn recommends that you vote your shares "FOR" the proposal to adopt the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement.

        For a description of various factors considered by the Welch Allyn board of directors in reaching its decision to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, see the section titled "The Merger—Recommendation of the Welch Allyn Board of Directors and Its Reasons for the Merger" beginning on page 56 of this proxy statement/prospectus.

 THE COMPANIES

Hill-Rom

  Hill-Rom Holdings, Inc.
  Two Prudential Plaza, Suite 4100
  Chicago, Illinois 60601
  (312) 819-7200

        Hill-Rom Holdings, Inc. was incorporated on August 7, 1969 in the State of Indiana and is headquartered in Chicago, Illinois. We are a leading global medical technology company with more than 7,000 employees worldwide. We partner with health care providers in more than 100 countries by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Clinical Workflow, Surgical Safety and Efficiency, and Respiratory Health. Around the world, Hill-Rom's people, products, and programs work towards one mission: Enhancing outcomes for patients and their caregivers.

        Additional information about Hill-Rom and its subsidiaries is included in the documents incorporated by reference into this proxy statement/prospectus. See the section titled "Where You Can Find Additional Information" beginning on page 159 of this proxy statement/prospectus.

Merger Sub

  Empire Merger Sub Corp.
  Two Prudential Plaza, Suite 4100
  Chicago, Illinois 60601
  (312) 819-7200

        Merger Sub, a wholly owned subsidiary of Hill-Rom, is a New York corporation that was formed on June 15, 2015 solely for the purpose of entering into the merger agreement and effecting the merger and the other transactions contemplated by the merger agreement. Merger Sub has not engaged, and does not expect to engage, in any other business activities.

Welch Allyn

  Welch Allyn Holdings, Inc.
  4341 State Street Road
  Skaneateles Falls, NY 13153

        Welch Allyn was incorporated on December 17, 1946 as Welch Allyn Corporation in the State of New York and is headquartered in Skaneateles Falls, New York. Welch Allyn is a leading global manufacturer of medical diagnostic devices and accessories and EMR-connected vital signs and cardiac monitoring solutions. Welch Allyn employs approximately 2,500 people in 26 different countries.

        Welch Allyn common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of Welch Allyn common stock.

        Additional information about Welch Allyn and its subsidiaries is included in the section titled "Information about Welch Allyn" beginning on page 132 of this proxy statement/prospectus.

THE MERGER

        The following is a description of the material aspects of the merger. While Hill-Rom and Welch Allyn believe that the following description covers the material aspects of the merger, the description may not contain all of the information that is important to you. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated into this proxy statement/prospectus by reference. Hill-Rom and Welch Allyn encourage you to carefully read this entire proxy statement/prospectus, including the merger agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

The Merger

        At the effective time of the merger, Merger Sub will merge with and into Welch Allyn, with Welch Allyn continuing as the surviving corporation and a wholly owned subsidiary of Hill-Rom.

Background of the Merger

        The Welch Allyn Board, together with the company's senior management and various external advisors, have periodically reviewed and considered various strategic opportunities available to Welch Allyn, including whether the execution of Welch Allyn's strategy as a stand-alone company, the possible acquisition by Welch Allyn of one or more third parties, the possible initial public offering of Welch Allyn common stock, or the possible sale of Welch Allyn to, or a combination of Welch Allyn with, a third party offered the best avenue to generate shareholder value.

        During the course of the company's strategic planning process in the first half of 2014, Welch Allyn directors, shareholders and senior management discussed Welch Allyn's strategic goals and options in light of the company's current and future business prospects and developments in the medical technology sector, including but not limited to increasing consolidation among Welch Allyn's customers and competitors. These discussions included consideration of the need for additional capital to execute certain strategic options, as well as the interest of certain shareholders in diversification of their holdings and additional liquidity.

        As a result of these discussions, the Welch Allyn directors determined to invite financial advisors to attend a Welch Allyn Board meeting for the purpose of discussing these matters with the full board of directors. On May 6, 2014, during its regular quarterly board meeting, the Welch Allyn Board met with financial advisors to discuss developments and opportunities in the medical technology sector, including the potential availability of options in the capital markets, in an effort to determine the best strategy for Welch Allyn to drive the success of the business and generate shareholder value. The Welch Allyn Board continued these strategy discussions at its next quarterly board meeting on August 5, 2014.

        At the following quarterly board meeting, on November 11 and 12, 2014, the Welch Allyn Board met separately with three different financial advisors, including Barclays Capital Inc. ("Barclays"), for extensive review and discussion regarding the strategic position of Welch Allyn and a variety of potential strategic and financial options.

        On December 10 and 11, 2014, the Welch Allyn Board held a special meeting in New York City to further consider Welch Allyn's strategic options, including meeting with Barclays at their offices on December 11. The Welch Allyn Board discussed and considered a variety of strategic and financial options that could be undertaken by Welch Allyn, including the continued execution of Welch Allyn's strategy as a stand-alone company driving growth through strategic acquisitions and other potential strategic alternatives to generate shareholder value, the possible initial public offering of Welch Allyn common stock, and the possible sale of the company to, or other combination with, a third party.

        On December 20, 2014, the Welch Allyn Board held a special teleconference to consider the status of acquisition opportunities Welch Allyn was pursuing and to follow up on the discussions from the prior board meeting. The Welch Allyn Board authorized and directed the finance committee of the Welch Allyn Board (the "Welch Allyn Finance Committee") to work with senior management to explore a potential sale process, including the negotiation of the terms of a potential transaction, subject to final board and shareholder approval. The Welch Allyn Finance Committee is comprised of three directors: Greg Norden, who chairs the Finance Committee as well as the Audit Committee; Eric Allyn, who serves as Co-Chairman of the Welch Allyn Board: and Larry Buckelew. On December 22, the Welch Allyn Finance Committee directed senior management to meet with Barclays and develop the criteria and timetable for such a potential sale process.

        On February 2, 2015, the Welch Allyn Finance Committee met regarding the potential sale process, including consideration of the appropriate criteria, timetable and expected outcomes. During the subsequent board meeting of February 3 and 4, 2015, the Welch Allyn Finance Committee and senior management updated the Welch Allyn Board on the development of the criteria and timetable for a potential sale process, as well as the expectations for the outcome of such a process. The full board discussed and gave feedback as to the price and other terms that would most likely be necessary to obtain board and shareholder approval.

        On February 25, 2015, following further review of the plans for the potential sale process with Barclays and senior management in meetings on February 19 and 25, the Welch Allyn Finance Committee concluded that, although the company was under no pressure to sell, it was an opportune time to commence a process of identifying and negotiating with certain qualified strategic purchasers to ascertain whether a transaction could be arranged that would be attractive to the Welch Allyn Board and shareholders. Accordingly, the Finance Committee recommended to the full board that Welch Allyn formally commence the implementation of such a process with Barclays, including entering into an engagement letter with Barclays and initiating contact with potential purchasers. The full Welch Allyn Board entered into a unanimous consent resolution, as of February 25, 2015, formally authorizing the initiation and pursuit of such process, including entering into an engagement letter with Barclays, but reserved approval by the board and shareholders of any transaction that might be proposed as a result of such process.

        Barclays began calling qualified potential strategic purchasers on February 28, 2015. On March 3, 2015, the Welch Allyn Finance Committee met with Barclays and senior management, and Barclays continued inviting additional qualified potential strategic purchasers approved by the Welch Allyn Finance Committee to participate in the sale process. These interested parties were provided with summary information regarding Welch Allyn and a form of non-disclosure agreement. Between February 28 and April 23, 2015, 17 qualified strategic parties, including Hill-Rom, were invited to participate in the sale process and provided with the aforementioned documentation.

        On March 13, 2015, Hill-Rom, provided comments on the proposed non-disclosure agreement to Welch Allyn and Welch Allyn's counsel, Cravath, Swaine and Moore LLP ("Cravath"). From March 13, 2015 through March 20, 2015, the parties negotiated a non-disclosure agreement, which was executed by Welch Allyn and Hill-Rom on March 20, 2015. Eight other potential purchasers executed non-disclosure agreements. On March 22, the Welch Allyn Finance Committee met with Barclays and senior management to discuss the status of the process, including the plans for the upcoming management presentations to, and discussions with, qualified participants.

        During March and April 2015, Welch Allyn management provided summary management presentations to, and discussed the potential for a transaction with, seven potential purchasers that had signed non-disclosure agreements, including a meeting with Hill-Rom on April 2, 2015. The seven potential purchasers also were provided access to certain due diligence information through an electronic data site.

        On April 10, 2015, the Welch Allyn Finance Committee met with senior management and Barclays to review the status of the process and next steps. During the week of April 13, 2015, a first round process letter with invitations for submission of indications of interest was sent to six potential purchasers. The letter instructed potential purchasers to submit a non-binding proposal for the acquisition of all outstanding equity of Welch Allyn by May 1, 2015. The purchasers were instructed to give an indication of their proposed purchase price on a cash-free, debt-free basis, and the form of consideration to be offered, and describe their ability to obtain, and expected sources of, financing. They were also instructed to describe the level of review of the proposed acquisition within their company to date, their strategic rationale and plans for the Welch Allyn business, any required approvals or consents and expected timing for completion of the acquisition and any further due diligence requirements.

        During late March and April of 2015, Barclays and Welch Allyn received inquiries from three potential strategic purchasers and three potential financial purchasers that had not been invited to participate in the sale process, but had become aware of the sale process. On April 22, 2015, the Welch Allyn Finance Committee held a meeting via teleconference with Barclays and senior management to review these inquiries. The Welch Allyn Finance Committee authorized Barclays to invite two of the potential strategic purchasers that inquired about the sale process, Party C and Party D, to participate in the sale process, and deferred any decision on whether to invite the third potential strategic purchaser, Party E, to participate in the sale process, due to possible competitive and regulatory concerns.

        On April 24 and April 27, 2015, Party C and Party D, respectively, executed non-disclosure agreements with Welch Allyn.

        On May 1, 2015, Welch Allyn received indications of interest from three potential purchasers, including Hill-Rom, ranging from $1.3 billion to $2.0 billion.

        On May 4 and 5, 2015, the Welch Allyn Board held a regularly scheduled board meeting in The Hague, Netherlands. The board received the report of the Welch Allyn Finance Committee and senior management on the status of the potential sale process on May 4, 2015. The board and senior management also met, via teleconference on May 4, with Barclays to discuss the progress, including the indications of interest that had been received. Barclays noted that Hill-Rom had the highest price range, and that it would likely finance all, or almost all, of the purchase price. Barclays discussed the leverage that would be required for such borrowing and the expectation that such a transaction would be accretive for Hill-Rom. Barclays noted that Party A is a very large company, with an exceptionally strong cash position, that would be capable of closing with little or no financing. Barclays also noted that Party A, which had elected to state a single number, as opposed to a range, was capable of paying more, and that Party A might increase its price after further diligence and consideration of synergies. The Welch Allyn Finance Committee, with the support of the Welch Allyn Board, determined to continue, for the time being, the sale process with two of the potential purchasers that had submitted indications of interest, Party A and Hill-Rom. Prospective inclusion of other parties was discussed, including Party E, but a decision to expand the process was deferred for the time being, pending ongoing review of further developments in negotiations with the parties who had provided indications of interest.

        On May 5, 2015, Barclays invited Party B to improve the terms contained in the indication of interest Party B had submitted to Welch Allyn in order to continue in the potential sale process, but Party B declined to submit an amended indication of interest. Barclays also indicated to Party A that it would need to increase its price, and indicated to Hill-Rom that it would need to exceed the high end of its range and demonstrate, among other things, certainty of financing, in order to obtain Welch Allyn Board and shareholder approval.

        On May 6, 2015, Party A and Hill-Rom were provided access to additional diligence materials through the electronic data site.

        On May 15, 2015, Welch Allyn provided a summary management presentation and first round process letters to Party C and Party D. Soon thereafter, Party A informed Welch Allyn that it remained interested in a transaction but would not be able to participate in the process under the expected timeframe, because Party A had agreed to certain other very large transactions.

        On May 19, 2015, the Welch Allyn Finance Committee met with senior management and Barclays, via teleconference, to review the status of the process, to discuss the terms and conditions of a proposed merger agreement, and to consider whether additional parties should be brought into the process. The Welch Allyn Finance Committee met in executive session on May 21, 2015 to follow up on the previous meeting, and then continued its review and discussion of the matters considered with senior management and Barclays on May 22, 2015, highlighting the essential terms and conditions of an agreement that would be suitable for submission to the Welch Allyn Board and shareholders and reiterating that the shareholders were under no pressure to sell.

        On May 26, 2015, Party C submitted an indication of interest, including a purchase price range within the initial purchase price range submitted by Party A, Party B and Hill-Rom. Party C's indication of interest was subject to the condition that $100 to $150 million of the price would be payable only upon the realization of certain performance milestones.

        On May 27, 2015, the Welch Allyn Board met in executive session to be updated by the Welch Allyn Finance Committee, and to provide input, with regard to the process. After the board meeting, the Welch Allyn Finance Committee held a meeting with senior management and Barclays, via teleconference, to further review and discuss the progress of the sale process, the status of participating potential buyers' diligence and the proposed second round process, the indication of interest submitted by Party C, the potential inclusion of Party E and/or other parties in the process, and the proposed terms and conditions of a draft merger agreement. Barclays noted that Hill-Rom was continuing to express very high interest in a transaction, as Hill-Rom believed that the combination would be an excellent strategic fit and substantially accretive to Hill-Rom earnings, and that Hill-Rom's price range was clearly higher than those of the other bidders. Barclays also reported that Hill-Rom continued to request the opportunity to negotiate on an exclusive and/or accelerated basis. The Welch Allyn Finance Committee, after considering the advice of Barclays and senior management, considered and declined Hill-Rom's request to secure an exclusive negotiating period, reserving Welch Allyn's right to continue discussions with other parties, including parties who might subsequently be included in the process. However, based on its consideration of various inputs from advisers, directors, shareholders and management during the course of the process, the Welch Allyn Finance Committee addressed with Barclays and senior management the conditions under which the accelerated negotiation process requested by Hill-Rom would be considered appropriate.

        On May 27, 2015, a second round process letter was sent to Hill-Rom, and a draft of the merger agreement was made available to it. The letter instructed Hill-Rom to submit a definitive, binding proposal for the acquisition of all outstanding equity of Welch Allyn by June 17, 2015. Hill-Rom was instructed to provide its exact purchase price on a cash-free, debt-free basis, the form of consideration to be offered and, if financing was required, the source of financing. Hill-Rom was also instructed to confirm that all required internal approvals had been obtained and specify any required regulatory or other external approvals or consents and the expected timing of obtaining those approvals and consents and the expected timing for closing the transaction. Proposals were not to be subject to any financing condition or any further due diligence requirements. A marked copy of the draft merger agreement was required to be submitted with the proposal.

        On May 27, 2015, Barclays informed Party C that its proposal was not sufficient in light of the expectations of the Welch Allyn Finance Committee, and Party C informed Welch Allyn that it would continue to evaluate a potential transaction and whether it would improve the terms contained in its indication of interest.

        On May 29, 2015, following its consultations with the Welch Allyn Finance Committee and senior management, Barclays contacted Hill-Rom to indicate that Welch Allyn would consider an accelerated process to negotiate an agreement with Hill-Rom if Hill-Rom were prepared to offer favorable terms including an aggregate transaction price in excess of $2 billion, and that, if the price and other terms were attractive enough, it was expected that the Welch Allyn shareholders would be willing to accept, in the context of such a transaction, a mix of cash and stock consideration that would result in Welch Allyn shareholders owning approximately 10% of Hill-Rom's common stock on a pro forma basis. This potential transaction would be subject to Welch Allyn's comfort with the financial leverage necessary for Hill-Rom to finance the transaction, confirmation that Hill-Rom expected the transaction to be substantially accretive to Hill-Rom's earnings, and the certainty of closing such a transaction, as well as Welch Allyn's satisfaction with all other aspects of the transaction, including all terms and conditions of the merger agreement and completion of Welch Allyn's expanded due diligence with respect to Hill-Rom in light of the shares to be issued to Welch Allyn shareholders. Under such an accelerated negotiation timeline, the parties would attempt to negotiate and execute a definitive merger agreement on or prior to June 17. 2015. Cravath distributed a draft of the disclosure letter to the merger agreement to Hill-Rom and Winston & Strawn LLP ("Winston") on June 1, 2015. Hill-Rom was instructed to provide any requested changes to the draft merger agreement and disclosure letter with Hill-Rom's bid.

        On June 2, 2015, Hill-Rom and Winston provided a limited mark-up addressing certain parts of the draft merger agreement to Welch Allyn and Cravath, and provided no comments on the draft disclosure letter. Hill-Rom indicated that it needed additional time for due diligence and to complete its mark-up of the agreement and disclosure letter. Hill-Rom indicated that it would target the end of the week to determine a proposed price based on further due diligence.

        On the evening of June 5, 2015, Hill-Rom's financial advisor indicated to Barclays that Hill-Rom would be willing to pay an aggregate purchase price of $2 billion, consisting of $1.6 billion in cash and $400 million in shares of Hill-Rom common stock, provided that all other terms and conditions proposed by Hill-Rom, or to be proposed by Hill-Rom in its final mark-up of the draft merger agreement, were accepted by Welch Allyn and subject to satisfactory completion of Hill-Rom's due diligence.

        On June 6, 2015, the Welch Allyn Finance Committee held a meeting by telephone conference with senior management, Barclays and Cravath to discuss the communication from Hill-Rom's financial advisor, including issues raised by Hill-Rom's mark-up of the draft merger agreement that were related to various material terms of the transaction other than the purchase price. Because Hill-Rom had provided only a limited mark-up of the draft agreement and no comments on the draft disclosure letter, the Committee noted that it was not in a position to fully consider Hill-Rom's proposal. However, the Committee rejected Hill-Rom's proposed purchase price and indicated that an aggregate purchase price of $2.1 billion (with the $100 million increase in the proposed purchase price consisting of no more than 50% in Hill-Rom common stock) would be required for the Committee and senior management to recommend approval of a transaction to the Welch Allyn board and shareholders, in addition to Hill-Rom's agreement to numerous other outstanding material contract points and the satisfactory completion of Welch Allyn's due diligence regarding the value of Hill-Rom's shares and Hill-Rom's ability to finance and close the transaction.

        Subsequently on June 6, 2015, Barclays communicated the Welch Allyn position to Hill-Rom's financial advisor. Barclays also requested full mark-ups of the drafts of the merger agreement and disclosure letter and Hill-Rom's financing commitment papers for immediate review.

        On June 7, 2015, Hill-Rom's financial advisor advised Barclays that Hill-Rom could offer a purchase price of $2.05 billion, consisting of $1.625 billion in cash and a fixed number of shares of Hill-Rom common stock having a value at signing of $425 million, but could not go any higher. Hill-Rom's financial advisor also indicated that Hill-Rom was willing to agree to certain other terms and conditions that had been discussed on June 6.

        Subsequently on the evening of June 7, 2015, the Welch Allyn Finance Committee met with senior management and Barclays via teleconference to discuss the Hill-Rom communication and consider an appropriate response. After receiving advice and discussing the alternatives, the Welch Allyn Finance Committee authorized Barclays to communicate that it could not fully consider Hill-Rom's proposal until Hill-Rom addressed all the terms and conditions of the transaction; however, the proposed purchase price could be recommended to the Welch Allyn Board and shareholders if the other terms and conditions of a complete proposal, including certain issues that had been raised by Hill-Rom's proposed mark-up, were acceptable. Any agreement would be subject to satisfactory resolution of all other outstanding material terms and conditions, receipt of Hill-Rom's remaining comments on the drafts of the merger agreement and disclosure letter and satisfactory resolution of any issues raised by those comments, negotiation of a definitive agreement, and satisfactory completion of Welch Allyn's ongoing due diligence related to Hill-Rom. It was noted that the overall terms and conditions needed to be very attractive to gain approval of the Welch Allyn Board and shareholders, given that the shareholders were under no pressure to sell.

        Later on during the evening of June 7, 2015, Barclays communicated the Welch Allyn Finance Committee's response to Hill-Rom's financial advisor.

        On June 8, 2015, the chief executive officers of Hill-Rom and Welch Allyn met via telephone to discuss the progress made, as well as the known outstanding issues, and the process for identifying and negotiating the material issues not yet considered (including the need for a full mark-up of the draft merger agreement and disclosure letter from Hill-Rom and Winston). They indicated their mutual intent to work in good faith to resolve the numerous material financial and other issues, to complete due diligence necessary for each party, and to obtain the necessary approvals of both companies' boards and of the voting trustees (as described below) on an expedited basis.

        Hill-Rom required not less than five of the six voting trustees of the voting trust created under the voting trust agreement (representing in aggregate at least the number of shares of Welch Allyn common stock required for shareholder approval) to enter into a voting agreement (to be executed and delivered within 24 hours of signing) pursuant to which the voting trustees would covenant, among other things, to vote in favor of the merger and to consent to the transfer of shares pursuant to the merger, including by providing Hill-Rom with an irrevocable proxy to vote in favor of the merger.

        On June 8, 2015, Party D informed Welch Allyn that it would not pursue a potential transaction with Welch Allyn. Also on June 8, Party C informed Barclays that it was continuing to evaluate a potential transaction.

        On June 9, 2015, the parties discussed Hill-Rom's and Winston's initial comments on the draft merger agreement, and Hill-Rom and Winston provided a revised mark-up of the draft merger agreement to Welch Allyn and Cravath later that day. On June 9 and June 11, 2015, Winston provided Cravath and Welch Allyn initial drafts of the voting agreement and irrevocable proxy to be executed by the voting trustees.

        On June 11, 2015, as part of its due diligence of Hill-Rom, Welch Allyn and its advisers conducted due diligence meetings with the Chief Executive Officer, Chief Financial Officer and other representatives of Hill-Rom, including Hill-Rom's independent accountants, at Welch Allyn's offices in Skaneateles Falls, New York and by teleconference. Greg Norden, Chairman of the Finance and Audit Committees, participated in these meetings, along with members of Welch Allyn senior management.

        Also on June 11, 2015, Welch Allyn and Cravath provided a revised draft of the merger agreement to Hill-Rom and Winston. From the evening of June 11 through and including the evening of June 15, Winston and Hill-Rom negotiated continuously with Welch Allyn and Cravath in order to address numerous financial and other material issues and complete a form of definitive agreement that the parties were willing to submit to their respective boards of directors for review and approval, and to the voting trustees for their review and approval in connection with the execution of the voting agreement and the irrevocable proxy.

        On June 12, 2015, the Welch Allyn Finance Committee met with the Chairman of the Welch Allyn Compensation and Management Development Committee, via teleconference, to discuss the potential transaction and related matters. On June 15, 2015, the Compensation and Management Development Committee met via teleconference, along with the Welch Allyn Finance Committee and all other Board members, to follow up on the prior discussions.

        After the Committee meeting on June 15, 2015, the Welch Allyn Board held a meeting, in person and by telephone conference, together with senior management, the company's legal and financial advisors and the voting trustees, at which the proposed merger agreement and other transaction documents were reviewed and considered at length. All members of the Board of Directors and all voting trustees were in attendance. It was noted that some issues were still being negotiated. At the meeting Barclays gave a presentation to the Welch Allyn Board on the conduct of the sale process, negotiations and due diligence on Hill-Rom, as well as its financial analyses of the merger consideration and its view of the terms of the merger agreement. Cravath gave a presentation to the Welch Allyn Board regarding the proposed merger agreement and the fiduciary duties of the directors and reviewed the terms and conditions of the merger agreement, the voting agreement and the irrevocable proxy. Following discussions and the presentations by Barclays and Cravath, the board of directors asked questions of the advisers and senior management, and discussed the terms of the proposed transaction, including the merger agreement and the other transaction documents.

        On June 16, 2015, Hill-Rom and Welch Allyn agreed upon proposed execution forms of the merger agreement and other transaction documents, including the voting agreement and irrevocable proxy.

        On June 16, 2015, the Welch Allyn Board held a meeting in person and by telephone conference, together with the company's legal and financial advisors and the voting trustees, at which the final terms of the proposed merger agreement and other transaction documents were reviewed and considered, with all members of the Board of Directors and all voting trustees in attendance. At the request of the Welch Allyn Board, Barclays then orally rendered its opinion to the board of directors (subsequently confirmed in writing) that, as of such date and based upon and subject to the factors and assumptions set forth in the written opinion, the cash and common stock to be paid to the holders of outstanding shares of common stock of Welch Allyn pursuant to the merger agreement was fair from a financial point of view to such holders. Following further questions to its advisers and additional discussion and deliberation with regard to the proposed transaction, the Welch Allyn Board unanimously approved, and authorized the execution and delivery of, the merger agreement substantially in the form presented to the Welch Allyn Board. The merger agreement was executed and delivered by the parties later that day, together with the accompanying disclosure letter.

        Subsequent to the approval of the merger agreement on June 16, 2015, the voting trustees, having attended the board meetings of June 15 and 16 and considered the same advice, presentations and materials, approved the transaction and executed and delivered the voting agreement and the irrevocable proxy as required by the merger agreement.

        On June 17, 2015, Hill-Rom and Welch Allyn issued a joint press release announcing the transaction.

Effects of the Merger; Merger Consideration

        At the effective time of the merger, each outstanding share of Welch Allyn common stock (other than any shares of Welch Allyn common stock as to which the holders of such shares have properly complied with the provisions of Sections 623 and 910 of the NYBCL as to dissenters' rights, which shares are referred to as dissenting shares in this statement/prospectus, and any shares of Welch Allyn common stock owned by Hill-Rom, Merger Sub or any subsidiary of Hill-Rom) will be cancelled and automatically converted into the right to receive consideration consisting of a combination of cash and shares of Hill-Rom common stock, which consideration is referred to as the merger consideration or the per share merger consideration in this proxy statement/prospectus.

        Upon the terms and subject to the conditions set forth in the merger agreement and subject to certain assumptions and adjustments described more fully in this proxy statement/prospectus, holders of outstanding shares of Welch Allyn common stock will receive in the aggregate approximately:

  •
  $1,625,000,000 plus the estimated cash and cash equivalents of Welch Allyn as of the close of business on the day immediately preceding the closing date of the merger minus the amount of any cash dividends or distributions to holders of Welch Allyn common stock on the closing date of the merger prior to the closing of the merger, minus the estimated indebtedness (as defined in the merger agreement) of Welch Allyn outstanding as of immediately prior to the closing of the merger, minus certain other adjustments (as defined in the merger agreement) as of immediately prior to the closing of the merger, including the amount of certain fees, costs and expenses of Welch Allyn and the shareholder representative, plus the estimated net working capital as of the close of business on the day immediately preceding the date of the closing of the merger, minus $56,100,100 (which is the target net working capital amount), minus the escrow amount of $75,000,000, minus certain change in control payments (as defined in the merger agreement), including LTIP cash incentive payments (as defined in the merger agreement), minus payments to the holders of Welch Allyn phantom PHASARs and PSU Awards (other than any portion of such payments deposited in the escrow account), which total is referred to as the closing cash consideration in this proxy statement/prospectus; and

  •
  8,133,722 shares of Hill-Rom common stock, which are referred to as the closing stock consideration in this proxy statement/prospectus.

        $75,000,000 of the cash consideration otherwise deliverable to holders of outstanding shares of Welch Allyn common stock, PHASARs and PSU Awards will be withheld pro rata from such holders and deposited in an escrow account to secure any post-closing adjustment to the closing cash consideration and certain indemnification obligations of such holders pursuant to the merger agreement. These funds will be released by the escrow agent in accordance with the terms set forth in the escrow agreement. For more information regarding the adjustments and the amounts withheld under the escrow agreement, see the sections entitled "The Merger Agreement—Merger Consideration Adjustments" and "The Merger Agreement—Escrow" beginning on pages 86 and 85, respectively, and the merger agreement attached to this proxy statement/prospectus as Annex A. The precise amount of the closing cash consideration and the resulting per share closing cash consideration will not be known until shortly before the effective time of the merger and, accordingly, will not be known at the time of the special meeting. The closing cash consideration also will be subject to certain adjustments following the closing of the merger. In addition, the merger consideration will be allocated among Welch Allyn shareholders. The precise amount of the merger consideration to be paid to each Welch Allyn shareholder will vary, depending on the amount of the cash consideration and the number of shares of Welch Allyn common stock outstanding immediately prior to the effective time of the merger.

        Hill-Rom will not issue fractional shares of Hill-Rom common stock in the merger. As a result, Welch Allyn shareholders will receive cash for any fractional share of Hill-Rom common stock that they would otherwise be entitled to receive in the merger. After the merger is completed, Welch Allyn shareholders will have only the right to receive the merger consideration, any cash in lieu of such fractional shares of Hill-Rom common stock and any dividends or other distributions with respect to shares of Hill-Rom common stock and with a record date occurring after the effective time of the merger or, in the case of Welch Allyn shareholders that properly exercise and perfect dissenters' rights, the right to receive the fair market value for such shares, and will no longer have any rights as Welch Allyn shareholders, including voting or other rights.

        If a change in the outstanding shares of capital stock of Hill-Rom occurs prior to the effective time of the merger by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or any similar event, any number or amount contained in the merger agreement which is based on the price of Hill-Rom common stock or the number of shares of Hill-Rom common stock will be appropriately adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or any similar event and to provide to the holders of Welch Allyn common stock as of immediately prior to the effective time of the merger the same economic effect as contemplated by the merger agreement prior to such event. Unless a change in the outstanding shares of capital stock of Hill-Rom occurs prior to the effective time of the merger by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or any similar event, in no event will Hill-Rom be obligated to issue any shares of Hill-Rom common stock in excess of the aggregate stock consideration in connection with the merger.

        The following table sets forth an illustrative calculation of the per share closing consideration that would have been payable to Welch Allyn shareholders had the merger been consummated on July 31, 2015. This illustrative calculation is based solely on estimates available to Hill-Rom and Welch Allyn as of July 31, 2015, and the per share cash consideration payable to Welch Allyn shareholders in the merger is subject to change based on, among other things, fluctuations in net working capital, cash, indebtedness and selling expenses of Welch Allyn. In addition, the figures in the table below reflect the estimated amount of the distribution of certain assets that Welch Allyn intends to make to its shareholders prior to the effective time of the merger. See "Market Price and Dividend Information." The actual per share closing consideration received by Welch Allyn shareholders in the merger may differ materially from the estimates below.

 Illustrative Calculation of Welch Allyn Per Share Consideration
(Amounts in millions except per share amounts) -- Estimates as of July 31, 2015

Base Cash Consideration	$1,625.0
(+) Estimated Cash(1)	44.5
(-) Estimated Indebtedness	(4.1)
(-) Estimated Other Adjustments	(21.4)
(+) Estimated Net Working Capital	70.9
(-) Target Net Working Capital	(56.1)
(-) Change in Control Payments	(30.0)
(-) Phantom Merger Consideration	(102.0)
(-) Escrow Amount(2)	(75.0)

Cash Consideration Adjustment	$(173.2)

Total Cash Closing Consideration	$1,451.8

(+) Implied Value of Total Stock Closing Consideration(3)	$455.7

Total Closing Consideration	$1,907.5

Outstanding Shares of Welch Allyn Common Stock(4)	107.5

Illustrative Welch Allyn Per Share Closing Consideration	$17.74

(1)
Estimated Cash assumes the distributions to the Welch Allyn shareholders described in the section titled "Market Price and Dividend Distribution" and the deposit by Welch Allyn of $5 million into escrow to secure payment of the Representative Expenses (as defined in the section titled "The Merger Agreement—The Shareholder Representative") described in the section titled "The Merger Agreement—The Shareholder Representative" were made prior to July 31, 2015, the assumed effective date of the merger for purposes of this table. The shareholder representative escrow is intended to provide the shareholder representative with a source of funds for the payment of potential Representative Expenses. The actual shareholder representative escrow amount will be determined by the Welch Allyn Board prior to closing and may differ from the estimated shareholder representative escrow amount included herein for purposes of this table. Any cash remaining in such escrow account after all payments to the shareholder representative are made will be distributed to persons that held Welch Allyn common stock (other than dissenting shares, shares for which share certificates have not been surrendered, and shares owned by Hill-Rom, any subsidiary of Hill-Rom or the surviving corporation) immediately prior to the effective time of the merger and to the persons that held a Welch Allyn phantom share appreciation right or a phantom share unit immediately prior to the effective time of the merger, with payments allocated pro rata based on the number of shares of Welch Allyn common stock held by the person or the number of phantom shares underlying the person's phantom share appreciation right or phantom share units, as applicable. See "Market Price and Dividend Distribution and "The Merger Agreement—The Shareholder Representative".

(2)
After all claims for indemnification have been resolved, the escrow agent will pay any remaining amount in the escrow account to persons that held Welch Allyn common stock (other than dissenting shares, shares for which share certificates have not been surrendered, and shares owned by Hill-Rom, any subsidiary of Hill-Rom or the surviving corporation) immediately prior to the effective time of the merger and to the persons that held a Welch Allyn phantom share appreciation right or a phantom share unit immediately prior to the effective time of the merger, with payments allocated pro rata based on the number of shares of Welch Allyn common stock held by the person or the number of phantom shares underlying the person's phantom share appreciation right or phantom share units, as applicable. Assuming $75,000,000 remains in the escrow account upon release of the escrow funds to such holders, $0.65 per share of Welch Allyn common stock and phantom share will be distributed to such holders from such escrow fund. For information concerning the $75 million withheld under the escrow agreement, see "The Merger Agreement—Escrow."

(3)
The number of shares of Hill-Rom common stock to be issued in the merger is fixed at 8,133,722 and, accordingly, is not subject to adjustment prior to the effective time of the merger. The implied value of the Hill-Rom common stock to be issued in the merger is based upon the closing price per share of the Hill-Rom common stock on the NYSE on July 31, 2015. For historical information regarding the market price of the Hill-Rom common stock, see "Market Price and Dividend Information."

(4)
The per share consideration payable to Welch Allyn shareholders is based on the number of shares of Welch Allyn common stock outstanding as of July 31, 2015.

Treatment of Welch Allyn PHASARS, PSU Awards and LTIP Cash Incentive Awards

        At the effective time of the merger:

  •
  each outstanding PHASAR, whether vested or unvested, will be cancelled, with the holder of such PHASAR becoming entitled to receive an amount in cash equal to the product of (a) the number of Phantom Shares subject to such PHASAR as of immediately prior to the effective time of the merger and (b) the excess, if any, or the Phantom Merger Consideration (divided by 20 in the case of any PHASAR granted prior to January 1, 2012) over the grant price of such PHASAR, less any required withholding taxes;

  •
  each outstanding PSU Award will be cancelled, with the holder of such PSU Award becoming entitled to receive an amount in cash equal to the product of (a) the number of Phantom Shares subject to such PSU Award as of immediately prior to the effective time of the merger and (b) the Phantom Merger Consideration (divided by 20 in the case of any PSU Award granted prior to January 1, 2012), less any required withholding taxes; and

  •
  each outstanding LTIP Cash Incentive Award will be cancelled, with the holder of such LTIP Cash Incentive Award becoming entitled to receive an amount in cash equal to the total cash amount subject to such LTIP Cash Incentive Award, assuming satisfaction of performance goals at target levels, less any required withholding taxes.

        If Welch Allyn, on or prior to the effective time of the merger, declares any dividends or other distributions directly or indirectly on shares of Welch Allyn common stock that are paid or set-aside on or following June 16, 2015, then the Phantom Merger Consideration as defined above will be increased by the aggregate per share amount of such dividends or other distributions.

        In addition, $75,000,000 of the cash consideration otherwise deliverable to holders of outstanding shares of Welch Allyn common stock, PHASARs and PSU Awards will be withheld pro rata from such holders and deposited in an escrow account to secure any post-closing adjustment to the closing cash consideration and certain indemnification obligations of such holders pursuant to the merger agreement. These funds will be released by the escrow agent in accordance with the terms set forth in the escrow agreement. Pursuant to the terms of the LTIP Cash Incentive Awards and the merger agreement, no portion of the cash amount each individual receives in respect of his or her LTIP Cash Incentive Awards will be withheld under the escrow agreement.

Ownership of Hill-Rom Following the Merger

        Hill-Rom expects to issue 8,133,722 shares of Hill-Rom common stock in the merger for consideration to be paid to the outstanding shares of Welch Allyn common stock. Based on the number of shares of Hill-Rom common stock outstanding on June 16, 2015, immediately after completion of the merger, Welch Allyn shareholders immediately prior to the merger are expected to own, in the aggregate, approximately 13% of the then outstanding shares of Hill-Rom common stock.

        The merger will not affect the continuing ownership by Hill-Rom shareholders of shares of Hill-Rom common stock owned prior to the effective time of the merger. Accordingly, Hill-Rom shareholders will hold the same number of shares of Hill-Rom common stock that they held immediately prior to the merger. However, because Hill-Rom will be issuing new shares of Hill-Rom common stock to Welch Allyn shareholders in the merger, each outstanding share of Hill-Rom common stock immediately prior to the merger will represent a significantly smaller percentage of the total number of shares of Hill-Rom common stock outstanding after the merger. It is expected that Hill-Rom shareholders immediately prior to the merger will hold approximately 87% of the total Hill-Rom common stock outstanding upon completion of the merger.

Board of Directors and Management of Hill-Rom After the Merger

        The directors and officers of Hill-Rom immediately prior to the effective time of the merger will continue to be directors and officers of Hill-Rom immediately following the merger.

        Information about current directors and executive officers of Hill-Rom, including biographical information, executive compensation and stock ownership, can be found in Hill-Rom's proxy statement for the 2014 annual meeting of Hill-Rom shareholders and Annual Report on Form 10-K for the fiscal year ended September 30, 2014, both of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See the section titled "Where You Can Find Additional Information" beginning on page 159 of this proxy statement/prospectus.

Hill-Rom's Reasons for the Merger

        Hill-Rom has aggressively pursued external growth opportunities, with the goal of leveraging Hill-Rom's existing channel strength. By doing so, Hill-Rom believes that it can advance its strategic objectives of being a stronger, more diversified organization with sufficient scale and resources to enhance customer relevance, thereby generating additional value across its entire product portfolio. Hill-Rom believes that a combination with Welch Allyn significantly advances these strategic objectives. In approving the merger and the other transactions contemplated by the merger agreement, the Hill-Rom board of directors considered a variety of factors related to these strategic priorities, including the following:

  •
  the combined company will have a stronger, more significant product, service and solutions platform than either has individually;

  •
  Hill-Rom can use the additional infrastructure, capabilities and products it will gain as a result of the merger to enable it to pursue a business model that meets the evolving needs of patients and customers and delivers superior healthcare outcomes across multiple care settings;

  •
  The merger will result in an enhanced financial profile for Hill-Rom, creating the opportunity for accelerated organic and inorganic growth; and

  •
  the merger will have an immediate accretive impact on the adjusted earnings per share of Hill-Rom common stock.

        In addition to these factors, the Hill-Rom board of directors also considered the potential adverse effects of other factors weighing negatively against the merger, including, without limitation, the following:

  •
  Hill-Rom's ability to engage in additional acquisitions may be more limited after the merger;

  •
  the anticipated synergies would be more difficult to achieve or would take longer to achieve than anticipated; and

  •
  the potential challenges of integrating Hill-Rom's and Welch Allyn's operations.

        The foregoing discussion of the factors considered by the Hill-Rom board of directors is not intended to be exhaustive, but rather includes the material factors considered by the Hill-Rom board of directors. In reaching its decision to approve the merger and the other transactions contemplated by the merger agreement, the Hill-Rom board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Hill-Rom board of directors considered all these factors as a whole, including discussions with, and questioning of, Hill-Rom management and Hill-Rom's legal and financial advisors, and overall considered the factors to be favorable to, and to support, its decision.

Recommendation of the Welch Allyn Board of Directors and Its Reasons for the Merger

        The Welch Allyn Board believes that the merger agreement, the merger and the other transactions contemplated thereby are advisable and in the best interests of Welch Allyn and its shareholders. Accordingly, the Welch Allyn Board has unanimously approved the merger agreement, the merger and the other transactions contemplated thereby and unanimously recommended that Welch Allyn's shareholders adopt the merger agreement and approve the merger and the other transactions contemplated thereby.

        As described under "—Background of the Merger", the Welch Allyn Board, prior to and in reaching its decision at its meeting on June 16, 2015 to approve the merger agreement, the merger and the other transactions contemplated thereby, consulted with Welch Allyn management and Welch Allyn's legal and financial advisors and considered a variety of factors weighing positively in favor of the merger, including, but not limited to, the following:

  •
  the value to be received by holders of Welch Allyn common stock in the merger;

  •
  the fact that the approximately 79.3% cash and 20.7% stock split in the merger consideration (based on a per share value of $52.2516 for Hill-Rom common stock, which was calculated as the volume weighted average price per share of Hill-Rom common stock on the New York Stock Exchange (as reported by Bloomberg L.P.) for the period commencing at the opening of trading on the New York Stock Exchange on the tenth day prior to the date of the merger agreement and ending at the close of trading on the date of the merger agreement) to be paid to Welch Allyn's shareholders affords Welch Allyn's shareholders the opportunity both to receive cash for a portion of the value of their shares through the cash component and to participate in the growth and opportunities of the combined company through the stock component;

  •
  the opportunity, because the stock portion of the merger consideration is a fixed number of shares of Hill-Rom common stock, for Welch Allyn's shareholders to benefit from any increase in the trading price of Hill-Rom common stock between the announcement of the merger and the completion of the merger;

  •
  the Welch Allyn Board's analysis of other strategic alternatives for Welch Allyn, including continued growth as a stand-alone company, an initial public offering of Welch Allyn common stock and the potential to acquire, be acquired or combine with third parties;

  •
  the strategic benefits of the transaction, including the complementary nature of the products, customers, geographic territories and personnel of Welch Allyn and Hill-Rom and the belief that combining the businesses of Welch Allyn and Hill-Rom will create a scalable platform for growth and acquisitions in the medical diagnostic and technologies sector, which are expected to create value for the combined company's shareholders;

  •
  the advantages that the combined company will have over Welch Allyn as a standalone company, including increased scale and breadth of product offerings;

  •
  the belief that the terms of the merger agreement and the other transaction documents, taken as a whole, provide a significant degree of certainty that the merger will be completed, including the facts that (i) the conditions required to be satisfied prior to completion of the merger, such as the receipt of Welch Allyn shareholder approval and antitrust clearance, are expected to be fulfilled, (ii) the merger agreement does not include a financing condition to Hill-Rom's obligation to consummate the merger and (iii) there are limited circumstances in which Hill-Rom may terminate the merger agreement;

  •
  the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

  •
  the financial presentation of Barclays and its written opinion to the Welch Allyn Board, dated June 16, 2015, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Welch Allyn common stock; and

  •
  the diversification and liquidity afforded to the shareholders by the transaction.

        In addition to these factors, the Welch Allyn Board also considered the potential adverse effects of other factors weighing negatively against the merger, including, without limitation, the following:

  •
  the risk that, because the stock portion of the merger consideration is a fixed number of shares of Hill-Rom common stock, Welch Allyn's shareholders could be adversely affected by a decrease in the trading price of Hill-Rom common stock after the date of execution of the merger agreement, and the fact that the merger agreement does not provide Welch Allyn with a price-based termination right or similar protection, such as a "collar" with respect to Hill-Rom's stock price, for Welch Allyn or its shareholders;

  •
  the indemnification obligations of the Welch Allyn shareholders and the related escrow arrangements pursuant to the merger agreement, as a result of which Welch Allyn shareholders receive a portion of the merger consideration after a significant delay, if at all, and may under certain circumstances incur additional liabilities to Hill-Rom after the closing of the merger;

  •
  the fact that the merger might not be completed in a timely manner or at all, due to a failure of certain conditions, including a failure of the parties to obtain required regulatory approvals in accordance with the terms of the merger agreement;

  •
  the risks and costs to Welch Allyn if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential adverse effect on Welch Allyn's customer and other commercial relationships;

  •
  the fact that some of Welch Allyn's directors and executive officers may have interests in the merger that are different from, or in addition to, those of Welch Allyn's shareholder generally, including those interests that are a result of employment and compensation arrangements with Welch Allyn's executive officers and the manner in which they would be affected by the merger, as described more fully in the section entitled "—Interests of Directors and Executive Officers of Welch Allyn in the Merger";

  •
  the restrictions on Welch Allyn's ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, which the Welch Allyn Board understood, although having the potential effect of discouraging third parties from proposing a competing business combination transaction, were conditions to Hill-Rom's willingness to enter into the merger agreement and were reasonable in light of, among other things, the benefits of the merger to Welch Allyn's shareholders;

  •
  the inability of Welch Allyn to terminate the merger agreement even if the Welch Allyn Board changes its recommendation, which the Welch Allyn Board understood, although having the potential effect (in combination with the voting agreement) of preventing Welch Allyn's shareholders from accepting a competing business combination transaction, was a condition to

    Hill-Rom's willingness to enter into the merger agreement and was reasonable in light of, among other things, the benefits of the merger to Welch Allyn's shareholders;

  •
  the restrictions on the conduct of Welch Allyn's business prior to the completion of the merger, which may delay or prevent Welch Allyn from undertaking business opportunities that may arise during the term of the merger agreement, whether or not the merger is completed;

  •
  the fact that the receipt of the merger consideration will be taxable to Welch Allyn's shareholders for U.S. federal income tax purposes;

  •
  the challenges of combining the businesses, operations and workforces of Hill-Rom and Welch Allyn and realizing the anticipated cost savings and operating synergies;

  •
  the risks that the financial results and the stock price of the combined company might decline, including the possible adverse effects on the stock price and financial results of the combined company if the benefits of the synergies expected of the merger are not obtained on a timely basis or at all; and

  •
  the risks described in the section entitled "Risk Factors" beginning on page 29.

        The foregoing discussion of the factors considered by the Welch Allyn Board is not intended to be exhaustive, but rather includes the material factors considered by the Welch Allyn Board. In reaching its decision to declare the merger agreement advisable and that the merger is in the best interests of Welch Allyn and Welch Allyn's shareholders, and, in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Welch Allyn Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Welch Allyn Board considered all these factors as a whole, including discussions with, and questioning of, Welch Allyn management and Welch Allyn's legal and financial advisors, and overall considered the factors to be favorable to, and to support, its decision.

        For the reasons set forth above, the Welch Allyn Board unanimously declared the merger agreement advisable and determined that the merger is in the best interests of Welch Allyn and its shareholders, unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously recommended that Welch Allyn's shareholders adopt the merger agreement and approve the merger and the other transactions contemplated thereby.

        This explanation of Welch Allyn's reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 37.

Opinion of the Financial Advisor to Welch Allyn

        Welch Allyn has retained Barclays as its financial advisor to advise the Welch Allyn Board in connection with the merger. At the June 16, 2015 meeting of the Welch Allyn Board, Barclays delivered to the Welch Allyn Board its oral opinion, which opinion was confirmed by delivery of a written opinion dated as of June 16, 2015, to the effect that, as of that date and based on and subject to the various assumptions, qualifications, matters considered and limitations described in its written opinion, from a financial point of view, the merger consideration offered to the Welch Allyn shareholders was fair to the Welch Allyn shareholders.

        The full text of the written opinion of Barclays dated June 16, 2015, which sets forth, among other things, the assumptions made, procedures followed, qualifications to, matters considered and limits on the review undertaken by Barclays in rendering its opinion, is attached as Annex D to this proxy statement/prospectus. Barclays' opinion, the issuance of which was approved by Barclays' fairness opinion committee, was addressed to the Welch Allyn Board and addressed only the fairness, from a financial point of view, of the merger consideration offered to the Welch Allyn shareholders and expressed no opinion as to the merits of the underlying business decision by Welch Allyn to engage in the merger or the relative merits of the merger as compared to any alternative business strategies, nor did it express an opinion or recommendation as to how any Welch Allyn shareholder should vote with respect to the merger or as to whether any Welch Allyn shareholder should authorize a proxy to vote its shares in favor of the adoption of the merger agreement and the approval of the merger or the likelihood of the consummation of the merger. In addition, Barclays expressed no opinion on, and Barclays' opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the transactions contemplated by the merger agreement, or any class of such persons, relative to the consideration paid in the merger or otherwise. The terms of the merger were determined through arm's-length negotiations between Welch Allyn and Hill-Rom and were approved by the Welch Allyn Board. The summary of the Barclays opinion and the methodology that Barclays used to render its opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion attached hereto as Annex D.

        In connection with Barclays' role as financial advisor to Welch Allyn and in arriving at its opinion, Barclays reviewed and analyzed, among other things:

  •
  the merger agreement, and the specific terms of the merger;

  •
  financial and operating information with respect to the business, operations and prospects of Welch Allyn furnished to Barclays by Welch Allyn, including financial projections of Welch Allyn prepared by management of Welch Allyn (the "Welch Allyn projections");

  •
  publicly available information concerning Hill-Rom that Barclays believed to be relevant to its analysis, including Hill-Rom's Annual Report on Form 10-K for the fiscal year ended September 30, 2014 and Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2014 and March 31, 2015;

  •
  a trading history of Hill-Rom common stock from June 12, 2010 to June 12, 2015 and a comparison of that trading history with those of other companies that Barclays deemed relevant;

  •
  a comparison of the historical financial results and present financial condition of the Company and Hill-Rom with each other and with those of other companies that Barclays deemed relevant;

  •
  a comparison of the financial terms of the merger with the financial terms of certain other transactions that Barclays deemed relevant;

  •
  the pro forma impact of the merger on the future financial performance of the combined company, including the estimated amounts and timing of the cost savings and operating synergies reviewed by the management of Welch Allyn in connection with the merger (the "expected synergies");

  •
  published estimates of independent research analysts with respect to the future financial performance and price targets of Hill-Rom (the "Hill-Rom projections"); and

  •
  such other things as Barclays deemed appropriate.

        In addition, Barclays had discussions with the management of Welch Allyn and Hill-Rom concerning their respective business, operations, assets, liabilities, financial condition and prospects and has undertaken such other studies, analyses and investigations as Barclays deemed appropriate.

        In arriving at its opinion, Barclays assumed and relied on the accuracy and completeness of the financial and other information made available to it, or publicly accessed by it, without any independent verification of such information (and has not assumed responsibility or liability for any independent verification of such information) and further relied upon the assurances of management of Welch Allyn that they were not aware of any factors or circumstances that would make such information inaccurate or misleading. With respect to the Welch Allyn projections, upon the advice of Welch Allyn, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best available estimates and judgments of the management of Welch Allyn as to the future financial performance of Welch Allyn and that Welch Allyn will perform substantially in accordance with such projections and, at the direction of Welch Allyn, Barclays relied on the Welch Allyn projections in performing its analysis and arriving at its opinion. Furthermore, upon the advice of Welch Allyn, Barclays assumed that the amounts and timing of the expected synergies will be realized in accordance with such estimates. With respect to the Hill-Rom projections, upon the advice of Welch Allyn, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best available estimates as to the future financial performance of Hill-Rom and that Hill-Rom will perform substantially in accordance with such projections and, at the direction of Welch Allyn, Barclays relied on the Hill-Rom projections in performing its analysis and arriving at its opinion. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Welch Allyn or Hill-Rom and did not make or obtain any evaluations or appraisals of the assets or liabilities of Welch Allyn or Hill-Rom. Barclays' opinion was based upon market, economic and other conditions as they existed on, and can be evaluated as of, the date of its opinion. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after the date of its opinion. Barclays expressed no opinion as to the prices at which shares of Hill-Rom common stock would trade following the announcement or consummation of the merger. Barclays' opinion did not provide any assurance that the market value of the Hill-Rom common stock to be held by the Welch Allyn shareholders after the consummation of the merger will be in excess of the market value of the Welch Allyn common stock owned by such shareholders at any time prior to the announcement or consummation of the merger.

        Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto and that the adjustments to the merger consideration provided in the merger agreement will not result in any adjustments to the consideration that Barclays deemed were material to its analysis. Barclays also assumed, upon the advice of Welch Allyn, that all material governmental, regulatory and third party approvals, consents and releases for the merger will be obtained within the constraints contemplated by the merger agreement and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor did Barclays' opinion address any legal, tax, regulatory or accounting matters.

        The following is a summary of the material financial analyses contained in the presentation that was made by Barclays to the Welch Allyn Board on June 15 and June 16, 2015 and that were used by Barclays in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Barclays, nor does the order of analyses described represent the relative importance or weight given to those analyses by Barclays. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of Barclays' financial analyses. In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the merger. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 16, 2015, and is not necessarily indicative of current market conditions. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of any party to the merger. Barclays assumes no responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below.

Selected Comparable Company Analysis

Welch Allyn

        Barclays reviewed and compared certain financial information for Welch Allyn to the corresponding financial information, ratios and public market multiples for the following publicly traded medical technology companies, which are referred to below as the "Welch Allyn comparable companies":

  •
  Bio-Rad Laboratories, Inc.;

  •
  CONMED Corporation;

  •
  Hill-Rom;

  •
  Hologic, Inc.;

  •
  Integra LifeSciences Holdings Corp.;

  •
  Masimo Corporation;

  •
  Merit Medical Systems, Inc.;

  •
  Mindray Medical International Ltd;

  •
  ResMed Inc.; and

  •
  STERIS Corp.

        Barclays calculated and compared various financial multiples and ratios of Welch Allyn and the selected companies. As part of its comparable company analysis, Barclays calculated and analyzed: (1) each company's ratio of its current stock price to its estimated earnings per share, or EPS, for the 2015 and 2016 calendar years (commonly referred to as a price earnings ratio, or P/E), (2) each company's enterprise value to estimated revenue for the 2015 and 2016 calendar years and (3) each company's enterprise value to estimated EBITDA for the 2015 and 2016 calendar years. The enterprise value of each company was obtained by adding its short- and long-term debt to the sum of the market value of its common stock and subtracting its cash and cash equivalents. All these calculations were performed based on (1) the Hill-Rom projections, in the case of Hill-Rom, or (2) the consensus of independent research analysts earnings estimates compiled by I/B/E/S at that time and closing prices as of June 12, 2015. The results of this selected comparable company analysis are summarized below:

	Enterprise Value as a Multiple of Revenue for the Calendar Year		Enterprise Value as a Multiple of EBITDA for the Calendar Year		Stock Price as a Multiple of EPS for the Calendar Year(1)
	2015E	2016E	2015E	2016E	2015E	2016E
High	5.12x	4.91x	18.8x	15.9x	30.3x	26.0x
Mean	2.88	2.74	13.7	12.5	23.0	20.6
Median	2.34	2.25	13.8	12.7	22.3	20.6
Low	1.86	1.73	10.3	9.3	17.2	15.4

(1)
Stock price as a multiple of EPS for calendar years 2015E and 2016E excludes Bio-Rad, which Barclays deemed to be an outlier.

        Barclays selected the Welch Allyn comparable companies because their businesses and operating profiles are reasonably similar to that of Welch Allyn. However, because of the inherent differences between the business, operations and prospects of Welch Allyn and those of the Welch Allyn comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Welch Allyn and the Welch Allyn comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Welch Allyn and the companies included in the comparable company analysis. Based on these judgments, Barclays selected ranges of 11.5x to 13.5x multiples of 2015 calendar year estimated EBITDA and 20.0x to 24.0x multiples of 2015 calendar year estimated EPS and applied such ranges to Welch Allyn management projections to calculate a range of implied enterprise values. The following summarizes the result of these calculations:

Implied Enterprise Value
(dollars in billions)
Enterprise Value as a Multiple of CY2015E EBITDA	$1.820 - $2.140
Stock Price as a Multiple of CY2015E EPS	$1.480 - $1.810

        Barclays noted that on the basis of the selected comparable company analysis, the merger consideration to be offered in the merger was within the range of implied enterprise value calculated using estimated 2015 calendar year EBITDA and above the range of implied enterprise value calculated using estimated 2015 calendar year EPS.

Hill-Rom

        Barclays reviewed and compared certain financial information for Hill-Rom to the corresponding financial information, ratios and public market multiples for the following publicly traded medical technology companies, which are referred to below as the "Hill-Rom comparable companies":

  •
  AngioDynamics, Inc.;

  •
  CONMED Corporation;

  •
  Getinge AB;

  •
  ICU Medical, Inc.;

  •
  Integra LifeSciences Holdings Corp.;

  •
  Masimo Corporation;

  •
  Merit Medical Systems, Inc.;

  •
  Mindray Medical International Ltd;

  •
  STERIS Corp.

  •
  Stryker Corp.; and

  •
  Teleflex, Inc.

        Barclays calculated and compared various financial multiples and ratios of Hill-Rom and the selected companies. As part of its comparable company analysis, Barclays calculated and analyzed: (1) each company's ratio of its current stock price to its estimated EPS for the 2015 and 2016 calendar years, (2) each company's enterprise value to estimated revenue for the 2015 and 2016 calendar years and (3) each company's enterprise value to estimated EBITDA for the 2015 and 2016 calendar years. The enterprise value of each company was obtained by adding its short- and long-term debt to the sum of the market value of its common stock and subtracting its cash and cash equivalents. All these calculations were performed based on the consensus of independent research analysts earnings estimates compiled by I/B/E/S at that time and closing prices as of June 12, 2015. The results of this selected comparable company analysis are summarized below:

	Enterprise Value as a Multiple of Revenue for the Calendar Year		Enterprise Value as a Multiple of EBITDA for the Calendar Year		Stock Price as a Multiple of EPS for the Calendar Year
	2015E	2016E	2015E	2016E	2015E	2016E
High	4.08x	3.93x	18.8x	15.9x	30.8x	30.6x
Mean	2.83	2.69	13.4	12.1	23.1	20.7
Median	2.46	2.36	13.5	12.4	21.0	19.0
Low	1.88	1.73	10.3	8.6	16.7	12.5

        Barclays selected the Hill-Rom comparable companies because their businesses and operating profiles are reasonably similar to that of Hill-Rom. However, because of the inherent differences between the business, operations and prospects of Hill-Rom and those of the Hill-Rom comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Hill-Rom and the Hill-Rom comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Hill-Rom and the companies included in the comparable company analysis. Based on these judgments, Barclays selected ranges of 11.0x to 13.0x multiples of 2015 calendar year estimated EBITDA and 16.0x to 20.0x multiples of 2016 calendar year estimated EPS and applied such ranges to the Hill-Rom projections to calculate a range of implied share price values. The following summarizes the result of these calculations:

Implied Share Price Value
Enterprise Value as a Multiple of CY2015E EBITDA.	$48.53 - $58.81
Stock Price as a Multiple of CY2016E EPS	$45.90 - $57.38

Discounted Cash Flow Analysis

        Barclays performed a discounted cash flow analysis of Welch Allyn. A discounted cash flow analysis is a traditional methodology used to derive a valuation of an asset by calculating the "present value" of estimated cash flows of the asset. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

        To calculate the estimated enterprise value of Welch Allyn common stock using the discounted cash flow method, Barclays added (1) projected unlevered free cash flows of Welch Allyn for fiscal years 2015 through 2019 based on the management projections to (2) the "terminal value" of Welch Allyn as of December 31, 2019, and discounted such amount to its present value using a range of selected discount rates. The unlevered free cash flows were calculated by taking the earnings before interest and tax expense, subtracting tax expense calculated using Welch Allyn's projected tax rate of 32.0%, adding depreciation and amortization and subtracting capital expenditures and changes in working capital. The residual value of Welch Allyn at the end of the forecast period, or "terminal value", was estimated using the "perpetuity growth" method, whereby estimated unlevered free cash flows in fiscal year 2020 were divided by the difference between the discount rate and an estimated perpetuity growth rate. The range of discount rates of 9.0% to 10.0% was selected based on an analysis of the weighted average cost of capital of Welch Allyn. The range of perpetuity growth rates of 2.0% to 3.0% was selected based on longer term growth expectations for Welch Allyn.

        Based upon these perpetuity growth rates and discount rates, Barclays then calculated a range of implied enterprise values of $1.645 billion to $2.120 billion. Barclays noted that on the basis of the discounted cash flow analysis, the merger consideration was within the range of implied enterprise values calculated using management's projections.

        Barclays also calculated the estimated enterprise value of Welch Allyn using the discounted cash flow method using adjusted projected unlevered free cash flows of Welch Allyn that excluded cash flows generated by certain new business lines, or the "sensitivity projections". The range of discount rates of 9.0% to 10.0% and range of perpetuity growth rates of 2.0% to 3.0% were selected on the same basis as described above. Based upon these perpetuity growth rates and discount rates, Barclays then calculated a range of implied enterprise values of $1.465 billion to $1.885 billion. Barclays noted that on the basis of the discounted cash flow analysis, the merger consideration was above the range of implied enterprise values calculated using sensitivity projections which exclude certain new business lines.

Leveraged Buyout Analysis

        Barclays also analyzed Welch Allyn from the perspective of a potential purchaser that would effect a leveraged buyout of Welch Allyn to determine the prices at which a financial sponsor might effect such a leveraged buyout, using the estimated unlevered free cash flow calculated based upon (1) the Welch Allyn projections and (2) the sensitivity projections which exclude certain new business lines. Barclays assumed a transaction closing date of December 31, 2015, with approximately $1.0 billion of new debt, a target internal rate of return ranging from approximately 20% to 25% and a five-year investment period ending on December 31, 2020. Applying an illustrative adjusted leverage ratio (defined as the ratio of total debt to estimated non-GAAP earnings before interest, taxes, depreciation and amortization, or EBITDA) of 6.25x and the illustrative range of target internal rates of return described above and assuming a last twelve-month EV/EBITDA multiple on the exit date equal to the last-twelve-month EV/EBITDA multiple implied by the purchase price on the closing date, Barclays derived the following range of implied enterprise values for Welch Allyn:

Implied Enterprise Value
(dollars in billions)
Welch Allyn Projections	$1.605 - $1.930
Sensitivity Projections	$1.285 - $1.605

        Barclays noted that on the basis of the leveraged buyout analysis, the merger consideration was above the range of implied enterprise values calculated using Welch Allyn projections and using sensitivity projections which exclude certain new business lines.

Comparable Transaction Analysis

        In order to assess the purchase price offered to the shareholders of Welch Allyn in the merger relative to the purchase prices in other transactions, Barclays reviewed the purchase prices in selected mergers and acquisitions transactions involving targets in the medical technology industry from January 1, 2007 to June 1, 2015. For each transaction, Barclays calculated the enterprise value as a multiple of EBITDA for the last twelve months prior to the transaction. The results of this comparable transaction analysis are summarized below:

Enterprise Value as a Multiple of EBITDA for the Last Twelve Months Prior to the Transaction
High	34.0x
Mean	14.1
Median	12.2
Low	6.8

        In addition, among these selected mergers and acquisitions transactions, Barclays identified a subset of transactions, the "focus group", which it deemed most relevant for comparison to the proposed transaction for Welch Allyn. The results of this comparable transaction analysis for the focus group of transactions are summarized below:

Enterprise Value as a Multiple of EBITDA for the Last Twelve Months Prior to the Transaction
High	18.2x
Mean	12.7
Median	12.4
Low	9.9

        The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Welch Allyn and the companies included in the comparable transaction analysis. Accordingly, Barclays believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the proposed transaction which would affect the acquisition values of the target companies and Welch Allyn. Based on these judgments, Barclays selected a range of enterprise value as a multiple of EBITDA for the last twelve months prior to the transaction of 12.0x to 15.0x to calculate a range of implied enterprise values of $1.820 billion to $2.280 billion. Barclays noted that on the basis of the comparable transaction analysis, the merger consideration to be offered in the merger was within the range of implied enterprise values.

Other Analyses

        The analyses and data described below were presented to the Welch Allyn board for informational purposes only and did not provide the basis for, and were not otherwise considered in connection with, the rendering of Barclays' opinion.

        52-Week High/Low Trading Prices.    Barclays reviewed the range of trading prices of shares of Hill-Rom common stock for the 52 weeks ended on June 12, 2015. Barclays observed that, during such period, the share prices of Hill-Rom common stock ranged from $38.85 per share to $55.29 per share on August 1, 2014 and May 5, 2015, respectively, as compared to Hill-Rom's closing stock price of $52.48 on June 12, 2015.

        Analysis of Equity Research Analyst Price Targets.    Barclays reviewed the publicly available price targets of Hill-Rom published by independent equity research analysts associated with various Wall Street firms. The price targets ranged from $50.00 to $57.00 per share, as compared to Hill-Rom's closing stock price of $52.48 on June 12, 2015.

General

        Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Welch Allyn Board selected Barclays because of its familiarity with Welch Allyn and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

        Barclays is acting as financial advisor to Welch Allyn in connection with the merger. As compensation for its services, Welch Allyn agreed to pay Barclays a fee of $1 million in connection with the delivery of Barclays' opinion (the "opinion fee") and a fee equal to the sum of (i) 0.675% of the amount of consideration actually received in the merger up to the first $1.75 billion of such consideration and (ii) 2.000% of the amount of any consideration actually received in the merger over $1.75 billion payable upon completion of the merger (the "advisory fee"). Welch Allyn and Barclays have agreed that the opinion fee shall be creditable once against the advisory fee. For purposes of the foregoing calculation, (1) "consideration" (A) means the gross value of all cash, securities and other property payable by an acquiror and its affiliates for the transfer of equity securities in connection with the merger and (B) is deemed (x) to include the aggregate principal amount of any indebtedness for money borrowed and any capital leases as set forth on the balance sheet of Welch Allyn immediately prior to the closing of the merger and (y) to exclude cash or cash equivalents, if any, of Welch Allyn or its subsidiaries as set forth on the balance sheet of the Company immediately prior to the closing of such Sale, and (2) the value of the shares of Hill-Rom common stock received will be calculated in accordance with the mechanics specified in the merger agreement. In addition, subject to certain limitations, Welch Allyn has agreed to reimburse Barclays for its reasonable out-of-pocket expenses incurred in connection with the proposed transaction and to indemnify Barclays for certain liabilities that may arise out of its engagement by Welch Allyn and the rendering of Barclays' opinion.

        Barclays is a full service securities firm engaged in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effective transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Hill-Rom and its affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Expected Timing of the Merger

        Hill-Rom and Welch Allyn currently expect to complete the merger prior to September 30, 2015, subject to the receipt of regulatory approvals and the satisfaction or waiver of the other conditions to the merger contained in the merger agreement. However, it is possible that factors outside the control of Hill-Rom and Welch Allyn could require Hill-Rom and Welch Allyn to complete the merger at a later date or not complete it at all.

Stock Ownership of Welch Allyn Directors, Executive Officers and Certain Beneficial Owners

        The following table sets forth, as of August 10, 2015, the shareholders known to Welch Allyn to have been beneficial owners of more than 5% of Welch Allyn common stock as of such date, holdings of Welch Allyn common stock by each director and named executive officer, and by all Welch Allyn directors and executive officers as a group based on 107,514,697 shares of Welch Allyn common stock outstanding. Unless otherwise noted below, the business address of each beneficial owner listed in the table below is 4341 State Street Road, Skaneateles Falls, NY 13153.

Name of Beneficial Owner	Common Stock(1)	Percent of Class(2)
Beneficial Owners of More than 5%
Tanya A. Dillon	9,458,010	8.79%
Mark B. Allyn	7,672,715	7.13%
Joshua J. Allyn	7,640,565	7.11%
Tasha Allyn Given	7,582,710	7.05%
David M. Allyn	7,378,197	6.86%
Kurt A. Soderberg	6,772,839	6.30%
Peer A. Soderberg	6,310,639	5.87%
Eric R. Allyn	5,718,636	5.31%
Jon A. Soderberg	5,701,589	5.30%
Directors and Executive Officers
Eric R. Allyn	5,718,636	5.31%
Larry Buckelew	—	—
Vincent Caponi	—	—
Tasha Allyn Given	7,582,710	7.05%
Janie Goddard	—	—
Joseph Hennigan	—	—
Stephen Meyer(3)	15,953	0.01%
Greg Norden	—	—
Gregory Porter	—	—
Jon A. Soderberg	5,701,589	5.30%
Peer A. Soderberg	6,310,639	5.87%
Barry Wilson	—	—
All directors and executive officers as a group (18)(4)	25,424,342	23.64%

(1)
The holdings reported include shares of Welch Allyn Class A common stock and Welch Allyn Class B common stock owned by directors and the named executive officers and certain other executive officers. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Welch Allyn common stock over which he or she has voting or investment power. The table includes shares of Welch Allyn common stock owned by spouses, other immediate family members, in trust and other forms of ownership, over which the persons named in the table may possess voting and/or investment power. Unless otherwise noted, all shares of Welch Allyn Class A common stock included in the table are subject to the voting trust agreement. Under the voting trust agreement, the affirmative vote of "at least all but one of the voting trustees" is required to vote the 96,406,486 shares of Welch Allyn Class A common stock subject to the voting trust agreement, which shares constitute in the aggregate 89.94% of the total number of shares of Welch Allyn Class A common stock outstanding as of August 10, 2015. Eric R. Allyn, Tasha Allyn Given, Peer A. Soderberg, W. Scott Allyn, David M. Allyn and Jon A. Soderberg are the voting trustees, and each disclaims beneficial ownership of the shares of Welch Allyn Class A common stock subject to the voting trust except to the extent of his or her direct pecuniary interest therein. With respect to each voting trustee, the table does not include shares of Welch Allyn Class A common stock over which such voting trustee may, together with the other voting trustees pursuant to the voting trust agreement, possess voting and/or investment power solely in his or her capacity as a voting trustee. In addition, 77,695,874 shares of Welch Allyn Class A common stock and 187,814 shares of Welch Allyn Class B common stock (including certain of the shares of Welch Allyn common stock included in the table) are held in trust by Dennis C. Brown, as trustee. Dennis C. Brown has investment power over such shares, subject to certain limitations on transfer set forth in the shareholders' agreement of Welch Allyn dated as of February 5, 2014, by and among Welch Allyn and certain shareholders of Welch Allyn, but disclaims beneficial ownership of such shares of Welch Allyn common stock. The business address of Dennis C. Brown is Bond Schoeneck & King PLLC, 4001 Tamiami Trail North, Suite 250, Naples, FL 34103-3555.

(2)
Calculated based on total number of shares of Welch Allyn Class A common stock and Welch Allyn Class B common stock outstanding.

(3)
The 15,900 shares of Welch Allyn Class A common stock owned by Stephen Meyer are not subject to the voting trust.

(4)
The 94,500 shares of Welch Allyn Class A common stock owned by Daniel Fisher, Executive Vice President, Human Resources & Organization Leadership of Welch Allyn, are not subject to the voting trust.

Interests of Directors and Executive Officers of Hill-Rom in the Merger

        As of August 10, 2015 Hill-Rom's directors and executive officers owned less than one percent of the outstanding shares of Hill-Rom's common stock. None of Hill-Rom's executive officers is expected to receive any severance or other compensation as a result of the transactions contemplated by the merger agreement. The directors and executive officers of Hill-Rom are not expected to receive any extra or special benefit that is not shared on a pro rata basis by all other holders of Hill-Rom common stock in connection with the transactions contemplated by the merger agreement.

Interests of Directors and Executive Officers of Welch Allyn in the Merger

        Details of the beneficial ownership of Welch Allyn's directors and executive officers of Welch Allyn's common stock are set out in the section titled "Stock Ownership of Welch Allyn Directors, Executive Officers and Certain Beneficial Owners" beginning on page 67 of this proxy statement/prospectus. In considering the recommendation of the Welch Allyn board of directors that the Welch Allyn shareholders vote to approve the merger proposal at the special meeting of Welch Allyn shareholders, you should be aware that certain of Welch Allyn's directors and executive officers have financial interests in the merger that are different from, or are in addition to, the interests of the Welch Allyn shareholders generally, as more fully described below. The members of the Welch Allyn board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in evaluating the merger and in recommending to the Welch Allyn shareholders that they approve the merger proposal at the special meeting of Welch Allyn shareholders. These interests are described in further detail below. For purposes of all of the plans and agreements described below, the consummation of the merger will constitute a "change in control", "change of control" or term of similar meaning with respect to Welch Allyn.

        The interests of the members of Welch Allyn's board of directors generally include the right to receive, at the effective time of the merger (1) the cancellation of each outstanding PHASAR and PSU Award immediately prior to the effective time of the merger in exchange for the right to receive the Phantom Merger Consideration with respect to such PHASAR and each PSU Award (less the grant price in the case of PHASARs) and (2) accelerated cash payment of previously earned and vested amounts deferred under the Directors Deferred Compensation Plan.

        The interests of Welch Allyn's executive officers include the rights to:

  •
  at the effective time of the merger, cancellation of each outstanding PHASAR and PSU Awards immediately prior to the effective time of the merger in exchange for the right to receive the Phantom Merger Consideration (divided by 20 in the case of PHASAR or PSU awards granted prior to January 1, 2012) with respect to such PHASAR and each PSU Award (less the grant price in the case of PHASARs);

  •
  at the effective time of the merger, cancellation of each outstanding LTIP Cash Award in exchange for the total cash amount subject to such LTIP Cash Incentive Award (assuming satisfaction of performance goals at target levels);

  •
  at the effective time of the merger, accelerated cash payment of previously earned and vested amounts deferred under the Executive Deferred Compensation Plan;

  •
  at or following the effective time of the merger, special bonus payments to certain executive officers;

  •
  in the event of a qualifying termination of employment following the effective time of the merger, certain severance payments and benefits; and

  •
  certain continuing employee benefits following the effective time of the merger pursuant to the merger agreement.

        Welch Allyn's directors and executive officers also have the right to indemnification and insurance coverage following the effective time of the merger. Please see the sections below entitled "—Director and Officer Indemnification and Insurance" and "The Merger Agreement—Director and Officer Indemnification and Insurance" beginning on pages 74 and 95, respectively, of this proxy statement/prospectus.

Treatment of Phantom Equity Awards

        As of the date of this proxy statement/prospectus, certain members of Welch Allyn's board of directors and certain of Welch Allyn's employees, including Welch Allyn's executive officers, hold PHASARs and PSU Awards.

        For information regarding beneficial ownership of Welch Allyn common stock by each member of Welch Allyn's board of directors and certain of Welch Allyn's executive officers and all of such directors and executive officers as a group, please see the section titled "Stock Ownership of Welch Allyn Directors, Executive Officers and Certain Beneficial Owners" beginning on page 67 of this proxy statement/prospectus. The members of Welch Allyn's board of directors and Welch Allyn's executive officers will be entitled to receive, for each share of Welch Allyn common stock, the same per share merger consideration in cash and Hill-Rom common stock in the same manner as other Welch Allyn shareholders.

Treatment of PHASARs

        The merger agreement provides that, at the effective time of the merger, each outstanding PHASAR held by a member of Welch Allyn's board of directors or a Welch Allyn employee, including Welch Allyn's executive officers, whether vested or unvested, will be cancelled, with the holder of such PHASAR becoming entitled to receive an amount in cash equal to the product of (a) the number of Phantom Shares subject to such PHASAR as of immediately prior to the effective time of the merger and (b) the excess, if any, or the Phantom Merger Consideration over the grant price of such PHASAR, less any required withholding taxes; provided that, if Welch Allyn, on or prior to the effective time of the merger, declares any dividends or other distributions directly or indirectly on shares of Welch Allyn common stock that are paid or set-aside on or following June 16, 2015 (including the distributions described on page 104 of this proxy statement/prospectus under "Market Price and Dividend Information"), then the Phantom Merger Consideration will be increased by the aggregate per share amount of such dividends or other distributions. In the case of each PHASAR granted prior to January 1, 2012, the Phantom Merger Consideration, including any portion related to dividends or other distributions, will be divided by 20 in order to properly reflect the value of such PHASAR.

        In addition, $75,000,000 of the cash consideration otherwise deliverable to holders of outstanding shares of Welch Allyn common stock, PHASARs and PSU Awards will be withheld pro rata from such holders and deposited in an escrow account to secure any post-closing adjustment to the closing cash consideration and certain indemnification obligations of such holders pursuant to the merger agreement. These funds will be released by the escrow agent in accordance with the terms set forth in the escrow agreement.

        Based on the number of outstanding PHASARs, whether vested or unvested, held by Welch Allyn's directors and executive officers as of July 31, 2015, and an estimated per share merger consideration of $17.74, as described in "The Merger Agreement—Effects of the Merger; Merger Consideration" beginning on page 83 of this proxy statement/prospectus, plus an estimated Phantom Dividend Amount of $2.03 per share, based on the dividends and distributions described in "Market Price and Dividend Information" on page 104 of this proxy statement/prospectus as if they had been made as of July 31, 2015, the estimated aggregate amounts that would become payable to Welch Allyn's directors and executive officers at the effective time of the merger with respect to such PHASARs is $14,810,008.

Treatment of PSU Awards

        The merger agreement provides that, at the effective time of the merger, each outstanding PSU Award held by a member of Welch Allyn's board of directors or a Welch Allyn employee, including Welch Allyn's executive officers, will be cancelled, with the holder of such PSU Award becoming entitled to receive an amount in cash equal to the product of (a) the number of Phantom Shares subject to such PSU Award as of immediately prior to the effective time of the merger and (b) the Phantom Merger Consideration, less any required withholding taxes; provided that, if Welch Allyn, on or prior to the effective time of the merger, declares any dividends or other distributions directly or indirectly on shares of Welch Allyn common stock that are paid or set-aside on or following June 16, 2015 (including the distributions described on page 104 of this proxy statement/prospectus under "Market Price and Dividend Information"), then the Phantom Merger Consideration will be increased by the aggregate per share amount of such dividends or other distributions. In the case of each PSU Award granted prior to January 1, 2012, the Phantom Merger Consideration, including any portion related to dividends or other distributions, will be divided by 20 in order to properly reflect the value of such PSU Award.

        In addition, $75,000,000 of the cash consideration otherwise deliverable to holders of outstanding shares of Welch Allyn common stock, PHASARs and PSU Awards will be withheld pro rata from such holders and deposited in an escrow account to secure any post-closing adjustment to the closing cash consideration and certain indemnification obligations of such holders pursuant to the merger agreement. These funds will be released by the escrow agent in accordance with the terms set forth in the escrow agreement.

        Based on the number of outstanding PSU Awards held by Welch Allyn's directors and executive officers as of July 31, 2015, and an estimated per share merger consideration of $17.74, as described in "The Merger Agreement—Effects of the Merger; Merger Consideration" beginning on page 83 of this proxy statement/prospectus, plus an estimated Phantom Dividend Amount of $2.03 per share, based on the dividends and distributions described in "Market Price and Dividend Information" on page 104 of this proxy statement/prospectus as if they had been made as of July 31, 2015, the estimated aggregate amounts that would become payable to Welch Allyn's directors and executive officers at the effective time of the merger with respect to such PSU Awards is $24,371,841.

Treatment of LTIP Cash Incentive Awards

        As of the date of this proxy statement/prospectus, certain of Welch Allyn's employees, including Welch Allyn's executive officers, hold LTIP Cash Incentive Awards. The merger agreement provides that, pursuant to the terms of the applicable Welch Allyn long-term incentive plan, at the effective time of the merger, each outstanding LTIP Cash Incentive Award will be cancelled, with the holder of such LTIP Cash Incentive Award becoming entitled to receive an amount in cash equal to the total cash amount subject to such LTIP Cash Incentive Award, assuming satisfaction of performance goals at target levels, less any required withholding taxes. Pursuant to the terms of the LTIP Cash Incentive Award and the merger agreement, the cash amount each employee, including each Welch Allyn executive officer, receives in respect of his or her LTIP Cash Incentive Awards will not depend on the value of the merger consideration, and will not be withheld under the escrow agreement.

        Based on the number of outstanding LTIP Cash Incentive Awards held by Welch Allyn's executive officers as of July 31, 2015, the estimated aggregate amount that would become payable to Welch Allyn's executive officers at the effective time of the merger with respect to such LTIP Cash Incentive Awards is $5,198,017.

Deferred Compensation Plans

        The Deferred Compensation Plans consist of two plans that permit members of Welch Allyn's board of directors and certain of Welch Allyn's employees, including each Welch Allyn executive officer, to defer receipt of a portion of their previously earned and vested compensation. As is customary in order to protect such amounts, the Deferred Compensation Plans provide that the accrued amounts under the Deferred Compensation Plans will be paid out in connection with a change in control of Welch Allyn. Therefore, at the effective time of the merger, each member of the Welch Allyn board of directors and each Welch Allyn employee, including each Welch Allyn executive officer, who participates in a Deferred Compensation Plan will become entitled to receive a lump sum payment in cash equal to the accrued balance of his or her account under the applicable Deferred Compensation Plan.

        Based on the amount of each of Welch Allyn's director's and executive officer's accrued benefits under the Deferred Compensation Plans as of August 11, 2015, the estimated aggregate amounts that would become payable to Welch Allyn's directors and executive officers at the effective time of the merger pursuant to the Deferred Compensation Plans is $5,782,669.

Special Bonuses

        Under the provisions of the merger agreement imposing operating limitations on Welch Allyn between signing and closing, Welch Allyn is permitted to pay special bonuses to certain executives upon the closing of the merger in an aggregate amount not to exceed $3 million without the consent of Hill-Rom. Such payments, if any, would be designed to retain Welch Allyn's key executive officers through the closing of the merger and/or to recognize their achievements in connection with the merger and/or other matters. The Welch Allyn Board has determined to pay approximately $1 million of such bonuses, but the Welch Allyn Board has not yet made any determinations as to whether it would exercise its discretion to pay any other special bonuses. Any such special bonus payment is expected to be conditioned on the applicable executive officer's continued employment with Welch Allyn and its affiliates through the effective time of the merger.

Severance Entitlements

        Welch Allyn maintains the Welch Allyn Executive Severance Pay Plan, effective August 1, 2011 (the "Executive Severance Plan") for its executive officers to provide severance payments and benefits in the event an executive officer incurs a "qualifying termination" (as defined below) under the Executive Severance Plan. Each executive officer of Welch Allyn would be eligible to receive a portion of the payments and benefits described below upon a qualifying termination in the absence of a change in control, and therefore, only a portion of such payments and benefits are directly related to the transactions contemplated by the merger agreement.

        Upon a qualifying termination within the two-year period following the effective time of the merger, a participant in the Executive Severance Plan is generally eligible to receive: (a) a cash, lump-sum payment equal to two times (2.5 times in the case of the Welch Allyn President and CEO) the sum of the executive's base salary and target annual bonus for the incentive plan year prior to the year in which the effective time occurs; (b) continued welfare benefits coverage until the executive is eligible for other employer group health coverage, but no later than the end of the second calendar year after the calendar year in which the effective time of the merger occurs (or up to 30 months for the Welch Allyn President and CEO, if longer); and (c) outplacement assistance through the end of the second calendar year after the calendar year in which the effective time of the merger occurs (but not to exceed $12,000). The executive officers must sign a waiver and general release of claims in order to receive the severance payments and benefits under the Executive Severance Plan. However, one officer does not participate in the Executive Severance Plan, and upon a termination without 'cause' would instead receive, pursuant to a letter agreement with Welch Allyn, a cash, lump-sum payment equal to one times his base salary at the time of termination plus outplacement assistance in accordance with Welch Allyn's policies regarding severance.

        For purposes of the Executive Severance Plan, a "qualifying termination" is a termination of a participant's employment by Welch Allyn without "cause" or, following a change in control, an executive terminates employment with "good reason". "Cause" generally means the executive's: (i) theft, embezzlement, fraud or disloyalty; (ii) commission or conviction of a crime that the administrator of the Executive Severance Plan reasonably believes had or will have a material detrimental effect on Welch Allyn's reputation or business; or (iii) willful act which constitutes involvement in activities representing conflicts of interest or improper disclosure of confidential information and which is injurious to Welch Allyn.

        "Good reason" generally means the occurrence of one or more of the following without the executive's explicit written consent on or before the second anniversary of the change in control: (A) a significant diminution in the nature and scope of the executive's duties, responsibilities or authority from those existing immediately prior to the inception of negotiations related to the change in control; (B) a more than 10% reduction in the executive's total compensation from that immediately prior to the inception of negotiations related to the change in control; or (C) the executive is requested to relocate (except for office relocations that would not increase the executive's one way commute by more than 50 miles). Pursuant to the merger agreement, Hill-Rom has acknowledged that, as a direct result of the transactions contemplated by the merger agreement, Stephen Meyer, Joseph Hennigan, Daniel Fisher and Gregory Porter will be deemed to have the ability to terminate their employment with good reason beginning on the date that is six months following the effective time of the merger (but will no longer be able to terminate their employment with good reason beginning on the second anniversary of the effective time of the merger pursuant to the terms of the Executive Severance Plan); provided that such executive officers may terminate their employment with good reason prior to such date if an event constituting good reason occurs following the effective time of the merger and prior to such date.

        Pursuant to the merger agreement, Hill-Rom has agreed to not amend, modify or terminate the Executive Severance Plan without, in respect of each Welch Allyn executive officer (1) obtaining such executive officer's written consent, (2) adopting a no less favorable replacement severance plan or agreement to cover such executive officer or (3) waiving and refraining from enforcing any non-compete restrictions that such executive officer was subject to as of the effective time of the merger.

        In addition, pursuant to a letter agreement dated May 20, 2014 between Welch Allyn and Joseph Hennigan, Mr. Hennigan is eligible to receive one-time retention bonuses in the amounts of $350,000 and $100,000 (each a "Retention Bonus"), subject to his continued employment with Welch Allyn through January 2, 2017 and January 2, 2018, respectively (each a "Retention Date"). However, if Mr. Hennigan experiences a qualifying termination within 365 days prior to a Retention Date, upon such qualifying termination, in addition to the severance payments and benefits described above, he will also receive the Retention Bonus associated with such Retention Date. If Mr. Hennigan experiences a qualifying termination more than 365 days prior to a Retention Date, he will forfeit the Retention Bonus associated with such Retention Date.

        Based on compensation and benefits levels in effect as of July 31, 2015, the estimated aggregate amount of the severance payments and benefits that would become payable to Welch Allyn's executive officers at the effective time of the merger, assuming that each director and executive officer experienced a qualifying termination of employment at such time, is $11,770,288.

2015 Annual Bonuses

        Pursuant to the merger agreement, Hill-Rom has committed to providing each individual who is employed by Welch Allyn and continues to be employed immediately following the effective time of the merger (each, a "Welch Allyn Employee"), including each Welch Allyn executive officer, with a cash bonus payment in respect of Welch Allyn's fiscal year 2015 that is no less than such Welch Allyn Employee's cash target bonus amount for such fiscal year (a "2015 Bonus"), with such 2015 Bonuses to be paid in the normal course. The payment of the 2015 Bonus to each Welch Allyn Employee is subject to such Welch Allyn Employee's continuing employment through December 31, 2015, unless such Welch Allyn Employee experiences a qualifying termination prior to such date. Based on compensation levels in effect as of July 31, 2015, the estimated aggregate amount of the 2015 bonus amounts that would become payable to Welch Allyn's executive officers at the effective time of the merger, assuming that each director and executive officer experienced a qualifying termination of employment at such time, is $2,024,441.

New Management Arrangements

        As of the date of this proxy statement/prospectus, neither Welch Allyn nor Hill-Rom has entered into any employment agreements with Welch Allyn's executive officers in connection with the merger.

Benefit Arrangements Following the Effective Time of the Merger

        The merger agreement requires Hill-Rom and its subsidiaries (including, following the effective time of the merger, Welch Allyn combined), for a period commencing at the effective time of the merger and ending on the second anniversary of the effective time of the merger, to provide, or cause to be provided, each Welch Allyn Employee, including each Welch Allyn executive officer, with, for so long as such individual continues to be employed by Hill-Rom or its subsidiaries (a) a base salary, base wages and annual cash bonus opportunity that are at least equal to those provided to such Welch Allyn Employee by Welch Allyn or its subsidiaries immediately prior to the effective time of the merger and (b) employee benefits that are, in the aggregate, no less favorable than those provided to such Welch Allyn Employee by Welch Allyn or its subsidiaries immediately prior to the effective time of the merger. In addition, for such two-year period, Hill-Rom and its subsidiaries have agreed to provide 12 Welch Allyn Employees (who are to be mutually agreed upon between Welch Allyn and Hill-Rom prior to the effective time of the merger) with long-term incentive awards that are substantially comparable in value in the aggregate to the value of long-term incentive awards provided to the applicable Welch Allyn Employee by Welch Allyn immediately prior to the effective time of the merger.

        In addition, from and after the effective time of the merger, Hill-Rom has committed to honor all benefit plans and compensation arrangements and agreements of Welch Allyn in accordance with their terms as in effect immediately before the effective time of the merger. Hill-Rom will also generally recognize each Welch Allyn Employee's years of service with Welch Allyn, including those of each Welch Allyn executive officer, for purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals (other than the accrual of benefits under a defined benefit pension plan and early retirement subsidies) to the extent recognized under the comparable Welch Allyn plan prior to the effective time of the merger. Hill-Rom will generally waive any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any employee welfare benefit in which Welch Allyn Employees, including Welch Allyn executive officers, will be eligible to participate to the extent such conditions were satisfied under the corresponding Welch Allyn plan prior to the effective time of the merger and recognize co-payments, deductibles and similar expenses incurred by each Welch Allyn Employee during the year in which the effective time of the merger occurs to the extent credited under the corresponding employee welfare benefit plan maintained by Welch Allyn prior to the effective time of the merger.

Director and Officer Indemnification and Insurance

        Hill-Rom has agreed to cause the surviving corporation to honor all of Welch Allyn's obligations to indemnify the current and former directors, officers and employees of Welch Allyn against losses, claims, taxes, damages, liabilities, fees and expenses, judgments, fines and amounts paid in settlement arising from, or relating to, or otherwise in respect of actions or omissions by such directors, officers and employees occurring prior to the effective time of the merger to the extent that such obligations of Welch Allyn existed on the date of the merger agreement, and such obligation will continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors, officers and employees arising out of such acts or omissions. In addition, prior to the effective time of the merger, Welch Allyn will, and if Welch Allyn is unable prior to the effective time of the merger, Hill-Rom will cause the surviving corporation as of the effective time of the merger to, obtain and fully pay the premium (with such payment of premium to be deemed an other adjustment (as defined in the merger agreement) if paid by the surviving corporation) for a "tail" policy extension of the directors' and officers' insurance policies, for a claims reporting or discovery period of at least six years from and after the effective time of the merger with respect to any claim related to any period of time at or prior to the effective time with terms, conditions, retentions and limits of liability that are not less advantageous than the coverage provided under Welch Allyn's existing policies, with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director, officer or employee of Welch Allyn or any subsidiary of Welch Allyn by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions or actions contemplated thereby).

        For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification and liability insurance, please see the section of this proxy statement/prospectus entitled "The Merger Agreement—Director and Officer Indemnification and Insurance" beginning on page 95 of this proxy statement/prospectus.

Regulatory Matters

        United States Antitrust.    Under the HSR Act, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. Hill-Rom and Welch Allyn filed Notification and Report Forms with the Antitrust Division and the FTC on June 25, 2015, and early termination of the waiting period under the HSR Act with respect to the merger was granted effective as of July 8, 2015.

        At any time before or after the effective time of the merger, the Antitrust Division, the FTC or others (including states and private parties) could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of Hill-Rom or Welch Allyn or subject to other remedies. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

        Germany Antitrust.    Under the ARC, certain transactions, including the merger, may not be completed until a valid notification has been submitted to the FCO and all statutory waiting period requirements have been satisfied (or the FCO has confirmed its approval of the merger prior to the expiry of any statutory waiting period). A notification regarding the merger was filed with the FCO on June 29, 2015 and a clearance decision from the FCO was issued on July 14, 2015.

        As part of its review of the merger, the FCO could decide to prohibit the merger or to conditionally approve the merger upon the divestiture of assets of Hill-Rom or Welch Allyn, or subject the parties to other remedies. There can be no assurance that the FCO will not prohibit the merger or to conditionally approve the merger upon the divestiture of assets of Hill-Rom or Welch Allyn, or subject the parties to other remedies.

        In addition, at any time during the ARC's statutory waiting period, third parties may apply to the FCO to join the proceedings as "intervening parties" should the FCO decide that the interests of such third parties are materially affected by the merger. Intervening parties are entitled to appeal decisions of the FCO. There can be no assurance that an appeal of the FCO's decision about the merger will not be made or, if such an appeal is made, that it would not be successful.

        General.    In connection with obtaining the approval of all necessary governmental authorities to complete the merger, including but not limited to the governmental authorities specified above, there can be no assurance that:

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  governmental authorities will not impose any conditions on the granting of their approval and, if such conditions are imposed, that Hill-Rom and Welch Allyn will be able to satisfy or comply with such conditions;

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  compliance or non-compliance will not have adverse consequences on Hill-Rom and Welch Allyn after completion of the merger; or

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  the required regulatory approvals will be obtained within the time frame contemplated by Hill-Rom and Welch Allyn or on terms that will be satisfactory to Hill-Rom and Welch Allyn.

        Hill-Rom and Welch Allyn cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not prevail. See the section titled "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 97 of this proxy statement/prospectus.

Accounting Treatment

        Hill-Rom and Welch Allyn prepare their financial statements in accordance with GAAP. The merger will be accounted for in accordance with FASB ASC Topic 805, Business Combinations, with Hill-Rom considered the accounting acquirer and Welch Allyn as the accounting acquiree. Accordingly, consideration to be given by Hill-Rom to complete the merger with Welch Allyn will be allocated to assets and liabilities of Welch Allyn based on their estimated fair values as of the date of the completion of the merger, with any excess merger consideration being recorded as goodwill.

Listing of Hill-Rom Common Stock

        Application has been made to have the shares of Hill-Rom common stock issued in the merger approved for listing on the NYSE, where Hill-Rom common stock currently is traded under the symbol "HRC."

Dissenters' Rights

        Holders of Welch Allyn common stock are entitled to dissent from the merger and obtain the fair value of their Welch Allyn common stock in cash in accordance with the procedures established by New York law.

        Sections 623 and 910 of the NYBCL provide that, if the merger is consummated, holders of Welch Allyn common stock who object to the merger in writing prior to the vote by the holders of Welch Allyn common stock on the adoption of the agreement and who follow the procedures specified in Section 623 (summarized below), will have the right to receive cash payment of the fair value of their Welch Allyn common stock. A copy of Section 623 and Section 910 of the NYBCL is attached as Annex C to this proxy statement/prospectus. The express procedures of Section 623 must be followed precisely; if they are not, a holder of Welch Allyn common stock will lose his or her right to dissent. As described more fully below, such "fair value" would potentially be determined in judicial proceedings, the result of which cannot be predicted. We cannot assure you that holders of Welch Allyn common stock exercising dissenters' rights will receive consideration equal to or greater than the value of the Hill-Rom common stock to be owned by them and/or cash paid to them following completion of the merger.

        The statutory procedures outlined below are complex. What follows is a summary, which is qualified in its entirety by reference to the full text of Section 623 and Section 910 of the NYBCL. Holders of Welch Allyn common stock wishing to exercise their dissenters' rights should consult with their own legal advisors to ensure that they fully and properly comply with the requirements of New York law.

        Any holder of Welch Allyn common stock will have the right to receive a cash payment of the fair value of his or her Welch Allyn common stock and the other rights and benefits provided in Section 623, if such shareholder:

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  does not vote in favor of the adoption of the merger agreement; and

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  files with Welch Allyn a written objection to the merger prior to the vote by the holders of Welch Allyn common stock on the adoption of the agreement. The written objection must include:

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  notice of the holder of Welch Allyn common stock's election to dissent;

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  the name and residence address of the dissenting holder of Welch Allyn common stock;

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  the number of shares of Welch Allyn common stock as to which the holder of such common stock dissents; and

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  a demand for payment of the fair value of such Welch Allyn common stock if the agreement is consummated.

        A vote against adoption of the merger agreement will not satisfy the requirement of filing a written objection. Failure to vote against adoption of the merger agreement will not waive a Welch Allyn shareholder's right to receive payment if the shareholder has filed a written objection in accordance with Section 623 and has not voted in favor of adoption of the merger agreement. If a shareholder abstains from voting on adoption of the merger agreement, this will not waive his or her dissenter's rights so long as the appropriate written objection to the merger is properly and timely filed.

Since a signed proxy left blank will be voted for adoption of the merger agreement, any Welch Allyn shareholder who wishes to exercise his or her dissenter's rights must either vote against adoption of the agreement, abstain or not vote in person or by proxy. Written objection at this time may not be required from any shareholder to whom Welch Allyn did not give proper notice of the special meeting of Welch Allyn shareholders contemplated by this proxy statement/prospectus.

        A holder of Welch Allyn common stock may not dissent as to less than all Welch Allyn common stock held of record that he or she owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner of Welch Allyn common stock as to less than all Welch Allyn common stock of such owner held of record by the nominee or fiduciary.

        All written objections to the merger and notices of election to dissent should be addressed to:

Welch Allyn Holdings, Inc.
4341 State Street Road
Skaneateles Falls, NY 13153
Attention: Gregory D. Porter

        If the agreement is adopted by holders of Welch Allyn common stock, within ten days after such approval, Welch Allyn will give written notice of the approval by registered mail to each holder of Welch Allyn common stock who filed a timely written objection or from whom objection was not required, except for any shareholder who voted in favor of adoption of the merger agreement. Any holder of Welch Allyn common stock from whom objection was not required and who elects to dissent must file with Welch Allyn, within 20 days after the giving of notice to him or her, a written notice of election to dissent, stating his or her name and residence address, the amount of Welch Allyn common stock as to which he or she dissents and a demand for payment of the fair value for his or her Welch Allyn common stock.

        Either at the time of filing of the notice of election to dissent or within one month thereafter, a dissenting Welch Allyn shareholder must submit the certificates representing his or her dissenting Welch Allyn shares to Welch Allyn. Welch Allyn shall note conspicuously on the certificates that a notice of election has been filed and will then return the certificates to the shareholder. Any Welch Allyn shareholder who fails to submit his or her certificates for notation within the required time shall, at the option of Welch Allyn upon written notice to such Welch Allyn shareholder within 45 days from the date of filing such notice of election to dissent, lose his or her dissenter's rights unless a court, for good cause shown, otherwise directs.

        Within 15 days after the expiration of the period within which Welch Allyn shareholders may file their notices of election to dissent, or within 15 days after the completion of the merger, whichever is later (but in no case later than 90 days after Welch Allyn shareholders adopt the agreement), Welch Allyn will make a written offer by registered mail to each Welch Allyn shareholder who has filed a notice of election, to pay for his or her dissenting shares at a specified price, which Welch Allyn considers to be their fair value. If the merger has occurred, Welch Allyn must accompany the offer by an advance payment to each shareholder who has submitted his or her stock certificates of an amount equal to 80% of the amount of the offer. Acceptance of such payment does not constitute a waiver of any dissenters' rights. The offer must be made at the same price per share to all the dissenting Welch Allyn shareholders. If, within 30 days after the making of an offer, Welch Allyn and any dissenting Welch Allyn shareholders agree on the price to be paid for dissenting shares, the balance of payment for the shares must be made within 60 days after the making of the offer or the completion of the merger, whichever is later, and upon surrender of the certificates representing such Welch Allyn shares.

        If Welch Allyn fails to make an offer to dissenting Welch Allyn shareholders within the 15-day period described above, or if it makes the offer and any dissenting Welch Allyn shareholder fails to agree with Welch Allyn within 30 days thereafter upon the price to be paid for his or her shares, Welch

Allyn is required, within 20 days after the expiration of whichever is the applicable of the two periods, to institute a special proceeding in the supreme court in the judicial district in which the office of Welch Allyn is located to determine the rights of dissenting Welch Allyn shareholders and to fix the fair value of their shares. If Welch Allyn fails to institute a proceeding within the 20-day period, any dissenting shareholder may institute a proceeding for the same purpose not later than 30 days after the expiration of the 20-day period. If a dissenting shareholder does not institute a proceeding within the 30-day period, all dissenters' rights are lost unless the court, for good cause shown, otherwise directs.

        During each proceeding, the court will determine whether each dissenting shareholder is entitled to receive payment for his or her shares and, if so, will fix the value of such shares as of the close of business on the day prior to the date Welch Allyn shareholders voted to adopt the agreement, taking into consideration the nature of the transaction giving rise to the shareholder's right to receive payment for his or her dissenting shares and its effects on Welch Allyn and its shareholders, the concepts and methods then customary in relevant securities and financial markets for determining the fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. The court will also award interest on such amount to be paid from the completion of the merger to the date of payment at such rate as the court finds equitable, taking into account all relevant factors, including the rate of interest which Welch Allyn would have had to pay to borrow money during the pendency of the proceeding, unless the court finds that a Welch Allyn shareholder's refusal to accept Welch Allyn's offer of payment was arbitrary, vexatious or otherwise not in good faith, in which case no interest will be awarded. Each party to such proceeding will bear its own costs and expenses unless the court finds that the Welch Allyn shareholder's refusal to accept Welch Allyn's offer was arbitrary, vexatious or otherwise not in good faith, in which case Welch Allyn's costs may, in the discretion of the court, be assessed against any or all dissenting Welch Allyn shareholders who are parties to such proceeding. The court, in its discretion, may also apportion or assess any part of the dissenting Welch Allyn shareholder's costs against Welch Allyn if it finds that the fair value of the shares as determined materially exceeds the amount which Welch Allyn offered to pay, or that no offer or advance payment was made by Welch Allyn, or that Welch Allyn failed to institute such special proceeding within the specified period, or that the action of Welch Allyn in complying with its obligations under Section 623 was arbitrary, vexatious or otherwise not in good faith. Within 60 days following the final determination of the proceeding, Welch Allyn shall pay to each dissenting Welch Allyn shareholder the amount found to be due him or her, upon the shareholder's surrender of all certificates representing dissenting shares.

        The enforcement by a Welch Allyn shareholder of his or her right to receive payment for shares in accordance with Section 623 excludes the enforcement by such shareholder of any other right to which he or she might otherwise be entitled by virtue of his or her ownership of shares (unless the shareholder withdraws his or her notice of election or the merger is abandoned), except that the shareholder will retain the right to bring or maintain an appropriate action to obtain relief on the grounds that the merger will be or is unlawful or fraudulent as to him or her. A Welch Allyn shareholder's notice of election may be withdrawn at any time prior to his or her acceptance in writing of an offer to purchase his or her dissenting shares by Welch Allyn, but no withdrawal may be made later than 60 days from the completion of the merger (unless Welch Allyn failed to make a timely offer, in which case a withdrawal may be made no later than 60 days after such offer is made) without the written consent of Welch Allyn. In order for a withdrawal of a Welch Allyn shareholder's notice of election to be effective, it must be accompanied by a return to Welch Allyn of any advance payment made to such shareholder.

        If the merger is approved by the requisite vote of the shareholders of Welch Allyn at the special meeting, then following the closing of merger, Hill-Rom will assume the obligations of Welch Allyn under Section 623.

Restrictions on Sales of Shares of Hill-Rom Common Stock Received in the Merger

        The shares of Hill-Rom common stock to be issued in connection with the merger will be freely transferable under the Securities Act and the Exchange Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" of Hill-Rom for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control with Hill-Rom and may include the executive officers, directors and significant shareholders of Hill-Rom. This proxy statement/prospectus does not cover resales of Hill-Rom common stock received by any person upon completion of the merger, and no person is authorized to make use of this proxy statement/prospectus in connection with any such resale.

Material United States Federal Income Tax Consequences of the Transaction

        The following discussion is a summary of the material United States federal income tax consequences to the holders of shares of Welch Allyn common stock as a result of the merger. The following discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, which could result in United States federal income tax consequences different from those described below. The discussion is not binding on the Internal Revenue Service (the "IRS") or a court and there are no assurances that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the tax consequences of the merger.

        The following discussion addresses only the United States federal income tax consequences to holders of Welch Allyn common stock who hold their shares as capital assets. The discussion does not address all of the United States federal income tax consequences that may be relevant to particular holders of Welch Allyn common stock in light of their individual circumstances. For example, the discussion does not address taxpayers that may be subject to the alternative minimum tax provisions. Further, the discussion of income tax rates only addresses holders that are subject to the highest United States federal income tax rates applicable to the character of income recognized.

        This discussion also does not address the tax consequences to holders of Welch Allyn common stock who are subject to special rules, including, without limitation:

  •
  banks, insurance companies, and other financial institutions,

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  mutual funds,

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  traders,

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  tax-exempt organizations,

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  partnerships and other pass through entities,

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  dealers in securities or commodities,

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  expatriates,

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  non-United States holders,

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  persons who hold their shares as or in a hedge against currency risk,

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  persons who hold their shares as part of a conversion transaction,

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  persons who are deemed to sell their shares in a constructive sale transaction, and

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  persons that received the Welch Allyn common stock upon the exercise of options or in exchange for services.

        In addition, this discussion does not address the tax consequences to holders of shares of Welch Allyn common stock under any state, local or foreign tax laws and does not address any non-income tax consequences such as estate or gift tax consequences.

        If an entity taxed as a partnership for United States federal income tax purposes holds shares of Welch Allyn common stock, the United States federal income tax consequences of a partner will generally depend on the activities of the partnership and the status of the partner. If you are a partner in a partnership (or entity taxed as a partnership for United States federal income tax purposes) holding shares of Welch Allyn common stock, you should consult your own tax advisor to determine the tax consequences of the exchange of Welch Allyn common stock pursuant to the merger.

ALL WELCH ALLYN SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAW OF ANY STATE, LOCAL OR NON-UNITED STATES JURISDICTION.

Tax Consequences to Holders of Welch Allyn Common Stock as a Result of the Merger

  General

        Holders of shares of Welch Allyn common stock who exchange such shares for merger consideration, including the rights to the escrow amount, in the merger will have the following United States federal income tax consequences:

  •
  Each such holder of shares of Welch Allyn common stock will realize gain or loss in an amount equal to the difference between (i) the amount of consideration received pursuant to the merger (including the sum of cash received, the fair market value (as of the effective time of the merger) of the shares of Hill-Rom common stock received and the value of the right to receive payments pursuant to the escrow that will not be treated as interest) and (ii) the holder's adjusted tax basis in the shares exchanged therefor. The holder will have a tax basis in the shares of Hill-Rom common stock received equal to the fair market value (as of the effective time of the merger) of such stock.

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  Such gain or loss will be long-term capital gain or loss if the shares of Welch Allyn common stock exchanged in the merger were held for more than one year as of the Closing Date and will be short-term capital gain or loss if the shares of Welch Allyn common stock were held for a shorter period.

  •
  Although such gain or loss realized will be capital gain or loss, a portion of the payments of the escrow amount will be treated as interest income and taxed at ordinary income tax rates as discussed below under the heading "—Escrow Amount—Interest."

  •
  The taxable year in which a holder of shares of Welch Allyn common stock recognizes such capital gain or loss depends on certain rules, including the installment sales rules, which are discussed below under the heading "—Escrow Amount—Installment Sale Rules."

  Taxation of Capital Gains or Losses

        Capital gains and losses recognized on the exchange of Welch Allyn common stock pursuant to the merger have the following United States federal income tax consequences:

  •
  For noncorporate taxpayers, short-term capital gains are currently taxed at a rate of 39.6% and long-term capital gains are currently taxed at a preferential rate of 20%.

  •
  Additionally, a net investment income tax ("NIIT") is imposed on investment income, including interest, dividends and capital gains. The NIIT applies at a rate of 3.8% to the net investment income of individuals, estates and certain trusts that have income above the statutory threshold amounts. Generally, an individual will be subject to the NIIT if he or she has adjusted gross income over $200,000 (single) or $250,000 (married filing jointly).

  •
  For corporate taxpayers, capital gains are taxed at the ordinary corporate income tax rate, which currently have a maximum rate of 35%.

  •
  The use of capital losses is restricted and, in general, may only be used to offset capital gains. However, individuals may deduct up to $3,000 of capital losses in excess of capital gains. Any excess capital losses may be carried over to and deducted in other taxable years subject to certain limitations.

  Escrow Amount—Interest

        A portion of the payment of the escrow amount will be treated as interest income for United States federal income tax purposes. The portion of such payment that constitutes interest income is taxed at the ordinary income tax rate. Such interest will be computed based on the appropriate applicable federal rate. For reference, the applicable federal rate in effect as of August 2015 with respect to obligations with maturities of 3 years or less is 0.48%. As further described above, the portion of such payment that constitutes interest income will be subject to the NIIT.

  Escrow Amount—Installment Sale Rules

        A holder of shares of Welch Allyn common stock who realizes gain on the exchange of his or her shares in the merger may report the gain attributable to the escrow amount (as well as any other amounts, if any, received after the end of the taxable year that includes the Closing Date) under the installment sale rules. Under those rules, since the maximum amount that a holder could receive with respect to the merger (taking into account the final determination of net working capital and any other amounts that will not be determinable at the Closing) can be determined as of the end of the taxable year in which the Closing occurs, the holder's adjusted tax basis in his shares of Welch Allyn common stock will be allocated proportionally among each payment, including payments of the escrow amount, based on the maximum amount that the holder could receive under each separate payment (other than amounts characterized as interest). To the extent a holder receives a payment from the escrow amount or any other payment after the year of the Closing, the holder will recognize capital gain in the year of receipt to the extent the payment (which is not treated as interest) exceeds the adjusted tax basis allocated to such payment.

        Each holder of shares of Welch Allyn common stock may affirmatively elect to not use the installment sale rules. In such event, or if the holder of shares of Welch Allyn common stock realizes a loss with respect to such holder's shares as a result of the merger or is not otherwise permitted to utilize the installment sale rules, the holder recognizes gain or loss in the taxable year of the merger equal to the difference between the amount realized (including the value of the right to receive escrow amount) and the holder's tax basis in his or her shares. In that event, the holder of shares of Welch Allyn common stock will recognize gain or loss in one or more subsequent taxable years to the extent the amounts the holder actually receives with respect to the escrow amount (and not treated as interest) differs from the amount used to determine the amount of gain or loss recognized by the holder in the taxable year that included the Closing Date.

        Under Section 453A of the Code, additional annual interest charges will be imposed each year on the portion of a holder's tax liability that is deferred by the installment method in connection with sales of any property (including Welch Allyn common stock) with a sales price greater than $150,000, to the extent that the aggregate face amount of installment receivables that arise from all such sales in excess of $150,000 by the holder (including rights to the escrow amount) exceeds $5 million (provided such receivables remain outstanding as of the close of such year).

        Each holder of shares of Welch Allyn common stock should consult with his, her or its tax advisor regarding the application of the installment sale rules, including the tax consequences if the actual payment of the escrow amount received is less than the adjusted tax basis allocated to such payment and the potential for having to pay interest to the IRS on any gain deferred under Section 453A. Each holder of shares of Welch Allyn common stock should also consult with his, her or its tax advisor regarding the advisability of electing out of the installment sales rules and the tax consequences if such election is made or if the installment sale rules do not apply.

Exercise of Dissenters' Appraisal Rights

        The discussion under the headings "Tax Consequences to Holders of Welch Allyn Common Stock as a Result of the Merger" do not apply to holders of shares of Welch Allyn common stock who exercise dissenters' appraisal rights. A holder of shares of Welch Allyn common stock who exercises dissenter's appraisal rights with respect to the merger and receives consideration in exchange for the shares will recognize gain or loss equal to the difference between (i) the value of consideration received in exchange for the shares and (ii) the holder's adjusted tax basis in the shares exchanged therefor. Such gain or loss will be long-term capital gain or loss if the shares exchanged were held for more than one year as of the closing and will be short-term capital gain or loss if the shares were held for a shorter period. Please see the discussion under the heading "Tax Consequences to Holders of Welch Allyn Common Stock as a Result of the Merger—Taxation of Capital Gains or Losses" as to the United States federal income tax treatment of capital gains and losses.

Backup Withholding

        Certain noncorporate holders of shares of Welch Allyn common stock may be subject to backup withholding, which is currently at a rate of 28%, including payments under the escrow amount, received pursuant to the merger. Backup withholding will not apply, however, to a holder who (i) furnishes a correct taxpayer identification number and certifies that the holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form or (ii) is otherwise exempt from backup withholding. A holder who does not provide a correct taxpayer identification number on IRS Form W-9 or a substantially similar form is subject to penalties imposed by the IRS. Backup withholding is not an additional tax and may be refunded or credited against the holder's United States federal income tax liability, provided that the holder furnishes the required information to the IRS.

        THE ABOVE DISCUSSION IS INTENDED TO PROVIDE ONLY A SUMMARY OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IT IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IT DOES NOT ADDRESS CERTAIN CATEGORIES OF HOLDERS OF SHARES OF WELCH ALLYN COMMON STOCK. IT ALSO DOES NOT ADDRESS STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES. IN ADDITION, AS NOTED ABOVE, IT DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE YOUR PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER, IN LIGHT OF YOUR INDIVIDUAL CIRCUMSTANCES.

THE MERGER AGREEMENT

        This section of this proxy statement/prospectus describes the material provisions of the merger agreement, but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated into this proxy statement/prospectus by reference. Hill-Rom and Welch Allyn urge you to read the full text of the merger agreement because it is the legal document that governs the merger.

        The merger agreement has been included to provide you with information regarding its terms and is not intended to provide any financial or other factual information about Hill-Rom or Welch Allyn. In particular, the representations, warranties and covenants contained in the merger agreement (1) were made only for purposes of that agreement and as of specific dates, (2) were solely for the benefit of the parties to the merger agreement, (3) may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing those matters as facts and (4) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to you. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Hill-Rom. Accordingly, you should read the representations and warranties in the merger agreement not in isolation but only in conjunction with the other information about Hill-Rom and its subsidiaries that Hill-Rom includes in reports, statements and other filings it makes with the SEC.

The Merger

        The merger agreement provides for the merger of Merger Sub with and into Welch Allyn, with Welch Allyn continuing as the surviving corporation and a wholly owned subsidiary of Hill-Rom.

Completion and Effectiveness of the Merger

        The merger agreement provides that the closing of the merger will take place at 10:00 a.m., New York City time, on the third business day following the satisfaction or waiver of all of the conditions to completion of the merger contained in the merger agreement, which conditions are described below under "—Conditions to Completion of the Merger" beginning on page 97 of this proxy statement/prospectus, or such other date as Hill-Rom and Welch Allyn may mutually agree. However, if such conditions have been satisfied or waived but the marketing period has not ended, the closing will occur on the earlier of (i) a date during the marketing period specified by Hill-Rom with at least three business days' notice to Welch Allyn and (ii) the date that is three business days after the final day of the marketing period, in each case, subject to satisfaction or waiver of such conditions. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of New York or at another time agreed to by Hill-Rom and Welch Allyn and specified in the certificate of merger.

Directors and Officers of the Surviving Corporation

        At the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the surviving corporation, and the officers of Welch Allyn immediately prior to the effective time of the merger will become the officers of the surviving corporation.

Effects of the Merger; Merger Consideration

        At the effective time of the merger, each outstanding share of Welch Allyn common stock (other than any shares of Welch Allyn common stock as to which the holders of such shares have properly complied with the provisions of Sections 623 and 910 of the NYBCL as to dissenters' rights, which shares are referred to as dissenting shares in this statement/prospectus, and any shares of Welch Allyn common stock owned by Hill-Rom, Merger Sub or any subsidiary of Hill-Rom) will be cancelled and automatically converted into the right to receive consideration consisting of a combination of cash and shares of Hill-Rom common stock, which consideration is referred to as the merger consideration or the per share merger consideration in this proxy statement/prospectus.

        Upon the terms and subject to the conditions set forth in the merger agreement and subject to certain assumptions and adjustments described more fully in this proxy statement/prospectus, holders of outstanding shares of Welch Allyn common stock will receive in the aggregate approximately:

  •
  $1,625,000,000, plus the estimated cash and cash equivalents of Welch Allyn as of the close of business on the day immediately preceding the closing date of the merger minus the amount of any cash dividends or distributions to holders of Welch Allyn common stock on the closing date of the merger prior to the closing of the merger, minus the estimated indebtedness (as defined in the merger agreement) of Welch Allyn outstanding as of immediately prior to the closing of the merger, minus certain other adjustments (as defined in the merger agreement) as of immediately prior to the closing of the merger, including the amount of certain fees, costs and expenses of Welch Allyn and the shareholder representative, plus the estimated net working capital as of the close of business on the day immediately preceding the date of the closing of the merger, minus $56,100,100 (which is the target net working capital amount), minus the escrow amount of $75,000,000, minus certain change in control payments (as defined in the merger agreement), including LTIP cash incentive payments, minus payments to the holders of Welch Allyn phantom share appreciation rights and phantom share units (other than any portion of such payments deposited in the escrow account), which total is referred to as the closing cash consideration in this proxy statement/prospectus; and

  •
  8,133,722 shares of Hill-Rom common stock, which are referred to as the closing stock consideration in this proxy statement/prospectus.

        $75,000,000 of the cash consideration otherwise deliverable to holders of outstanding shares of Welch Allyn common stock, phantom share appreciation rights and phantom share units will be withheld pro rata from such holders and deposited in an escrow account to secure any post-closing adjustment to the closing cash consideration and certain indemnification obligations of such holders pursuant to the merger agreement. These funds will be released by the escrow agent in accordance with the terms set forth in the escrow agreement. For more information regarding the adjustments and the amounts withheld under the escrow agreement, see the sections entitled "—Merger Consideration Adjustments" and "—Escrow" beginning on pages 86 and 85, respectively, and the merger agreement attached to this proxy statement/prospectus as Annex A. The precise amount of the closing cash consideration and the resulting per share closing cash consideration will not be known until shortly before the effective time of the merger and, accordingly, will not be known at the time of the special meeting. The closing cash consideration also will be subject to certain adjustments following the closing of the merger.

        The merger consideration will be allocated among Welch Allyn shareholders. The precise amount of the merger consideration to be paid to each Welch Allyn shareholder will vary, depending on the amount of the cash consideration and the number of shares of Welch Allyn common stock outstanding immediately prior to the effective time of the merger. See "The Merger—Effects of the Merger; Merger Consideration" for an illustrative calculation of the per share consideration that would have been payable to Welch Allyn shareholders had the merger been consummated on July 31, 2015.

        Hill-Rom will not issue fractional shares of Hill-Rom common stock in the merger. As a result, Welch Allyn shareholders will receive cash for any fractional share of Hill-Rom common stock that they would otherwise be entitled to receive in the merger. After the merger is completed, Welch Allyn shareholders will have only the right to receive the merger consideration, any cash in lieu of such fractional shares of Hill-Rom common stock and any dividends or other distributions with respect to shares of Hill-Rom common stock and with a record date occurring after the effective time of the merger or, in the case of Welch Allyn shareholders that properly exercise and perfect dissenters' rights, the right to receive the fair market value for such shares, and will no longer have any rights as Welch Allyn shareholders, including voting or other rights.

        If a change in the outstanding shares of capital stock of Hill-Rom occurs prior to the effective time of the merger by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or any similar event, any number or amount contained in the merger agreement which is based on the price of Hill-Rom common stock or the number of shares of Hill-Rom common stock will be appropriately adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or any similar event and to provide to the holders of Welch Allyn common stock as of immediately prior to the effective time of the merger the same economic effect as contemplated by the merger agreement prior to such event. Unless a change in the outstanding shares of capital stock of Hill-Rom occurs prior to the effective time of the merger by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or any similar event, in no event will Hill-Rom be obligated to issue any shares of Hill-Rom common stock in excess of the aggregate stock consideration in connection with the merger.

Escrow

        At the closing, the escrow amount of $75,000,000 in cash of the closing cash consideration otherwise deliverable to Welch Allyn shareholders, phantom share appreciation rights and phantom share units following the closing of the merger will be withheld pro rata from such holders and deposited in an escrow account to secure any adjustment to the closing merger consideration and certain indemnification obligations of such holders pursuant to the merger agreement. The escrow amount will be held by Citizen's Bank, N.A., as the escrow agent, pursuant to an escrow agreement to be entered into between Hill-Rom, the Welch Allyn shareholder representative and the escrow agent.

        Under the terms of the merger agreement, a net adjustment to the closing merger consideration will be calculated after the closing of the merger. The amount of the net adjustment may be positive or negative, and the amount of the net adjustment as finally determined under the terms of the merger agreement is referred to as the net adjustment amount in this proxy statement/prospectus. See "—Merger Consideration Adjustments" below. If the net adjustment amount is positive, Hill-Rom must pay the net adjustment amount to the escrow agent for deposit into the escrow account within five business days after the net adjustment amount is finally determined under the merger agreement. The escrow agent will then be instructed, first, to pay the shareholder representative an amount equal to the expenses incurred by the shareholder representative in performing its duties under the merger agreement, and second, to pay the remaining amount to each person that held Welch Allyn common stock (other than dissenting shares, shares for which share certificates have not been surrendered, and shares owned by Hill-Rom, any subsidiary of Hill-Rom or the surviving corporation) immediately prior to the effective time of the merger and each person that held a Welch Allyn phantom share appreciation right or a phantom share unit immediately prior to the effective time of the merger, with payments allocated pro rata based on the number of shares of Welch Allyn common stock held by the person or the number of phantom shares underlying the person's phantom share appreciation right or phantom share units, as applicable. If the net adjustment amount is negative, within five business days after the net adjustment is finally determined under the Merger Agreement the escrow agent will be instructed to pay to Hill-Rom an amount equal to the lesser of (i) the absolute value of the net adjustment amount and (ii) the amount then left in the escrow account.

        Promptly following the date that is 12 months after the closing of the merger, Hill-Rom must provide to the shareholder representative a written notice setting forth Hill Rom's reasonable and good faith estimate of the maximum aggregate amount of losses to Hill-Rom, Merger Sub and their respective affiliates, officers, directors, employees, shareholders, agents and representatives, for which they would reasonably be expected to be indemnified by the escrow amount under the merger agreement for claims that have been timely asserted under the merger agreement but not resolved, which is referred to in this proxy statement/prospectus as the projected indemnity amount, along with reasonable supporting calculations and documentation. The escrow agent will then pay the amount by which the funds in the indemnity escrow account at such time exceeds the projected indemnity amount to the persons that held Welch Allyn common stock (other than dissenting shares, shares for which share certificates have not been surrendered, and shares owned by Hill-Rom, any subsidiary of Hill-Rom or the surviving corporation) immediately prior to the effective time of the merger and to the persons that held a Welch Allyn phantom share appreciation right or a phantom share unit immediately prior to the effective time of the merger, with payments allocated pro rata based on the number of shares of Welch Allyn common stock held by the person or the number of phantom shares underlying the persons phantom share appreciation right or phantom share units, as applicable. After all claims for indemnification have been resolved, the escrow agent will pay any remaining amount in the indemnification escrow account in the same manner to the persons that held Welch Allyn common stock (other than dissenting shares, shares for which share certificates have not been surrendered, and shares owned by Hill-Rom, any subsidiary of Hill-Rom or the surviving corporation) immediately prior to the effective time of the merger and to the persons that held a Welch Allyn phantom share appreciation right or a phantom share unit immediately prior to the effective time of the merger.

Merger Consideration Adjustments

  Closing Adjustment to Merger Consideration

        Not less than two business days before the anticipated date of closing the merger, Welch Allyn must deliver to Hill-Rom a good-faith estimate setting forth the following:

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  The estimated amount of cash and cash equivalents of Welch Allyn as of the close of business on the day immediately preceding the closing of the merger, minus the amount of any cash dividends or distributions to be paid to holders of Welch Allyn common stock on the date of the closing of the merger but prior to the effective time, which is referred to as the estimated cash in this proxy statement/prospectus;

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  The estimated amount of indebtedness (as defined in the merger agreement) of Welch Allyn outstanding as of immediately prior to the closing of the merger, which is referred to as the estimated indebtedness in the proxy statement/prospectus;

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  The estimated amount of all unpaid fees and expenses incurred by Welch Allyn prior to the closing of the merger (including financial, accounting and legal advisory fees, other professional fees and expenses), which is referred to as the estimated other adjustments in this proxy statement/prospectus; and

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  The estimated net working capital as of the close of business on the day immediately preceding the date of the closing of the merger, which is referred to as the estimated net working capital in this proxy statement/prospectus.

        The closing cash consideration to be paid by Hill-Rom for distribution to the Welch Allyn shareholders will be equal to:

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  $1,625,000,000, which is referred to in this proxy statement/prospectus as the base consideration, plus

  •
  The estimated cash, minus

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  The estimated indebtedness, minus

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  The estimated other adjustments, plus

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  The estimated net working capital, minus

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  The target net working capital, which is equal to $56,100,000, minus

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  The escrow amount of $75,000,000, minus

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  The aggregate amount of specified change in control payments (as defined in the merger agreement), including LTIP cash incentive payments (as defined in the merger agreement), payable by Welch Allyn or its subsidiaries as a result of the transactions contemplated in the merger agreement, minus

  •
  The amount of payments to holders of Welch Allyn phantom share appreciation rights and phantom share units (other than the portion of any such payments deposited into the escrow account).

        For illustration purposes only, if the estimated cash was $30 million, the estimated indebtedness was $4 million, the estimated other adjustments was $20 million, the estimated net working capital was $65 million, the total of all change in control payments and Welch Allyn cash incentive plan payments was $30 million, and the total of all payments to holders of Welch Allyn phantom share appreciation rights and phantom share units (other than the portion of any such payments deposited into the escrow account) was $101 million, the total adjustment to the base consideration would be $191 million and the closing cash consideration would be equal to $1.434 billion.

        The closing cash consideration will be allocated among Welch Allyn shareholders. The precise amount of the closing cash consideration to be paid to each Welch Allyn shareholder will vary, depending on the amount of the cash consideration and the number of shares of Welch Allyn common stock outstanding immediately prior to the effective time of the merger.

  Post-Closing Adjustment to Merger Consideration

        No later than 75 days after the date of the closing of the merger, Hill-Rom must prepare and deliver to the shareholder representative a closing statement setting forth Hill-Rom's calculation of:

  •
  The amount of cash and cash equivalents of Welch Allyn as of the close of business on the day immediately preceding the closing of the merger, minus the amount of any cash dividends or distributions paid to holders of Welch Allyn common stock on the date of the closing of the merger but prior to the effective time, which is referred to as the closing cash in this proxy statement/prospectus;

  •
  The amount of indebtedness (as defined in the merger agreement) of Welch Allyn outstanding as of immediately prior to the closing of the merger, which is referred to as the closing indebtedness in this proxy statement/prospectus;

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  The sum of all unpaid fees and expenses incurred by Welch Allyn on or prior to the closing of the merger (including financial, accounting and legal advisory fees, other professional fees and expenses), which is referred to as the closing other adjustment in this proxy statement/prospectus; and

  •
  The net working capital of Welch Allyn as of the close of business on the day immediately preceding the date of the closing of the merger, which is referred to as the closing net working capital in this proxy statement/prospectus.

        If the shareholder representative disagrees with Hill-Rom's calculations set forth on the closing statement, Hill-Rom and the shareholder representative will determine the final calculations through a customary dispute resolution process. The final determinations of the closing cash, closing indebtedness, closing other adjustments and closing working capital then will be used to calculate the net adjustment to the closing merger consideration. The net adjustment amount will be the amount equal to:

  •
  The amount by which the estimated net working capital is less than the closing net working capital as finally determined which is referred to as the final net working capital in this proxy statement/prospectus, minus

  •
  The amount by which the estimated net working capital is greater than the final net working capital, plus

  •
  The amount by which the estimated cash is less than the closing cash as finally determined, which is referred to as the final cash in this proxy statement/prospectus, minus

  •
  The amount by which the estimated cash is greater than the final cash, minus

  •
  The amount by which the estimated indebtedness is less than the closing indebtedness as finally determined, which is referred to as the final indebtedness in this proxy statement/prospectus, plus

  •
  The amount by which the estimated indebtedness is greater than the final indebtedness, minus

  •
  The amount by which the estimated other adjustments is less than the closing other adjustments as finally determined, which is referred to as the final other adjustments in this proxy statement/prospectus, plus

  •
  The amount by which the estimated other adjustments is greater than the final other adjustments.

        For illustration purposes only, if the estimated net working capital was $65 million, the estimated cash was $30 million, the estimated indebtedness was $4 million, the estimated other adjustments was $20 million, the final net working capital was $70 million, the final cash was $15 million, the final indebtedness was $2 million, and the final other adjustments was $25 million, the net adjustment amount would be $(13) million.

        If the net adjustment amount is positive, Hill-Rom must pay the net adjustment amount to the escrow agent for deposit into the escrow account within five business days after the net adjustment amount is finally determined under the merger agreement as described above under "—Escrow." If the net adjustment amount is negative, the escrow agent will be instructed to pay to Hill-Rom an amount equal to the lesser of (i) the absolute value of the net adjustment amount and (ii) the amount then left in the escrow account, as described above under "—Escrow."

Treatment of PHASARs, PSU Awards and LTIP Cash Incentive Awards

        At the effective time of the merger:

  •
  each outstanding PHASAR, whether vested or unvested, will be cancelled, with the holder of such PHASAR becoming entitled to receive an amount in cash equal to the product of (a) the number of Phantom Shares subject to such PHASAR as of immediately prior to the effective time of the merger and (b) the excess, if any, or the Phantom Merger Consideration (divided by 20 in the case of any PHASAR granted prior to January 1, 2012) over the grant price of such PHASAR, less any required withholding taxes;

  •
  each outstanding PSU Award will be cancelled, with the holder of such PSU Award becoming entitled to receive an amount in cash equal to the product of (a) the number of Phantom Shares subject to such PSU Award as of immediately prior to the effective time of the merger and (b) the Phantom Merger Consideration (divided by 20 in the case of any PSU Award granted prior to January 1, 2012), less any required withholding taxes; and

  •
  each outstanding LTIP Cash Incentive Award will be cancelled, with the holder of such LTIP Cash Incentive Award becoming entitled to receive an amount in cash equal to the total cash amount subject to such LTIP Cash Incentive Award, assuming satisfaction of performance goals at target levels, less any required withholding taxes.

        If Welch Allyn, on or prior to the effective time of the merger, declares any dividends or other distributions directly or indirectly on shares of Welch Allyn common stock that are paid or set-aside on or following June 16, 2015, then the Phantom Merger Consideration as defined above will be increased by the aggregate per share amount of such dividends or other distributions.

        In addition, $75,000,000 of the cash consideration otherwise deliverable to holders of outstanding shares of Welch Allyn common stock, PHASARs and PSU Awards will be withheld pro rata from such holders and deposited in an escrow account to secure any post-closing adjustment to the closing cash consideration and certain indemnification obligations of such holders pursuant to the merger agreement. These funds will be released by the escrow agent in accordance with the terms set forth in the escrow agreement. Pursuant to the terms of the LTIP Cash Incentive Awards and the merger agreement, no portion of the cash amount each individual receives in respect of his or her LTIP Cash Incentive Awards will be withheld under the escrow agreement.

Exchange Procedures

        Prior to the effective time of the merger, Hill-Rom will select an exchange agent reasonably satisfactory to the shareholder representative. The exchange agent will provide to each Welch Allyn shareholder of record a letter of transmittal and instructions for surrendering Welch Allyn stock certificates in exchange for the right to receive the merger consideration.

        Immediately following the effective time of the merger, Hill-Rom will provide to the exchange agent all the cash and Hill-Rom common stock necessary for the exchange agent to pay the per share closing merger consideration to Welch Allyn shareholders. Hill-Rom will also deposit with the exchange agent, from time to time as needed, any cash payable as merger consideration in lieu of fractional shares of Hill-Rom common stock.

        Upon surrender to the exchange agent of a Welch Allyn stock certificate, a duly executed letter of transmittal completed in accordance with the instructions provided by the exchange agent and any other documents reasonably required by the exchange agent, the holder surrendering the stock certificate will be entitled to receive (i) cash in an amount equal to the per share closing cash consideration multiplied by the number of shares of Welch Allyn common stock represented by the surrendered stock certificate, (ii) the number of whole shares of Hill-Rom common stock equal to the per share stock consideration multiplied by the number of shares of Welch Allyn common stock represented by the surrendered stock certificate, and (iii) any cash payable in lieu of fractional shares of Hill-Rom common stock that the holder surrendering the stock certificate is entitled to receive under the merger agreement. In addition, following the surrender of any stock certificate, the holder of the shares of Hill-Rom common stock issued in exchange for the surrendered certificate will be entitled to receive the amount of dividends, if any, with a record date after the effective time of the merger previously paid with respect to the Hill-Rom common stock and, on the appropriate payment date, the amount of any declared but unpaid dividends with respect to the Hill-Rom common stock with a record date after the effective time of the merger but prior to the date of surrender of the certificate.

        After the effective time of the merger, holders of Welch Allyn stock certificates will cease to have any rights with respect to shares of Welch Allyn common stock except the right to receive the cash and shares of Hill-Rom common stock provided for in the merger agreement in accordance with the procedures set forth in the merger agreement or, in the case of Welch Allyn shareholders that properly exercise and perfect dissenters' rights, the right to receive the fair market value for such shares. After the effective time of the merger, Welch Allyn will not register any transfers of Welch Allyn common stock.

        Welch Allyn shareholders should not send in their Welch Allyn stock certificates until they receive a letter of transmittal from the exchange agent with instructions for the surrender of Welch Allyn stock certificates.

Distributions with Respect to Unexchanged Shares

        Welch Allyn shareholders are entitled to receive any dividends or other distributions with respect to shares of Hill-Rom common stock with a record date occurring after the effective time of the merger, but only after such holder has surrendered its Welch Allyn common stock certificates. The amount of any dividends or other distributions, if any, with respect to Hill-Rom common stock with a record date after the effective time of the merger will be paid (i) at the time of surrender of the Welch Allyn common stock certificates, if the payment date is on or prior to the date of surrender and such dividend or other distribution payable in respect of such shares of Welch Allyn common stock has not been previously paid, or (ii) on the appropriate payment date, if the payment date is subsequent to such surrender.

        Any portion of the merger consideration that remains undistributed six months after the effective time of the merger will be delivered to the surviving corporation upon demand. Any holder of a Welch Allyn stock certificate that was outstanding immediately prior to the effective time and that has not been surrendered to the exchange agent will be required thereafter to look to the surviving corporation for payment of its claim to merger consideration. No interest will be paid or will accrue on any cash payment to holders of unsurrendered Welch Allyn stock certificates under the merger agreement.

Lost, Stolen and Destroyed Certificates

        If a Welch Allyn stock certificate has been lost, stolen or destroyed, the holder of such certificate must deliver an affidavit of that fact and, if required by Hill-Rom, must provide an indemnity bond (in such reasonable amount as Hill-Rom may direct) prior to receiving any merger consideration, including any cash in lieu of fractional shares and any dividends or other distributions to which such holder may be entitled.

Dissenting Shares

        Welch Allyn shareholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the applicable provisions of the NYBCL will be entitled to dissent from the merger and obtain payment of the fair value of their shares if the merger is completed. The shares of Welch Allyn common stock held by holders who have properly exercised dissenters' rights will not be converted into the right to receive the merger consideration discussed above, but will instead be entitled to such rights as are granted by Sections 623 and 910 of the NYBCL, copies of which are attached to this proxy statement/prospectus as Annex C. See the sections titled "The Merger—Effects of the Merger; Merger Consideration" and "The Merger—Dissenters' Rights" beginning on pages 51 and 76, respectively, of this proxy statement/prospectus.

Withholding Rights

        Each of Hill-Rom, the surviving corporation, and the exchange agent will be entitled to deduct or withhold, from any of the merger consideration otherwise payable to any person pursuant to the merger agreement such amounts as it is required to deduct and withhold with respect to all of the merger consideration payable to such person under any provision of federal, state, local or foreign tax law. All amounts so deducted or withheld and paid over to the applicable governmental authority will be treated for all purposes of the merger agreement as having been paid to the holder of shares of

Welch Allyn common stock or Welch Allyn phantom equity awards, as applicable, in respect of which such deduction and withholding was made. Before making any deduction and withholding with respect to a holder of shares of Welch Allyn common stock, the paying party will give notice of its intention to make such deduction and withholding at least 10 days prior to the date of payment.

Representations and Warranties

        The merger agreement contains representations and warranties made by Welch Allyn to Hill-Rom and by Hill-Rom to Welch Allyn.

        Welch Allyn made a number of representations and warranties to Hill-Rom in the merger agreement, including representations and warranties relating to the following matters:

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  organization, good standing and power;

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  company subsidiaries;

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  capitalization and capital structure;

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  no conflicts with existing contracts and governmental approvals required to complete the merger;

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  authorization to enter into and carry out its obligations under the merger agreement;

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  financial statements and absence of undisclosed liabilities;

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  absence of certain changes or events from December 31, 2014;

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  properties and assets;

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  taxes and tax returns;

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  employee benefits and other employment and labor matters;

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  absence of litigation;

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  compliance with applicable laws, permits and governments contracts;

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  environmental matters;

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  certain material contracts and absence of breaches of such contracts;

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  intellectual property and information technology related matters;

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  brokers' fees;

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  absence of affiliate transactions and indebtedness;

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  customers and suppliers;

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  insurance; and

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  product liability.

        Hill-Rom made a number of representations and warranties to Welch Allyn in the merger agreement, including representations and warranties relating to the following matters:

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  organization, good standing and power;

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  operations of Merger Sub;

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  authorization to enter into and carry out its obligations under the merger agreement;

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  no conflicts with existing contracts and governmental approvals required to complete the merger;

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  brokers' fees;

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  financing;

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  absence of litigation;

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  compliance with applicable laws, permits and governmental contracts;

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  SEC filings and financial statements and absence of undisclosed liabilities;

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  issuance of Hill-Rom common stock in the merger; and

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  solvency.

        Many of the representations and warranties in the merger agreement are qualified by a "materiality" or "material adverse effect" standard. For purposes of the merger agreement, "material adverse effect," when used in connection with Welch Allyn, means any event, circumstance, development, condition, occurrence, state of facts, change or effect that, individually or in the aggregate with any other event, circumstance, development, condition, occurrence, state of facts, change or effect, has had or would reasonably be expected to have (a) a material adverse effect on the business, assets, results of operations or financial condition of Welch Allyn and its subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of Welch Allyn to consummate the merger and the other transactions contemplated by the merger agreement, in either case, other than any one or more of the following, and any event, circumstance, development, condition, occurrence, state of facts, change or effect resulting therefrom:

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  the effect of any change in the United States or foreign economies or securities or financial markets in general, only to the extent that such effect does not have a disproportionate effect on Welch Allyn compared to other participants in the industry;

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  the effect of any change that generally affects any industry in which Welch Allyn or any of its subsidiaries operates, only to the extent that such effect does not have a disproportionate effect on Welch Allyn compared to other participants in the industry;

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  the effect of any change arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date of the merger agreement, only to the extent that such effect does not have a disproportionate effect on Welch Allyn compared to other participants in the industry;

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  the effect of any action taken by Hill-Rom or its affiliates with respect to the transactions contemplated by the merger agreement or with respect to Welch Allyn or its subsidiaries;

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  the effect of any changes in applicable laws or accounting rules or, in each case, the interpretation thereof, only to the extent that such effect does not have a disproportionate effect on Welch Allyn compared to other participants in the industry;

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  the failure of the Welch Allyn or any of its subsidiaries to meet internal projections;

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  compliance with the terms of, or taking any action required by, the merger agreement; or

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  any effect resulting from the public announcement of the merger agreement, the consummation of the transactions contemplated by the merger agreement or taking any action consented to Hill-Rom.

Conduct of Business Before Completion of the Merger

        Welch Allyn has agreed, until the date of closing, subject to certain exceptions and limitations:

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  to conduct its business in the ordinary course of business and substantially in the same manner previously conducted; and

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  to use commercially reasonable efforts to preserve intact its business organization, keep available the services of its current officers and employees and maintain its relations with suppliers, customers, licensors and others having business relationships with it.

        In addition, Welch Allyn has agreed, until the date of closing, subject to certain exceptions and limitations, that it will not (and will cause its subsidiaries not to), without the prior written consent of Hill Rom, among other things:

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  in the case of Welch Allyn, declare, set aside or pay any dividends on, or make any other distributions in respect of any of its capital stock, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire any shares of capital stock of Welch Allyn or any other securities of Welch Allyn;

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  issue, deliver, sell, grant, pledge or encumber any shares of its capital stock, any voting company debt (as defined in the merger agreement) or other voting securities, any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any shares, voting company debt, voting securities or convertible or exchangeable securities, or any phantom stock rights, stock appreciation rights or stock-based performance units;

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  amend its organizational documents;

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  acquire or agree to acquire any business, business organization or division thereof or any assets that are material, individually or in the aggregate, to Welch Allyn and Welch Allyn's subsidiaries, taken as a whole;

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  increase the compensation of any directors or officers, grant any increase in severance or termination pay to any directors, officers, employees or independent contractors or accelerate any rights related to compensation or benefits, except, in each case, in the ordinary course of business or as required by law, the terms of any benefit plan or agreement or collective bargaining agreement;

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  adopt or amend any benefit plan or benefit agreement or alter any bonus or commission structure, except, in each case, in the ordinary course of business or as required by law, the terms of any benefit plan or agreement or collective bargaining agreement;

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  make any change in accounting methods, principles or practices;

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  sell, lease, license or otherwise dispose of or subject to any lien any properties or assets that are material, individually or in the aggregate, to Welch Allyn and its subsidiaries, taken as a whole;

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  incur any indebtedness or guarantee any such indebtedness of another person, or make any loans, advances or capital contributions to, or investments in, any person;

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  make, change or revoke any material tax election, settle or compromise any material tax liability or refund, change any method of accounting for income tax purposes, change any accounting period with respect to any tax, or file an amended tax return or extend the applicable statute of limitations with respect to taxes;

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  loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, any holder of Welch Allyn common stock or any of its affiliates or any Welch Allyn affiliate or any current officer or director of Welch Allyn or any of its subsidiaries;

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  limit the right to engage in any line of business or business in any territory, to develop, market or distribute products or services, or to compete with any person or grant any exclusive distribution rights to any person;

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  settle or compromise certain material litigation;

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  enter into, adopt, amend, terminate or fail to renew any material contract; or

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  agree or commit to take any of the foregoing actions.

Exclusivity

        Welch Allyn has agreed that it will immediately cease existing discussions or negotiations with any person other than Hill-Rom with respect to an acquisition transaction. Welch Allyn also has agreed that neither it nor any of its affiliates, directors, officers, employees, representatives or agents will, directly or indirectly:

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  solicit, initiate, facilitate or knowingly encourage inquiries or the making of any proposal with respect to an acquisition transaction;

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  negotiate or otherwise facilitate, encourage, solicit, initiate or engage in discussions, negotiations or submissions of proposals or offers with any person with respect to any acquisition transaction;

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  enter into any written agreement, arrangement, or understanding requiring it to abandon, terminate, or fail to consummate the merger; or

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  otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

As used in this proxy statement/prospectus, the term "acquisition transaction" means any merger, consolidation, or other business combination involving Welch Allyn or any of its subsidiaries or the acquisition of all or any amount of the assets or the capital stock of the Welch Allyn or any of its subsidiaries other than as permitted or contemplated by the merger agreement.

Welch Allyn Shareholder Approval

        Welch Allyn has agreed as soon as reasonably practicable after the registration statement on Form S-4 of which this proxy statement/prospectus is a part is declared effective, to:

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  duly call, give notice of, convene and hold a meeting of the Welch Allyn shareholders for the purposes of seeking the approval of such shareholders of the merger; and

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  seek to obtain the approval of the Welch Allyn shareholders of the merger.

Efforts to Complete the Merger

        Hill-Rom and Welch Allyn have agreed to use their best efforts to take or cause to be taken all actions, and to do, or cause to be done, all things necessary to consummate and make effective, in the most expeditious manner possible, the transactions contemplated by the merger agreement, including (1) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority, (2) the obtaining of all necessary consents, approvals or waivers from third parties, (3) the defending of any lawsuits or other legal proceedings challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, and (4) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement. Notwithstanding the foregoing, Hill-Rom is not required to take any action that, individually or in the aggregate, would or would reasonably be expected to result (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) in a material adverse effect (as defined in the merger agreement) on Welch Allyn, Welch Allyn's subsidiaries, Hill-Rom and Hill-Rom's subsidiaries, taken as a whole, combined in the manner intended by Welch Allyn and Hill-Rom.

Director and Officer Indemnification and Insurance

        Hill-Rom has agreed, to the fullest extent permitted by law, to cause the surviving corporation to honor all of Welch Allyn's obligations to indemnify the current and former directors, officers and employees of Welch Allyn against losses, claims, taxes, damages, liabilities, fees and expenses, judgments, fines and amounts paid in settlement arising from, or relating to, or otherwise in respect of actions or omissions by such directors, officers and employees occurring prior to the effective time of the merger to the extent that such obligations of Welch Allyn existed on the date of the merger agreement, and such obligation will continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors, officers and employees arising out of such acts or omissions. Additionally, prior to the effective time of the merger, Welch Allyn will, and if Welch Allyn is unable prior to the effective time of the merger, Hill-Rom will cause the surviving corporation as of the effective time of the merger to, obtain and fully pay the premium (with such payment of premium to be deemed an other adjustment (as defined in the merger agreement) if paid by the surviving corporation) for a "tail" policy extension of the directors' and officers' insurance policies, for a claims reporting or discovery period of at least six years from and after the effective time of the merger with respect to any claim related to any period of time at or prior to the effective time with terms, conditions, retentions and limits of liability that are not less advantageous than the coverage provided under Welch Allyn's existing policies, with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director, officer or employee of Welch Allyn or any subsidiary of Welch Allyn by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions or actions contemplated thereby). If Welch Allyn, the surviving corporation and Hill-Rom for any reason fail to obtain such "tail" insurance policies as of the effective time of the merger, the surviving corporation will continue to maintain in effect for a period of at least six years from the effective time of the merger the directors' and officers' insurance policies, the cost of which will be deemed an other adjustment (as defined in the merger agreement), with respect to claims arising from or related to facts or events which occurred on or before the effective time of the merger.

Employee Matters

        The merger agreement provides that, for two years following the effective time of the merger, the Welch Allyn Employees will receive (i) base salaries, base wages and annual cash bonus opportunities (excluding defined benefit pension, nonqualified retirement, equity, phantom equity and long-term incentive compensation benefits) that are at least equal to the base salaries, base wages and annual cash bonus opportunities provided to such Welch Allyn Employees immediately prior to the effective time of the merger, (ii) severance benefits that are generally at least equal to the severance benefits provided by Welch Allyn immediately prior to the effective time of the merger, and (iii) employee benefit plans and arrangements (other than base salary, base wages, annual bonus opportunities, long-term incentive compensation, equity, phantom equity and severance benefits) that are no less favorable to such arrangements offered to Welch Allyn Employees immediately prior to the effective time of the merger.

        Twelve executives of Welch Allyn who are Welch Allyn Employees will also receive, for a period of two years after the effective time of the merger, equity, equity-based or phantom equity awards under Hill-Rom's incentive plans that are substantially comparable in value to the aggregate equity, phantom equity and long-term incentive compensation grants that they received with respect to the 2015 fiscal year prior to the effective time of the merger, excluding any one-time retention incentives and change-

in-control bonuses. In addition, Hill-Rom has agreed to honor Welch Allyn's obligations under Welch Allyn's benefit plans and programs in accordance with their terms as in effect immediately prior to the effective time of the merger.

        Hill-Rom will also recognize that four participants in Welch Allyn's Executive Severance Plan will, as a result of the transactions contemplated by the merger agreement, be deemed able to voluntarily terminate their employment for "good reason" at any point at least six months after the effective time of the merger (but no later than the second anniversary of the effective time of the merger). Should Hill-Rom amend, modify or terminate a Welch Allyn executive severance plan (including the Executive Severance Plan) without the consent of the participants therein and without adopting a replacement severance plan that is no less favorable to such participants than the applicable Welch Allyn executive severance plan, Hill-Rom will waive and refrain from enforcing any non-compete restrictions to which such participants may be subject as of the effective time of the merger.

        For purposes of determining eligibility to participate, vesting and benefit accruals (excluding equity, phantom equity, long-term incentive, early retirement subsidies and benefit accruals under any defined benefit pension plans and schemes) under all employee benefit plans of Hill-Rom or its affiliates, Hill-Rom will give each Welch Allyn Employee full credit for such Welch Allyn Employee's service with Welch Allyn and its affiliates (or any predecessor employer) to the same extent recognized by Welch Allyn or its affiliates immediately prior to the effective time of the merger, except to the extent such recognition would result in duplication of benefits. Subject to certain exceptions, Hill-Rom also will use commercially reasonable efforts to waive any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plans of Hill-Rom or its affiliates in which such Welch Allyn Employees (and their dependents) will be eligible to participate from and after the effective time of the merger, and will use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each such Welch Allyn Employee (or his or her eligible dependents) under the benefit plans of Welch Allyn during the year in which the merger is effective for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which such Welch Allyn Employee (or his or her eligible dependents) will be eligible to participate from and after the effective time of the merger.

        The merger agreement further provides that Hill-Rom will pay, in the ordinary course, each Welch Allyn Employee a cash bonus under Welch Allyn's annual incentive plan for the fiscal year in which the merger is effective, of no less than the applicable employee's cash target bonus amount, subject to such Welch Allyn Employee's continued employment with Welch Allyn through the end of the fiscal year in which the merger is effective; provided, however, that if such Welch Allyn Employee's employment is terminated other than for cause, death or disability, or if such Welch Allyn Employee terminates employment for good reason, as defined in and to the extent such employee has good-reason termination rights under the applicable Welch Allyn executive severance plan (including the Executive Severance Plan), then such Welch Allyn Employee will be entitled to receive such bonus payment.

        With respect to any Welch Allyn Employee based outside of the United States, Hill-Rom's obligations described above are modified to the extent necessary for Hill-Rom to comply with the requirements of the applicable law where such Welch Allyn Employee is based.

Financing for the Merger

        Under the merger agreement, following the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, Welch Allyn has agreed to allow Hill-Rom and its financing sources a period of 20 consecutive business days (throughout which the registration statement on Form S-4 of which this proxy statement/prospectus forms a part must remain effective or such period shall restart when it becomes effective), which period is referred to as the marketing period in this proxy statement/prospectus, to arrange its debt financing in an amount sufficient to complete the merger. Welch Allyn also has agreed to, and to cause its officers, employees and representatives to, provide Hill-Rom all cooperation reasonably requested that is necessary or reasonably required in connection with Hill-Rom's debt financing.

Other Covenants and Agreements

        The merger agreement contains certain other covenants and agreements, including, among others, those relating to:

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  access by Hill-Rom and its representatives to certain information about Welch Allyn and its subsidiaries during the period prior to the effective time of the merger;

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  confidentiality and restrictions on making public announcements regarding the merger;

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  obligations of Hill-Rom with respect to certain tax matters;

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  obligations of Welch Allyn with respect to notices required under the NYBCL to be provided to Welch Allyn shareholders; and

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  obligations of Welch Allyn with respect to "golden parachute payments" pursuant to Section 280G of the Code.

Conditions to Completion of the Merger

        Conditions to Each Party's Obligations.    Each party's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

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  the Welch Allyn shareholder approval has been obtained; and

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  any waiting period (and any extension of such period) applicable to the consummation of the merger under the HSR Act has expired or been terminated and consents, approvals and filings required under foreign antitrust laws, the absence of which would prohibit the consummation of the merger, have been obtained;

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  no order, decree or ruling issued by an governmental authority or other law promoting the conservation of the merger is in effect;

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  the registration statement of which this proxy statement/prospectus forms a part has become effective and no stop order suspending such effectiveness has been issued and no proceeding for that purpose has been initiated or threatened and not withdrawn; and

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  the shares of Hill-Rom common stock to be issued to Welch Allyn shareholders in the merger have been approved for listing on the NYSE, subject to official notice of issuance.

        Conditions to Hill-Rom's and Merger Sub's Obligations.    The obligations of Hill-Rom and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

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  the representations and warranties of Welch Allyn in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing of the merger as though made on the closing date of the merger (except those representations and warranties that are made as of a specific date, in which case, such representations and warranties must be true and correct in all respects as of that date), other than where the failure of the representations and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect (as defined in the merger agreement);

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  Welch Allyn has performed in all material respects all obligations required to be performed by it under the merger agreement prior to the closing of the merger;

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  since the date of the merger agreement, no event, circumstance, development, condition, occurrence, state of facts, change or effect has occurred or arisen that has had, or would reasonably be expected to have a material adverse effect (as defined in the merger agreement);

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  Welch Allyn has delivered or caused to be delivered to Hill-Rom a certificate executed by a duly authorized officer of Welch Allyn certifying that the foregoing conditions have been satisfied;

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  Welch Allyn has delivered to Hill-Rom executed copies of certain other documents; and

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  holders of not more than 10% of the outstanding shares of Welch Allyn common stock have demanded appraisal of their shares of Welch Allyn common stock pursuant to the NYBCL.

        Conditions to Welch Allyn's Obligations.    The obligation of Welch Allyn to complete the merger is subject to the satisfaction or waiver of the following further conditions:

  •
  the representations and warranties of Hill-Rom and Merger Sub in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing of the merger as though made on the closing date of the merger (except those representations and warranties that are made as of a specific date, in which case, such representations and warranties must be true and correct in all respects as of that date), other than where the failure of the representations and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect (as defined in the merger agreement);

  •
  Hill-Rom and Merger Sub have performed in all material respects all obligations required to be performed by them under the merger agreement prior to the closing of the merger; and

  •
  Hill-Rom has caused to be delivered to the shareholder representative a certificate executed by a duly authorized officer of Hill-Rom certifying that the foregoing conditions have been satisfied.

        Each of Hill-Rom and Welch Allyn may, to the extent permitted by applicable law, waive the conditions to the performance of its respective obligations under the merger agreement and complete the merger even though one or more of these conditions have not been met.

Indemnification

        The merger agreement provides that Welch Allyn shareholders will indemnify and hold harmless Hill-Rom and Merger Sub and their respective affiliates, officers, directors, employees, shareholders, agents and representatives to the extent of the escrow amount from and against any and all losses directly arising out of or based upon:

  •
  any misrepresentation in or breach of any representation or warranty made by Welch Allyn in the merger agreement;

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  any breach or nonfulfillment prior to the closing of the merger of any covenant, agreement or other obligation of Welch Allyn set forth in the merger agreement;

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  consideration paid to holders of dissenting shares exceeding the merger consideration attributable to the dissenting shares, with the amount of any losses limited to the amount of the difference of the consideration paid to the dissenting shares less the merger consideration attributable to the dissenting shares; and

  •
  all Indemnified Taxes (as defined in the merger agreement).

        Solely for purposes of determining the amount of losses associated with any claim for indemnification for any misrepresentation in or breach of any representation or warranty made by Welch Allyn in the merger agreement (and not for purposes of determining any misrepresentation in or breach of any representation or warranty), the representations and warranties set forth in the merger agreement will be deemed to be made as though there were no "material", "in all material respects", "material adverse effect" or other materiality qualifier.

        In addition, Hill-Rom will indemnify and hold harmless the shareholder representative, Welch Allyn shareholders or their respective affiliates, officers, directors, employees, shareholders, agents and representatives from and against any and all losses directly arising out of or based upon:

  •
  any breach of any representation, warranty, covenant or agreement of Hill-Rom or Merger Sub in the merger agreement;

  •
  any breach or nonfulfillment of any covenant, agreement or other obligation of Hill-Rom or Merger Sub set forth in the merger agreement; and

  •
  any breach or nonfulfillment after the closing of the merger of any covenant, agreement or other obligation of the surviving company set forth in the merger agreement;

        The indemnification obligations of Welch Allyn shareholders, Hill-Rom and Merger Sub under the merger agreement are subject to limitations, including:

  •
  the representations and warranties contained in the merger agreement (other than those related to tax matters, which do not survive the closing of the merger) and the covenants required to be performed prior to the closing of the merger will survive for a period ending on the date that is 12 months following the closing date;

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  the indemnification obligations of Welch Allyn shareholders described in this section are to be paid solely and exclusively from the escrow amount, which is an amount equal to $75,000,000;

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  except with respect to (a) any loss arising out of any breach of certain fundamental representations and warranties, or (b) fraudulent misrepresentations, no losses from a single indemnification claim or aggregated claims arising out of the same facts events or circumstances will be paid by an indemnifying party unless the amount of the losses from the claim or aggregated claims exceed $250,000;

  •
  except with respect to (a) any loss arising out of any breach of certain fundamental representations and warranties, or (b) fraudulent misrepresentations, no indemnification claims for losses under the merger agreement will be paid by an indemnifying party unless the aggregate amount of the losses that would otherwise be payable by that party exceeds $20 million, in which case the indemnified party will be entitled to receive only amounts for losses in excess of $20 million;

  •
  the amount of losses otherwise recoverable under the indemnification provisions described in the merger will be limited to the amount of any loss that remains after deducting from the loss any insurance proceeds and any indemnity, contribution or other similar cash payment actually received by the indemnified parties from any third party; and

  •
  in no event will an indemnifying party be liable under the indemnification provisions described in the merger agreement for any punitive, speculative, special, treble or other multiple damages required by statute, law, ordinance, rule, regulation or code.

Termination of the Merger Agreement

        The merger agreement may be terminated prior to the closing of the merger only as follows:

  •
  by mutual written consent of Hill-Rom and Welch Allyn;

  •
  by Hill-Rom or Welch Allyn:

  •
  if the merger is not consummated on or before November 30, 2015;

    •
    if any governmental authority issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger that is final and non-appealable; or

    •
    if any condition to the obligation of such party to consummate the merger becomes incapable of satisfaction prior to November 30, 2015;

  •
  by Welch Allyn:

  •
  if Hill-Rom breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of a condition to consummate the merger and (ii) cannot be or has not been cured within 30 days of notice from Welch Allyn; or

  •
  (i) if Hill-Rom fails to complete the merger when required to do so under the merger agreement, (ii) all conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at closing) and (iii) Welch Allyn has given written notice to Hill-Rom that it stands ready, willing and able to consummate the merger; or

  •
  by Hill-Rom if Welch Allyn breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of a condition to consummate the merger and (ii) cannot be or has not been cured within 30 days of notice from Hill-Rom.

Effect of Termination

        If the merger agreement is terminated as described above, the merger agreement will become null and void and no party will have any liability under the merger agreement, except that:

  •
  nothing in the merger agreement will relieve or release any party from liability arising from any knowing and intentional breach of any representation, warranty or covenant; and

  •
  designated provisions of the merger agreement will survive termination, including (i) the confidential treatment of information, (ii) each party's responsibility to pay its own brokers' fees and other fees and expenses, and (iii) certain other general provisions governing the merger agreement.

Shareholder Representative

        By virtue of the execution and delivery of a letter of transmittal, in the case of holders of shares of Welch Allyn common stock, and accepting the Per Share Phantom Merger Consideration (as defined in the merger agreement), in the case of holders of PHASARs or PSU Awards, each holder of shares of Welch Allyn common stock, PHASARs or PSU Awards will appoint [    •    ] as shareholder representative to act on its behalf for all purposes under the merger agreement and the transactions contemplated thereby, and any such actions by the shareholder representative will be binding on such holders. The shareholder representative will be entitled to reasonable compensation for, and reimbursement of all fees, expenses and costs incurred in connection with, the performance of the shareholder representative's duties under the merger agreement (collectively, "Representative Expenses"). Prior to the effective time of the merger, in order to provide the shareholders representative with a source of funds for the payment of the Representative Expenses, Welch Allyn will deposit into an escrow account an amount the Welch Allyn Board estimates is sufficient to pay potential Representative Expenses that may be incurred after the merger. Any cash remaining in such escrow account after all payments to the shareholder representative are made will be distributed to persons that held Welch Allyn common stock (other than dissenting shares, shares for which share certificates have not been surrendered, and shares owned by Hill-Rom, any subsidiary of Hill-Rom or the surviving corporation) immediately prior to the effective time of the merger and to the persons that held a Welch Allyn phantom share appreciation right or a phantom share unit immediately prior to the effective time of the merger, with payments allocated pro rata based on the number of shares of Welch Allyn common stock held by the person or the number of phantom shares underlying the person's phantom share appreciation right or phantom share units, as applicable. In addition, such holders will indemnify and hold harmless the shareholder representative and its partners, shareholders, affiliates, directors, officers, fiduciaries, employees and agents thereof from and against all losses, liabilities, claims or expenses incurred or suffered by such indemnitee as a result of, or arising out of, or relating to any actions taken or omitted to be taken by the shareholder representative under the merger agreement or the escrow agreement or in connection with the incurrence, payment, discharge or settlement of any of the obligations of such holders, except to the extent arising on account of the shareholder representative's gross negligence or willful misconduct. There can be no assurance the shareholder representative will have sufficient assets to satisfy any liabilities to holders of shares of Welch Allyn common stock, PHASARs or PSU Awards under the merger agreement.

Miscellaneous

  Amendment; Extension and Waiver

        The merger agreement may be amended by Hill-Rom, Welch Allyn and Merger Sub prior to receipt of the Welch Allyn Shareholder approval. In addition, any amendment of the provisions of the merger agreement relating to Hill-Rom's debt financing sources in a manner that is adverse to such financing sources requires the prior written consent of such financing sources. Any amendment of the merger agreement after receipt of the Welch Allyn shareholder approval may only be made after further shareholder approval if such approval is required by law.

  Third-Party Beneficiaries

        The merger agreement is not intended to confer upon any person who is not a party to the merger agreement any right or remedy of any nature whatsoever, except for, among other things:

  •
  the right of holders of outstanding shares of Welch Allyn common stock, PHASARs, PSU Awards and LTIP Cash Incentive Awards to receive payment in accordance with the terms of the merger agreement;

  •
  the right of certain employees to benefits and payments as described above under "—Employee Matters;"

  •
  certain provisions with respect to which Hill-Rom's debt financing sources are third party beneficiaries; and

  •
  the provisions described above under "—Director and Officer Indemnification and Insurance," pursuant to which the persons referenced in such section are third-party beneficiaries.

  Governing Law

        The merger agreement is governed by the laws of the State of New York and provides that any action or proceeding relating to or arising out of the merger agreement will be subject to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, County of New York, Borough of Manhattan (and the applicable appellate courts) or, the United States District Court for the Southern District of New York, as applicable.

 MATERIAL CONTRACTS BETWEEN THE PARTIES

        The following describes the material provisions of the voting agreement dated as of June 16, 2015 (the "voting agreement"), which was filed with the SEC on Form 8-K on June 17, 2015, by and among Hill-Rom and the voting trustees of the voting trust created under the voting trust agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the voting agreement. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to Welch Allyn shareholders. Hill-Rom and Welch Allyn encourage Welch Allyn shareholders to carefully read the voting agreement, which is attached to this proxy statement/prospectus as Annex B, in its entirety.

        Following the execution of the merger agreement, Hill-Rom entered into the voting agreement, pursuant to which the voting trustees (i) executed and delivered to Hill-Rom an irrevocable proxy with respect to the 96,406,486 shares of Welch Allyn Class A common stock subject to the voting trust agreement, which shares constitute in the aggregate 89.94% of the total number of shares of Welch Allyn Class A common stock outstanding as of August 10, 2015, and (ii) for purposes of the Shareholders' Agreement, consented to the transfer (as defined in the Shareholders' Agreement) of the shares of Welch Allyn Class A common stock subject to the voting trust. The irrevocable proxy grants to certain officers of Hill-Rom or their designees the right to vote the shares subject to the proxy at the special meeting of the Welch Allyn shareholders in favor of the merger. The vote by Hill-Rom at the special meeting with respect to the shares of Welch Allyn Class A common stock subject to the irrevocable proxy to adopt the merger agreement will be sufficient to adopt the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement. Under the voting agreement, the voting trustees also agreed not to consent to any transfer (as defined in the voting agreement) of shares of Welch Allyn Class A common stock by an eligible shareholder (as defined in the voting agreement); enter into any voting agreement, voting trust or similar agreement with respect to any shares of Welch Allyn Class A common stock, or grant any proxy, consent or power of attorney with respect to any shares of Welch Allyn Class A common stock; or amend or terminate the voting trust agreement or amend or terminate the voting trust. The voting agreement and irrevocable proxy will terminate upon the earlier to occur of (a) the effective time of the merger and (b) such time as the merger agreement is terminated in accordance with its terms.

 DEBT FINANCING

Loan Commitment

        On June 26, 2015, Hill-Rom entered into an amended and restated commitment letter with Goldman Sachs Bank USA ("GS Bank") and Goldman Sachs Lending Partners LLC ("GS Lending") and certain other financial institutions party thereto (which we refer to collectively with GS Bank, GS Lending and each of their respective affiliates in this proxy statement/prospectus as the "Commitment Parties"). The commitment letter provides that the Commitment Parties will commit to provide to Hill-Rom (i)(A) a $1.0 billion TLA Facility, (B) a $725 million senior secured TLB Facility and (C) a $500 million senior secured revolving facility, which Senior Secured Facilities will be secured on a first priority basis by substantially all of Hill-Rom's assets, and (ii) up to a $500 million senior unsecured bridge facility (the "Bridge Facility").

        The commitment of the Commitment Parties with respect to the Senior Secured Facilities and the Bridge Facility expires on the earliest to occur of (i) the termination of the merger agreement in accordance with its terms, (ii) the consummation of the Transactions with or without the funding of the Senior Secured Facility and the Bridge Facility and (iii) November 30, 2015.

Marketing Period

        Under the merger agreement, following the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, Welch Allyn has agreed to allow Hill-Rom and its financing sources a period of 20 consecutive business days (throughout which the registration statement on Form S-4 of which this proxy statement/prospectus forms a part remains effective) to arrange its debt financing in an amount sufficient to complete the merger.

 MARKET PRICE AND DIVIDEND INFORMATION

        Hill-Rom common stock is listed for trading on the NYSE under the trading symbol "HRC." As of August 10, 2015, there were approximately 2,157 registered holders of Hill-Rom common stock. The following table sets forth, for the periods indicated, dividends declared and the high and low sales prices per share of Hill-Rom common stock as reported on the NYSE.

        There is no established public trading market for Welch Allyn common stock. As of August 10, 2015, there were approximately 163 registered holders of Welch Allyn Class A common stock and approximately 132 registered holders of Welch Allyn Class B common stock. Welch Allyn did not declare or pay any cash dividends on its common stock in 2013 or 2014. In connection with the merger and prior to the effective time of the merger, Welch Allyn intends to distribute cash to the Welch Allyn shareholders and pay a cash dividend to the Welch Allyn shareholders from the available cash then on hand, subject to Welch Allyn's obligation under the merger agreement to retain at least $15 million in cash at the effective time of the merger. If the cash dividend to Welch Allyn shareholders had been made on July 31, 2015, the cash dividend would have been approximately $145 million, or approximately $1.35 per share, but there can be no assurance that the cash dividend to Welch Allyn shareholders will be in this amount. Welch Allyn also intends to distribute to its shareholders, prior to the effective time of the merger, Welch Allyn's entire interest in assets related to certain "split-dollar" life insurance policies, net of related liabilities. As of July 31, 2015, the gross fair market value of these assets was approximately $38 million. The assets are not related to Welch Allyn's business. Under the merger agreement, the calculation of the Phantom Dividend Amount will take into account any such distributions to the Welch Allyn shareholders, thereby increasing the Phantom Merger Consideration payable pursuant to the merger agreement, as described on page 68 of this proxy statement/prospectus under "The Merger—Interests of Directors and Executive Officers of Welch Allyn in the Merger".

        Welch Allyn shareholders are urged to obtain current market quotations for Hill-Rom common stock and to carefully review the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus, when considering whether to adopt the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement. See "Where You Can Find Additional Information" beginning on page 159 of this proxy statement/prospectus.

	Hill-Rom Common Stock
	High	Low	Dividends Declared
Year Ending September 30, 2015
First Quarter	$47.32	$39.58	$0.1525
Second Quarter	49.35	44.69	0.1600
Third Quarter	57.95	48.16	0.1600
Fourth Quarter (through August 13, 2015)	56.37	51.62	0.1600
Year Ended September 30, 2014
First Quarter	42.56	35.64	0.1375
Second Quarter	44.64	34.94	0.1525
Third Quarter	41.66	35.45	0.1525
Fourth Quarter	44.46	38.85	0.1525
Year Ended September 30, 2013
First Quarter	30.56	26.40	0.1250
Second Quarter	35.22	29.60	0.1250
Third Quarter	37.15	32.90	0.1375
Fourth Quarter	37.62	33.23	0.1375

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        On June 16, 2015, Hill-Rom Holdings, Inc. ("Hill-Rom") entered into a Merger Agreement (the "Merger Agreement"), by and among Hill-Rom, Empire Merger Sub Corp. ("Merger Sub") and Welch Allyn Holdings, Inc. ("Welch Allyn"), providing for the acquisition of Welch Allyn by Hill-Rom. Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into Welch Allyn with Welch Allyn surviving the Merger as a wholly owned subsidiary of Hill-Rom (the "Merger").

        Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock—Class A, no par value per share, of Welch Allyn and common stock—Class B, $.01 par value per share, of Welch Allyn (collectively, the "Welch Allyn Common Stock"), as of the closing of the Merger, will be converted into the right to receive a portion of the aggregate merger consideration, consisting of cash consideration of $1,625,000,000 (the "Cash Consideration") and 8,133,722 shares of common stock, without par value, of Hill-Rom (the "Equity Consideration") subject to adjustments for net working capital, cash, indebtedness and selling expenses (collectively, the "Merger Consideration"). The Merger Agreement has been approved by the Board of Directors of Hill-Rom and the Board of Directors of Welch Allyn.

        In connection with the Merger, Hill-Rom entered into an amended and restated commitment letter (the "Commitment Letter") with the Commitment Parties. The Commitment Letter provides that the Commitment Parties will commit to provide Hill-Rom (i) (A) a $1.0 billion senior secured term loan A facility (the "TLA Facility"), (B) a $725 million senior secured term loan B facility (the "TLB Facility") and (C) a $500 million senior secured revolving facility (the "Revolving Facility", and collectively with the TLA Facility and the TLB Facility, the "Senior Secured Facilities"), and (ii) up to a $500 million senior unsecured increasing rate bridge facility (the "Bridge Facility"). The Senior Secured Facilities will be secured by all assets (subject to certain agreed upon exceptions) of Hill-Rom's material domestic subsidiaries. The Commitment Parties have the right to syndicate the Senior Secured Facilities to a group of lenders. In addition, a senior unsecured high-yield note ("High Yield Notes") offering will be undertaken, the successful issuance of which will eliminate the need for the Bridge Facility. The issuance of the High Yield Notes, however, is not guaranteed to be successful, which may require Hill-Rom to utilize either some or all of the Bridge Facility for a portion of the acquisition funding costs. Hill-Rom currently intends to finance the merger and pay related fees and expenses associated therewith with: (i) the Senior Secured Facilities comprised of (A) the $1.0 billion TLA Facility, (B) the $800 million TLB Facility, and (C) the $500 million Revolving Facility; and (ii) a $425 million issue of High Yield Notes.

        The following unaudited pro forma condensed combined financial statements, referred to as the pro forma financial statements, present the combination of the historical consolidated financial statements of Hill-Rom and Welch Allyn, adjusted to give effect to the Merger and the incurrence of debt financing to complete the Merger.

        The unaudited pro forma condensed combined balance sheet, referred to as the pro forma balance sheet, combines the unaudited historical condensed consolidated balance sheet of Hill-Rom as of June 30, 2015 and the unaudited historical condensed consolidated balance sheet of Welch Allyn as of July 4, 2015, to give effect to Hill-Rom's acquisition of Welch Allyn and related financing transactions (collectively, the "Transactions"), as if they had occurred on June 30, 2015.

        The unaudited pro forma condensed combined income statement for the fiscal year ended September 30, 2014 assumes that the Merger took place on October 1, 2013, the beginning of Hill-Rom's most recently completed fiscal year. Hill-Rom's audited consolidated statement of income for the fiscal year ended September 30, 2014 has been combined with Welch Allyn's audited consolidated statement of income for the fiscal year ended December 31, 2014. The unaudited pro forma condensed combined income statement for the nine months ended June 30, 2015 assumes that the Merger took place on October 1, 2013, the beginning of Hill-Rom's most recently completed fiscal year. Hill-Rom's unaudited consolidated statement of income for the nine months ended June 30, 2015 has been combined with the combination of Welch Allyn's unaudited consolidated statement of income for the three months ended December 31, 2014 and Welch Allyn's unaudited consolidated statement of income for the six months ended July 4, 2015. Given the different fiscal year ends of Hill-Rom and Welch Allyn, the Welch Allyn unaudited consolidated statement of income for the three months ended December 31, 2014 has been included in both the fiscal year ended September 30, 2014 and the nine months ended June 30, 2015 pro forma condensed combined income statements. Sales and net income for Welch Allyn for the three months ended December 31, 2014 were $192.1 million and $12.6 million, respectively. The unaudited pro forma condensed combined income statement for the fiscal year ended September 30, 2014 and the unaudited pro forma condensed combined income statement for the nine months ended June 30, 2015 are collectively referred to as the pro forma income statements.

        The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes. The actual results reported in periods following the Transactions may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare these pro forma financial statements and actual amounts, cost savings from operating efficiencies and impact of potential synergies, the impact of the incremental costs incurred in integrating Welch Allyn's operations, changes in the allocation of purchase price, and the actual interest rates applicable to the funds borrowed to finance the acquisition of Welch Allyn.

        As a result, the pro forma information does not purport to be indicative of what the financial condition or results of operations would have been had the Transactions been completed on the applicable dates of this pro forma financial information. The pro forma financial statements are based upon the historical financial statements of Hill-Rom and Welch Allyn and do not purport to project the future financial condition and results of operations after giving effect to the transaction.

        The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages. The pro forma adjustments are based on assumptions relating to the consideration paid and the allocation of the purchase price thereof to the acquired assets and liabilities of Welch Allyn based on preliminary estimates of fair value. The final purchase price and the allocation thereof will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized.

        The following unaudited pro forma condensed combined financial information is derived from the historical financial statements of Hill-Rom and Welch Allyn and has been prepared to illustrate the effects of the acquisition, including the financing of the acquisition of Welch Allyn by Hill-Rom. This pro forma financial information should be read in conjunction with the historical financial statements and the accompanying notes of Hill-Rom and Welch Allyn.

Hill-Rom Holdings, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Income
For the Fiscal Year Ended September 30, 2014
($ in millions)

	Historical
	Hill-Rom Holdings Inc.	Welch Allyn Holdings Inc. and subsidiaries	Reclass (Note-2)	Pro Forma Adjustments	Note	Pro Forma As Adjusted
Net Revenue
Capital sales	$1,301.4	$683.8	$(6.7)	$—		$1,978.5
Rental revenue	384.7	—				384.7

Total revenue	1,686.1	683.8	(6.7)	—		2,363.2
Cost of Revenue
Cost of goods sold	730.2	340.4	(8.2)	1.3	Note 4.A	1,063.7
Rental expenses	176.0	—		—		176.0

Total cost of revenue	906.2	340.4	(8.2)	1.3		1,239.7

Gross Profit	779.9	343.4	1.5	(1.3)		1,123.5
Research and development expenses	71.9	—	49.8	0.1	Note 4.A	121.8
Selling and administrative expenses	548.3	278.7	(52.7)	31.3	Note 4.A	805.6
Special charges	37.1	1.1	4.4	—		42.6

Operating Profit	122.6	63.6	—	(32.7)		153.5

Interest expense	(9.8)	—	—	(83.5)	Note 4.B	(93.3)
Investment income and other, net	2.4	5.3	—	—		7.7

Income Before Income Taxes	115.2	68.9	—	(116.2)		67.9
Income tax expense	54.6	20.2	—	(42.7)	Note 4.C	32.1

Net Income	$60.6	$48.7	$—	$(73.5)		$35.8

Net Income per Common Share—Basic	$1.05					$0.55

Net Income per Common Share—Diluted	$1.04					$0.54

Dividends per Common Share	$0.60					$0.53

Average Common Shares Outstanding—Basic	57,555			8,134		65,689

Average Common Shares Outstanding—Diluted	58,523			8,134		66,657

Hill-Rom Holdings, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Income
For the Nine Months Ended June 30, 2015
($ in millions)

	Historical
	Hill-Rom Holdings Inc.	Welch Allyn Holdings Inc. and subsidiaries	Reclass (Note-2)	Pro Forma Adjustments	Note	Pro Forma As Adjusted
Net Revenue
Capital sales	$1,125.9	$526.3	$(5.2)	$—		$1,647.0
Rental revenue	288.4	—	—	—		288.4

Total revenue	1,414.3	526.3	(5.2)	—		1,935.4
Cost of Revenue
Cost of goods sold	652.3	266.3	(2.8)	(1.6)	Note 4.A	914.2
Rental expenses	138.4	—	—	—		138.4

Total cost of revenue	790.7	266.3	(2.8)	(1.6)		1,052.6

Gross Profit	623.6	260.0	(2.4)	1.6		882.8
Research and development expenses	67.3	—	43.8	(0.1)	Note 4.A	110.0
Selling and administrative expenses	455.5	249.6	(46.2)	28.1	Note 4.A	687.0
Special charges	11.9	—	—	—		11.9

Operating Profit	88.9	10.4	—	(26.4)		72.9

Interest expense	(9.5)	—	—	(67.7)	Note 4.B	(77.2)
Investment income and other, net	2.2	18.7	—	—		20.9

Income Before Income Taxes	81.6	29.1	—	(94.1)		16.6
Income tax expense	24.7	12.8	—	(34.6)	Note 4.C	2.9

Net Income	56.9	16.3	—	(59.5)		13.7
Less: Net loss attributable to noncontrolling interest	(0.4)	—	—	—		(0.4)

Net Income Attributable to Common Shareholders	$57.3	$16.3	$—	$(59.5)		$14.1

Net Income Attributable to Common Shareholders per Common Share—Basic	$1.01					$0.22

Net Income Attributable to Common Shareholders per Common Share—Diluted	$0.99					$0.21

Dividends per Common Share	$0.47					$0.41

Average Common Shares Outstanding—Basic	56,777			8,134		64,911

Average Common Shares Outstanding—Diluted	57,943			8,134		66,077

 Hill-Rom Holdings, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2015
($ in millions)

	Historical
	Hill-Rom Holdings, Inc.	Welch Allyn Holdings, Inc. and subsidiaries	Reclass (Note-2)	Pro Forma Adjustments	Note	Pro Forma As Adjusted
ASSETS
Current Assets
Cash and cash equivalents	$123.4	$228.5	$—	$(237.7)	Note 5.D	$114.2
Trade receivables, net of allowances	390.6	71.7	—	—		462.3
Inventories	169.9	61.1	—	29.2	Note 3	260.2
Deferred income taxes	43.1	16.7	—	(15.0)	Note 5.J	44.8
Other current assets	54.4	12.3	—	19.0	Note 5.F	85.7

Total current assets	781.4	390.3	—	(204.5)		967.2

Property, plant, and equipment, net	287.5	91.3	—	28.2	Note 3	407.0
Intangible assets:
Goodwill	406.3	125.0	—	1,109.0	Note 3	1,640.3
Software and other, net	235.0	30.2	29.5	840.2	Note 3	1,134.9
Deferred income taxes	22.9	35.4	—	(36.5)	Note 5.J	21.8
Other assets	24.4	128.0	(29.5)	8.1	Note 5.G	131.0

Total Assets	$1,757.5	$800.2	$—	$1,744.5		$4,302.2

LIABILITIES
Current Liabilities
Trade accounts payable	$85.2	$22.1	$—	$—		$107.3
Short-term borrowings	130.0	—	—	(72.0)	Note 5.E	58.0
Accrued compensation	82.8	—	20.2	—		103.0
Accrued product warranties	29.4	—	3.3	—		32.7
Other current liabilities	81.1	106.7	(23.5)	(29.2)	Note 5.H	135.1

Total current liabilities	408.5	128.8	—	(101.2)		436.1

Long-term debt	447.8	—	—	1,772.0	Note 5.E	2,219.8
Accrued pension and postretirement benefits	75.7	15.2	—	—		90.9
Deferred income taxes	23.9	—	—	321.3	Note 5.J	345.2
Other long-term liabilities	32.4	117.8	—	(112.5)	Note 5.I	37.7

Total Liabilities	988.3	261.8	—	1,879.6		3,129.7

SHAREHOLDERS' EQUITY
Capital Stock:
Preferred stock—without par value	—	—	—	—		—
Common stock—without par value	4.4	1.1	—	(1.1)	Note 5.K	4.4
Additional paid-in-capital	144.6	—	—	425.0	Note 5.K	569.6
Retained earnings	1,530.1	685.8	—	(707.5)	Note 5.K	1,508.4
Accumulated other comprehensive income/(loss)	(123.2)	3.8	—	(3.8)	Note 5.K	(123.2)
Treasury stock, at cost	(797.2)	(152.3)	—	152.3	Note 5.K	(797.2)

Total Shareholders' Equity Attributable to Common Shareholders	758.7	538.4		(135.1)		1,162.0
Noncontrolling Interests	10.5	—	—	—		10.5

Total Shareholders' Equity	769.2	538.4	—	(135.1)		1,172.5

Total Liabilities and Shareholders' Equity	$1,757.5	$800.2	$—	$1,744.5		$4,302.2

Hill-Rom Holdings, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Financial Statements

Note 1—Basis of presentation

        The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting under U.S. GAAP and are based on the historical consolidated financial statements of Hill-Rom Holdings, Inc. for the fiscal year ended September 30, 2014 and the nine month periods ended June 30, 2015 and 2014; along with the historical consolidated financial statements of Welch Allyn Holdings, Inc. for the year ended December 31, 2014 and the three month period ended December 31, 2014, and the six month periods ended July 4, 2015 and June 28, 2014. Sales and net income for the Welch Allyn three month period ended December 31, 2014 included in all three pro forma periods were $192.1 million and $12.6 million, respectively.

        The unaudited pro forma condensed combined income statements for Hill-Rom and Welch Allyn for the fiscal year ended September 30, 2014 and the nine months ended June 30, 2015 give effect to Hill-Rom's acquisition of Welch Allyn.

        We prepared the unaudited pro forma condensed combined financial information using the acquisition method of accounting, which is based upon Accounting Standards Codification ("ASC") 805, Business Combinations, the Financial Accounting Standard Board's ("FASB") standard related to business combinations. The business combination standard incorporates the FASB standard related to fair value measurement concepts. We have adopted both FASB standards related to business combinations and fair value measurements as required. The FASB standard issued related to business combinations requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, the standard establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current market price. The transaction fees and expenses have been excluded from the unaudited pro forma condensed combined income statements as they are non-recurring. ASC 820, Fair Value Measurements and Disclosures, the FASB's standard related to fair value measurements, defines the term "fair value" and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of inputs used to develop the fair value measures. Fair value is defined in the standard as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to record assets that we do not intend to use or sell (defensive assets) and/or to value assets at fair value measurements that do not reflect our intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

        The assumptions and related pro forma adjustments described below have been developed based on assumptions and adjustments, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Welch Allyn based on preliminary estimates of fair value. The final purchase price allocation will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized.

        The unaudited pro forma condensed combined financial statements are preliminary, are provided for illustrative purposes only and do not purport to represent what our actual consolidated results of operations or consolidated financial position would have been had the transactions occurred on the date assumed, nor are they indicative of our future consolidated results of operations or financial position. The actual results reported in periods following the transactions may differ significantly from those reflected in these pro forma financial statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare these pro forma financial statements and actual amounts, cost savings from operating efficiencies, timing and impact of potential synergies, the impact of the incremental costs incurred in integrating Welch Allyn's operations, changes in the allocation of purchase price, and the actual interest rates applicable to the funds borrowed to finance the acquisition of Welch Allyn. As a result, the pro forma information does not purport to be indicative of what the financial condition or results of operations would have been had the transactions been completed on the applicable dates of this pro forma financial information. The pro forma financial statements are based upon the historical consolidated financial statements of Hill-Rom and Welch Allyn and do not purport to project the future financial condition and results of operations after giving effect to the transaction.

Note 2—Reclassification Adjustments to Welch Allyn Financial Statements

        The following reclassification adjustments have been made to the historical balance sheet and statements of income of Welch Allyn to conform financial statement line item classification with Hill-Rom's presentation as follows:

        Reclassification included in the unaudited adjusted historical consolidated statement of income for the fiscal year ended September 30, 2014 ($ in millions):

	Before Reclassification	Reclassification Increase (Decrease)		After Reclassification
Capital Sales	$683.8	$(6.7	)(1)	$677.1
Cost of goods sold	340.4	(8.2	)(2)	332.2
Research and development expenses	—	49.8	(2)	49.8
Selling and administrative expenses	278.7	(52.7	)(2)	226.0
Special charges	1.1	4.4	(2)	5.5

(1)
Reclassification adjustment represents GPO Administration fees which are shown in Selling and Administrative expenses by Welch Allyn. Hill-Rom has a policy to net such fees against revenue.

(2)
Welch Allyn costs and expenses have been reclassified to conform financial statement line item classification with Hill-Rom's presentation.

        Reclassification included in the unaudited adjusted historical consolidated statement of income for the nine months ended June 30, 2015 ($ in millions):

	Before Reclassification	Reclassification Increase (Decrease)		After Reclassification
Capital Sales	$526.3	$(5.2	)(1)	$521.1
Cost of goods sold	266.3	(2.8	)(2)	263.5
Research and development expenses	—	43.8	(2)	43.8
Selling and administrative expenses	249.6	(46.2	)(2)	203.4

(1)
Reclassification adjustment represents GPO Administration fees which are shown in Selling and Administrative expenses by Welch Allyn. Hill-Rom has a policy to net such fees against revenue.

(2)
Welch Allyn costs and expenses have been reclassified to conform financial statement line item classification with Hill-Rom's presentation.

        Reclassification adjustments included in the unaudited adjusted historical consolidated balance sheet to conform financial statement line item classification with Hill-Rom's presentation as of June 30, 2015 ($ in millions):

	Before Reclassification	Reclassification Increase (Decrease)		After Reclassification
Software and other, net	$30.2	$29.5	(1)	$59.7
Other assets	128.0	(29.5	)(1)	98.5
Accrued compensation	—	20.2	(2)	20.2
Accrued product warranties	—	3.3	(2)	3.3
Other current liabilities	106.7	(23.5	)(2)	83.2

(1)
Adjustment represents a reclassification between Other assets and Software and other to conform financial statement line item classification with Hill-Rom's presentation.

(2)
Adjustment represents a reclassification between Accrued compensation, Accrued product warranties and Other current liabilities to conform financial statement line item classification with Hill-Rom's presentation.

Note 3—Purchase Price Allocation

        The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the allocation of the preliminary estimated purchase price to identifiable assets to be acquired and liabilities to be assumed, with the excess recorded as goodwill. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material. The purchase price allocation in these unaudited pro forma condensed combined financial statements is based upon an estimated purchase price of approximately $2,287.1 million. This amount was derived in accordance with the Merger Agreement based on (i) 8,133,722 shares of Hill-Rom common stock, valued at $425.0 million based on the volume weighted average price of Hill-Rom's common stock for the preceding 10 trading days as reported by Bloomberg at the close of trading on June 16, 2015 and (ii) $1,625.0 million of cash consideration, subject to adjustment in accordance with the terms of the Merger Agreement.

        The total preliminary Merger consideration is calculated as follows ($ in millions):

Cash consideration	$1,625.0
Estimated merger consideration adjustments:
Estimated working capital adjustment	12.6
Cash on hand	228.5
Indebtedness	(4.0)

Adjusted cash consideration	1,862.1
Hill-Rom common stock to be issued	425.0

Total preliminary merger consideration	$2,287.1

        The actual value of Hill-Rom common stock to be issued in the Merger will depend on the market price of shares of Hill-Rom common stock at the closing date of the Merger, and therefore the actual purchase price will fluctuate with the market price of Hill-Rom common stock until the Merger is consummated.

        The table below represents a preliminary allocation of the total Merger consideration to Welch Allyn's tangible and intangible assets acquired and liabilities assumed based on Hill-Rom management's preliminary estimate of their respective fair values ($ in millions):

Purchase Price Allocation
Cash and cash equivalents	$228.5
Working capital excluding cash and cash equivalents(1)	84.4
Property, plant and equipment, net(2)	119.5
Intangible assets(3)	899.9
Goodwill(4)	1,234.0
Other long-term assets(5)	62.6
Other long-term liabilities(5)	(20.5)
Deferred income tax liabilities(6)	(321.3)

Total preliminary merger consideration	$2,287.1

(1)
Includes preliminary step-up to acquired inventories of $29.2 million.

(2)
The preliminary property, plant and equipment fair value estimate is based on a preliminary valuation.

(3)
The preliminarily intangible asset fair value estimates are based on a preliminary valuation and are subject to change. The preliminary intangible assets associated with the Transactions include trade names, customer base and technologies as outlined below:

	Fair Value	Useful Life
Trade names	$377.4	Indefinite
Customer base	458.4	10 years
Technologies	64.1	4 - 5 years

Total Welch Allyn intangible assets	$899.9

(4)
Preliminary goodwill resulting from the Transactions is primarily due to enhanced customer relevance and a stronger competitive position resulting from the Merger, including a complimentary commercial position, product portfolio, and enhanced synergies.

(5)
The preliminary fair value estimates of other long term assets and liabilities assumed on acquisition of Welch Allyn Business.

(6)
Deferred income taxes on acquired intangibles and property step-up, including inventories.

Note 4—Income Statement Adjustments

        The unaudited pro forma condensed combined income statements reflect the following adjustments ($ in millions):

  A.
  Cost of goods sold, Research and development expenses, and Selling and administrative expenses:

	Fiscal Year Ended September 30, 2014	For the Nine Months Ended June 30, 2015
COGS—Depreciation expense(1)	$1.3	$(1.6)
R&D—Depreciation expense(1)	$0.1	$(0.1)
SG&A—Depreciation expense(1)	$1.1	$(1.8)
SG&A—Amortization expense(2)	51.2	36.9
DISC Commission expense(3)	(21.0)	(7.0)

Total pro forma adjustment to selling and administrative expenses	$31.3	$28.1

(1)
Adjustments have been included in the unaudited pro forma condensed combined income statements for the year ended September 30, 2014 and the nine months ended June 30, 2015 to eliminate historical depreciation expense of $20.3 and $17.3, respectively, related to historical values of Welch Allyn property, plant and equipment, and to record estimated depreciation expenses of $22.8 and $13.8, respectively, based on estimated preliminary values of the acquired property, plant and equipment. The estimated preliminary values of the acquired property, plant and equipment have a weighted average useful life of approximately 15 years.

(2)
Adjustments have been included in the unaudited pro forma condensed combined income statements for the year ended September 30, 2014 and the nine months ended June 30, 2015 to eliminate historical amortization expense of $4.6 and $4.9, respectively, related to historical values of Welch Allyn intangible assets, and to record estimated amortization expenses of $55.8 and $41.8, respectively, based on estimated preliminary values of the acquired intangible assets. The estimated preliminary values of the acquired intangible assets have a weighted average useful life of approximately 9 years.

(3)
Represents the reversal of the commission expense paid to a Domestic International Sales Corporation ("DISC") affiliated by common ownership under Welch Allyn. The DISC was not acquired in the transaction and is not permitted under IRS regulations for public companies.
  B.
  Interest expense:

        We intend to finance the Merger and pay related fees and expenses associated therewith with (i) the Senior Secured Credit Facilities comprised of (A) the $1.0 billion TLA Facility, (B) the $800 million TLB Facility and (C) the $500 million Revolving Credit Facility and (ii) the issuance of notes hereby.

        The following reconciliation provides additional details behind the pro forma interest expense adjustment reflected in the accompanying unaudited pro forma condensed combined income statement ($ in millions):

	For the Year Ended September 30, 2014	For the Nine Months Ended June 30, 2015
Interest expense associated with borrowings to complete the proposed merger and refinance certain existing Hill-Rom debt(1)	$(81.9)	$(68.7)
Amortization of fees	(8.0)	(6.0)

Pro forma interest expense	(89.9)	(74.7)
Elimination of the historical interest expense of Hill-Rom Holdings, Inc.(2)	6.4	7.0

Pro forma interest expense adjustment	$(83.5)	$(67.7)

(1)
Interest expense reflects a weighted average interest rate of 3.9% over the period.

(2)
Elimination of interest on Hill-Rom existing debt to be repaid with the proceeds of the planned borrowings.

        An increase in the variable interest rates assumed in the weighted average interest rate of 0.125% would result in an increase in interest expense for the year ended September 30, 2014 and the nine months ended June 30, 2015 of $1.0 and $0.7, respectively.

  C.
  Income tax expense ($ in millions):

	For the Year Ended September 30, 2014	For the Nine Months Ended June 30, 2015
Income tax expense(1)	$(42.7)	$(34.6)

(1)
Tax effects of pro forma adjustments reflect a blended statutory tax rate of 37%.

Note 5—Balance Sheet Adjustments

        The unaudited pro forma condensed combined balance sheet reflects the following adjustments ($ in millions):

  D.
  Cash and cash equivalents:

Hill-Rom term loan repayment(1)	$(525.0)
Debt issuance cost(2)	(45.6)
High Yield Notes(3)	425.0
Cash consideration(4)	(1,862.1)
New Term Loan Facilities(3)	1,800.0
Hill-Rom merger costs(5)	(30.0)

Total pro forma adjustment to cash and cash equivalents	$(237.7)

(1)
Represents the extinguishment of Hill-Rom's revolving and historical term loans.

(2)
Represents capitalized financing fees related to the New Term Loan Facilities, the New Revolving Facility and the High Yield Notes.

(3)
For a discussion of the New Term Loan Facilities and the High Yield Notes see Section-E, Long term debt, below.

(4)
Represents the estimated amount of cash consideration to be paid on the acquisition of Welch Allyn.

(5)
Estimated Merger fees including legal and professional fees.
  E.
  Long term debt:

        Adjustments to reflect the debt capitalization structure assumed to be outstanding for all periods presented in the above pro forma financial statements is as follows ($ in millions):

	Long Term	Current	Total
Senior secured term loan A facility	$950.0	$50.0	$1,000.0
Senior secured term loan B facility	792.0	8.0	800.0
High Yield Notes	425.0	—	425.0

Pro forma debt	2,167.0	58.0	2,225.0
Elimination of the historical debt of Hill-Rom Holdings, Inc.—long term	(395.0)	—	(395.0)
Elimination of the historical debt of Hill-Rom Holdings, Inc.—current	—	(130.0)	(130.0)

Long term and current debt adjustments	$1,772.0	$(72.0)	$1,700.0

  F.
  Other current assets:

Establish income tax receivable resulting from close date settlement of Welch Allyn long-term incentive and deferred compensation plan obligations	$19.0

  G.
  Other assets:

Available-for-sale securities(1)	$(3.5)
Deferred compensation(2)	(31.3)
Capitalized financing fees(3)	45.6
Write-off of Hill-Rom capitalized financing fees(4)	(2.7)

Total pro forma adjustment to other assets	$8.1

(1)
Represents investments by Welch Allyn in available-for-sale equity securities which are held to fund the long term incentive plan to be settled at close of the Merger.

(2)
Represents Welch Allyn trading account investments held with third party to fund deferred compensation plan which will be settled at close of the Merger.

(3)
Represents the capitalized financing fees related to the New Term Loan Facilities, the New Revolving Facility and the High Yield Notes.

(4)
Represents the write-off of capitalized financing fees related to the extinguishment of debt.

  H.
  Other current liabilities:

Short term portion of long term incentive plan(1)	$(11.3)
Write-off of Hill-Rom capitalized financing fees(2)	(1.0)
Tax impact of merger expenses(3)	(10.0)
Elimination of income tax payable with establishment of tax receivable(4)	(23.9)
Establishment of payable to seller for tax periods prior to close(5)	17.0

Total pro forma adjustment to other current liabilities	$(29.2)

(1)
Represents settlement of short-term portion of Welch Allyn long-term incentive plan obligation which will be satisfied at close of the Merger.

(2)
Represents tax benefit on write-off of capitalized financing fees related to extinguishment of Hill-Rom debt.

(3)
Represents estimated tax benefit on Merger expenses.

(4)
Elimination of Welch Allyn income tax payable upon establishment of income tax receivable discussed in Note 5.F above.

(5)
Establishment of liability to seller to cover recoverable income taxes due seller under terms of Merger Agreement.
  I.
  Other long-term liabilities:

Long term incentive plan(1)	$(81.2)
Deferred compensation(2)	(31.3)

Total pro forma adjustment to other long-term liabilities	$(112.5)

(1)
Represents settlement of long-term portion of Welch Allyn long-term incentive plan obligation which will be satisfied on the closing date of the Merger.

(2)
Represents settlement of deferred compensation liability on closing date of Merger as a result of change in control provisions of the plan.

  J.
  Deferred income taxes were adjusted as follows(1):

Short-term deferred tax liability of inventory step-up	$(10.8)
Elimination of deferred tax associated with short term portion of long term incentive plan	(4.2)

Total pro forma adjustment to current deferred income tax asset	$(15.0)

Removal of Welch Allyn deferred tax liability on deductible goodwill	$3.7
Elimination of deferred tax associated with deferred compensation plan adjustment	(10.7)
Elimination of deferred tax associated with long term incentive plan	(30.0)
Elimination of deferred tax on available-for-sale securities adjustment	0.5

Total pro forma adjustment to non-current deferred income tax asset	$(36.5)

Deferred tax liability on intangible and PP&E step-up	$321.3

(1)
Reflects an adjustment to deferred tax assets and liabilities representing a blended global statutory rate of approximately 37% multiplied by either (i) the preliminary fair value adjustments made to the assets to be acquired and liabilities to be assumed, excluding goodwill, or (ii) the applicable pro forma adjustments to related assets and liabilities that will or will not be assumed by the combined company included herein. For purposes of these unaudited pro forma condensed financial statements, a global blended statutory tax rate of approximately 37% has been used. This does not reflect Hill-Rom's expected effective tax rate, which will include other tax charges and benefits, and does not take in to account any historical or possible future tax events that may impact Hill-Rom following the consummation of the Transaction.
  K.
  Equity

        All outstanding shares of Welch Allyn common stock will be exchanged for 8,133,722 shares of Hill-Rom common stock and the Cash Consideration in connection with the Merger. The estimated fair value of the equity-based consideration to acquire Welch Allyn common stock outstanding totaled $425.0 million, which is based on Hill-Rom's volume weighted average common stock price for the preceding 10 trading days as reported by Bloomberg at the close of trading on June 16, 2015. It is possible that the value of the fixed number of shares will fluctuate prior to the closing date of the Merger. For purposes of these pro forma statements, it is assumed the equity consideration is valued at $425.0 million.

        The table below summarizes the change in stockholders' equity as a result of the acquisition:

	Common Stock	APIC	Retained Earnings	AOCI	Treasury Stock
Issuance of shares of Hill-Rom's common stock	$—	$425.0	$—	$—	$—
Elimination of Welch Allyn shareholders' equity	(1.1)	—	(685.8)	(3.8)	152.3
Hill-Rom related merger costs, net of tax	—	—	(20.0)	—	—
Write-off of Hill-Rom capitalized financing fees, net of tax	—	—	(1.7)	—	—

Total pro-forma adjustment	$(1.1)	$425.0	$(707.5)	$(3.8)	$152.3

DESCRIPTION OF HILL-ROM CAPITAL STOCK

        The following summary of the capital stock of Hill-Rom is subject in all respects to applicable Indiana law, the Hill-Rom articles of incorporation and the Hill-Rom by-laws. See the sections titled "Comparison of Shareholder Rights" and "Where You Can Find Additional Information" beginning on pages 120 and 159, respectively, of this proxy statement/prospectus.

        The total authorized shares of capital stock of Hill-Rom consist of (i) 199,000,000 shares of common stock, without par value, and (ii) 1,000,000 shares of preferred stock, without par value. At the close of business on August 10, 2015, 56,719,589 shares of Hill-Rom common stock were issued and outstanding and no shares of preferred stock of Hill-Rom were issued and outstanding.

        The Hill-Rom board of directors is authorized to provide for the issuance from time to time of Hill-Rom preferred stock in series and, as to each series, to establish the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions of such shares; the dividend rate; the voting rights, if any; the applicable conversion provisions, if any; the redemption or sinking fund provisions, if any, applicable to that series; the liquidation preference, if any; and the terms of any other preferences or special rights applicable to that series of preferred stock. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Hill-Rom preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Hill-Rom common stock or for other corporate purposes.

 COMPARISON OF SHAREHOLDER RIGHTS

General

        Hill-Rom is incorporated under the laws of the State of Indiana, and accordingly, the rights of the shareholders of Hill-Rom are governed by the Indiana Business Corporation Law ("IBCL"). Welch Allyn is incorporated under the laws of the State of New York and, accordingly, the rights of the shareholders of Welch Allyn are governed by the NYBCL. Before the completion of the merger, the rights of Welch Allyn shareholders are also governed by the Welch Allyn certificate of incorporation, the Welch Allyn by-laws and the Welch Allyn shareholders agreements. Upon completion of the merger, each share of Welch Allyn common stock issued and outstanding immediately prior to the effective time of the merger (other than any dissenting shares and any shares of Welch Allyn common stock owned by Hill-Rom, Merger Sub or any subsidiary of Hill-Rom) will be converted into the right to receive the merger consideration, which will include shares of Hill-Rom common stock and cash. As a result, upon completion of the merger, the rights of Welch Allyn shareholders who become Hill-Rom shareholders in the merger will be governed by the IBCL, the Hill-Rom articles of incorporation and the Hill-Rom by-laws.

Certain Differences Between the Rights of Shareholders of Hill-Rom and Shareholders of Welch Allyn

        The following is a summary of material differences between the rights of Hill-Rom shareholders and the rights of Welch Allyn shareholders. While Hill-Rom and Welch Allyn believe that this summary covers the material differences, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Hill-Rom shareholders and Welch Allyn shareholders, and it is qualified in its entirety by reference to the IBCL, the NYBCL and the various documents of Hill-Rom and Welch Allyn to which Hill-Rom and Welch Allyn refer in this summary. Hill-Rom and Welch Allyn urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the IBCL, the NYBCL and the other documents to which Hill-Rom and Welch Allyn refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a Hill-Rom shareholder and the rights of a Welch Allyn shareholder. Hill-Rom has filed with the SEC its documents referenced in this summary of shareholder rights and each of Hill-Rom and Welch Allyn will send copies of these documents to you, without charge, upon your request. See the section titled "Where You Can Find Additional Information" beginning on page 159 of this proxy statement/prospectus.

	Hill-Rom	Welch Allyn
Authorized Capital Stock	Hill-Rom has the authority to issue a total of 200,000,000 shares. The authorized capital stock of Hill-Rom consists of (i) 1,000,000 shares of preferred stock and (ii) 199,000,000 shares of common stock.	Welch Allyn has the authority to issue a total of 157,442,600 shares of common stock. The authorized capital stock consists of (i) 107,442,600 shares of Class A common stock and (ii) 50,000,000 shares of Class B common stock.

	Hill-Rom	Welch Allyn
Number of Directors

Under the IBCL, the board of directors of a corporation must consist of one or more individuals, with the number specified or fixed in accordance with the articles of incorporation or bylaws.

The Hill-Rom bylaws provide that the Hill-Rom board of directors will consist of no fewer than nine members and no more than eleven members, as fixed from time to time by resolution of the board of directors. The Hill-Rom board of directors currently consists of nine directors.

Under the NYBCL, the board of directors of a corporation must consist of one or more members, with the number specified in accordance with a corporation's bylaws.

The Welch Allyn bylaws provide that the Welch Allyn board of directors will consist of no fewer than six members and no more than twelve members, as fixed from time to time by resolution of the board of directors. The Welch Allyn board of directors currently consists of eight directors.

Classification of Board of Directors	Hill-Rom's board of directors is not classified.	Welch Allyn's board of directors is not classified.
Election of Directors

At each annual meeting of shareholders, directors elected by the shareholders to succeed those directors whose terms expire are elected for a one-year term of office to expire at the next annual meeting of shareholders after their election.

Pursuant to the NYBCL and Welch Allyn's bylaws, at each meeting of shareholders for the election of directors at which a quorum is present, the persons receiving a plurality of votes cast are elected as directors for a term expiring at the next meeting at which directors are elected.

Cumulative Voting

Under the IBCL, shareholders may not cumulate their votes in the election of directors unless the corporation's articles of incorporation so provide. The Hill-Rom articles of incorporation do not provide for cumulative voting and, accordingly, Hill-Rom shareholders do not have cumulative voting rights in connection with the election of directors.

Neither the Welch Allyn certificate of incorporation nor the Welch Allyn bylaws provide for cumulative voting and, accordingly, Welch Allyn shareholders do not have cumulative voting rights in connection with the election of directors.

Removal of Directors

Under the IBCL, a director may be removed by the shareholders or directors, with or without cause, unless the articles of incorporation provide otherwise.

The Hill-Rom articles of incorporation and bylaws provide that any director, or entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all the shares of Hill-Rom entitled to vote generally in the election of directors, voting together as a single class.

Under the NYBCL, directors may be removed for cause by the shareholders, and, if permitted by the certificate of incorporation or the bylaws, by the board, except in certain limited circumstances. Under the NYBCL, if the certificate of incorporation or the bylaws so provide, directors may be removed without cause by the shareholders.

The Welch Allyn bylaws provide that directors may be removed at any time (i) with or without cause by the shareholders and (ii) with cause by the board of directors.

	Hill-Rom	Welch Allyn
Vacancies on the Board of Directors

The Hill-Rom articles of incorporation provide that, except as may be expressly provided by law, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office. Directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders.

The Welch Allyn bylaws provide that if any vacancy occurs in the board of directors by reason of the death, resignation, retirement, disqualification or removal from office of any director, or if any new directorship is created, the board of directors is to nominate a person to fill the vacancy or the newly created directorship. The person so nominated then is to stand for election at the next annual meeting of shareholders or at a special meeting of the shareholders called for the purpose of electing a director to fill the vacancy or newly created directorship.

Shareholder Action by Written Consent

The Hill-Rom articles of incorporation provide that any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all the shareholders entitled to vote with respect thereto, and such written consent is filed with the minutes of the proceedings of the shareholders.

The Welch Allyn bylaws provide that any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all the shareholders entitled to vote with respect thereto.

	Hill-Rom	Welch Allyn
Amendment to Certificate of Incorporation

The Hill-Rom articles of incorporation provide that Hill-Rom reserves the right to increase or decrease the number of authorized shares, or any class or series thereof, and to reclassify the same, and to amend, alter, change or repeal any provision contained in the Hill-Rom articles of incorporation or in any amendment thereto, or to add any provision to the Hill-Rom articles of incorporation in the manner prescribed by statute.

Except for amendments of the articles of incorporation not requiring shareholder approval, such as certain stock splits, reverse stock splits and reducing the number of authorized shares solely as the result of a cancellation of treasury shares, the IBCL provides that, unless a greater vote is required under a specified provision of the IBCL or by a corporation's articles of incorporation or its board of directors, a corporation may amend its articles of incorporation if there is a quorum of shareholders present and the votes cast in favor of the amendment exceed those cast against it. However, if the amendment would create dissenters' rights, a favorable vote of the holders of a majority of the outstanding shares entitled to be cast is required. Under the IBCL, a corporation's board of directors may condition its submission of a proposed amendment to the shareholders of the corporation on any basis, including the requirement of the affirmative vote of holders of a greater percentage of the voting shares of the corporation than otherwise would be required under the IBCL.

The Welch Allyn certificate of incorporation and bylaws are silent as to amendments to the certificate of incorporation.

The NYBCL provides that, except for amendments of the certificate of incorporation not requiring shareholder approval, such as changing the location of the corporation's office, unless a greater vote is required under a specified provision of the NYBCL or by a corporation's certificate of incorporation, a corporation may amend its certificate of incorporation by authorization of the board of directors, followed by vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders. Notwithstanding the foregoing, holders of shares of a class are entitled to vote, and vote separately as a class, upon the authorization of an amendment by a majority of the votes of all outstanding shares entitled to vote thereon, and such amendment must also be authorized by a majority of all outstanding shares of such class, when a proposed amendment would have certain specified effects detrimental to such class, such as limiting such class' right to vote on any matter.

Amendment of Bylaws

The Hill-Rom articles of incorporation and bylaws are silent as to amendment of bylaws.

The IBCL provides that, unless the articles of incorporation provide otherwise, only a corporation's board of directors may amend or repeal the corporation's bylaws. Action by the board of directors to adopt or amend a bylaw that changes the quorum or voting requirement for action by the board of directors must meet the same quorum requirements and be adopted by the same vote required to take action under the quorum and voting requirement then in effect or proposed to be adopted, whichever is greater.

Welch Allyn's bylaws provide that the board of directors has the power to amend, repeal and adopt bylaws at any regular or special meeting of the board. Any bylaw adopted by the board of directors may be amended or repealed, however, by vote of the shareholders entitled at the time to vote in elections of directors.

Under the NYBCL, subject to certain limited exceptions, bylaws may also be adopted by a majority of the votes cast by the shares at the time entitled to vote in the election of directors.

	Hill-Rom	Welch Allyn
Quorum for Shareholder Meetings

The Hill-Rom bylaws provide that, at any meeting of the Shareholders the presence, in person or by proxy, of Shareholders holding a majority of the duly authorized, issued and outstanding shares of Common Stock (determined as of the record date for the meeting) shall constitute a quorum.

The Welch Allyn bylaws provide that, at any meeting of the shareholders, the presence, in person or by proxy, of shareholders holding one-half of the issued and outstanding shares of Welch Allyn entitled to vote at such meeting shall constitute a quorum.

Voting Rights

The Hill-Rom articles of incorporation provide that the holders of preferred stock are entitled to vote as provided by an amendment to Section 5.1 of the Hill-Rom articles of incorporation. To date, there has been no such amendment.

The Hill-Rom articles of incorporation provide that the holders of common stock are entitled to one vote per share of common stock in the election of directors of Hill-Rom and upon each other matter coming before any vote of the holders of common stock.

The Welch Allyn certificate of incorporation provides that Class A common stockholders have exclusive voting rights. Each such shareholder is entitled to one vote per share of Class A common stock.

The Welch Allyn bylaws provide that, except in the case of director elections and as otherwise required by law (such as adoptions of plans of merger), all matters submitted to a vote of shareholders shall be determined by a vote of a majority of the votes cast on such matters.

Special Meeting of Shareholders

The Hill-Rom bylaws provide that the shareholders may hold a special meeting at any time for the purposes of electing individuals to vacant board of director positions, acting upon such other questions or matters as are proposed to be submitted to a vote at the meeting and acting upon such further questions or matters as may properly come before the meeting. A special meeting of the shareholders may be called by the board of directors, the president, or by shareholders holding not less than one-fourth of the duly authorized, issued and outstanding shares of common stock (determined as of the date on which the special meeting is called).

The Welch Allyn bylaws provide that special meetings of shareholders may be called at any time by Welch Allyn's CEO or board of directors, or by the secretary of Welch Allyn at the request in writing of shareholders owning at least one-third of the shares of Welch Allyn issued and outstanding and entitled to vote.

	Hill-Rom	Welch Allyn
Notice of Shareholder Meetings

The Hill-Rom bylaws require notice of shareholder meetings to be given at least ten days before the date of the meeting. The notice must be a written notice stating the date, time and place of meeting, and containing a concise statement of the questions or matters proposed to be submitted to a vote at the meeting, and is to be delivered by the secretary to each shareholder entitled to notice of, and to vote at, the meeting.

The written notice is deemed to have been delivered by the secretary to a shareholder if:

        (1)     it is delivered personally to the shareholders;

        (2)    it is deposited in the United States First Class Mail, postage prepaid, addressed to the address of the shareholders set forth upon the records of the corporation; or

        (3)    it is sent by telegraph, facsimile or other form of wire or wireless communication, addressed to the address of the shareholder set forth upon the records of the corporation.

The Welch Allyn bylaws provide that (i) written notice of the place, date and time of each annual meeting is to be given to each shareholder entitled to vote thereat and (ii) written notice of a special meeting of shareholders stating the place, date and time of the meeting, the purpose for which the meeting is called, and by whose direction it is being given, is to be given to each shareholder entitled to vote thereat.

In each case, notice may be given personally, by mail or by facsimile or electronic transmission, and must be given not less than ten and not more than fifty days prior to the meeting.

Notice by mail is deemed to be given at the time when deposited in the post office or a letter box, in a post-paid sealed wrapper, and addressed to directors or shareholders at their addresses appearing on the records of Welch Allyn.

Delivery and Notice Requirements of Shareholder Nominations and Proposals

The Hill-Rom bylaws provide that, to be properly brought before an annual meeting, an item of business must be (a) specified in the notice of the meeting, (b) otherwise properly brought before the meeting by or at the direction of the board of directors, the chairman of the board of directors or the chief executive officer, or (c) otherwise properly brought before the meeting by a shareholder.

The Welch Allyn certificate of incorporation and bylaws prescribe no special delivery or notice requirements specific to shareholder nominations and proposals.

Hill-Rom	Welch Allyn

For business to be properly brought before a meeting by a shareholder, the shareholder must have given timely notice in writing to the secretary of Hill-Rom at the principal place of business of Hill-Rom. To be timely, a shareholder's notice must be delivered to or mailed and received by the secretary not later than 100 days prior to the anniversary of the date of the immediately preceding annual meeting which was specified in the initial formal notice of such meeting (but if the date of the forthcoming annual meeting is more than 30 days after such anniversary date, such written notice will also be timely if received by the secretary by the later of 100 days prior to the forthcoming meeting date and the close of business 10 days following the date on which Hill-Rom first makes public disclosure of the meeting date). A shareholder's notice to the secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting, (b) the name and address of the shareholder proposing such business, (c) the class and number of shares of Hill-Rom which are beneficially owned by the shareholder, and (d) any interest of the Shareholder in such business.

Nominations for election to the board of directors may be made at any meeting of shareholders by or at the direction of the board of directors or by any shareholder entitled to vote for the election of the board of directors at the meeting. For nominations to be made by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of Hill-Rom at the principal place of business of Hill-Rom and any nominee must satisfy the qualifications established by the board of directors. To be timely, a shareholder's nomination must be delivered pursuant to the same requirements as notice of shareholder business brought for an annual meeting, except that, in the case of a special meeting, notice shall be timely if given by the close of business on the tenth day following the date on which Hill-Rom makes public disclosure of the meeting date.

	Hill-Rom	Welch Allyn

Each notice given by such shareholder shall set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record, setting forth the shares so held, and intends to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between such Shareholder and each nominee proposed by the shareholder and any other person or persons (identifying such person or persons) pursuant to which the nomination or nominations are to be made by the shareholders; (iv) such other information regarding each nominee proposed by such Shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (v) the consent in writing of each nominee to serve as a director of Hill-Rom if so elected, and (vi) a description of the qualifications of such nominee to serve as a director of Hill-Rom.

Proxy

The Hill-Rom bylaws provide that any Hill-Rom shareholder may vote at any meeting of the shareholders, either in person or by proxy. Each proxy shall be in the form of a written instrument executed by the shareholder or a duly authorized agent of the shareholder, or may be transmitted by electronic submission as authorized by Hill-Rom. No proxy shall be voted at any meeting unless and until it has been filed with the secretary of Hill-Rom.

The Welch Allyn bylaws provide that Welch Allyn shareholders entitled to vote may vote at any meeting of the shareholders, either in person or by proxy. Each proxy must be in writing, executed by the shareholder or his or her attorney-in-fact.

Preemptive Rights	Under the IBCL, shareholders do not have preemptive rights unless the articles of incorporation so provide. The Hill-Rom articles of incorporation do not provide for preemptive rights.	The Welch Allyn certificate of incorporation provides that shareholders shall have no preemptive rights.

	Hill-Rom	Welch Allyn
Dividends

The Hill-Rom articles of incorporation provide that the board of directors of Hill-Rom has the authority to authorize and direct the payment of dividends at such times, in such amounts and forms, from such sources and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions and requirements imposed by the IBCL and other applicable laws, in respect of issued and outstanding shares of preferred stock and common stock.

Under the IBCL, a corporation may only pay dividends or make other distributions if, after giving effect to the distribution, (i) the corporation would be able to pay its debts as they become due in the usual course of business, and (ii) the corporation's total assets would be more than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

The Welch Allyn bylaws provide that the board of directors may declare dividends on the outstanding shares of Welch Allyn at any regular or special meeting, pursuant to law, and may be paid in cash, property or Welch Allyn shares.

Under the NYBCL, a corporation may pay dividends except when the corporation is insolvent or would be made insolvent by a dividend payment, or when the payment would be contrary to any restrictions in the corporation's certificate of incorporation. Under the NYBCL, dividends may be paid out of surplus or, if there is no surplus, out of net profits.

Limitation of Personal Liability of Directors

Under the IBCL, a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office in compliance with the IBCL and the breach or failure to perform constitutes willful misconduct or recklessness. Subject to this standard, a director who votes for or assents to distributions in violation of the IBCL or Hill-Rom's articles of incorporation is personally liable to Hill-Rom for the amount of the illegal distribution and is entitled to contribution from the other directors who voted for or assented to such distribution and the shareholders who received the distribution.

Under the NYBCL, a director who performs his duties as a director, including his duty to act in good faith and with that degree of care which an ordinarily prudent person in a like position would use under similar circumstances, will not have any liability by reason of being a director of a corporation. Subject to this standard, directors who vote for any of the following actions are jointly and severally liable to the corporation to the extent of any injury arising therefrom: (i) declarations of dividends in violation of the NYBCL, (ii) purchases of shares of the corporation in violation of the NYBCL, (iii)  distributions of assets to shareholders after dissolution of the corporation without adequately providing for known liabilities of the corporation and (iv) making loans in violation of the NYBCL.

	Hill-Rom	Welch Allyn
Indemnification of Officers and Directors / Insurance

Hill-Rom's articles of incorporation provide that the board of directors may authorize the corporation to indemnify any person who is or was a director, officer or employee of Hill-Rom (an "Eligible Person") against all liability and reasonable expense incurred by such person on account of or arising out of that person's relationship to Hill-Rom, provided that such person is determined in the manner specified in the IBCL to have met the standards of conduct specified in the IBCL.

Hill-Rom's bylaws provide that Hill-Rom shall indemnify any Eligible Person if the Eligible Person is a party to or threatened to be made a party to any proceeding against all expenses, judgments, fines (including any excise tax or penalty assessed with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by the Eligible Person in connection with such proceeding, but only (a) if the Eligible Person acted in good faith, and (b) (i) in the case of conduct in the Eligible Person's official capacity with Hill-Rom, if the Eligible Person acted in a manner which the Eligible Person reasonably believed to be in the best interests of Hill-Rom, or (ii) in the case of conduct other than in the Eligible Person's official capacity with Hill-Rom, if the Eligible Person acted in a manner which the Eligible Person reasonably believed was at least not opposed to the best interests of the corporation, and (c) in the case of a criminal proceeding, the Eligible Person had reasonable cause to believe that the Eligible Person's conduct was lawful or had no reasonable cause to believe that the Eligible Person's conduct was unlawful, and (d) if required by the IBCL, the corporation makes a determination that indemnification of the Eligible Person is permissible because the Eligible Person has met the standard of conduct as set forth in the IBCL. Hill-Rom must indemnify an Eligible Person who is wholly successful in defense of a proceeding in respect of expenses related to such proceeding. The provisions of the IBCL, the articles of incorporation and by-laws providing for indemnification of Eligible Person are not exclusive and the corporation may establish other arrangements for indemnity.

Welch Allyn's bylaws provide that, except as expressly prohibited by the NYBCL, Welch Allyn will indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate, is or was a director, officer and/or employee of Welch Allyn, or serves or served at the request of Welch Allyn as a director, officer, employee or fiduciary of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise against judgments, fines, amounts paid in settlement and reasonable expenses incurred as a result of such action or proceeding, or any appeal thereof, except that no indemnification will be made to any person if his acts were committed in bad faith or were the result of dishonesty and were material to the cause of action on which such action or proceeding was based, or if he personally gained in fact a financial profit or other advantage to which he was not legally entitled, and except that no indemnification will be required with respect to any settlement of an action or threatened action without Welch Allyn's consent.

Welch Allyn's bylaws provide that, except as prohibited by the NYBCL, Welch Allyn, at its expense, may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Welch Allyn, or is or was serving at the request of Welch Allyn as a director, officer, employee or agent of any other entity, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such.

	Hill-Rom	Welch Allyn
Advancement of Expenses

The Hill-Rom bylaws provide that the expenses incurred by the Eligible Person in any proceeding shall be paid promptly by Hill-Rom upon demand and in advance of final disposition of the proceeding at the written request of the Eligible Person, if (a) the Eligible Person furnishes the corporation with a written affirmation of the Eligible Person's good faith belief that the Eligible Person has met the standard of conduct required by the Act or this Article, (b) the Eligible Person furnishes the Corporation with a written undertaking to repay such advance to the extent that it is ultimately determined that the Eligible Person did not meet the standard of conduct that would entitle the Eligible Person to indemnification, and (c) if required by the Act, the Corporation makes a determination that the facts known to those making the determination would not preclude indemnification under the IBCL. Such advances shall be made without regard to the Eligible Person's ability to repay such expenses.

Welch Allyn's bylaws provide that expenses incurred by an indemnified person in defending a civil or criminal action, suit or proceeding shall be paid by Welch Allyn in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such indemnified person to repay such amount if, or to the extent that, he is not entitled to be indemnified by Welch Allyn or as otherwise authorized by law; provided, however, that such indemnified person shall cooperate in good faith with any request of Welch Allyn that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

Appraisal Rights

The IBCL does not afford dissenters' rights of appraisal if, at the time of a vote on a merger, share exchange or sale of substantially all assets of a corporation, the corporation's stock is listed on a national securities exchange. Hill-Rom common stock is listed on the New York Stock Exchange. Therefore, Hill-Rom's shareholders do not have dissenters' rights under the IBCL.

Under the NYBCL, holders of record of a corporation's common stock who do not vote in favor of a merger proposal have the right to dissent from the merger and obtain payment of the fair value of their shares if the merger is completed, but only if they follow the procedures and satisfy the conditions prescribed by the NYBCL, including delivering a written objection to the merger, including a notice of intent to demand payment, to the corporation before a vote is taken on the merger and not voting in favor of the merger proposal.

	Hill-Rom	Welch Allyn
Certain Business Combination Restrictions

Pursuant to the IBCL, a business combination with an interested shareholder within five years of that shareholder's share acquisition date is not permitted, subject to certain exceptions. A corporation may only engage in a business combination with an interested shareholder if it is (1) approved in advance of such shareholder's share acquisition date by the board of directors, (2) approved at least five years after that shareholder's share acquisition date by the affirmative vote of the holders of a majority of the outstanding voting shares not beneficially owned by the interested shareholder proposing the business combination or (3) meets certain equitable consideration requirements pursuant to the IBCL.

The Control Share Acquisitions Chapter of the IBCL contains provisions designed to protect minority shareholders in the event that a person makes a tender offer for or otherwise acquires shares giving the acquirer more than certain levels of ownership (20%, 33% and 50%) of the outstanding voting securities of an Indiana corporation having 100 or more shareholders. Under the Control Share Acquisitions Chapter, if an acquirer purchases such shares of a corporation that is subject to the Control Share Acquisitions Chapter, then the acquirer cannot vote such shares until each class or series of shares entitled to vote separately on the proposal approves the rights of the acquirer to vote the shares of the acquirer in excess of each level of ownership by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof and by the acquirer).

The NYBCL provides that a corporation may not engage in a business combination with an interested shareholder (which term includes shareholders who beneficially own at least 20% of the corporation's voting stock) for a five year period after the date that such person became an interested shareholder unless the transaction resulting in a person becoming an interested shareholder, or the business combination, was approved by the board of directors before that person became an interested shareholder. After the five-year period, a business combination between the interested shareholder and the corporation may occur if certain fair price requirements are met, or if the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder.

However, the foregoing restriction does not apply to any domestic corporation that does not have a class of voting stock registered with the Securities and Exchange Commission pursuant to Section 12 of the Exchange Act, unless the corporation's certificate of incorporation provides otherwise. Welch Allyn's certificate of incorporation does not provide otherwise, so the foregoing restriction does not apply to Welch Allyn or its shareholders.

INFORMATION ABOUT WELCH ALLYN

Business

Overview

        Welch Allyn Holdings, Inc., together with its consolidated subsidiaries, is a global developer, manufacturer and marketer of medical devices, solutions and technologies. Founded in 1915, Welch Allyn was incorporated in the State of New York in 1946. Welch Allyn has been a privately held company throughout its 100-year history.

        Welch Allyn manufactures and supplies a broad range of products to hospitals, physician offices, surgery centers, long-term care facilities, skilled nursing facilities, integrated delivery networks, emergency departments, and office-based clinics on a global basis. With $684 million of net sales in the most recent fiscal year, Welch Allyn distributes its products in approximately 120 countries. Welch Allyn's product categories include Physical Assessment, Vital Signs and Cardiopulmonary, Thermometry and Blood Pressure, Women's Health and Office-Based Lighting and New Healthcare Delivery Systems (NHDS) and Other products. In recent years, Welch Allyn has built on its core competencies in diagnostic medical devices and history of innovation by expanding its business through a series of strategic acquisitions and expanding its presence in international markets. Welch Allyn's products are distributed domestically directly to hospitals and other healthcare institutions, as well as through numerous hospital, physician, surgical supply and other medical distributors with whom Welch Allyn has distribution agreements. In international markets, products are distributed either directly through Welch Allyn's global offices or through distributors, with the practice varying by country.

Agreement and Plan of Merger

        On June 16, 2015, Welch Allyn and Hill-Rom entered into the merger agreement, which provides for a merger in which Welch Allyn will become a wholly owned subsidiary of Hill-Rom.

Product Categories

        Welch Allyn has six major product categories: Physical Assessment, Vital Signs and Cardiopulmonary, Thermometry and Blood Pressure, Women's Health and Office-Based Lighting and New Healthcare Delivery System (NHDS) and Other.

  Physical Assessment

        Welch Allyn's physical assessment products cover a wide range of devices used to complete patient physical exams. Welch Allyn's products include diagnostic sets and systems to conduct eye and ear examinations, ear, nose and throat (ENT) examinations, endoscopic examinations and skin examinations. Welch Allyn markets a broad range of physical assessment products, which include ophthalmoscopes, laryngoscopes, otoscopes, ENT and blood pressure instrument wall units, and disposable ear and nasal specula. Welch Allyn recently acquired the rights to make and sell the Spot™ Vision Screener and introduced a new version of the product. The Pocket LED otoscope and a model of the Suresight® vision screener for the Chinese market are also recently released physical assessment products. Welch Allyn also markets the PanOptic™ Opthalmoscope, with its Patented Axial PointSource™ Optic and the 767 Series Wall Unit.

        In March 2014, Welch Allyn entered into a joint venture with EMX International, LLC to develop breath diagnostic screening technology to screen for life threatening diseases.

        On May 4, 2015, Welch Allyn acquired substantially all the assets of Scale-Tronix, Inc. giving Welch Allyn a full line of scales and patient weighing systems.

  Vital Signs and Cardiopulmonary

        Welch Allyn's vital signs monitoring products include a broad range of devices used to monitor key vital parameters, including blood pressure, heart rate, temperature, blood oxygen saturation (Sp02) and respiration. Products include the recently released Connex Spot Monitor (CSM), as well as the Connex Vital Signs Monitor (CVSM), Connex® Clinical Surveillance Systems (including optional EarlySense® non-contact vitals and motion surveillance), the Propaq® LT Monitor, the Spot Vital Signs® Device and the Vital Signs Monitor 300® Series.

        Welch Allyn's diagnostic cardiopulmonary devices include electrocardiographs, ambulatory blood pressure monitors, spirometry, holter systems, data management systems and the CardioPerfect® workstation. Welch Allyn's ambulatory blood pressure monitoring devices, the ABPM 6100 and ABPM 7100, provide portable 24-hour ambulatory monitoring. The CardioPerfect Workstation is a comprehensive cardiopulmonary data management system that allows hospitals to transform any computer or laptop into an efficient diagnostic tool for connected stress testing. The SpiroPerfect® PC-Based Spirometer allows clinicians to see and compare results from pulmonary function tests within seconds. In June 2014, Welch Allyn acquired a 31% equity investment and exclusive commercial rights to Cardiac Insight Inc.'s disposable continuously recording electrocardiogram monitoring body-worn sensor.

  Thermometry and Blood Pressure

        Welch Allyn's thermometry products include devices in electronic thermistor thermometry and infra-red thermometry. Welch Allyn markets a broad range of thermometry devices, including electronic SureTemp thermometers for obtaining oral, axillary and rectal temperatures, infra-red ear thermometers and related probe cover disposables for both types of thermometers. Welch Allyn's thermometry products include the Braun ThemoScan™ Pro 4000 and recently released Pro6000 infra-red ear thermometers, the CareTemp™ Touch Free non-contact infra-red thermometer and SureTemp Plus 690 and SureTemp Plus 692 electronic thermometers. In September 2014, Welch Allyn entered into a licensing agreement with Gentag Inc. to co-develop, manufacture and exclusively distribute patient worn skin-patch temperature sensors.

        Welch Allyn's blood pressure products cover a wide range of devices designed for blood pressure monitoring and management. These products cover five main product categories: disposable and reusable blood pressure cuffs, mechanical blood pressure measurement (sphygmomanometers), oscillometric digital blood pressure devices, stethoscopes and home blood pressure devices. Welch Allyn's line of disposable and reusable blood pressure cuffs include the FlexiPort® Reusable, Disposable and Single Patient Use blood pressure cuffs, NeonatalR One Piece Disposable blood pressure cuffs, Trimline™ Disposable, Reusable and Two Piece Reusable blood pressure cuffs and Welch Allyn's Two Piece Reusable Blood Pressure Cuffs. Welch Allyn offers a portfolio of blood pressure monitors, including the Connex ProBP Digital Blood Pressure Device and the ProBP 2400 Blood Pressure Device. Welch Allyn also offers a wide variety of products across the mechanical blood pressure measurement product line, including the Bronze Series DS44 Integrated Aneroids.

  Women's Health and Office-Based Lighting

        Welch Allyn's women's health products include devices to support women's physical examinations, including disposable vaginal specula and related corded and cordless illumination and lighting systems. Illumination systems include the KleenSpec® Single Use LED Vaginal Specula, the KleenSpec Corded Illumination System and the KleenSpec Cordless Illumination System. Welch Allyn also markets the KleenSpec Disposable Vaginal Specula, the KleenSpec Disposable Vaginal Specula with Attached Sheath, the KleenSpec Disposable Vaginal Specula with Smoke Tube and the KleenSpec Disposable Vaginal Specula, Economy Series.

  NHDS and Other

        Welch Allyn began commercializing new acquired technologies, including a software-based telehealth solution that communicates with clinicians and helps clinicians to monitor patients in their homes, and diabetic retinopathy screening through a network designed for healthcare providers and payors who want to improve management of patients with diabetes, by enabling retinal images to be taken in a primary care setting and securely transmitted to an ophthalmologist for interpretation.

        Welch Allyn also provides service repairs and parts for its products.

Research and Development (R&D)

        Welch Allyn is engaged in both internal and external R&D in an effort to introduce new products, to enhance the effectiveness, ease of use, safety and reliability of its existing products, and to expand the applications for which the uses of its products are appropriate. Welch Allyn employs over 200 engineers and has over 390 active patents, with more than 210 pending patent applications.

        Welch Allyn's R&D expenditures were $30.1 million and $49.8 million in the six months ended July 4, 2015 and the fiscal year ended December 31, 2014, respectively.

        In addition to internal efforts, Welch Allyn also continues to innovate through strategic transactions and acquisitions. Welch Allyn evaluates opportunities in a "make versus buy" context and its R&D team is actively involved in the evaluation of strategic transactions. Since 2013, R&D spending has been strategically re-allocated towards corporate development activity. Welch Allyn's R&D spending as a percentage of consolidated sales was 9.0% and 7.3% in the six months ended July 4, 2015 and the fiscal year ended December 31, 2014, respectively, while its corporate development investment spending was 12.8% and 3.3% for the six months ended July 4, 2015 and the fiscal year ended December 31, 2014, respectively.

International

        Welch Allyn markets its products to customers in approximately 120 countries outside the United States. The products sold in the international markets include many of the products described above. However, the principal markets, products and methods of distribution in Welch Allyn's international businesses vary with market size and stage of development. Welch Allyn's principal international markets are currently in Europe, the Middle East, Africa and India ("EMEA&I") and Japan, Asia Pacific, Australia/New Zealand and China ("JAPAC"). Welch Allyn also generates sales in Latin America and Canada. Welch Allyn expects to continue investing to expand sales and marketing resources in order to capitalize on opportunities in certain of its markets, including China, India, Latin America and the Middle East.

        Welch Allyn's foreign operations are subject to certain financial and other risks, and international operations in general present complex tax and cash management issues. Relationships with customers and terms of sale frequently vary by country. Foreign currency exchange rate fluctuations can affect income and cash flows of international operations.

Patents and Trademarks

        Patents and other proprietary rights are important to Welch Allyn's business. Welch Allyn also relies upon trade secrets, manufacturing know-how, continuing technological innovations and licensing opportunities to maintain and improve its competitive position.

        Welch Allyn owns an extensive portfolio of patents and has numerous patent applications pending in the United States and in certain foreign countries that relate to aspects of the technology used in many of Welch Allyn's products. Welch Allyn's policy is to file patent applications in the United States and foreign countries where rights are available and where Welch Allyn believes it is commercially advantageous to do so. However, the standards for international protection of intellectual property vary widely. Welch Allyn enforces its intellectual property rights consistent with its strategic business objectives. Welch Allyn does not consider its business to be materially dependent upon any individual patent or license.

        "Welch Allyn" is Welch Allyn's principal registered trademark throughout the world, and registrations have been obtained or are pending with respect to various other trademarks associated with Welch Allyn's products. Unless otherwise noted herein, all trademarks contained herein are owned by Welch Allyn or one of its subsidiaries.

Government Regulation

        Most aspects of Welch Allyn's business are subject to some degree of government regulation in the countries in which Welch Allyn's operations are conducted. It has always been the practice of Welch Allyn to comply with the regulatory requirements governing its products and operations and to conduct its affairs in an ethical manner. This practice is reflected in Welch Allyn's policies regarding anti-bribery, ethics and compliance matters, various other compliance policies and through the responsibility of the Audit Committee of Welch Allyn's board of directors to review Welch Allyn's systems of internal control and Welch Allyn's process for monitoring compliance with laws and regulations. For some products, and in some areas of the world such as the United States, Canada, Japan and Europe, government regulation is significant and, in general, there appears to be a trend toward more stringent regulation throughout the world, as well as global harmonization of various regulatory requirements. In addition, governmental bodies in the United States and throughout the world have expressed concern about the costs relating to healthcare and, in some cases, have focused attention on the pricing of medical devices. Government regulation regarding pricing of medical devices already exists in some countries and may be expanded in the United States and other countries in the future. Welch Allyn devotes significant time, effort and expense to addressing the extensive government and regulatory requirements applicable to its business. Governmental regulatory actions can result in the recall or seizure of products, suspension or revocation of the authority necessary for the production or sale of a product and other civil and criminal sanctions. Welch Allyn believes that it is no more or less adversely affected by existing government regulations than its competitors.

  Medical Device Regulation

        Welch Allyn's products are medical devices subject to extensive regulation by the FDA and other U.S. federal and state regulatory bodies and comparable authorities in other countries. To ensure that medical products distributed domestically and internationally are safe and effective for their intended use, the FDA and comparable authorities in other countries have imposed regulations that govern, among other things, the design, manufacture and testing of Welch Allyn products. Other countries and jurisdictions around the world impose similar standards on international manufacture and sales of Welch Allyn products.

  Healthcare Fraud, Anti-Corruption, Privacy and Other Regulations

        There are also various federal healthcare laws that apply when Welch Allyn's customers submit claims for items or services that are reimbursed under Medicare, Medicaid or other federally-funded healthcare programs, including among others: (1) the Federal Anti-Kickback Statute, which prohibits offers to pay or receive remuneration of any kind for the purpose of inducing or rewarding referrals of items or services reimbursable by a federal healthcare program; (2) the False Claims Act, which prohibits the submission of false or otherwise improper claims for payment to a federally-funded health care program; and (3) the Stark law, which prohibits physicians from referring Medicare or Medicaid patients to a provider that bills these programs for the provision of certain designated health services if the physician (or a member of the physician's immediate family) has a financial relationship with that provider. There are often similar state false claims, anti-kickback and anti-self referral and insurance laws that apply to state-funded Medicaid and other healthcare programs and private third-party payors.

        Welch Allyn is also subject to various federal, state and foreign laws that protect the confidentiality of certain patient health information, including patient medical records, and restrict the use and disclosure of patient health information by healthcare providers, such as the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), and the HITECH Act, which modified certain provisions of the HIPAA privacy and security rules for Covered Entities and their "Business Associates."

  Environmental Regulation

        Welch Allyn is subject to various federal, state and local laws and regulations regulating the discharge of materials into the environment and otherwise relating to the protection of the environment. Welch Allyn does not believe that it will be required to spend any material amounts in order to comply with these laws and regulations or that compliance with such laws and regulations will materially affect its capital expenditures, results of operations, financial condition or cash flows.

Employees

        As of December 31, 2014, Welch Allyn's global business operations employed approximately 2,500 people. No Welch Allyn employees are currently organized into labor unions.

Property

        Welch Allyn's principal executive offices are located at 4341 State Street Road, Skaneateles Falls, New York 13153. Welch Allyn operates in approximately 26 offices around the world. Welch Allyn's products are manufactured in Skaneateles Falls, New York, Tijuana, Mexico and Suzhou, China. Each manufacturing facility is registered with the U.S. Food and Drug Administration and compliant with ISO 13485 standards. Welch Allyn owns three R&D facilities: one in Skaneateles Falls, New York, one in Beaverton, Oregon, and one in Singapore.

Legal Matters

        Welch Allyn is involved in various proceedings, legal actions and claims arising in the normal course of business and with third parties, including proceedings related to product liability, commercial litigation, intellectual property and employee and labor matters. The outcomes of certain of these legal matters may not be known for an extended period of time. Each of these matters is subject to various uncertainties, and it is possible that certain of these matters may be resolved unfavorably to Welch Allyn. Based on the advice of Welch Allyn's domestic and foreign counsel in these matters, Welch Allyn believes that it is unlikely that the resolution of any of these matters and any liabilities will be material to Welch Allyn's financial position, liquidity, results of operations or cash flows.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion and analysis of Welch Allyn's financial condition and results of operations should be read together with Welch Allyn's consolidated financial statements and related notes thereto and other financial information appearing elsewhere in this proxy statement/prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 37 of this proxy statement/prospectus. Welch Allyn's actual results could differ materially from those contained in forward-looking statements as a result of many factors, including those discussed in the section entitled "Risk Factors" beginning on page 29 of this proxy statement/prospectus and elsewhere in this proxy statement/prospectus. Welch Allyn analyzes net sales on a constant currency basis to better measure the comparability of results between periods. Net sales "on a constant currency basis" is a non-GAAP measure. See the section entitled "—Welch Allyn Management's Use of Non-GAAP Measures" below for more information regarding net sales on a constant currency basis and "—Results of Operations" below for a reconciliation setting forth the currency impact of Welch Allyn's net sales for the periods indicated.

Executive Overview

        The following represents financial highlights for the three months ended July 4, 2015 compared to the three months ended June 28, 2014:

  •
  Net sales increased 2.1% on a reported basis to $169.7 million and 5.3% on a constant currency basis.

  •
  Net sales in the United States increased 6.6% to $114.9 million on a reported basis. Net sales in EMEA&I decreased 9.6% on a reported basis and 0.2% on a constant currency basis. Net sales in JAPAC decreased 9.3% on a reported basis and 0.5% on a constant currency basis.

  •
  Gross margin worldwide decreased 3.0% on a reported basis to $79.9 million.

  •
  Net income worldwide decreased 97.3% on a reported basis to $0.4 million.

        The following represents financial highlights for the six months ended July 4, 2015 compared to the six months ended June 28, 2014:

  •
  Net sales increased 2.3% on a reported basis to $334.2 million and 5.1% on a constant currency basis.

  •
  Net sales in the United States increased 7.4% to $222.3 million on a reported basis. Net sales in EMEA&I decreased 6.3% on a reported basis and increased 1.9% on a constant currency basis. Net sales in JAPAC decreased 1.9% on a reported basis and increased 5.9% on a constant currency basis.

  •
  Gross margin worldwide increased 1.8% on a reported basis to $162.2 million.

  •
  Net income worldwide decreased 81.8% on a reported basis to $3.7 million.

        The following represents financial highlights for the fiscal year ended December 31, 2014 compared to the fiscal year ended December 31, 2013:

  •
  Net sales decreased 2.4% on a reported basis to $683.8 million and 1.7% on a constant currency basis.

  •
  Net sales in the United States decreased 4.1% to $441.8 million on a reported basis. Net sales in EMEA&I increased 1.1% on a reported basis and increased 1.0% on a constant currency basis. Net sales in JAPAC decreased 1.6% on a reported basis and increased 2.3% on a constant currency basis.

  •
  Gross margin worldwide increased 0.8% on a reported basis to $343.4 million.

  •
  Net income worldwide increased 56.0% on a reported basis to $48.7 million.

        Welch Allyn's earnings are driven by its ability to continue to generate sales of its products and improve operating efficiency. Welch Allyn's ability to increase sales over time depends upon its success in developing, acquiring and marketing differentiated products that meet the needs of clinicians and their patients. Welch Allyn engages in internal and external R&D in an effort to introduce new products, to enhance effectiveness, ease of use, safety and reliability of its existing products and to expand the applications for which the uses of its products are appropriate. In 2014, Welch Allyn's R&D expense as a percentage of net sales was 7.3%. Welch Allyn also makes selective acquisitions of businesses, products and technologies, generally focusing on small-to-medium sized transactions to provide ongoing growth opportunities. In addition, Welch Allyn may, from time-to-time, consider acquisitions of larger, established companies. Welch Allyn may also periodically divest lines of business in which it is not able to reasonably attain or maintain a leadership position in the market or for other strategic reasons. Welch Allyn spent $24.3 million in 2014 for the acquisition of and investment in businesses, products and technologies. Moreover, excluding revenue from discontinued product lines, revenues increased approximately 3.0% per year on a constant currency basis over the three fiscal years ended December 31, 2014.

The Merger

        On June 16, 2015, Welch Allyn entered into the merger agreement with Hill-Rom and Merger Sub. Under the merger agreement, Welch Allyn will be acquired for $1.625 billion in cash (which is subject to adjustment) and 8,133,722 shares of Hill-Rom common stock. Hill-Rom and Welch Allyn expect to complete the merger prior to September 30, 2015, subject to the receipt of regulatory approvals and the satisfaction or waiver of the other conditions to the merger contained in the merger agreement. However, it is possible that factors outside the control of Hill-Rom and Welch Allyn could require Hill-Rom and Welch Allyn to complete the merger at a later time or not complete it at all. Hill-Rom is expected to fund the cash consideration with a combination of new debt and cash on hand. The closing of the merger is not conditioned on the receipt of any debt financing by Hill-Rom. Hill-Rom, however, is not required to consummate the merger until the completion of the marketing period.

        For a full description of the merger, see the section titled "The Merger" beginning on page 44 of this proxy statement/prospectus.

Acquisitions

        On May 4, 2015, Welch Allyn acquired substantially all the assets of Scale-Tronix, Inc., which developed, manufactured and sold scales and patient weighing systems, for an aggregate purchase price of $40.3 million.

        On January 1, 2015, Welch Allyn acquired Hubble Telemedical, Inc., which developed and sold technology enabling remote diabetic retinopathy screening and analysis, for an aggregate purchase price of $5.2 million, including $3.1 million which represents the estimated fair value of contingent consideration Welch Allyn expects to pay to the former shareholders upon the achievement of certain financial milestones.

        On November 7, 2014, Welch Allyn acquired certain assets of HealthInterlink, LLC, which developed and manufactured products for remote patient monitoring, for an aggregate purchase price of $4.0 million, including $0.2 million of additional consideration payable contingent upon achieving certain performance targets.

        On June 3, 2014, Welch Allyn acquired certain assets of PediaVision Holdings LLC's, a developer of vision screening technology, for an aggregate purchase price of $8.1 million, including $0.5 million of additional consideration payable contingent upon achieving certain performance targets.

2012 Restructuring

        In September 2012, Welch Allyn began restructuring its business and realigning resources in response to rapidly changing global healthcare markets (the "2012 Restructuring"). As part of the 2012 Restructuring, Welch Allyn established new product development and technology centers in New York, Oregon and Singapore; created a global finance shared service center in Mexico; consolidated its North American manufacturing and related support functions at its largest facilities in New York and Mexico; and hired employees to support new demands resulting from changes in the global healthcare market, while reducing its workforce by approximately 10% through voluntary and involuntary terminations. Welch Allyn incurred $0.1 million of restructuring charges for the three months ended July 4, 2015 related to completion of the 2012 Restructuring, a decrease of $1.2 million, or 92.3%, compared to $1.3 million of restructuring charges incurred by Welch Allyn in the three months ended June 28, 2014. Welch Allyn incurred $0.4 million of restructuring charges for the six months ended July 4, 2015 related to the completion of the 2012 Restructuring, a decrease of $5.5 million, or 93.2% compared to $5.9 million of restructuring charges incurred by Welch Allyn in the six months ended June 28, 2014. Welch Allyn incurred $7.0 million, $19.6 million and $13.1 million in restructuring charges during the fiscal years ended December 31, 2014, 2013 and 2012, respectively. These restructuring costs included $0.1 million, $5.9 million, $11.7 million and $3.9 million in restructuring cost of goods sold during the three months ended July 4, 2015 and the fiscal years ended December 31, 2014, 2013 and 2012, respectively.

Results of Operations of Welch Allyn

        The following table presents comparative operating results for the years discussed within Management's Discussion and Analysis:

	Three months Ended		Six months Ended		Fiscal Year Ended December 31,
	July 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014	2014	2013	2012
Net Sales	$169.7	$166.2	$334.2	$326.7	$683.8	$700.9	$683.1
Cost of Goods Sold	89.7	82.5	171.6	163.8	334.5	348.6	337.2
Restructuring Cost of Goods Sold(1)	0.1	1.3	0.4	3.5	5.9	11.7	3.9

Gross Margin	79.9	82.4	162.2	159.4	343.4	340.6	342.0

Selling, General and Administrative Expenses	89.0	66.6	166.5	132.7	278.7	295.1	289.0
Restructuring Charges	—	—	—	2.4	1.1	7.9	9.2
Trademark Impairment	—	—	—	—	—	2.5	5.0

Operating Income	(9.1)	15.8	(4.3)	24.3	63.6	35.1	38.8
Investment Income—Net of interest expense	0.2	0.1	0.3	0.2	2.7	2.2	1.3
Other Income (Expense)	17.3	5.6	17.3	5.5	2.6	4.2	2.5

Income before provision for income taxes	8.4	21.5	13.3	30.0	68.8	41.5	42.6

Provision for income taxes	8.0	6.8	9.6	9.8	20.2	10.3	12.2

Net Income	$0.4	$14.7	$3.7	$20.2	$48.7	$31.2	$30.4

(1)
Restructuring Cost of Goods Sold includes severance and costs related to moving and consolidating product lines in Welch Allyn's New York and Mexico facilities, as well as third party consulting fees to help Welch Allyn increase the efficiency and effectiveness of its sourcing.

Three Months Ended July 4, 2015 Compared to Three Months Ended June 28, 2014

Net Sales

        Welch Allyn's net sales for the three months ended July 4, 2015 increased $3.5 million, or 2.1% on a reported basis and $8.9 million, or 5.3%, on a constant currency basis, compared to the three months ended June 28, 2014.

        The following tables present net sales by geography:

	Three Months Ended
	July 4, 2015		June 28, 2014
							Percentage Change Constant Currency
	Net Sales	Percentage of Worldwide Net Sales	Net Sales	Percentage of Worldwide Net Sales	Percentage Change Reported	Currency Impact
	(dollars in millions)		(dollars in millions)
United States	$114.9	67.8%	$107.8	64.8%	6.6%	0%	6.6%
EMEA&I	24.5	14.4	27.1	16.3	(9.6)	(9.5)%	(0.2)
JAPAC	14.6	8.6	16.1	9.7	(9.3)	(8.8)%	(0.5)
Canada	8.6	5.0	7.4	4.5	16.2	(14.2)%	30.4
Latin America	7.1	4.2	7.8	4.7	(9.0)	(3.7)%	(5.3)

Total	$169.7	100.0%	$166.2	100.0%	2.1	(3.2)%	5.3

        Net sales in the United States for the three months ended July 4, 2015 increased $7.1 million or 6.6% compared to the three months ended June 28, 2014 primarily due to increased sales of Physical Assessment products (including $2.3 million of sales in the three months ended July 4, 2015 attributable to the Pediavision Acquisition, $2.0 million of sales attributable to the Scale-Tronix acquisition completed in May 2015), an increase in the number of orders of Connex Vital Signs Monitors under Thermometry products as well as Women's Health products which were favorably affected by U.S. distributors purchasing significantly less products from overseas and the impact of a distributor promotion compared to the three months ended June 28, 2014.

        Net sales in Canada for the three months ended July 4, 2015 increased $1.2 million, or 16.2%, on a reported basis, and $2.2 million or 30.4% on a constant currency basis. The increase in net sales in Canada was primarily due to growth in sales of low acuity vitals products as there was an increase in orders for this product line.

        Net sales in EMEA&I for the three months ended July 4, 2015 decreased $2.6 million, or 9.6%, on a reported basis and decreased $0.1 million, or 0.2%, on a constant currency basis compared to the three months ended June 28, 2014, primarily due to sales growth in France and other European countries, partially offset by lower sales in Thermometry, Physical Assessment and Women's Health in the Middle East due to lesser spending in medical products by the government in Saudi Arabia and as Welch Allyn implemented controls preventing sales to distributors in this region who were selling these products back to U.S. distributors.

        Net sales in JAPAC for the three months ended July 4, 2015 decreased $1.5 million, or 9.3%, on a reported basis and $0.1 million, or 0.5%, on a constant currency basis compared to the three months ended June 28, 2014, primarily due to decreased sales of Physical Assessment and Women's Health products in China as Welch Allyn implemented controls preventing sales to distributors in this region who were selling these products back to U.S. distributors. This decrease was partially offset by sales growth in Australia.

        Net sales in Latin America for the three months ended July 4, 2015 decreased $0.7 million, or 9.0%, on a reported basis and $0.4 million, or 5.3%, on a constant currency basis compared to the three months ended June 28, 2014, primarily due to several large orders in the three months ended June 28, 2014 that have been not repeated in 2015.

Gross Margin

	Three Months Ended
	July 4, 2015	June 28, 2014	Percentage Change
	(dollars in millions)
Net Sales	$169.7	$166.2	2.1%
Cost of Goods Sold	$89.7	$82.5	8.7%
Percentage of Net Sales	52.9%	49.6%
Restructuring Cost of Goods Sold	$0.1	$1.3	(92.3)%
Percentage of Net Sales	0.1%	0.8%
Gross Margin	$79.9	$82.4	(3.0)%

Percentage of Net Sales	47.1%	49.6%

        Welch Allyn's gross margin for the three months ended July 4, 2015 decreased $2.5 million, or 3.0%, compared to the three months ended June 28, 2014. Gross profit as a percentage of net sales for the three months ended July 4, 2015 was 47.1%, a decrease of 250 basis points compared to 49.6% for the three months ended June 28, 2014. The decrease in gross margin is primarily due to an increase of $5.6 million in Welch Allyn's Long-Term Incentive Plan expense, attributable to manufacturing and operations employees as well as the impact of unfavorable foreign exchange rates. This decrease was partially offset by increased net sales and lower restructuring cost of goods sold. Restructuring cost of goods sold as a percentage of net sales decreased by 70 basis points primarily because the consolidation of Welch Allyn's manufacturing facilities was substantially completed in 2014.

Other

	Three Months Ended
	July 4, 2015	June 28, 2014	Percentage Change
	(dollars in millions)
Selling, general and administrative expenses	$89.0	$66.6	33.6%
Percent of Net Sales	52.4%	40.1%
Investment Income—net of Interest Expense	$0.2	$0.1	100.0%
Other Income (Loss)	$17.3	$5.6	208.9%
Provision for income taxes	$8.0	$6.8	17.6%
Effective tax rate	95.4%	31.5%

        Welch Allyn's selling, general and administrative expenses for the three months ended July 4, 2015 increased $22.4 million, or 33.6%, compared to the three months ended June 28, 2014. The increase was primarily due to an increase in Welch Allyn's Long-Term Incentive Plan expense of $29.5 million, which was due to an increase in the deemed market value of Welch Allyn's phantom incentive grants and options, partially offset by a reduction of $9.5 million in DISC commissions. DISC commissions are based on profitability of qualifying sales. Given current profitability projections for the stub tax period, we expect zero DISC commission expense in 2015.

        Welch Allyn incurred $16.0 million in R&D expenses for the three months ended July 4, 2015, an increase of 30.1% compared to $12.3 million for the three months ended June 28, 2014, primarily due to an increase of $5.2 million in Welch Allyn's Long-Term Incentive Plan expense attributable to R&D employees, partially offset by a decrease of $1.3 million in R&D project expenses primarily due to completion of the Connex Spot Monitor in March 2015.

        Welch Allyn's other income for the three months ended July 4, 2015 increased $11.7 million, or 208.9%, compared to the three months ended June 28, 2014, primarily due to a $16.1 million gain on sale of securities in the three months ended July 4, 2015 compared to a $2.1 million gain on sale of securities in the three months ended June 28, 2014, partially offset by a $0.4 million, or 30.8%, reduction in the cash surrender value of life insurance policies owned by Welch Allyn. Additionally, other income for the three months ended June 28, 2014 included a $2.1 million foreign exchange gain on the recapitalization of Welch Allyn's Brazil subsidiary.

        Welch Allyn's provision for income taxes for the three months ended July 4, 2015 increased $1.2 million, or 17.6%, compared to the three months ended June 28, 2014 primarily due to an increase in the effective tax rate to 95.4% for the three months ended July 4, 2015 compared to 31.5% for the three months ended June 28, 2014, this increase in the effective tax rate was primarily due to higher permanent add-backs related to the liquidation of the Welch Allyn's owned life insurance program and certain non-deductible transaction costs.

Six Months Ended July 4, 2015 Compared to Six Months Ended June 28, 2014

Net Sales

        Welch Allyn's net sales for the six months ended July 4, 2015 increased $7.5 million, or 2.3% on a reported basis and $16.7 million, or 5.1%, on a constant currency basis, compared to the six months ended June 28, 2014.

        The following tables present net sales by geography:

	Six Months Ended
	July 4, 2015		June 28, 2014
							Percentage Change Constant Currency
	Net Sales	Percentage of Worldwide Net Sales	Net Sales	Percentage of Worldwide Net Sales	Percentage Change Reported	Currency Impact
	(dollars in millions)		(dollars in millions)
United States	$222.3	66.6%	$206.9	63.3%	7.4%	0%	7.4%
EMEA&I	54.6	16.3	58.2	17.8	(6.3)	(8.2)%	1.9
JAPAC	25.7	7.7	26.2	8.0	(1.9)	(7.8)%	5.9
Canada	17.5	5.2	20.1	6.2	(12.9)	(10.5)%	(2.4)
Latin America	14.1	4.2	15.3	4.7	(7.5)	(3.2)%	(4.3)

Total	$334.2	100.0%	$326.7	100.0%	2.3	(2.8)%	5.1

        Net sales in the United States for the six months ended July 4, 2015 increased $15.4 million or 7.4% compared to the six months ended June 28, 2014 primarily due to increased sales of Physical Assessment products (including $4.3 million of sales in the six months ended July 4, 2015 attributable to the Pediavision Acquisition, and $2.0 million of sales attributable to the Scale-Tronix acquisition completed in May 2015), an increase in the number of Connex Vital Signs Monitor orders as well as Women's Health products which were favorably affected by U.S. distributors purchasing significantly less products from overseas and an increase in unit sales from a distributor promotion compared to the six months ended June 28, 2014.

        Net sales in Canada for the six months ended July 4, 2015 decreased $2.6 million, or 12.9%, on a reported basis, and $0.4 million or 2.4% on a constant currency basis. The decrease in net sales in Canada was primarily due to a large hospital order for Vital Signs product in 2014, partially offset by growth in Physical Assessment and other low acuity vitals product sales.

        Net sales in EMEA&I for the six months ended July 4, 2015 decreased $3.6 million, or 6.3%, on a reported basis and increased $1.2 million, or 1.9%, on a constant currency basis compared to the six months ended June 28, 2014, primarily due to a large order for low acuity vitals products in the United Kingdom and growth in sales in France that were partially offset by lower sales in Thermometry,

Physical Assessment and Women's Health products in the Middle East due to lesser spending in medical products by the government in Saudi Arabia and as Welch Allyn implemented controls preventing sales to distributors in this region who were selling these products back to U.S. distributors.

        Net sales in JAPAC for the six months ended July 4, 2015 decreased $0.5 million, or 1.9%, on a reported basis and increased $1.5 million, or 5.9%, on a constant currency basis compared to the six months ended June 28, 2014, primarily due to increased sales of Thermometry, Physical Assessment and Office Based Lighting products in Asia and sales growth in Australia as Welch Allyn focused on growth in these regions, partially offset by a decline in sales in Japan.

        Net sales in Latin America decreased $1.2 million, or 7.5%, on a reported basis and $0.7 million, or 4.3%, on a constant currency basis primarily due to several large orders in the six months ended June, 28 2014 that have not been repeated in 2015.

Gross Margin

	Six Months Ended
	July 4, 2015	June 28, 2014	Percentage Change
	(dollars in millions)
Net Sales	$334.2	$326.7	2.3%
Cost of Goods Sold	$171.6	$163.8	4.8%
Percentage of Net Sales	51.3%	50.1%
Restructuring Cost of Goods Sold	$0.4	$3.5	(88.6)%
Percentage of Net Sales	0.1%	1.1%
Gross Margin	$162.2	$159.4	1.8%

Percentage of Net Sales	48.5%	48.8%

        Welch Allyn's gross margin for the six months ended July 4, 2015 increased $2.8 million, or 1.8%, compared to the six months ended June 28, 2014. Gross profit as a percentage of net sales for the six months ended July 4, 2015 was 48.5%, a decrease of 30 basis points compared to 48.8% for the six months ended June 28, 2014. The increase in gross margin is primarily due to an increase in net sales and a reduction in restructuring cost of sales, partially offset by an increase in the percentage of cost of goods sold. Cost of goods sold as a percentage of sales increased by 120 basis points primarily due to an increase of $7.7 million in Welch Allyn's Long-Term Incentive Plan expense attributable to manufacturing and operations employees as well as the impact of unfavorable foreign exchange rates, partially offset by the impact of the consolidation of manufacturing facilities and initiatives led by Welch Allyn's sourcing group to reduce the cost of components, including by negotiating with vendors and sourcing for lower cost components. Restructuring cost of goods sold as a percentage of net sales decreased by 100 basis points, primarily because the consolidation of Welch Allyn's manufacturing facilities was substantially completed in 2014.

Other

	Six Months Ended
	July 4, 2015	June 28, 2014	Percentage Change
	(dollars in millions)
Selling, general and administrative expenses	$166.5	$132.7	25.4%
Percent of Net Sales	49.8%	40.6%
Restructuring expense	$—	$2.4
Investment Income—net of Interest Expense	$0.3	$0.2	50.0%
Other Income (Loss)	$17.3	$5.6	208.9%
Provision for income taxes	$9.6	$9.8	(2.0)%
Effective tax rate	72.2%	32.7%

        Welch Allyn's selling, general and administrative expenses for the six months ended July 4, 2015 increased $33.8 million, or 25.4%, compared to the six months ended June 28, 2014. The increase was primarily due to an increase in Welch Allyn's Long-Term Incentive Plan expense of $40.8 million, which was due to an increase in the deemed market value of Welch Allyn's phantom incentive grants and options, partially offset by a reduction of $9.4 million in DISC commissions. DISC commissions are based on profitability of qualifying sales. Given current profitability projections for the stub tax period, we expect zero DISC commission expense in 2015.

        Welch Allyn incurred $30.0 million in R&D expenses for the six months ended July 4, 2015, an increase of 22.5% compared to $24.4 million for the six months ended June 28, 2014, primarily due to an increase of $7.2 million in Welch Allyn's Long-Term Incentive Plan expense attributable to R&D employees, partially offset by a $1.6 million in R&D project expenses that was primarily due to completion of the Connex Spot Monitor in the March 2015.

        Welch Allyn's other income for the six months ended July 4, 2015 increased $11.7 million, or 208.9%, compared to the six months ended June 28, 2014, primarily due to a $16.1 million gain on sale of securities in the six months ended July 4, 2015 compared to a $2.1 million gain on sale of securities in the six months ended June 28, 2014, as well as a $0.5 million, or 35.7%, increase in the cash surrender value of life insurance policies owned by Welch Allyn and a $1.0 million unrealized gain on an investment in a Chinese venture capital firm. These increases were partially offset by losses on equity investments of $1.1 million in the six months ended July 4, 2015 and the impact of foreign exchanges gains of $2.1 million on the recapitalization of Welch Allyn's Brazil subsidiary in the six months ended June 28, 2014 and foreign exchange losses on the repatriation of excess cash in Welch Allyn's German subsidiary of $0.6 million in the six months ended July 4, 2015.

        Welch Allyn's provision for income taxes for the six months ended July 4, 2015 decreased $0.2 million, or 2.0%, compared to the six months ended June 28, 2014 primarily due to a decrease in operating income for that period that offset an increase in the effective tax rate to 72.2% for the six months ended July 4, 2015 compared to 32.7% for the six months ended June 28, 2014. This increase in the effective tax rate was primarily due to higher permanent add-backs related to the liquidation of the Welch Allyn's owned life insurance program and certain non-deductible transaction costs.

Fiscal Year Ended December 31, 2014 Compared to Fiscal Year Ended December 31, 2013

  Net Sales

        Welch Allyn's net sales for the fiscal year ended December 31, 2014 decreased $17.1 million, or 2.4%, on a reported basis and $12.0 million, or 1.7%, on a constant currency basis compared to the fiscal year ended December 31, 2013.

        The following table presents net sales by geography:

	Fiscal Year Ended December 31,
	2014		2013
							Percentage Change Constant Currency
	Net Sales	Percentage of Worldwide Net Sales	Net Sales	Percentage of Worldwide Net Sales	Percentage Change Reported	Currency impact
	(dollars in millions)		(dollars in millions)
United States	$441.8	64.6%	$460.5	65.7%	(4.1)%	0%	(4.1)%
EMEA&I	112.0	16.4	110.9	15.8	1.1%	0.1%	1.0%
JAPAC	59.2	8.7	60.1	8.6	(1.6)%	(3.9)%	2.3%
Canada	35.4	5.2	35.3	5.0	0.2%	(7.2)%	7.4%
Latin America	35.4	5.2	34.1	4.9	3.7%	(1.1)%	4.8%

Total	$683.8	100.0%	$700.9	100.0%	(2.4)%	(0.7)%	(1.7)%

        Net sales in the United States for the fiscal year ended December 31, 2014 decreased $18.7 million, or 4.1%, on a reported basis compared to the fiscal year ended December 31, 2013 primarily due to a $15.0 million decrease in sales to Veterans Affairs hospitals, discontinuation of the Continuous Monitoring product line and a decrease in Thermometry, Physical Assessment and Women's Health disposable sales as U.S. distributors purchased such products from distributors overseas. The decrease was partially offset by $4.0 million of sales attributable to the Pediavision acquisition in 2014.

        Net sales in Canada for the fiscal year ended December 31, 2014 increased $0.1 million, or 0.2%, on a reported basis and $2.6 million, or 7.4%, on a constant currency basis due to a large hospital order for Vital Signs products in 2014.

        Net sales for the fiscal year ended December 31, 2014 in JAPAC decreased $0.9 million, or 1.6%, on a reported basis and increased $1.4 million, or 2.3%, on a constant currency basis compared to the fiscal year ended December 31, 2013, primarily due to an increase in sales in the Vital Signs product category in Australia. The increase on a constant currency basis was partially offset by a decline in Continuous Monitoring sales as this product line was discontinued.

        Net sales for the fiscal year ended December 31, 2014 in EMEA&I increased $1.2 million, or 1.1%, on a reported basis and $1.1 million, or 1.0%, on a constant currency basis compared to the fiscal year ended December 31, 2013, primarily due to growth in the United Kingdom, India and the Middle East as Welch Allyn focused on channel development in these regions. The increase was partially offset by declines in France and Germany due to Welch Allyn's discontinuation of Continuous Monitoring products.

        Net sales for the fiscal year ended December 31, 2014 in Latin America increased $1.3 million, or 3.7%, on a reported basis and $1.6 million, or 4.8%, on a constant currency basis compared to the fiscal year ended December 31, 2013, primarily due to several large orders in the Thermometry, Cardiopulmonary and Physical Assessment product lines, partially offset by a decrease in net sales due to the discontinuation of Welch Allyn's Continuous Monitoring product line and OEM distribution product lines.

  Gross Margin

	Fiscal Year Ended December 31,
			Percentage Change
	2014	2013
	(dollars in millions)
Net Sales	$683.8	$700.9	(2.4)%
Cost of Goods Sold	$334.5	$348.6	(4.1)%
Percentage of Net Sales	48.9%	49.7%
Restructuring Cost of Goods Sold	$5.9	$11.7	(49.6)%
Percentage of Net Sales	0.9%	1.7%
Gross Margin	$343.4	$340.6	0.8%

Percentage of Net Sales	50.2%	48.6%

        Welch Allyn's gross margin for the fiscal year ended December 31, 2014 increased $2.8 million, or 0.8%, compared to the fiscal year ended December 31, 2013, primarily due to lower cost of goods and a reduction in restructuring cost of goods. The increase was partially offset by a decrease in net sales, as discussed above. Gross margin as a percentage of net sales for the fiscal year ended December 31, 2014 was 50.2%, an increase of 160 basis points compared to 48.6% for the fiscal year ended December 31, 2013. This increase was primarily due to a reduction in the cost of goods sold as a percentage of net sales resulting from the consolidation of manufacturing facilities and initiatives led by Welch Allyn's sourcing group to reduce the cost of components, including by negotiating with vendors and sourcing lower cost components. Restructuring cost of goods sold as a percentage of net sales decreased by 80 basis points, primarily due to a reduction in severance costs and lower third party consulting fees to help Welch Allyn increase the efficiency and effectiveness of its sourcing.

  Other

	Fiscal Year Ended December 31,
			Percentage Change
	2014	2013
	(dollars in millions)
Selling, general and administrative expenses	$278.7	$295.1	(5.6)%
Percent of Net Sales	40.8%	42.1%
Restructuring charges	$1.1	$7.9	(85.6)%
Investment Income—net of Interest Expense	$2.7	$2.2	21.3%
Other Income	$2.6	$4.2	(38.8)%
Provision for income taxes	$20.2	$10.3	95.8%
Effective tax rate	29.3%	24.8%

        Welch Allyn's selling, general and administrative expenses for the fiscal year ended December 31, 2014 decreased $16.4 million, or 5.6%, compared to the fiscal year ended December 31, 2013. The decrease was primarily due to a $10.2 million decrease in selling, general and administrative expenses as a result of the 2012 Restructuring as well as initiatives to lower expenses attributable to travel, trade shows, training programs, telephone calls and other discretionary expenses, an $8.8 million decrease in bonus expenses attributable to lower achievements of 2014 bonus targets compared to 2013 bonus targets and a $2.2 million decrease in R&D expenses resulting from termination of an R&D services contract. These decreases were partially offset by a $2.4 million increase in Welch Allyn's Long-Term Incentive Plan expenses due to an increase in the deemed market value of phantom incentive grants and options and a $2.4 million increase in DISC commissions.

        Welch Allyn incurred $7.1 million in restructuring charges during the fiscal year ended December 31, 2014, a decrease of $12.6 million, or 64.0%, compared to $19.7 million in the fiscal year ended December 31, 2013. Restructuring charges in the years ended December 31, 2014 and 2013, respectively, included $3.6 million and $11.9 million of severance expenses and other benefits provided to affected employees and $1.4 million and $4.8 million of consulting and legal fees, including third party consulting fees to help the company increase the efficiency and effectiveness of its sourcing function, $1.3 million and $0.8 million of expenses related primarily to the move and consolidation of product lines to New York and Mexico, $0.8 million and $1.4 million of travel and temporary wages paid to backfill employees and zero and $0.8 million of expenses attributable to accelerated depreciation, increased inventory reserves and the repayment of Ireland's research tax credit. These restructuring costs included $5.9 million and $11.7 million in restructuring cost of goods sold during the fiscal years ended December 31, 2014 and 2013, respectively.

        Welch Allyn incurred $49.8 million in R&D expenses for the fiscal year ended December 31, 2014, a decrease of 7.8% compared to $54.0 million for fiscal year ended December 31, 2013, primarily due to a $2.2 million decrease in R&D expenses resulting from the termination of an R&D services contract and a $2.1 million reduction in bonus expenses.

        Welch Allyn recorded no trademark impairment charge in the fiscal year ended December 31, 2014, whereas Welch Allyn recorded a $2.5 million impairment on the Trimline trademark in the fiscal year ended December 31, 2013 as sales of the FlexiPort product line displaced sales of the Trimline product line due to hospitals implementing standardized use of the FlexiPort product line to monitor blood pressure.

        Welch Allyn's investment income for the fiscal year ended December 31, 2014 increased $0.5 million, or 21.3%, to $2.7 million, compared to $2.2 million for the fiscal year ended December 31, 2013, primarily due to an increase of $0.3 million, or 20.7%, in gains on the sale of securities and an increase of $0.1 million, or 23.3%, of net interest income. Welch Allyn's other income for the fiscal year ended December 31, 2014 decreased $1.6 million, or 38.8%, compared to the fiscal year ended December 31, 2013, primarily due to a $3.8 million, or 67.2%, decrease in the cash surrender value of life insurance policies owned by Welch Allyn and a $0.8 million, or 68.0% increase, in unrealized foreign exchange loss, partially offset by a $2.1 million foreign exchange gain on recapitalization of Welch Allyn's Brazil legal entity and a $1.1 million unrealized gain on an equity investment.

        Welch Allyn's provision for income taxes for the fiscal year ended December 31, 2014 increased $9.9 million, or 95.8%, compared to the fiscal year ended December 31, 2013, primarily due to higher operating income and an increase in the effective tax rate in 2014. The 2013 effective tax rate was favorably affected by 4.9% compared to the 2014 effective tax rate due to tax benefits consisting primarily of a one-time "catch-up" for the reinstatement of an R&D tax credit.

Fiscal Year Ended December 31, 2013 Compared to Fiscal Year Ended December 31, 2012

  Net Sales

        Welch Allyn's net sales for the fiscal year ended December 31, 2013 increased $17.8 million, or 2.6%, on a reported basis and $21.0 million, or 3.1%, on a constant currency basis compared to net sales for the fiscal year ended December 31, 2012.

        The following table presents net sales by geography:

	Fiscal Year Ended December 31,
	2013		2012
							Percentage Change Constant Currency
	Net Sales	Percentage of Worldwide Net Sales	Net Sales	Percentage of Worldwide Net Sales	Percentage Change Reported	Constant Currency
	(dollars in millions)		(dollars in millions)
United States	$460.5	65.7%	$449.6	65.8%	2.4%	0%	2.4%
EMEA&I	110.9	15.8	102.2	15.0	8.5%	(0.3)%	8.8%
JAPAC	60.1	8.6	58.2	8.5	3.3%	(3.2)%	6.5%
Canada	35.3	5.0	36.8	5.4	(4.0)%	(2.4)%	(1.6)%
Latin America	34.1	4.9	36.3	5.3	(6.1)%	(0.5)%	(5.6)%

Total	$700.9	100.0%	$683.1	100.0%	2.6%	(0.5)%	3.1%

        Net sales in the United States for the fiscal year ended December 31, 2013 increased $10.9 million, or 2.4% compared to the fiscal year ended December 31, 2012, primarily due to a $19.8 million increase in sales to Veterans Affairs hospitals and partially offset by a decline in Continuous Monitoring sales as Welch Allyn reduced focus on this product line in preparation to discontinue it in 2014.

        Net sales for the fiscal year ended December 31, 2013 in Canada decreased by $1.5 million, or 4.0%, on a reported basis and $0.6 million, or 1.6%, on a constant currency basis compared to the fiscal year ended December 31, 2012, primarily due to a decline in Physical Assessment sales due to soft market conditions in Canada.

        Net sales for the fiscal year ended December 31, 2013 in JAPAC increased by $1.9 million, or 3.3%, on a reported basis and $3.8 million, or 6.5%, on a constant currency basis compared to the fiscal year ended December 31, 2012, primarily due to growth in China, mainly in Thermometry and Blood Pressure products due to stocking orders shipped at the end of 2013, as well as growth in Australia. This increase was partially offset by a decline in sales in Japan.

        Net sales for the fiscal year ended December 31, 2013 in EMEA&I increased $8.7 million, or 8.5%, on a reported basis and $9.0 million, or 8.8%, on a constant currency basis compared to the fiscal year ended December 31, 2012, primarily due to growth in the Middle East and the United Kingdom in most product lines as Welch Allyn focused on channel development in both of these regions.

        Net sales for the fiscal year ended December 31, 2013 in Latin America decreased $2.2 million, or 6.1%, on a reported basis and $2.0 million, or 5.6%, on a constant currency basis compared to the fiscal year ended December 31, 2012, primarily due to Welch Allyn's discontinuation of OEM distribution in the region and partially offset by growth in the Thermometry and Blood Pressure, Physical Assessment and Vital Signs and Cardiopulmonary product lines as Welch Allyn focused on growth in these product lines instead of the OEM distribution products.

  Gross Margin

	Fiscal Year Ended December 31,
			Percentage Change
	2013	2012
	(dollars in millions)
Net Sales	$700.9	$683.1	2.6%
Cost of Goods Sold	$348.6	$337.2	3.4%
Percentage of Net Sales	49.7%	49.4%
Restructuring Cost of Goods Sold	$11.7	$3.9	200.8%
Percentage of Net Sales	1.7%	0.6%
Gross Margin	$340.6	$342.0	(0.4)%

Percentage of Net Sales	48.6%	50.1%

        Welch Allyn's gross margin for the fiscal year ended December 31, 2013 decreased $1.4 million, or 0.4%, compared to the fiscal year ended December 31, 2012, primarily due to an increase in restructuring cost of goods sold of $7.8 million and partially offset by an increase in net sales described above. Gross profit as a percentage of net sales for the fiscal year ended December 31, 2013 was 48.6%, a decrease of 150 basis points compared to 50.1% for the fiscal year ended December 31, 2012. The decrease was primarily due to the 2012 Restructuring. Cost of goods sold as a percentage of net sales increased by 30 basis points primarily due to an increase in the Long-Term Incentive Plan expense of $2.1 million and an increase in company bonuses of $1.2 million.

        Restructuring cost of goods sold as a percentage of net sales increased by 110 basis points primarily due to the consolidation of manufacturing activities and $4.5 million of third party consulting fees to help Welch Allyn increase the efficiency and effectiveness of its sourcing.

  Other

	Fiscal Year Ended December 31,
			Percentage Change
	2013	2012
	(dollars in millions)
Selling, general and administrative expenses	$295.1	$289.0	2.1%
Percent of Net Sales	42.1%	42.3%
Restructuring charges	$7.9	$9.2	(14.2)%
Investment Income—net of Interest Expense	$2.2	$1.3	74.1%
Other Income (Loss)	$4.2	$2.5	65.4
Provision for income taxes	$10.3	$12.2	(15.2)%
Effective tax rate	24.8%	28.5%

        Welch Allyn's selling, general and administrative expenses for the fiscal year ended December 31, 2013 increased $6.1 million, or 2.1%, compared to the fiscal year ended December 31, 2012. The increase was primarily due to a $10.3 million increase in Long-Term Incentive Plan expenses, a $6.9 million increase in expenses attributable to medical device taxes, which were introduced in 2013, a $7.1 million increase in company bonus expenses, a $1.7 million increase in DISC Commissions and $0.9 million in termination costs related to termination of an R&D services contract. The increase was partially offset by decreases of $17.5 million in expenses as a result of Welch Allyn's corporate restructuring program and related discretionary expense management initiatives, as well as a $3.1 million reduction in other project expenses.

        Welch Allyn incurred $26.4 million in bonus expenses for the fiscal year ended December 31, 2013, an increase of 45.9% compared to $18.1 million for the fiscal year ended December 31, 2012, primarily due to improved performance in reaching bonus targets. Welch Allyn incurred $20.3 million in Long-Term Incentive Plan expenses for the fiscal year ended December 31, 2013, an increase of 155.8% compared to $7.9 million for the fiscal year ended December 31, 2012, primarily due to an increase in the deemed market value of phantom incentive grants and options.

        Welch Allyn incurred $19.7 million in expenses relating to its restructuring plan during the fiscal year ended December 31, 2013, a $6.5 million, or 49.7%, increase compared to $13.1 million in the fiscal year ended December 31, 2012. Restructuring expenses in the years ended December 31, 2013 and 2012, respectively, included $11.9 million and $11.2 million of severance and other benefits provided to affected employees, $0.8 million and $0.1 million of expenses related primarily to the move and consolidation of product lines to New York and Mexico, $1.4 million and $0.0 million including travel and temporary wages paid to backfill employees, $4.8 million and $0.9 million of consulting expenses and legal fees and $0.8 million and $0.9 million of expenses attributable to accelerated depreciation, increased inventory reserves and repayment of a research tax credit to the Irish government. These restructuring costs included $11.7 million and $3.9 million in restructuring cost of goods sold during the fiscal years ended December 31, 2013 and 2012, respectively.

        Welch Allyn incurred $54.0 million in R&D expenses for the fiscal year ended December 31, 2013, a 6.2% decrease compared to $57.6 million for the fiscal year ended December 31, 2012, primarily due to a $3.1 million reduction in project expenses and $3.1 million in savings from the 2012 Restructuring. The decrease was partially offset by a $1.8 million increase in bonus expenses and a $1.8 million increase in Long-term Incentive Plan expense,

        Welch Allyn recorded a $2.5 million impairment on the Trimline trademark in the fiscal year ended December 31, 2013, as sales of the FlexiPort product line displaced sales of the Trimline product line, and a $5.0 million goodwill impairment expense in the fiscal year ended December 31, 2012 related to its European reporting unit.

        Welch Allyn's investment income for the fiscal year ended December 31, 2013 increased $0.9 million, or 74.1%, to $2.2 million compared to $1.3 million for the fiscal year ended December 31, 2012 primarily due to an increase of $0.2 million, or 9.8%, in gains on the sale of securities and $0.5 million of net interest income for the fiscal year ended December 31, 2013 compared to $0.3 million of net interest expense for the fiscal year ended December 31, 2012.

        Welch Allyn's other income for the fiscal year ended December 31, 2013 increased $1.7 million, or 65.4%, to $4.2 million from $2.5 million for the fiscal year ended December 31, 2012, primarily due to a $3.3 million increase in the cash surrender value of insurance policies owned by Welch Allyn. The increase was partially offset by an increase in the unrealized foreign exchange loss of $0.8 million and a loss on an equity investment of $0.4 million. Welch Allyn's other income for the fiscal year ended December 31, 2012 included a gain on sale of business of $0.4 million.

        Welch Allyn's provision for income taxes for the fiscal year ended December 31, 2013 decreased $1.9 million, or 15.2%, compared to the fiscal year ended December 31, 2012, primarily due to a reduction in operating income and a reduction in the effective tax rate as the 2013 tax rate was favorably affected by 5.8% due to tax benefits consisting primarily of a one-time "catch-up" for the reinstatement of a research and development tax credit.

Welch Allyn Management's Use of Non-GAAP Measures

        Net sales "on a constant currency basis" is a non-GAAP measure. Welch Allyn analyzes net sales on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, Welch Allyn believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales to both management and Welch Allyn's investors. Constant currency growth rates are calculated by translating the prior year's local currency sales by the current period's exchange rate. Constant currency growth rates are not indicative of changes in corresponding cash flows. One limitation of these non-GAAP measures is that they do not reflect results on a standardized reporting basis. Non-GAAP measures are intended to supplement the applicable GAAP disclosures and should not be viewed as replacements of GAAP results.

Constant Currency Reconciliation

        Because Welch Allyn sells its products in many different countries and in different local currencies, its net sales are affected by fluctuations in those currencies against the U.S. dollar during each period. Welch Allyn calculates the constant currency change by taking the current period local currency sales multiplied by the prior year currency rate for the corresponding period for a given country. The translated results are then used to determine period-over-period percentage increases or decreases that exclude the effect of changes in foreign currency exchange rates. A reconciliation setting forth the currency impact of Welch Allyn's net sales for the periods indicated are included above under "—Results of Operations."

Liquidity and Capital Resources

        The following is a summary of Welch Allyn's cash flows by activity for the six months ended July 4, 2015 and June 28, 2014 and the years ended December 31, 2014, 2013 and 2012:

	Six Months Ended		Fiscal Year Ended December 31,
	July 4, 2015	June 28, 2014
Net cash from (used in):			2014	2013	2012
Operating activities	$32.6	$24.8	$71.2	$77.6	$48.0
Investing activities	18.0	(13.9)	(31.3)	(31.8)	(7.8)
Financing activities	(0.0)	(1.1)	(2.1)	(1.1)	(20.7)
Effect of exchange rates on cash	(0.5)	(1.0)	(4.5)	(0.5)	0.9

Increase (decrease) in cash and cash equivalents	$50.1	$8.8	$33.3	$44.2	$20.4

        Welch Allyn's cash and cash equivalents were $228.5 million and $154.0 million as of July 4, 2015 and June 28, 2014, respectively, and $178.4 million, $145.1 million and $101.0 million as of December 31, 2014, 2013 and 2012, respectively. Welch Allyn generally maintains its cash and cash equivalents in demand deposit and other bank accounts.

        Welch Allyn assesses its liquidity in terms of its ability to generate cash to fund its operating, investing and financing activities on an ongoing basis. Significant factors affecting the management of liquidity are cash flows generated from operating activities and capital equipment, purchases and sales of investments, purchases and investments in businesses and dividends to shareholders. Cash provided from operations is the primary source of funds for growth of the business.

        Welch Allyn currently believes that its existing cash balances and anticipated future cash flows will be adequate to fund its current and currently planned operations for the foreseeable future and until the completion of the merger.

Operating Activities

        Net cash provided by operating activities was $32.6 million for the six months ended July 4, 2015, and consisted primarily of net income, adjusted for the non-cash effects of depreciation and amortization, and an increase in long-term incentive and deferred compensation and a reduction in working capital, partially offset by a gain on sale of securities, a change in provision for deferred income tax, and a change in cash surrender value of life insurance owned by Welch Allyn. Net cash provided by operating activities was $24.8 million for the six months ended June 28, 2014. The increase in net cash provided by operating activities was primarily due to an improvement in working capital management in six months ended July 4, 2015 compared to the six months ended June 28, 2014, primarily due to lower payments of accounts payable and accrued expenses due to lower bonus and restructuring related payments in the six months ended June 4, 2015, partially offset by lower collections of receivables.

        Net cash provided by operating activities was $71.2 million for the fiscal year ended December 31, 2014, and consisted primarily of net income, adjusted for the non-cash effects of depreciation and amortization and an impairment loss, an increase in long-term incentive and deferred compensation, partially offset by a change in provision for deferred income tax, a change in cash surrender value of life insurance owned by Welch Allyn, gains on the sale of securities and an increase in working capital. Net cash provided by operating activities was $77.6 million for the fiscal year ended December 31, 2013. The decrease in net cash provided by operating activities was primarily due to a decline in working capital management in 2014 compared to 2013 relating primarily to the payout of the 2013 management bonus as well as payment of restructuring liabilities in 2014, along with higher inventories.

        Net cash provided by operating activities was $77.6 million for the fiscal year ended December 31, 2013, and consisted primarily of net income, adjusted for the non-cash effects of depreciation and amortization and an impairment loss, a change in long-term incentive and deferred compensation and a decrease in working capital partially offset by a change in the provision for deferred income tax, a change in cash surrender value of life insurance owned by Welch Allyn and a gain on the sale of securities. Net cash provided by operating activities was $48.0 million for the fiscal year ended December 31, 2012. The increase in net cash provided by operating activities was primarily due to an increase in net income and improved working capital management related to a change in the timing of payment of company bonus.

Investing Activities

        Net cash from investing activities was $18.0 million for the six months ended July 4, 2015, and consisted of sales of investments, partially offset by payments for the acquisition of Scale-Tronix, capital expenditures and advances to related-party trusts. Sales of investments included proceeds from sales of available-for-sale securities and proceeds from the liquidation of corporate-owned life insurance. Net cash used in investing activities was $13.9 million for the six months ended June 28, 2014. The increase in net cash from investing activities was primarily due the increase in sales of investments, a reduction in capital expenditures related to the 2012 Restructuring and lower equity investments in businesses in the six months ended June 28, 2015, partially offset by the acquisition of Scale-Tronix in May 2015. Investing activities in the six months ended June 28, 2014 included the acquisition of PediaVision.

        Net cash used in investing activities was $31.3 million for the fiscal year ended December 31, 2014, and consisted primarily of capital expenditures, payments for acquisitions and investments in businesses and advances to related-party trusts, partially offset by net proceeds on the sale of investments. Net cash used in investing activities was $31.8 million for the fiscal year ended December 31, 2013. The decrease in net cash used in investing activities was primarily due to lower purchases of investments, offset by purchases in businesses and higher levels of investments in businesses due to an increase in business development activities.

        Net cash used in investing activities was $31.8 million for the fiscal year ended December 31, 2013, and consisted primarily of capital expenditures, purchases of investments (net of sales), advances to related-party trusts and investments in businesses, compared to $7.8 million for the fiscal year ended December 31, 2012. The increase in net cash used in investing activities was primarily due to higher purchases of investments and lower sales of investments, partially offset by lower levels of advances to related party trusts.

Financing Activities

        There were no significant financing activities in the six months ended July 4, 2015. Net cash used in financing activities for the six months ended June 28, 2014 included payment of dividends and treasury stock purchases.

        Net cash used in financing activities was $2.1 million for the fiscal year ended December 31, 2014 for the acquisition of treasury stock. Net cash used in financing activities was $1.1 million for the fiscal year ended December 31, 2013. The increase in net cash used in financing activities was primarily due to an increase in treasury stock purchases.

        Net cash used in financing activities was $1.1 million for the fiscal year ended December 31, 2013 for the acquisition of treasury stock. Net cash used in financing activities was $20.7 million for the fiscal year ended December 31, 2012. The decrease in net cash used in financing activities was primarily due to not paying dividends to shareholders in 2013 compared to paying $19.1 million of dividends in 2012.

Other Liquidity Matters

  Line of Credit Arrangements

        On June 21, 2013, Welch Allyn entered into an amended and restated $150,000,000 five-year unsecured revolving credit facility (the "Revolving Credit Facility"). Interest rates on outstanding loans are based on LIBOR plus additional basis points determined by the ratio (the "Leverage Ratio") of consolidated outstanding indebtedness to consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA"). The Revolving Credit Facility has financial covenants that (i) require the Leverage Ratio to be no more than 3.00 to 1.00 at all times and (ii) require that the ratio of consolidated EBITDA less capital expenditures and dividends to scheduled principal payments on indebtedness plus interest expense be no more than 2.50 to 1.00 at all times. Debt issuance costs related to the Revolving Credit Facility are carried by Welch Allyn in "other assets" and amortized to interest expense over the life of the facility. As of December 31, 2014, the amount available to borrow against the Revolving Credit Facility was $147,176,000. There were no amounts outstanding under the Revolving Credit Facility at December 31, 2014. As of December 31, 2014 and 2013, Welch Allyn had outstanding letters of credit totaling $2,824,000 and $3,074,000, respectively, principally related to self-insured health insurance, value added tax guarantees and supplier guarantees, which expire at various times throughout 2015. These letters reduce Welch Allyn's borrowing capacity. As of December 31, 2014 and 2013, Welch Allyn was in compliance with all bank covenants. Upon consummation of the merger, the Revolving Credit Facility will be terminated.

  Acquisitions

        On June 3, 2014, Welch Allyn acquired certain assets of PediaVision Holdings, LLC for total consideration of $8.1 million in cash including $0.5 million of additional consideration payable contingent upon achieving certain performance targets. On November 7, 2014, Welch Allyn acquired certain assets of HealthInterlink, LLC for total consideration of $4.0 million in cash including $0.2 million of additional consideration contingent on achieving certain performance targets. On January 1, 2015, Welch Allyn acquired Hubble Telemedical, Inc. for total consideration of $5.2 million in cash including $3.1 million representing the estimated fair value of contingent consideration that Welch Allyn expects to pay to the former shareholders of Hubble Telemedical, Inc. upon the achievement of certain financial milestones. On May 4, 2015, Welch Allyn acquired substantially all the assets of Scale-Tronix, Inc. for an aggregate purchase price of $40.3 million. These acquisitions were funded with cash on hand.

  Cash Held by Foreign Subsidiaries

        As of July 4, 2015, $38.8 million of Welch Allyn's cash and cash equivalents were held by subsidiaries in foreign countries. Portions of this may be subject to U.S. income taxation if repatriated to the U.S., but there is no current intention to repatriate these funds.

  Off-Balance Sheet Arrangements

        Welch Allyn does not have any off-balance sheet arrangements.

  Contractual Obligations, Contingent Liabilities and Commitments

        The following summarizes Welch Allyn's capital commitments and contractual obligations as of December 31, 2014, as well as future periods in which such payments are currently anticipated to become due (figures are dollars in millions):

Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-term debt obligations	—	—	—	—	—
Capital lease obligations	—	—	—	—	—
Operating lease obligations	$12.5	$3.3	$5.0	$4.2	—
Purchase obligations	$91.5	$57.2	$25.1	$8.9	$0.3
Other liabilities reflected on Welch Allyn's balance sheet under GAAP(1)	$92.9	$14.3	$37.2	$15.9	$25.5

(1)
Other liabilities reflected on the Welch Allyn balance sheet primarily include long-term incentive obligations, deferred compensation obligations and post-retirement benefit plan obligations.

        In addition to the contractual obligations and commercial commitments disclosed above, Welch Allyn also has a variety of other agreements related to the procurement of materials and services and other commitments, though it is generally not committed under such agreements to accept or pay for requirements which are not needed.

        In conjunction with Welch Allyn's acquisitions and other activities, it has entered into certain indemnifications of performance. Potential losses under the indemnifications may be limited to a portion of the original transaction price, or to other lesser specific dollar amounts for certain provisions. Indemnifications with respect to acquisition and other activities, if triggered, could have a materially adverse impact on Welch Allyn's financial condition and results of operations.

        Welch Allyn is also subject to potential losses from adverse litigation results that are not accounted for by self-insurance or other reserves; however, such potential losses are not quantifiable at this time, and may never occur.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

Quantitative and Qualitative Disclosures About Market Risk

        Welch Allyn operates on a global basis and therefore is subject to the exposures that arise from foreign currency exchange rate fluctuations, primarily related to the Canadian and Australian dollars and the British Pound sterling. The company manages these exposures using foreign currency forward contracts. For a discussion of the accounting treatment of these contracts, please see Note 1 to the financial statements of Welch Allyn for the fiscal year ended December 31, 2014.

        Welch Allyn's foreign currency exposures may change over time as changes occur in the company's international operations, though no such changes are anticipated. The company's objective in managing its exposures to foreign currency fluctuations is to minimize earnings and cash flow volatility associated with assets, liabilities, net investments and probable commitments denominated in foreign currencies. Welch Allyn does not enter into financial instruments for speculative purposes. A sensitivity analysis of changes in the fair value of all foreign exchange derivative contracts at December 31, 2014 indicates that if the U.S. dollar uniformly strengthened by 10% against all currencies, the fair value of these contracts would increase by $1.0 million, and if the U.S. dollar uniformly weakened by 10% against all currencies, the fair value of these contracts would decrease by $0.7 million. Any gains and losses on the fair value of derivative contracts would be largely offset by gains and losses on the underlying transactions. These offsetting gains and losses are not reflected in the above analysis.

        Welch Allyn's investment portfolio primarily includes cash equivalents for which the market values are not significantly affected by changes in interest rates, and the company is not otherwise exposed to material interest rate risk. In the event that Welch Allyn was exposed to significant interest rate risk, its management would likely take actions to mitigate such risk. However, due to the uncertainty of the actions that would be taken and their possible effects, additional analysis is not possible at this time.

Critical Accounting Policies

        Welch Allyn's accounting policies, including those described below, require management to make significant estimates and assumptions using information available at the time the estimates are made. Such estimates and assumptions significantly affect various reported amounts of assets, liabilities, revenue and expenses. If future experience differs materially from these estimates and assumptions, results of operations and financial condition could be affected. Welch Allyn's most critical accounting policies are described below.

Revenue Recognition

        Revenue is recognized when all the following criteria have been met: persuasive evidence of an arrangement exists, risk of loss and title pass to the customer, the price is fixed or determinable and collectability is reasonably assured. Welch Allyn generally ships to distributors under shipping terms that transfer title and risk of loss upon shipment and accordingly recognizes revenue upon shipment. In the United States, Welch Allyn sometimes ships directly to customers under free on board destination shipping terms and, therefore, does not recognize revenue until the product is delivered to the customer. Also, Welch Allyn ships products to customers under multiple deliverable arrangements. These arrangements generally qualify for separate units of accounting treatment and, therefore, revenue is recognized as each separate unit is delivered.

Revenue and Accounts Receivable Reserves

        Revenue is presented in Welch Allyn's statements of consolidated income net of certain discounts and sales adjustments. Group purchasing organization rebates are offered to Welch Allyn's distributors. These rebates result from a three-party sourcing arrangement between Welch Allyn, a distributor and an end user at a contracted price and are recorded as a reduction in sales. Welch Allyn also participates in programs where it pays a distributor to focus on the sales of Welch Allyn's products or to reward the distributor for attaining sales targets. These payments are recorded as a reduction in sales. Rebates are estimated at the time of sale based on historical data and current contracts with group purchasing organizations.

        Welch Allyn's allowance for doubtful accounts receivable reflects its best estimate of probable losses in its accounts receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

        If circumstances change, such as payment defaults, changes in business composition or processes, adverse changes in general economic conditions, instability or disruption of credit markets or an unexpected material adverse change in a major customer's or payor's ability to meet its obligations, estimates of the realizability of trade receivables could be reduced by a material amount.

Goodwill and Intangible Assets

        Welch Allyn accounts for acquired businesses using the acquisition method of accounting. This method requires that the identifiable assets acquired and liabilities assumed be measured at their fair value, with goodwill being the excess value of consideration paid less the fair value of the net identifiable assets acquired. Judgments and estimates are required in the determination of fair values, including the setting of discount rates, growth rates and forecasted business results for the acquired business and portions of the acquired business, along with estimated useful lives. Changes in these judgments or estimates can have a material impact on the valuation of the respective assets and liabilities acquired and Welch Allyn's results of operations.

        Welch Allyn performs an impairment assessment on goodwill and other indefinite-lived intangibles annually during the fourth fiscal quarter, or whenever events or changes in circumstances indicate that the carrying value of a reporting unit may not be recoverable. These events or conditions include, but are not limited to, a significant adverse change in the business environment, regulatory environment or legal factors and a current period operating or cash flow loss combined with a history of such losses or a projection of continuing losses.

        The goodwill impairment assessment requires evaluating qualitative factors or performing a quantitative assessment to determine if a reporting unit's carrying value is likely to exceed its fair value. The qualitative goodwill impairment assessment requires evaluating factors to determine that a reporting unit's carrying value would not more likely than not exceed its fair value. As part of Welch Allyn's goodwill qualitative testing process for each reporting unit, various factors are evaluated that are specific to the reporting unit as well as industry and macroeconomic factors in order to determine whether it is reasonably likely to have a material impact on the fair value of Welch Allyn's reporting units. Factors assessed in making this determination included macroeconomic and market conditions, financial performance and changes in management. Management changes in strategic outlook or organizational structure represent internally driven strategic or organizational changes that could have a material impact on Welch Allyn's results of operations or product offerings. Industry, market changes and macroeconomic indicators represent Welch Allyn's view on changes outside of Welch Allyn that could have a material impact on results of operations, product offerings or future cash flow forecasts. In the event Welch Allyn were to determine that a reporting unit's carrying value would more likely than not exceed its fair value, quantitative testing would be performed comparing carrying values to estimated fair values. Changes in management intentions, market conditions, operating performance and other similar circumstances could affect the assumptions used in this qualitative impairment test. Changes in the assumptions could result in impairment charges that could be material to Welch Allyn's Consolidated Financial Statements in any given period.

        Quantitative testing involves a two-step process. The first step, used to identify potential impairment, is a comparison of each reporting unit's estimated fair value to its carrying value, including goodwill. If the fair value of a reporting unit exceeds its carrying value, applicable goodwill is considered not to be impaired. If the carrying value exceeds fair value, there is an indication of impairment and the second step is performed to measure the amount of the impairment. The second step requires us to calculate an implied fair value of goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit, as determined in the first step over the aggregate fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess.

        Measurement of the fair value of reporting units in the first step of a quantitative impairment process requires significant management judgment with respect to forecasted sales, gross margin and selling, general and administrative expenses, capital expenditures, the selection and use of an appropriate discount rate. There are inherent uncertainties related to each of the above listed assumptions and inputs and Welch Allyn's judgment in applying them. The use of different assumptions, estimates or judgments in either step of the process could trigger the need for an impairment charge or materially increase or decrease the amount of any such impairment charge. In 2012, Welch Allyn recorded goodwill impairment of $5.0 million related to its European reporting unit.

        Estimation of the useful lives of indefinite- and definite-lived intangible assets is based upon the estimated cash flows of the respective intangible asset and requires significant management judgment. Events could occur that would materially affect Welch Allyn's estimates of the useful lives. Significant changes in these estimates and assumptions could change the amount of future amortization expense or could create future impairments of these intangible assets. In 2013, Welch Allyn recorded an impairment of $2.5 million in its Trimline trademark asset which was identified as an indefinite lived asset since acquiring it in 2010 with the acquisition of the Trimline product line. This impairment was due to customer conversion to Welch Allyn's proprietary Flexiport product line which resulted in a Trimline sales forecast that no longer supported the original capitalized value.

Retirement Benefit Plans

        Welch Allyn provides a contributory retiree health care plan covering all eligible employees who retired prior to January 1, 1990, and all eligible employees who have or will retire at normal retirement age between January 1, 1990 and December 31, 2014, with at least five years of active service.

        Welch Allyn has not prefunded any of its postretirement health care liability and, accordingly, Welch Allyn's accumulated postretirement benefit obligation and net cost recognized for other postemployment benefits reflect the effects of the recent Medicare Prescription Drug, Improvement, and Modernization Act of 2003. The provisions of this act provide for a federal subsidy for plans that provide prescription drug benefits and meet certain qualifications. The discount rate for Welch Allyn's post retirement obligation was 3.5% in 2014, 4.0% in 2013 and 3.0% in 2012. As of December 31, 2014, Welch Allyn has $16.4 million of post-retirement benefit obligation recorded on its consolidated balance sheet. A 1% increase in the trend rate would result in an increase in the liability by 7.5%, or $1.2 million. A 1% decrease in the trend rate would result in a decrease in the liability by 7.5%, or $1.2 million. The sensitivity of the liability to changes in the discount rate is similar in magnitude but opposite in direction to the trend rate.

Income Taxes

        Welch Allyn computes income taxes using an asset and liability approach to reflect the net tax effects of temporary differences between the financial reporting carrying amounts of assets and liabilities and the corresponding income tax amounts. Welch Allyn has a variety of deferred tax assets in numerous tax jurisdictions. These deferred tax assets are subject to periodic assessment as to recoverability and if it is determined that it is more likely than not that the benefits will not be realized, valuation allowances are recognized. Welch Allyn has recorded valuation allowances against certain of Welch Allyn's deferred tax assets, primarily those related to net operating loss carryforwards in Brazil, China and Colombia and future tax benefits associated with state tax credits which Welch Allyn believes it is more likely than not that Welch Allyn would never realize these deferred tax assets.

        Welch Allyn believes that its estimates for the valuation allowances recorded against deferred tax assets are appropriate based on current facts and circumstances. Welch Allyn had $15.3 million and

$15.8 million of valuation allowances on deferred tax assets on a tax-effected basis as of December 31, 2014 and 2013, respectively.

        Welch Allyn accounts for uncertain income tax positions using a threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The difference between the tax benefit recognized in the financial statements for an uncertain income tax position and the tax benefit claimed in the tax return is referred to as an unrecognized tax benefit.

        Welch Allyn and its subsidiaries are subject to United States federal income tax as well as income tax in multiple state and foreign jurisdictions. During 2014, the IRS initiated its audit for the 2013 calendar year. Welch Allyn continued its participation in the IRS Compliance Assurance Program (CAP) for the 2014 calendar year and has submitted the application to remain in CAP for the 2015 calendar year.

Guarantees

        Welch Allyn routinely grants limited warranties on its products with respect to defects in material and workmanship. The terms of these warranties generally range one to five years. Welch Allyn recognizes a reserve with respect to these obligations at the time of product sale, with subsequent warranty claims recorded directly against the reserve. The amount of the warranty reserve is determined based on historical trend experience for the covered products. For more significant warranty-related matters which might require a broad-based correction, separate reserves are established when such events are identified and the cost of correction can be reasonably estimated.

Inventory

        Welch Allyn reviews the net realizable value of inventory on an ongoing basis, considering factors such as excess, obsolescence and other items. Welch Allyn records an allowance for estimated losses when the facts and circumstances indicate that particular inventories will not be sold at prices in excess of current carrying costs. These estimates are based on historical experience and expected future trends. If future market conditions vary from those projected and Welch Allyn's estimates prove to be inaccurate, Welch Allyn may be required to write down inventory values and record an adjustment to cost of revenue. As of December 31, 2014, Welch Allyn had $57.6 million of inventory recorded on Welch Allyn's consolidated balance sheet, net of inventory reserves. A 1% write-down of Welch Allyn's inventory would change 2014 net income by approximately $0.4 million.

 LEGAL MATTERS

        Barnes & Thornburg LLP will pass upon the legality of the shares of Hill-Rom offered by this proxy statement/prospectus.

EXPERTS

        The consolidated financial statements of Hill-Rom and Hill-Rom's management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated into this proxy statement/prospectus by reference to Hill-Rom's Annual Report on Form 10-K for the fiscal year ended September 30, 2014 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the TRUMPF Medical business of the registrant acquired during 2014, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Welch Allyn Holdings, Inc. and its subsidiaries as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013, and 2012, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        Hill-Rom files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by Hill-Rom at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Hill-Rom are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

        You may consult Hill-Rom's website for more information about Hill-Rom at www.Hill-Rom.com. You may also consult Welch Allyn's website for more information at www.WelchAllyn.com. Information included on Hill-Rom's or Welch Allyn's website is not incorporated by reference into this proxy statement/prospectus. You should not rely on such information in deciding whether to adopt the merger agreement unless such information is in this proxy statement/prospectus or has been incorporated by reference into this proxy statement/prospectus.

        Hill-Rom has filed with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act, to register the issuance of Hill-Rom common stock in the merger. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Hill-Rom, Hill-Rom common stock and Welch Allyn. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

        The SEC allows Hill-Rom to "incorporate by reference" information into this proxy statement/prospectus. This means that Hill-Rom can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents listed below that Hill-Rom has previously filed with the SEC. They contain important information about Hill-Rom and its financial condition. The following documents, which were filed by Hill-Rom with the SEC, are incorporated by reference into this proxy statement/prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

  •
  Hill-Rom's Annual Report on Form 10-K for the fiscal year ended September 30, 2014, filed with the SEC on November 19, 2014;

  •
  Hill-Rom's Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2014, filed with the SEC on February 3, 2015, March 31, 2015, filed with the SEC on May 5, 2015 and June 30, 2015, filed with the SEC on August 7, 2015;

  •
  Hill-Rom's Current Reports on Form 8-K dated October 3, 2014, filed with the SEC on October 9, 2014, dated October 23, 2014, filed with the SEC on October 27, 2014 dated January 13, 2015, filed with the SEC on January 14, 2015, dated February 3, 2015, filed with the SEC on February 3, 2015, dated March 4, 2015, filed with the SEC on March 6, 2015, dated May 5, 2015, filed with the SEC on May 5, 2015, dated June 16, 2015, filed with the SEC on June 17, 2015 and dated July 14, 2015, filed with the SEC on July 14, 2015;

  •
  Hill-Rom's Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 22, 2015; and

  •
  the description of Hill-Rom common stock contained in its Form 8-A filed with the SEC on May 17, 1971.

        In addition, Hill-Rom incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement of which this proxy statement/prospectus forms a part and prior to the effectiveness of the registration statement and (ii) between the date of this proxy statement/prospectus and the date on which the offering pursuant to this proxy statement/prospectus is terminated. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information furnished pursuant to Item 7.01 or Item 8.01 of any current report on Form 8-K solely for purposes of satisfying the requirements of Regulation FD under the Exchange Act, as well as proxy statements.

        Hill-Rom also incorporates by reference the merger agreement attached to this proxy statement/prospectus as Annex A and the voting agreement attached to this proxy statement/prospectus as Annex B.

        Hill-Rom has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Hill-Rom, and Welch Allyn has supplied all information contained in this proxy statement/prospectus relating to Welch Allyn.

        You can obtain any of the documents incorporated by reference into this proxy statement/prospectus from Hill-Rom or from the SEC through the SEC's website at www.sec.gov. Documents incorporated by reference are available from Hill-Rom without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit into this proxy statement/prospectus. Hill-Rom shareholders and Welch Allyn shareholders may request a copy of such documents by contacting:

Hill-Rom Holdings, Inc.
Two Prudential Plaza
Suite 4100
Chicago, IL 60601
(312) 819-7200

        Hill-Rom and Welch Allyn have not authorized anyone to give any information or make any representation about the merger or Hill-Rom and Welch Allyn that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Hill-Rom has incorporated into this proxy statement/prospectus by reference. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Hill-Rom common stock in the merger should create any implication to the contrary.

        Only one copy of this proxy statement/prospectus is being delivered to multiple Welch Allyn shareholders sharing an address unless Welch Allyn has received contrary instructions from one or more of the shareholders. Upon written or oral request, Welch Allyn will promptly deliver a separate copy of this proxy statement/prospectus to a Welch Allyn shareholder at a shared address to which a single copy of this proxy statement/prospectus has been delivered. Welch Allyn shareholders at a shared address who would like to receive a separate copy of this proxy statement/prospectus, or a separate copy of future Hill-Rom proxy statements or annual reports following completion of the merger, should contact Hill-Rom in writing or by telephone. In the event that you are receiving multiple copies of annual reports or proxy statements at an address to which you would like to receive a single copy, multiple Welch Allyn shareholders sharing an address may also contact Hill-Rom in writing or by telephone to receive a single copy of annual reports or proxy statements in the future.

 WELCH ALLYN HOLDINGS, INC.
INDEX TO FINANCIAL STATEMENTS

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JULY 4, 2015 AND DECEMBER 31, 2014

(in thousands, except share and per share amounts)

	2015	2014
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$228,519	$178,448
Trade receivables, less allowances of $2,296 in 2015 and $2,451 in 2014	71,652	67,674
Inventories	61,146	57,623
Other current assets	12,296	13,488
Deferred income taxes	16,658	16,716

Total current assets	390,271	333,949

OTHER ASSETS:
Intangible assets, net	30,160	30,012
Goodwill	125,024	108,643
Noncurrent deferred income taxes	35,423	12,524
Other assets	127,954	163,217
NET PROPERTY, PLANT, AND EQUIPMENT:	91,343	99,015

TOTAL ASSETS	$800,175	$747,360

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JULY 4, 2015 AND DECEMBER 31, 2014

(in thousands, except share and per share amounts)

	2015	2014
	(Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$22,145	$21,123
Accrued expenses	81,043	89,980
Accrual for restructuring charges	1,722	4,764
Accrued income taxes	23,937	3,585

Total current liabilities	128,847	119,452
OTHER NON CURRENT LIABILITIES	5,327	2,589
ACCRUED POSTRETIREMENT BENEFITS	15,178	15,042
LONG-TERM RESTRUCTURING ACCRUAL	—	16
LONG-TERM INCENTIVE OBLIGATION	81,203	33,731
DEFERRED COMPENSATION OBLIGATION	31,284	31,341

Total liabilities	261,839	202,171

STOCKHOLDERS' EQUITY:
Common stock, with a par value of $.01 per share:
Class A—voting: 107,442,600 shares authorized, 107,412,876 issued, and 107,156,303 outstanding; including 256,573 shares in treasury in 2015 and 254,638 in 2014	1,069	1,069
Class B—nonvoting: authorized 50,000,000 shares, issued 486,345 shares, including 157,675 shares in treasury in 2015 and 2014	3	3
Accumulated other comprehensive income	3,755	14,226
Retained earnings	685,788	682,139

	690,615	697,437
Less cost of shares in treasury	152,279	152,248

Total stockholders' equity	538,336	545,189

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$800,175	$747,360

See notes to unaudited condensed consolidated financial statements.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE AND SIX MONTHS ENDED JULY 4, 2015 AND JUNE 28, 2014

(in thousands)

	For the three months ended		For the six months ended
	July 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014
	(Unaudited)
NET SALES	$169,667	$166,186	$334,201	$326,752
COST OF GOODS SOLD	89,729	82,471	171,612	163,825
RESTRUCTURING COST OF GOODS SOLD	87	1,298	433	3,532

GROSS MARGIN	79,851	82,417	162,156	159,395
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	88,952	66,660	166,446	132,684
RESTRUCTURING CHARGES	—	—	—	2,436

OPERATING (LOSS) INCOME	(9,101)	15,757	(4,290)	24,275
INVESTMENT INCOME—Net of interest expense	164	116	334	235
OTHER INCOME	17,303	5,649	17,248	5,492

INCOME BEFORE PROVISION FOR INCOME TAXES	8,366	21,522	13,292	30,002
PROVISION FOR INCOME TAXES	7,983	6,770	9,638	9,751

NET INCOME	383	14,752	3,654	20,251

OTHER COMPREHENSIVE INCOME (EXPENSE)—Net of tax:
Change in unrealized gains on available-for-sales securities	9,161	686	6,304	886
Foreign currency translation adjustments	(22)	205	2,809	929
Change in fair value of derivatives	1,532	309	1,370	798

Other comprehensive income	10,671	1,200	10,483	2,613

COMPREHENSIVE INCOME	$11,054	$15,952	$14,137	$22,864

See notes to unaudited condensed consolidated financial statements.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JULY 4, 2015 AND JUNE 28, 2014

(in thousands)

	2015	2014
	(unaudited)
OPERATING ACTIVITIES:
Net income	$3,654	$20,251
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation and amortization	15,602	12,075
Provision for bad debts	88	(136)
Provision for deferred income taxes	(18,054)	(1,080)
Change in long-term incentive and deferred compensation	47,291	669
Change in cash surrender value of Company-owned life insurance	(1,906)	(1,433)
Gain on sale of securities	(16,096)	(2,117)
Income on equity method investments	165	—
Change in operating assets and liabilities:
Accounts receivable	(2,838)	18,019
Inventories	(1,865)	1,152
Other assets	(6,295)	(538)
Accounts payable and accrued expenses	(4,613)	(15,950)
Restructuring reserve	(3,041)	(5,513)
Accrued pension and postretirement benefits	136	—
Accrued income taxes	20,352	(633)

Net cash provided by operating activities	32,580	24,766

INVESTING ACTIVITIES:
Purchases of investments	(213)	(158)
Sales of investments	65,792	6,380
Additions to property, plant and equipment	(5,267)	(6,903)
Advances to related-party trust	(1,640)	(1,426)
Purchases of businesses	(40,295)	(6,250)
Investments in businesses	(400)	(5,500)

Net cash provided by (used in) investing activities	17,977	(13,857)

FINANCING ACTIVITIES:
Acquisition of treasury stock	(31)	(250)
Dividends Paid	—	(826)

Net cash used in financing activities	(31)	(1,076)

EFFECT OF EXCHANGE RATE CHANGES	(455)	(1,027)

CHANGE IN CASH AND CASH EQUIVALENTS	50,071	8,806
CASH AND CASH EQUIVALENTS—Beginning of period	178,448	145,149

CASH AND CASH EQUIVALENTS—End of period	$228,519	$153,955

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION—Cash paid during the period for:
Interest	$159	$171
Income taxes	9,258	11,440
Noncash investing and financing activities—property, plant, and equipment unpaid at end of period	415	238
Accrued contingent obligations for purchases of businesses	3,192	2,000
Accrued investment obligation	1,000	—

See notes to unaudited condensed consolidated financial statements.
See notes to consolidated financial statements.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF JULY 4, 2015 AND DECEMBER 31, 2014 AND FOR THE SIX MONTHS ENDED
JULY 4, 2015 AND JUNE 28, 2014

(in thousands, except share and per share amounts)

1. BASIS OF PRESENTATION

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information (Accounting Standards Codification ("ASC") 270, Interim Reporting). Accordingly, they do not include all of the information necessary for a full presentation of financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Operating results for interim periods are not necessarily indicative of results that may be expected for the fiscal year as a whole. In the opinion of management, the condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the results of Welch Allyn Holdings, Inc. and subsidiaries (the "Company"), for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales, expenses, and related disclosures at the date of the financial statements and during the reporting period. Actual results could differ materially from these estimates. The December 31, 2014 condensed consolidated balance sheet data was derived from audited consolidated financial statements but does not include all disclosures required by GAAP. For further information, refer to the consolidated financial statements and notes included in the audited financial statements for the year ended December 31, 2014. The Company utilizes a fifty-two week fiscal year ending on December 31. The second quarter of 2015 and 2014 each contained 13 weeks and ended on July 4, and June 28, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Description of Business—Operations of the Company involve the development, manufacture, marketing, and service of quality innovative illumination and diagnostic products throughout the world. The Company's significant manufacturing operations are located in the United States and Mexico. The Company also has sales distribution centers in Europe, Africa, Asia, and Australia. Principal products include reusable and disposable medical diagnostic instruments and equipment as well as miniature lamps. The Company generally sells its products on open account and performs periodic credit evaluations on its customers.

        On June 17, 2015, Hill-Rom Holdings, Inc. (NYSE: HRC) ("Hill-Rom") and the Company announced that the Boards of Directors of both companies have unanimously approved a definitive agreement under which Hill-Rom will acquire Welch Allyn for approximately $2.05 billion in cash and stock. Once the acquisition is consummated, the deferred compensation plan and long-term incentive plans of Welch Allyn will be terminated and all outstanding amounts will be paid to the plan participants.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JULY 4, 2015 AND DECEMBER 31, 2014 AND FOR THE SIX MONTHS ENDED
JULY 4, 2015 AND JUNE 28, 2014

(in thousands, except share and per share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Accumulated Other Comprehensive Income—The amounts in accumulated other comprehensive income as of July 4, 2015 and December 31, 2014, are as follows:

	2015	2014
Unrealized gains on available-for-sale securities—net of deferred tax expense of $452 in 2015 and $4,154 in 2014	$769	$7,073
Foreign currency translation adjustments	3,841	6,638
Adjustment for other postretirement benefit plan—net of deferred tax (benefit) of $(784) in 2015 and 2014	(1,335)	(1,335)
Changes in fair value of derivatives—net of deferred tax expense of $282 in 2015 and $1,087 in 2014	480	1,850

	$3,755	$14,226

        Changes in accumulated other comprehensive income, including amounts reclassified into earnings, are as follows:

	Unrealized Gains on Available-For-Sale Securities(1)	Foreign Currency Translation Adjustment	Adjustment for Postretirement Benefit Plan	Changes in Fair Value of Derivatives(2)	Total
Balance at December 31, 2013—net of deferred taxes	$6,964	$12,992	$44	$286	$20,286
Gross changes	1,718	(6,354)	(2,189)	2,767	(4,058)
Reclassification into earnings	(1,545)	—	—	(286)	(1,831)
Tax	(64)	—	810	(917)	(171)

Balance at December 31, 2014—net of deferred taxes	7,073	6,638	(1,335)	1,850	14,226
Gross changes	(3,355)	(2,797)	—	—	(6,152)
Reclassification into earnings	(6,651)	—	—	(1,370)	(8,021)
Tax	3,702	—	—	—	3,702

Balance at July 4, 2015—net of deferred taxes	$769	$3,841	$(1,335)	$480	$3,755

(1)
Amounts reclassified from accumulated other comprehensive income into investment income-net of interest expense.

(2)
Amounts reclassified from accumulated other comprehensive income are reported in net sales and cost of goods sold.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JULY 4, 2015 AND DECEMBER 31, 2014 AND FOR THE SIX MONTHS ENDED
JULY 4, 2015 AND JUNE 28, 2014

(in thousands, except share and per share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Intangible Assets:    Amortizing intangible assets, net are comprised of the following (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer base	$47,379	$(23,388)	$23,991
Patents	2,606	$(1,887)	$719

Total amortizing intangible assets at December 31, 2014	$49,985	$(25,275)	$24,710

Customer base	$50,302	$(25,756)	$24,546
Patents	2,450	$(2,130)	$320

Total amortizing intangible assets at July 4, 2015	$52,752	$(27,886)	$24,866

        Trademarks are not included on this table as they have indefinite lives. At July 4, 2015 and December 31, 2014 trademarks totaled $5,294 and $5,302, respectively and are included within intangible assets on the balance sheet.

        The change in goodwill is as follows (in thousands):

At January 1, 2015	$108,643
Foreign currency translation	(1,112)
PediaVision purchase accounting finalization	(918)
Scale-Tronix acquisition	18,411

At July 4, 2015	$125,024

3. INVENTORIES

        The composition of inventories, net of reserves, is as follows as of July 4, 2015 and December 31, 2014:

	2015	2014
Raw material	$19,255	$17,712
Work-in-process	15,641	14,998
Finished goods	26,250	24,913

	$61,146	$57,623

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JULY 4, 2015 AND DECEMBER 31, 2014 AND FOR THE SIX MONTHS ENDED
JULY 4, 2015 AND JUNE 28, 2014

(in thousands, except share and per share amounts)

4. INCOME TAXES

        The effective tax rate was 95.4 and 72.5 percent for the three and six months ended July 4, 2015, respectively, compared to 31.4 and 32.5 percent for the comparable prior year periods.

        The effective rates for both the three and six months ended July 4, 2015 are higher than the comparable periods due primarily to $4.0 million tax expense incurred from the liquidation of the corporate owned life insurance program and $2.7 million tax expense due to anticipated nondeductible transaction costs in both the three and six months ended July 4, 2015.

        As of July 4, 2015, the balance of unrecognized tax benefits is approximately $2.7 million. It is reasonably possible that a reduction of up to $0.4 million of the balance of unrecognized tax benefits will occur within the next twelve months as a result of potential audit settlements.

5. TRANSACTIONS WITH RELATED COMPANIES

        Selling expense in the accompanying unaudited condensed consolidated financial statements includes a commission of $0 and $9,350 as of July 4, 2015 and June 28, 2014, respectively, which is paid to a Domestic International Sales Corporation affiliated by common ownership.

        The Company has advanced $35,598 and $34,365 at July 4, 2015 and December 31, 2014, respectively, to related-parties, under a split dollar agreement, for the purpose of funding life insurance policies on key stockholders (Note 7). The cash value of these policies has been assigned to the Company as collateral for the trusts' obligations to repay the advance. In 2012, this split dollar agreement was converted from an economic regime to a loan regime which converted the advanced monies to an interest-bearing loan. Interest accrued totaled $1,852 and $1,445 at July 4, 2015 and December 31, 2014, respectively.

6. EMPLOYEE BENEFITS

        Postretirement Benefits—The Company provides a contributory retiree health care plan covering all eligible employees who retired prior to January 1, 1990, and all eligible employees who have retired at normal retirement age between January 1, 1990 and December 31, 2014, with at least five years of active service.

        Benefit obligations and funding policies are at the discretion of the Company's management. Retiree contributions are adjusted annually and the plan contains other cost-sharing features such as deductibles and coinsurance, all of which vary based on the retiree's date of retirement. The accounting for the plan anticipates future cost-sharing changes to the written plan that are consistent with the Company's expressed intent to cap its contribution for all employees who retire after 1998 at the level in effect in 1998.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JULY 4, 2015 AND DECEMBER 31, 2014 AND FOR THE SIX MONTHS ENDED
JULY 4, 2015 AND JUNE 28, 2014

(in thousands, except share and per share amounts)

6. EMPLOYEE BENEFITS (Continued)

        The change in the benefit obligation is as follows:

At December 31, 2014	$16,392
Net periodic postretirement benefit cost	136

At July 4, 2015	$16,528

        Net periodic postretirement benefit cost is comprised of the following:

	Six Months Ended
	July 4, 2015	June 28, 2014
Service cost	$—	$2
Interest cost	136	266
Amortization of unrecognized prior service cost	—	72

Net periodic postretirement benefit cost	$136	$340

        Long-Term Incentive Plans—The second quarter share price used to value outstanding PSUs and PHASARs increased by 49% from the first quarter to a share price of $19.50, reflecting market value indications as determined by our third party valuation group using a probability-weighted approach. The increase in the share price in the second quarter was driven by higher deal certainty. Second quarter compensation expense associated with our long-term incentive plans was $39,107, which included $6,257 as a component of cost of goods sold and $32,850 as a component of selling, general, and administrative expenses on the condensed consolidated statements of income and comprehensive income.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JULY 4, 2015 AND DECEMBER 31, 2014 AND FOR THE SIX MONTHS ENDED
JULY 4, 2015 AND JUNE 28, 2014

(in thousands, except share and per share amounts)

7. OTHER ASSETS

        The composition of other non-current assets is as follows as of July 4, 2015 and December 31, 2014:

Cash advanced to related party trusts for split dollar agreements (Note 5)	37,450	$35,810
Trading account investments related to deferred compensation plan	31,284	31,327
Available-for-sale securities	3,510	29,633
Corporate owned life insurance	—	31,457
Capitalized software	29,491	7,052
Cost and equity method investments	18,788	18,554
Advance payments to investee	5,389	5,389
Prepaid royalty	2,000	2,000
Advance payment to Hubble	—	1,960
Other	42	35

Total	$127,954	$163,217

        During the second quarter the corporate owned life insurance was liquidated. Proceeds from the liquidation are included in the sales of investments line of the Unaudited Condensed Consolidated Statements of Cash Flows under investing activities and totaled $33,362.

        The cost basis of trading account investments related to deferred compensation assets held was $28,978 and $28,931 at July 4, 2015 and December 31, 2014, respectively. These assets are primarily invested in mutual funds.

        A majority of the available-for sale-securities were sold in the second quarter of 2015. Proceeds from the sale of available-for-sale totaled $32,430 and $6,437 in the second quarter of 2015 and 2014, respectively. Proceeds from these sales are included in the sales of investments line of the Unaudited Condensed Consolidated Statements of Cash Flows under investing activities. Gains related to these sales totaled $16,096 and $2,117 in the second quarter of 2015 and 2014, respectively and are included on the gains on sale of securities line of the Unaudited Condensed Consolidated Statements of Cash Flows under operating activities. Gross unrealized gains and losses accumulated in other comprehensive income are as follows:

	July 4, 2015
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities	$2,290	$1,220	$	$3,510

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JULY 4, 2015 AND DECEMBER 31, 2014 AND FOR THE SIX MONTHS ENDED
JULY 4, 2015 AND JUNE 28, 2014

(in thousands, except share and per share amounts)

7. OTHER ASSETS (Continued)

	December 31, 2014
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities	$18,412	$11,221	$—	$29,633

8. ACCRUED EXPENSES

        The composition of accrued expenses as of July 4, 2015 and December 31, 2014 are as follows:

	2015	2014
Accrued payroll and other employee related expenses	$20,171	$29,102
Current portion of long-term incentive obligation	11,267	11,441
Accrued rebates	21,333	21,171
Other	28,272	28,266

Total	$81,043	$89,980

9. COMMITMENTS AND CONTINGENCIES

        The Company is involved in various pending and threatened actions arising from its normal business operations. Management believes that the Company has meritorious defenses or claims and it will vigorously protect itself in these actions. In the opinion of management, the outcome of these actions will not have a material effect on the Company's financial position and results of operations.

        The Company offers warranties for its products. The specific terms and conditions of those warranties vary depending upon the product sold. For products sold in the United States, the Company provides a basic limited warranty, including parts and labor, for periods ranging generally from one to five years. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company's warranty liability include the number of installed units, historical and anticipated rates of warranty claims, and cost per claim.

        Changes in the Company's product liability, included in accrued expenses in the accompanying unaudited condensed consolidated balance sheet, during the period are as follows:

2015
At December 31, 2014	$3,465
Warranties issued	1,453
Changes in estimates
Settlements made	(1,639)

At July 4, 2015	$3,279

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JULY 4, 2015 AND DECEMBER 31, 2014 AND FOR THE SIX MONTHS ENDED
JULY 4, 2015 AND JUNE 28, 2014

(in thousands, except share and per share amounts)

10. ACQUISITIONS

        On June 3, 2014, the Company acquired certain assets of PediaVision Holdings, LLC ("PediaVision"), a leading developer of vision technology and inventor of a new generation of user-friendly vision assessment technology that transcends age, developmental capacity and mobility. This acquisition offers the Company a unique opportunity to better serve its customers by offering them a state of the art diagnostic device for conducting eye examinations in a variety of settings. It also complements the Company's existing vision screening technology, specifically, the Welch Allyn SureSight® Vision Screener and Autorefractor.

        The purchase price was $8,112, including a holdback of $1,500. Additional contingent consideration totaling $500 was recognized at the acquisition date to accrue for future payments to the previous owner. Results of this acquisition are included in our consolidated results of operations from the date of acquisition and are not material. The cost of the acquisition was allocated to the assets acquired and liabilities assumed from PediaVision based on their fair values as of the close of the acquisition, with the amount exceeding the fair value of the net assets acquired being recorded as goodwill. Goodwill will be deducted for tax purposes utilizing the straight-line method over a period of 15 years.

        The following table summarizes the fair value of the assets acquired and liabilities assumed:

Current assets	$235
Fixed assets	109
Intangible assets	8,244

Total asset acquired	8,588
Current liabilities	(476)

Net assets acquired	$8,112

        The fair values of the assets acquired were determined using the income approach. The income approach estimates the value for a subject asset based on the present value of cash flows projected to be generated by the asset. The projected cash flows were discounted using the Company weighted average cost of capital. The projected cash flows for each asset considered multiple factors from the perspective of a marketplace participant including revenue projections from existing customers, attrition trends, marginal tax rates and expected profit margins giving consideration to historical and expected margins. The income fair value measurement approach is based on significant unobservable inputs, including management estimates and assumptions. Minor adjustments were made to the allocation of purchase price to intangibles in 2015, however, the overall impact is not material to necessitate a recast of those statements. As a result of these adjustments goodwill decreased by approximately $919.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JULY 4, 2015 AND DECEMBER 31, 2014 AND FOR THE SIX MONTHS ENDED
JULY 4, 2015 AND JUNE 28, 2014

(in thousands, except share and per share amounts)

10. ACQUISITIONS (Continued)

        The amounts assigned to major classes of intangible assets are shown below:

Customer base	$163
Trademarks	603
Developed Technology	1,374
Goodwill	6,104

Total intangible assets	$8,244

        On November 7, 2014, the Company acquired certain assets of HealthInterlink, LLC ("HealthInterlink"), a business engaged in researching, developing, manufacturing, marketing, distributing and selling software and other products and solutions for remote patient monitoring. In keeping with the Company's vision to transform care wherever patients and healthcare professionals connect, this acquisition will enable the Company to help clinicians prioritize patient care, allowing for early intervention and facilitating communications with patients outside traditional healthcare settings.

        The purchase price was $4,000, including a holdback of $600. Additional consideration totaling $200 was recognized at the acquisition date to accrue for future payments due to the previous owner over the next 2 years. Results of this acquisition are included in our consolidated results of operations from the date of acquisition and are not material. The cost of the acquisition was allocated to the assets acquired and liabilities assumed from HealthInterlink based on their fair values as of the close of the acquisition, with the amount exceeding the fair value of the net assets acquired being recorded as goodwill. Goodwill will be deducted for tax purposes utilizing the straight-line method over a period of 15 years.

        The following table summarizes the fair value of the assets acquired and liabilities assumed:

Current assets	$48
Intangible assets	3,968

Total asset acquired	4,016
Current liabilities	(16)

Net assets acquired	$4,000

        The fair values of the assets acquired were determined using the income approach.

        The amounts assigned to major classes of intangible assets are shown below:

Software	$1,379
Goodwill	2,589

Total intangible assets	$3,968

        Software is accounted for within other non current assets.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JULY 4, 2015 AND DECEMBER 31, 2014 AND FOR THE SIX MONTHS ENDED
JULY 4, 2015 AND JUNE 28, 2014

(in thousands, except share and per share amounts)

10. ACQUISITIONS (Continued)

        On January 1, 2015, the Company acquired Hubble Telemedical, Inc. ("Hubble"), a privately-held company that enables remote diabetic retinopathy screening and analysis in primary care and other convenient settings. The acquisition of Hubble further strengthens the Company's leadership position in delivering sight-saving solutions into primary care settings where they can have the largest impact on improving population health while also lowering the cost of care.

        The purchase price totaled $5,217, including a holdback of $200 and contingent consideration of $3,057. The holdback is due on or before the 30th day following the one-year anniversary of the closing date. The fair value of accrued contingent consideration recorded by the Company represents the estimated fair value of the contingent consideration the Company expects to pay to the former shareholders upon the achievement of certain financial milestones. The fair value of the contingent consideration liability was estimated by discounting to present value the contingent payments expected to be made utilizing a risk adjusted discount rate.

        Results of this acquisition are included in our consolidated results of operations from the date of acquisition and are not material. The cost of the acquisition was allocated to the assets acquired and liabilities assumed from Hubble based on their fair values as of the close of the acquisition.

        The following table summarizes the fair value of the assets acquired and liabilities assumed:

Current assets	$932
Deferred tax asset	244
Fixed assets	11
Intangible assets-software	6,929

Total asset acquired	8,116
Current liabilities	(718)
Non current deferred tax liability	(2,181)

Net assets acquired	$5,217

        As the values of certain assets acquired and liabilities assumed are preliminary in nature, they are subject to adjustment as additional information is obtained, including, but not limited to, the finalization of our intangible asset valuation. The valuations will be finalized in 2015. When the valuations are finalized, any changes to the preliminary valuation of assets acquired or liabilities assumed may result in material adjustments to the fair value of the intangible assets acquired, as well as goodwill.

        The fair values of the assets acquired were determined using the income approach. The income approach estimates the value for a subject asset based on the present value of cash flows projected to be generated by the asset. The projected cash flows were discounted using the Company weighted average cost of capital. The projected cash flows for each asset considered multiple factors from the perspective of a marketplace participant including revenue projections from existing customers, attrition trends, marginal tax rates and expected profit margins giving consideration to historical and expected

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JULY 4, 2015 AND DECEMBER 31, 2014 AND FOR THE SIX MONTHS ENDED
JULY 4, 2015 AND JUNE 28, 2014

(in thousands, except share and per share amounts)

10. ACQUISITIONS (Continued)

margins. The income fair value measurement approach is based on significant unobservable inputs, including management estimates and assumptions.

        On May 5, 2015, the Company acquired substantially all assets of Scale-Tronix, Inc ("Scale-Tronix"). The purchase price was $40,295.—Scale-Tronix is a leading manufacturer of medical scales and patient weighing systems for hospitals, clinics and extended-care facilities around the world. This acquisition gives the Company an opportunity to better serve its hospital and physician customers by offering a variety of clinical-grade scales that capture a vital piece of patient-specific information at the point-of-care.

        Results of this acquisition are included in our consolidated results of operations from the date of acquisition and are not material. The cost of the acquisition was allocated to the assets acquired and liabilities assumed from Scale-Tronix based on their fair values as of the close of the acquisition.

        The following table summarizes the fair value of the assets acquired and liabilities assumed:

Current assets	$3,537
Fixed assets	13
Intangible assets	37,506

Total asset acquired	41,056
Current liabilities	(761)

Net assets acquired	$40,295

        The fair values of the assets acquired were determined using industry trends for the healthcare equipment industry. As the values of certain assets acquired and liabilities assumed are preliminary in nature, they are subject to adjustment as additional information is obtained, including, but not limited to, the finalization of our intangible asset valuation. The valuations will be finalized during the measurement period. When the valuations are finalized, any changes to the preliminary valuation of assets acquired or liabilities assumed may result in material adjustments to the fair value of the intangible assets acquired, as well as goodwill.

        The amounts assigned to major classes of intangible assets are shown below:

Trademarks	$299
Customer base	2,915
Developed Technology	15,881
Goodwill	18,411

Total intangible assets	$37,506

        Trademarks are not being amortized based on the Company's intent to use them indefinitely. Customer base assets are being amortized by the straight-line method over 10 years. Developed Technology is being amortized by the straight-line method over five years.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JULY 4, 2015 AND DECEMBER 31, 2014 AND FOR THE SIX MONTHS ENDED
JULY 4, 2015 AND JUNE 28, 2014

(in thousands, except share and per share amounts)

10. ACQUISITIONS (Continued)

        Various factors contributed to the establishment of goodwill, including: operational synergies; the incremental value that the Scale-Tronix product line will bring to Welch Allyn's portfolio, and the expected revenue growth over time that is attributable to increased market penetration from future products and customers for Welch Allyn. Goodwill will be deducted for tax purposes utilizing the straight-line method over a period of 15 years.

11. SUBSEQUENT EVENTS

        The Company has evaluated the impact of subsequent events through August 14, 2015, representing the date at which the condensed consolidated financial statements were available to be issued.

******

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
Welch Allyn Holdings, Inc. and Subsidiaries
Skaneateles Falls, New York

        We have audited the accompanying consolidated financial statements of Welch Allyn Holdings, Inc. and subsidiaries (the "Company"), which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for the three years in the period ended December 31, 2014, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Welch Allyn Holdings, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the three years in the period ended December 31, 2014 in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
February 16, 2015

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2014 AND 2013

(In thousands, except share and per share amounts)

	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$178,448	$145,149
Trade receivables, less allowances of $2,451 in 2014 and $2,805 in 2013	67,674	83,690
Inventories	57,623	53,105
Other current assets	13,488	12,762
Deferred income taxes	16,716	17,869

Total current assets	333,949	312,575

OTHER ASSETS:
Intangible assets—net of accumulated amortization of $25,275 in 2014 and $20,663 in 2013:
Customer base	23,991	27,965
Patents	719	1,046
Trademarks	5,302	4,392
Goodwill	108,643	100,758
Noncurrent deferred income taxes	12,524	3,690
Other assets	163,217	147,113
PROPERTY, PLANT, AND EQUIPMENT:
Land, buildings, and improvements	74,844	77,017
Machinery and equipment	201,575	198,493

Total property, plant, and equipment	276,419	275,510
Accumulated depreciation	177,404	170,028

Property, plant, and equipment—net	99,015	105,482

TOTAL ASSETS	$747,360	$703,021

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2014 AND 2013

(In thousands, except share and per share amounts)

	2014	2013
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$21,123	$24,163
Accrued expenses	89,980	93,281
Accrual for restructuring charges	4,764	9,547
Accrued income taxes	3,585	2,962

Total current liabilities	119,452	129,953
OTHER NON CURRENT LIABILITIES	2,589
ACCRUED POSTRETIREMENT BENEFITS	15,042	12,985
LONG-TERM RESTRUCTURING ACCRUAL	16	2,477
LONG-TERM INCENTIVE OBLIGATION	33,731	22,629
DEFERRED COMPENSATION OBLIGATION	31,341	30,256

Total liabilities	202,171	198,300

STOCKHOLDERS' EQUITY:
Common stock, with a par value of $.01 per share:
Class A—voting: 107,442,600 shares authorized, 107,412,876 issued, and 107,158,238 outstanding; including 254,638 shares in treasury in 2014 and 29,724 in 2013	1,069	73
Class B—nonvoting: authorized 50,000,000 shares, issued 486,345 shares, including 157,675 shares in treasury in 2014 and 157,475 in 2013	3	608
Accumulated other comprehensive income	14,226	20,286
Retained earnings	682,139	633,861

	697,437	654,828
Less cost of shares in treasury	152,248	150,107

Total stockholders' equity	545,189	504,721

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$747,360	$703,021

See notes to consolidated financial statements.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

	2014	2013	2012
	(In thousands)
NET SALES	$683,772	$700,915	$683,118
COST OF GOODS SOLD	334,461	348,612	337,245
RESTRUCTURING COST OF GOODS SOLD	5,917	11,745	3,905

GROSS MARGIN	343,394	340,558	341,968
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	278,683	295,102	289,025
RESTRUCTURING CHARGES	1,142	7,922	9,235
TRADEMARK AND GOODWILL IMPAIRMENT	—	2,454	4,950

OPERATING INCOME	63,569	35,080	38,758
INVESTMENT INCOME—Net of interest expense	2,707	2,232	1,282
OTHER INCOME	2,568	4,194	2,536

INCOME BEFORE PROVISION FOR INCOME TAXES	68,844	41,506	42,576
PROVISION FOR INCOME TAXES	20,175	10,305	12,155

NET INCOME	48,669	31,201	30,421

OTHER COMPREHENSIVE (EXPENSE) INCOME—Net of tax:
Change in unrealized gains on available-for-sales securities	109	3,565	2,624
Postretirement benefit plan	(1,379)	3,349	(964)
Foreign currency translation adjustments	(6,354)	991	1,223
Change in fair value of derivatives	1,564	875	(687)

Other comprehensive (expense) income	(6,060)	8,780	2,196

COMPREHENSIVE INCOME	$42,609	$39,981	$32,617

See notes to consolidated financial statements.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

	Class A	Class B	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total
	(In thousands)
BALANCE—December 31, 2011	$73	$608	$591,320	$9,310	$(147,449)	$453,862
Net income for 2012			30,421			30,421
Change in unrealized gains on available-for-sale securities—net of taxes				2,624		2,624
Postretirement benefit plan—net of taxes				(964)		(964)
Foreign currency translation adjustments				1,223		1,223
Change in fair value of derivatives—net of taxes				(687)		(687)
Dividends			(19,081)			(19,081)
Shares purchased for treasury					(1,569)	(1,569)

BALANCE—December 31, 2012	73	608	602,660	11,506	(149,018)	465,829
Net income for 2013			31,201			31,201
Change in unrealized gains on available-for-sale
securities—net of taxes				3,565		3,565
Postretirement benefit plan—net of taxes				3,349		3,349
Foreign currency translation adjustments				991		991
Change in fair value of derivatives—net of taxes				875		875
Shares purchased for treasury					(1,089)	(1,089)

BALANCE—December 31, 2013	73	608	633,861	20,286	(150,107)	504,721
Stock Redenomination	996	(605)	(391)
Net income for 2014			48,669			48,669
Change in unrealized gains on available-for-sale securities—net of taxes				109		109
Postretirement benefit plan—net of taxes				(1,379)		(1,379)
Foreign currency translation adjustments				(6,354)		(6,354)
Change in fair value of derivatives—net of taxes				1,564		1,564
Shares purchased for treasury					(2,141)	(2,141)

BALANCE—December 31, 2014	$1,069	$3	$682,139	$14,226	$(152,248)	$545,189

See notes to consolidated financial statements.

WELCH ALLYN HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

	2014	2013	2012
	(In thousands)
OPERATING ACTIVITIES:
Net income	$48,669	$31,201	$30,421
Adjustments to reconcile net income to net cash provided by operating activities:
Trademark and other asset impairment	1,400	2,773	5,683
Provision for depreciation and amortization	24,912	24,491	23,617
Provision for bad debts	(354)	328	195
Provision for deferred income taxes	(6,188)	(7,345)	(3,426)
Change in long-term incentive and deferred compensation	12,692	8,990	(6,242)
Change in cash surrender value of Company-owned life insurance	(1,858)	(5,668)	(2,361)
Gain on sale of securities	(2,117)	(1,747)	(1,600)
Income on equity method investments	(356)		(434)
Change in operating assets and liabilities:
Accounts receivable	17,097	(4,848)	(2,273)
Inventories	(4,645)	6,398	2,335
Other assets	(6,656)	(390)	(8,212)
Accounts payable and accrued expenses	(7,634)	17,989	(1,736)
Restructuring reserve	(7,244)	2,482	9,542
Accrued pension and postretirement benefits	245	660	609
Accrued income taxes	3,212	2,271	1,837

Net cash provided by operating activities	71,175	77,585	47,955

INVESTING ACTIVITIES:
Purchases of investments	(177)	(15,794)	(8,459)
Sales of investments	6,379	4,800	25,860
Additions to property, plant and equipment	(13,158)	(13,643)	(14,266)
Advances to related-party trust	(2,426)	(2,712)	(8,006)
Purchases of businesses	(12,011)	—	434
Investments in businesses	(9,849)	(4,464)	(3,318)

Net cash used in investing activities	(31,242)	(31,813)	(7,755)

FINANCING ACTIVITIES:
Acquisition of treasury stock	(2,141)	(1,089)	(1,569)
Dividends Paid	—	—	(19,081)

Net cash used in financing activities	(2,141)	(1,089)	(20,650)

EFFECT OF EXCHANGE RATE CHANGES	(4,493)	(536)	874

CHANGE IN CASH AND CASH EQUIVALENTS	33,299	44,147	20,424
CASH AND CASH EQUIVALENTS—Beginning of year	145,149	101,002	80,578

CASH AND CASH EQUIVALENTS—End of year	$178,448	$145,149	$101,002

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION—
Cash paid during the year for:
Interest	$289	$322	$409

Income taxes	$24,239	$15,366	$13,530

Noncash investing and financing activities—property, plant, and equipment unpaid
at end of year	$353	$665	$325

Accrued contingent consideration for purchases of businesses	$2,200	$—	$—

Accrued investment obligation	$1,000	$—	$—

See notes to consolidated financial statements.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Description of Business—Operations of Welch Allyn Holdings, Inc. and Subsidiaries (the "Company") involve the development, manufacture, marketing, and service of quality innovative illumination and diagnostic products throughout the world. The Company's significant manufacturing operations are located in the United States and Mexico. The Company also has sales distribution centers in Europe, Africa, Asia, and Australia. Principal products include reusable and disposable medical diagnostic instruments and equipment as well as miniature lamps. The Company generally sells its products on open account and performs periodic credit evaluations on its customers.

        Accumulated Other Comprehensive Income—The amounts in accumulated other comprehensive income as of December 31, 2014 and 2013, are as follows:

	2014	2013
Unrealized gains on available-for-sale securities—net of deferred tax expense of $4,154 in 2014 and $4,090 in 2013	$7,073	$6,964
Foreign currency translation adjustments	6,638	12,992
Adjustment for other postretirement benefit plan—net of deferred tax (benefit) expense of $(784) in 2014 and $26 in 2013	(1,335)	44
Changes in fair value of derivatives—net of deferred tax expense of $1,087 in 2014 and $168 in 2013	1,850	286

	$14,226	$20,286

        Changes in accumulated other comprehensive income, including amounts reclassified into earnings, are as follows:

	Unrealized Gains on Available-For-Sale Securities(1)	Foreign Currency Translation Adjustment	Adjustment for Postretirement Benefit Plan	Changes in Fair Value of Derivatives(2)	Total
Balance at December 31, 2012—net of deferred taxes	$3,399	$12,001	$(3,305)	$(589)	$11,506
Gross changes	6,164	991	5,316	1,967	14,438
Reclassification into earnings	(505)			(578)	(1,083)
Tax	(2,094)		(1,967)	(514)	(4,575)

Balance at December 31, 2013—net of deferred taxes	6,964	12,992	44	286	20,286
Gross changes	1,718	(6,354)	(2,189)	2,767	(4,058)
Reclassification into earnings	(1,545)			(286)	(1,831)
Tax	(64)		810	(917)	(171)

Balance at December 31, 2014—net of deferred taxes	$7,073	$6,638	$(1,335)	$1,850	$14,226

(1)
Reclassified from accumulated other comprehensive income into investment income.

(2)
Reclassified from accumulated other comprehensive income into net sales and cost of goods sold.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Derivatives—The Company accounts for derivative instruments in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC), Topic 815, Derivatives and Hedging.

        The Company utilizes foreign currency forward contracts to reduce its exposure to foreign currency risk due to fluctuations in exchange rates associated with forecasted foreign currency denominated sales and intercompany inventory purchases. The maturities of these contracts do not exceed twelve months. Changes in the fair value of derivative instruments are recorded in earnings unless hedge accounting criteria are met. For derivative instruments designated as fair value hedges, the changes in fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivative instruments designated as cash flow hedges, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income (OCI), and the ineffective portions are recognized in earnings.

        As of December 31, 2014 and 2013, the fair values of the Company's foreign currency forward contracts were as follows:

		Fair Value
	Balance Sheet Location
Type of Derivative		2014	2013
Cash flow hedge assets	Other current assets	$2,943	$1,223
Cash flow hedge liabilities	Accrued expenses		(776)

        Realized gains (losses) on derivatives totaled $842, $721, and ($420) for fiscal years 2014, 2013, and 2012, and were included as a component of net sales and cost of goods sold in the accompanying consolidated statements of income and comprehensive income. Unrealized gains (losses) on cash flow hedges were recorded as a component of OCI.

        As of December 31, 2014, the Company had the following outstanding foreign currency forward contracts that were entered into in order to hedge forecasted purchases and revenues (in thousands):

Foreign Currency	Currency Denomination
Canadian dollar	19,664
Australian dollar	12,533
British Pound sterling	9,754

        Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may vary from these estimates. The significant estimates relate to allowance for doubtful receivables, intangible assets, product warranty reserves, income taxes, accrued post retirement obligations, restructuring reserves, inventory valuation and reserves, and various accrued expenses.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Revenue Recognition—The Company recognizes revenue when all of these criteria have been met: persuasive evidence of an arrangement exists; risk of loss and title pass to the customer; the price is fixed or determinable; and collectibility is reasonably assured. The Company generally ships to distributors under shipping terms that transfer title and risk of loss upon shipment and accordingly recognizes revenue upon shipment. In the United States, the Company sometimes ships direct to customers under FOB destination shipping terms and, therefore, does not recognize revenue until the product is delivered to the customer. Also, the Company ships products to customers under multiple deliverable arrangements. These arrangements generally qualify for separate units of accounting treatment and, therefore, revenue is recognized as each separate unit is delivered.

        Sales Incentives—Group purchasing organization rebates are offered to our distributors. These rebates result from a three-party sourcing arrangement between the Company, a distributor, and an end user at a contracted price and are recorded as a reduction in sales. The Company also participates in programs where it pays a distributor to focus on the sales of the Company's products or to reward them for attaining sales targets. These payments are recorded as a reduction in sales.

        Concentration of Credit Risk—The Company sells its products to a large number of geographically diverse end users and distributors, thereby limiting the credit risk.

        Shipping and Handling—Shipping and handling costs are included in cost of goods sold.

        Consolidation—The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and are prepared in conformity with accounting principles generally accepted in the United States of America. All intercompany accounts and transactions have been eliminated in consolidation.

        Cash and Cash Equivalents—Cash and cash equivalents includes currency on-hand, demand, and other deposits with financial institutions. The Company classifies all money market funds as cash equivalents.

        Allowance for Doubtful Accounts—The allowance for doubtful accounts receivable reflects our best estimate of probable losses in our accounts receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts, and other currently available evidence. The allowance for doubtful accounts was $1,762 and $2,080 as of December 31, 2014 and 2013, respectively. Trade receivable allowances also include estimated sales returns allowances and cash discount reserves of $689 and $725 as of December 31, 2014 and 2013, respectively.

        Fair Value Measurements—The carrying amounts of accounts payable and accounts receivable approximate their fair value due to the short-term nature of these financial instruments.

        ASC Topic 820, Fair Value Measurements and Disclosures, establishes a valuation hierarchy for disclosure of the inputs to the valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company's assumptions used to measure assets and liabilities at fair value. Transfers between levels, if any, are recorded as of the end of the reporting period in which the transfer occurs.

        The Company's financial assets and liabilities recorded at fair value on a recurring basis include cash equivalents (money market funds), long-term investments (Note 8), and derivatives (Note 1), and are categorized as follows as of December 31, 2014 and 2013:

2014	Level 1	Level 2	Level 3	Total
Cash equivalents	$96	$—	$—	$96
Investment securities	23			23
Long-term investments	60,960			60,960
Foreign currency derivative assets		2,943		2,943

Total instruments at fair value	$61,079	$2,943	$—	$64,022

2013	Level 1	Level 2	Level 3	Total
Cash equivalents	$102	$—	$—	$102
Investment securities	24			24
Long-term investments	64,017			64,017
Foreign currency derivative assets		1,223		1,223
Foreign currency derivative liabilities		(776)		(776)

Total instruments at fair value	$64,143	$447	$—	$64,590

        The derivative assets and liabilities are classified as Level 2 within the valuation hierarchy and consist of foreign exchange forward contracts that are measured at fair value using observable market inputs such as forward rates, our own credit risk, and our counterparties' credit risks.

        The Company's assets that are required to be reviewed for impairment when events and circumstances indicate that the carrying value may not be recoverable and the fair value is less than the carrying value include goodwill, intangible assets, and property, plant, and equipment. The fair value determination of the Trimline trademark and the advance payments to investee were calculated using Level 3 fair value assumptions. The Company recorded impairments of goodwill and trademark, as discussed later in the Intangible Assets section of footnote 1. We have recorded impairments of $319 and $734 in 2013 and 2012, respectively, related to purchased software that will no longer be of use to our business as a result of recent restructuring activities.

        In 2014, the Company recorded an impairment of $1,400 of the advance payment to investee, as discussed later in Note 8.

        Investment Securities—The Company measures its investment securities in accordance with ASC Topic 320, Investments—Debt and Equity Securities.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Management has determined that the Company's debt and equity investment securities should be classified as trading and available-for-sale. Trading securities are carried at fair value, with the net unrealized holding gains and losses included in earnings. Available-for-sale securities are carried at fair value, with the net unrealized gains and losses reported in comprehensive income. The fair value of investment securities is based on the quoted market values at December 31, 2014 and 2013. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in other comprehensive (expense) income. The cost of securities sold is based on the specific identification method. Interest is included in interest income and dividends on securities classified as available-for-sale are included in other income.

        The Company accounts for investments under the equity method or cost method of accounting based on criteria including ownership percentage and level of influence. Investments accounted for under the equity method are adjusted to reflect the Company's share of gains or losses, allocated based on ownership percentage. At least annually, investments are reviewed to assess whether there are any other than temporary impairments.

        Inventories—Inventories are stated at the lower of cost or market with cost determined under the last-in, first- out (LIFO) and the first-in, first-out (FIFO) methods. Inventories stated on the LIFO basis represented 74% and 72% of total inventories (before LIFO valuation allowances) at December 31, 2014 and 2013, respectively. Had the Company valued all its inventories on the FIFO method, the inventories at December 31, 2014 and 2013, would have been higher by $6,027 and $6,211, respectively. The Company maintains a reserve for excess and obsolete inventory.

        Intangible Assets—Intangible assets consist primarily of goodwill, trademarks, customer base, and patents. Customer base assets are being amortized by the straight-line method over 10 to 11 years. Patents are being amortized by the straight-line method over five to seven years. Trademarks are not being amortized based on the Company's intent to use them indefinitely.

        The Company reviews finite lived assets for impairment when indicators for impairment are identified, in accordance with ASC Topic 350, Intangibles—Goodwill and Other. The Company also reassesses the useful lives of all acquired intangible assets.

        In accordance with the requirements of ASC 350, the Company evaluated the balance of goodwill recorded on the consolidated balance sheet as of September 30, 2014 and 2013, the annual measurement date for impairment. In 2014 and 2013, the Company used the step 0 test when evaluating goodwill for impairment, whereby a qualitative assessment was performed to determine that it was not-more-likely -than -not that the fair value of our reporting units was less than the carrying values of the respective reporting units. Factors assessed in making this determination included macroeconomic and market conditions, financial performance, and changes in management.

        In 2012, changes in our reporting structure resulted in an increase in the number of reporting units. Also in 2012, the Company changed its annual evaluation date for determining whether or not goodwill is impaired from December 31 to September 30. The Company determined the fair value of

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

each reporting unit and allocated its goodwill based on the relative fair value of the reporting units. The Company then compared the fair value of each reporting unit to the carrying value. Fair values were determined using a combination of discounted cash flow and market approach valuation methodologies. The Company recorded a goodwill impairment of $4,950 in 2012, relating to our European reporting unit.

        In 2013, the Company recorded an impairment in our Trimline trademark asset which we have classified as an indefinite lived asset since acquiring it in 2010 with the acquisition of the Trimline product line. Some customers have been converting from our Trimline product line to our proprietary Flexiport product line and, therefore, the Trimline sales forecast no longer supported the original capitalized value of the trademark. This impairment has been reported as a component of operating income in the 2013 consolidated statement of income and comprehensive income. In 2014, the Company reviewed the Trimline trademark for impairment and an impairment was not required. The total carrying amount of intangible assets not subject to amortization as of December 31, 2014 and 2013 is $113,945 and $105,150, respectively.

        The following is a summary of changes in the carrying amount of goodwill:

	2014	2013
Goodwill at beginning of year	$100,758	$100,799
Additions to Goodwill	9,611
Foreign exchange differences and other	(1,726)	(41)

Goodwill at end of year	$108,643	$100,758

        Amortizing intangible assets, net are comprised of the following (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer base	$47,224	$(19,259)	$27,965
Patents	2,450	(1,404)	1,046

Total amortizing intangible assets at December 31, 2013	$49,674	$(20,663)	$29,011

Customer base	$47,379	$(23,388)	$23,991
Patents	$2,606	$(1,887)	$719

Total amortizing intangible assets at December 31, 2014	$49,985	$(25,275)	$24,710

        Trademarks are not included on this table as they have indefinite lives. At December 31, 2014 and December 31, 2013 trademarks totaled $5,302 and $4,392, respectively and are included within intangible assets on the balance sheet.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The amortization expense for fiscal years 2014, 2013, and 2012 was $4,612, $4,815, and $4,685. The estimated weighted-average useful life of intangible assets that are being amortized is 5.8 years. Amortization expense is included in the cost of goods sold and selling, general and administrative section of the statement of income.

        The estimated aggregate amortization expense for each of the five succeeding fiscal years is:

2015	$4,541
2016	4,397
2017	4,172
2018	4,172
2019	3,359

        Property, Plant, and Equipment—Property, plant, and equipment are recorded at cost. Upon disposal of facilities, the cost and related accumulated depreciation are eliminated from the respective accounts and resulting gains or losses are included in the consolidated statements of income and comprehensive income within other income. Expenditures for maintenance and repairs are charged to operations as incurred.

        Property, plant, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is assessed by a comparison of the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset or group of assets. If estimated future undiscounted net cash flows are less than the carrying amount of the asset or group of assets, the asset is considered impaired and an expense is recorded in an amount required to reduce the carrying amount of the asset to its then fair value. Fair value generally is determined from estimated discounted future net cash flows (for assets held-for-use) or net realizable value (for assets held-for-sale).

        Depreciation—The Company provides for depreciation of property, plant, and equipment over their estimated useful lives. Buildings and improvements are depreciated over lives of 20 to 40 years and machinery and equipment generally over lives of 3 to 12 years. Depreciation is computed on the straight-line method. The depreciation expense for fiscal years 2014, 2013, and 2012 was approximately $20,300, $19,676, and $18,932.

        Translation of Foreign Currencies—The consolidated financial statements of the Company's foreign subsidiaries, where the functional currency is not the US Dollar, are translated into U.S. dollar equivalents in accordance with ASC 830, Foreign Currency Matters. Assets and liabilities are translated at period-end exchange rates. Income and expense items are translated at the average exchange rate for the period. The net adjustments from translation are included in accumulated other comprehensive income. Translation adjustments are generally not adjusted for income taxes as they relate to permanent investments in the Company's foreign subsidiaries. Foreign currency transaction gains and losses are recognized in income based on the difference between foreign exchange rates on transaction date and other settlement dates, these amounts are accounted for in the other income line of the

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

statement of income. The net aggregate transaction loss included in the consolidated statements of income and comprehensive income was $3,179, $2,613, and $915 for fiscal years 2014, 2013, and 2012.

        Income Taxes—The Company provides for income taxes in accordance with the liability method as set forth in ASC 740, Income Taxes. Under the liability method, deferred income taxes are recognized for the future tax consequences of differences between the tax and financial accounting bases of assets and liabilities at the end of each reporting period. Deferred income taxes are based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

        Deferred income taxes are not provided on the unremitted earnings of subsidiaries outside the United States when it is expected that these earnings are permanently reinvested. Such earnings may become taxable upon repatriation of assets from a subsidiary or the sale or liquidation of a subsidiary. Deferred income taxes are provided when the Company no longer considers subsidiary earnings to be permanently reinvested, such as situations where the Company's subsidiaries plan to make future dividend distributions.

        Excise Tax—Beginning in 2013, under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Acts of 2010, among other initiatives, the legislation provides for a 2.3% excise tax on the sale of certain medical devices in the U.S. The Company is required to pay this excise tax on most of its U.S. product sales and $6,427 and $6,889 was recorded in Selling, General, and Administrative Expenses in the 2014 and 2013 consolidated statements of income and comprehensive income, respectively.

        Research and Development—Research and development expenditures are recorded in selling, general, and administrative expenses as incurred and amounted to $49,787, $54,005, and $59,938 for fiscal years 2014, 2013, and 2012.

        Advertising Costs—Advertising costs are expensed as incurred. The total amount charged to advertising expense totaled $1,493, $1,838, and $2,096 for fiscal years 2014, 2013, and 2012.

        Accounting for Share-Based Compensation—The Company values its liabilities incurred under share-based payment arrangements in accordance with ASC 718, Compensation—Stock Compensation (Note 7).

2. INVENTORIES

        The composition of inventories, net of reserves, is as follows at December 31:

	2014	2013
Raw material	$17,712	$18,966
Work-in-process	14,998	15,149
Finished goods	24,913	18,990

	$57,623	$53,105

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

3. INCOME TAXES

        The provision for income taxes consisted of the following:

	2014	2013	2012
Income before income taxes:
Domestic	$51,978	$35,910	$37,148
Foreign	16,866	5,596	5,428

Total	$68,844	$41,506	$42,576

Current:
Federal	$21,229	$15,070	$12,112
State	2,134	1,362	1,326
Foreign	3,000	1,919	1,997

	26,363	18,351	15,435
Deferred:
Federal	(5,814)	(8,157)	(3,647)
State	(196)	(253)	(112)
Foreign	(178)	364	479

Deferred income tax benefit	(6,188)	(8,046)	(3,280)

Provision for income taxes	$20,175	$10,305	$12,155

        The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. federal income tax rate of 35% to pretax income. The sources and tax effects of the differences are as follows:

	2014	2013	2012
U.S. federal tax expense at statutory rates	35.0%	35.0%	35.0%
State income taxes—net of federal benefit	2.1	2.2	2.0
Research and experimentation credits	(0.9)	(5.8)
Domestic production deduction	(1.7)	(2.2)	(2.4)
Impairment of trademark		0.3	4.3
Corporate owned life insurance	(1.0)	(5.1)	(2.1)
Split dollar life insurance			(7.0)
Impact of foreign operations	(5.2)	(1.0)	(3.1)
Other—net	1.0	1.4	1.9

Effective tax rate	29.3%	24.8%	28.6%

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

3. INCOME TAXES (Continued)

purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

	2014	2013
Deferred tax assets:
Pension and postretirement benefits	$5,807	$4,976
Inventory related	2,867	2,975
Accrued compensation	28,371	23,347
Accrued restructuring	1,694	3,908
Accounts receivable	851	925
Warranty reserve	1,305	1,564
Rebate accrual	2,588	2,010
Net operating loss carryforwards	2,285	2,670
Other deferred tax assets	5,503	3,862
State tax credits	12,904	12,905
Valuation allowance	(15,254)	(15,849)

Total deferred tax assets	48,921	43,293

Deferred tax liabilities:
Tax over book depreciation	12,229	14,524
Unrealized gains on marketable securities	5,240	4,258
Other deferred tax liabilities	2,212	2,952

Total deferred tax liabilities	19,681	21,734

Net deferred tax assets	$29,240	$21,559

Classification of net deferred tax assets:
Current asset	$16,716	$17,869
Non-current asset	12,524	3,690

	$29,240	$21,559

        At December 31, 2014 and 2013, there was $12,904 and $12,905, respectively, of future tax benefits associated with state tax credits, which have an indefinite carryforward period. Management believes it is more-likely-than-not that the deferred tax assets will not be realized. As such, a full valuation allowance has been recorded in the total amount of these deferred tax assets.

        At December 31, 2014 and 2013, there was $2,350 and $2,944, respectively, of deferred tax assets reflecting the benefit of $7,046 and $9,674, respectively, in loss carryforwards and other future deductible differences in Brazil, China, and Colombia; the net operating loss carryforwards are not subject to expiration, but there are other limitations that will impact deductibility. Management believes it is more-likely-than-not that the deferred tax assets will not be realized. As such, a full valuation allowance has been recorded in the total amount of these deferred tax assets.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

3. INCOME TAXES (Continued)

        The Company and its subsidiaries are subject to United States federal income tax as well as income tax in multiple state and foreign jurisdictions. During 2014, the Internal Revenue Service ("IRS") initiated its audit for the 2013 calendar year. The Company continued its participation in the IRS Compliance Assurance Program (CAP) for the 2014 calendar year and has submitted the application to remain in CAP for the 2015 calendar year.

        At December 31, 2014, undistributed earnings of consolidated foreign subsidiaries of $29,242 are considered to be indefinitely reinvested in international operations. Accordingly, no provision has been made for deferred taxes related to the future repatriation of such earnings, nor is it practicable to determine the amount of this liability.

        At December 31, 2014 and 2013, there was $2,689 and $1,330, respectively, of unrecognized tax benefits that if recognized would affect the annual effective tax rate. The Company believes that there will be no significant change in the amount of unrecognized tax benefits in the next 12 months.

        The Company recognized interest accrued related to unrecognized tax benefits in income tax expense. At December 31, 2014 and 2013, the Company accrued approximately $464 and $277 in interest and penalties, respectively, related to uncertain tax positions in the accrued income taxes balance on the consolidated balance sheets.

        The American Taxpayer Relief Act of 2012 (the "Act") was signed into law by President Obama on January 2, 2013. Among other things, the Act extended through 2013 several expired or expiring temporary business tax provisions, commonly referred to as "extenders." Provisions that expired at the end of 2011 were retroactively extended to the beginning of 2012, including the research and experimentation (R&E) credit. Under ASC 740, Income Taxes, the effects of new legislation were recognized upon enactment, which in the U.S. federal jurisdiction is the date the president signs a tax bill into law. Although the R&E credit extension was effective retroactively for 2012, entities could only consider currently enacted tax law as of the 2012 balance sheet date in determining current and deferred taxes. The retroactive tax effects for 2012 and the tax effects for 2013 were $2,404 and were recognized by the Company in 2013. The tax effects for 2014 were $618 and were recognized by the Company in 2014.

        In September of 2013, the U.S. Department of the Treasury and the Internal Revenue Service released final regulations regarding the deductibility and capitalization of expenditures related to tangible property. Compliance with these final regulations is required with companies' federal income tax returns for tax years beginning on or after January 1, 2014. We have assessed these rules and have determined that the impact on our consolidated results of operations, cash flows or financial position is not material.

4. TRANSACTIONS WITH RELATED COMPANIES

        Selling expense in the accompanying consolidated financial statements includes a commission of $20,995, $18,600, and $16,919 for fiscal years 2014, 2013, and 2012, which is paid to a Domestic International Sales Corporation affiliated by common ownership.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

4. TRANSACTIONS WITH RELATED COMPANIES (Continued)

        The Company has advanced $34,365 and $32,697 at December 31, 2014 and 2013, respectively, to related-parties, under a split dollar agreement, for the purpose of funding life insurance policies on key stockholders (Note 8). The cash value of these policies has been assigned to the Company as collateral for the trusts' obligations to repay the advance. In 2012, this split dollar agreement was converted from an economic regime to a loan regime which converted the advanced monies to an interest-bearing loan. Interest accrued totaled $1,445 and $687 at 2014 and 2013, respectively.

5. BORROWINGS AND LEASE COMMITMENTS

        Line-of-Credit Arrangements—On June 21, 2013, the Company entered into an amended and restated $150,000 five-year unsecured revolving credit facility (the "Revolver"). Interest rates on outstanding loans are based on the London Interbank Offer Rate plus additional basis points determined by the ratio of consolidated outstanding indebtedness to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA), defined as the "Leverage Ratio" in the credit agreement. These rates range from 87.5 basis points to 125 basis points. The maturity date of the Revolver is June 21, 2018.

        The Revolver has financial covenants that:

  •
  Require that the ratio of consolidated outstanding indebtedness to consolidated EBITDA, (defined as the "Leverage Ratio" in the credit agreement) be no more than 3 to 1 at all times

  •
  Require that the ratio of consolidated EBITDA less capital expenditures less dividends to scheduled principal payments on indebtedness plus interest expense (defined as the "Fixed Charge Coverage Ratio" in the credit agreement) be more than 2.5 to 1 at all times

        Debt issuance costs related to the Revolver are carried in other assets and amortized to interest expense over the life of the credit facility. This expense is included in the consolidated statements of income and comprehensive income within investment income and amounted to $290, $494 and $663 for fiscal years 2014, 2013, and 2012, respectively.

        As of December 31, 2014, the amount available to borrow against the Revolver was $147,176. There were no amounts outstanding under the Revolver at December 31, 2014.

        As of December 31, 2014 and 2013, the Company had outstanding letters of credit totaling $2,824 and $3,074, respectively, principally related to self-insured health insurance, value added tax guarantees and supplier guarantees, which expire at various times throughout 2015. These letters reduce the Company's borrowing capacity.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

5. BORROWINGS AND LEASE COMMITMENTS (Continued)

        Operating Leases—Future minimum annual payments on operating leases, principally for facilities, office equipment, and automobiles, which expire in one to five-year periods, are as follows for each of the five succeeding fiscal years:

2015	$3,302
2016	2,532
2017	2,439
2018	2,113
2019	2,136

        Net rental expense is included in selling, general, and administrative expenses in the consolidated statements of income and comprehensive income and amounted to $5,635, $6,501, and $7,129 for fiscal years 2014, 2013, and 2012.

6. STOCKHOLDERS' EQUITY

        Stockholder Agreements—The principal stockholders own 100% of the outstanding Common Stock—Class A (voting) and the majority of the outstanding Common Stock—Class B (non-voting). The stockholders' agreement contains first refusal rights, which require stock to be offered to other principal stockholders as well as the Company before it can be offered for sale otherwise. It also requires transferred non-voting stock be purchased at appraised value as determined by a recognized appraiser of closely held stock and securities.

        The Company is not a party to the agreement, though the voting stockholders shall encourage the Company to redeem sufficient stock from the estate of any deceased principal stockholder, if necessary, to pay estate taxes. The stockholders' agreement allows the principal stockholders the ability to pledge (upon permission of the Company) shares of the Company's voting stock as collateral for loans with third-party bank lending institutions. The Company has agreed with the lender that, in the event of default by the borrower, the Company will purchase the borrower's note from the lender and take possession of the pledged voting stock collateral. Voting stock has been pledged by the principal stockholders against loan commitments totaling $9,000 at December 31, 2014 and 2013. There have been no events of default on these loans.

        The Company has entered into agreements with most of its non-principal Class B stockholders in which the stockholders have the right to sell to the Company, and the Company has the right to buy, all of their Company stock in the event (among other contingencies) of death or in the case of employee stockholders' termination of employment for whatever reason. In the event of such a transaction, the fair market value of the stock is to be derived based upon appraised value. The aggregate value of such stock approximates $3,515 and $3,110 at December 31, 2014 and 2013, respectively.

        Stock Redenomination—In 2014, the Company completed an in-substance stock split of 300 Class A for each outstanding share of Class A and Class B, exclusive of shares held in the Company's treasury. In addition, the value per share of Class A and Class B was reduced from $1.25 per share to $0.01 per share for each issued share, with the difference being reflected in retained earnings.

        Treasury Stock—At December 31, 2014 and 2013, shares held in Treasury consist of 157,675 and 157,475 shares, respectively, of Common Stock—Class B. During 2014 and 2013, the Company acquired 224,914 and 0 shares, respectively, of Common Stock—Class A and 200 and 429 shares, respectively, of Common Stock—Class B, at a cost of $2,141 and $1,089, respectively.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

7. EMPLOYEE BENEFITS

        Postretirement Benefits—The Company provides a contributory retiree health care plan covering all eligible employees who retired prior to January 1, 1990, and all eligible employees who have or will retire at normal retirement age between January 1, 1990 and December 31, 2014, with at least five years of active service.

        Benefit obligations and funding policies are at the discretion of the Company's management. Retiree contributions are adjusted annually and the plan contains other cost-sharing features such as deductibles and coinsurance, all of which vary based on the retiree's date of retirement. The accounting for the plan anticipates future cost-sharing changes to the written plan that are consistent with the Company's expressed intent to cap its contribution for all employees who retire after 1998 at the level in effect in 1998.

        A summary of the net periodic postretirement benefit other than pension costs for 2014, 2013, and 2012 is presented below:

	2014	2013	2012
Service cost benefits earned during the period	$5	$54	$49
Interest cost on projected benefit obligation	532	551	660
Amortization of net loss		1,007	687
Amortization of unrecognized prior service cost	146	146	146

Net periodic postretirement benefit cost	$683	$1,758	$1,542

        A discount rate of 3.5% was used in 2014, 4.0% in 2013, and 3.0% in 2012 to determine the actuarial present value of the accrued postretirement benefit obligation. A discount rate of 4.0%, 3.0%, and 3.75% was used in 2014, 2013, and 2012, respectively, to determine the net benefit cost. For measurement purposes, the annual rate of increase in health care costs was assumed to be 6.2% in 2014, 5.8% in 2015, 5.5% in 2016, 14.6% in 2017 and 6.3% in 2018, decreasing eventually to 4.8%. Benefits paid, net of participant contributions of $208 in 2014 and $176 in 2013, were $925 in 2014 and $1,109 in 2013. These amounts were funded by employer contributions and Medicare Part D reimbursements of $925 and $158, respectively, in 2014 and $1,109 and $0, respectively, in 2013. The

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

7. EMPLOYEE BENEFITS (Continued)

change in benefit obligations, plan assets, and amounts recognized in the consolidated balance sheets were as follows:

	2014	2013
Change in benefit obligation:
Benefit obligation at beginning of year	$14,446	$19,113
Service cost	5	54
Interest cost	532	551
Plan participants' contributions	208	176
Actuarial loss/(gain)	2,334	(4,163)
Benefit payments and expected expenses	(1,291)	(1,285)
Medicare Part D reimbursements	158

Benefit obligation at end of year	16,392	14,446

Change in plan assets:
Fair value of plan assets at beginning of year	—	—
Plan participants' contributions	208	176
Employer contributions	925	1,109
Benefit payments and actual expenses	(1,291)	(1,285)
Medicare Part D reimbursements	158

Fair value of plan assets at end of year	—	—

Amounts recognized in the consolidated balance sheets:
Current liabilities	1,350	1,461
Non-current liabilities	15,042	12,985

Total amount recognized	$16,392	$14,446

        The Company estimates $1,382 in contributions to the postretirement plan will be paid in 2015.

        The benefits expected to be paid in each of the next five years, and in the aggregate for the five years thereafter are:

2016	$1,359
2017	1,316
2018	1,277
2019	1,237
Years 2020-2024	5,569

        The Company has not prefunded any of its postretirement health care liability and, accordingly, the Company's accumulated postretirement benefit obligation (APBO) and net cost recognized for other postemployment benefits reflect the effects of the recent Medicare Prescription Drug, Improvement, and Modernization Act of 2003. The provisions of this act provide for a federal subsidy for plans that provide prescription drug benefits and meet certain qualifications. The actuarially determined reduction in the APBO at December 31, 2014, is $1,958, with $61 of this reduction

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

7. EMPLOYEE BENEFITS (Continued)

recognized in 2014. The subsidy effectively reduced amortization by $0 and reduced interest cost by $61.

        Other Benefits—The Company provides a non-contributory life insurance benefit to certain retirees who retired prior to December 31, 1989. Because the amount of the liability relative to this plan is insignificant, it has been combined with the health care plan for purposes of this disclosure.

        The Company has a salary reduction 401(k) plan whereby eligible employees may defer up to 40% of their eligible compensation. The Company matches 50% of employee deferrals, up to 6% of eligible compensation. The Company also contributes a non-elective contribution whereby the Company contributes 5% of eligible compensation on behalf of eligible employees. Employer contributions aggregated $8,196, $8,479, and $10,233 in fiscal years 2014, 2013, and 2012.

        Long-Term Incentive Plans—The Company's Welch Allyn Holdings, Inc. Long-Term Incentive Plan (as amended and restated as of January 1, 2013) and Welch Allyn Holdings, Inc. Board of Directors Long-Term Incentive Plan (Amended and Restated as of January 1, 2012) (the "Plans"), which are Board approved, permit the grant of awards to its employees and non-employee directors. The Plans were established for the purpose of providing grants of Phantom Stock Appreciation Rights (PHASARs) and Phantom Stock Units (PSUs) to a select group of officers and other key employees and non-employee directors of the Company to better align the interests of its employees and non-employee directors with those of its shareholders. A PHASAR is a bookkeeping unit representing the right to receive a payment equal to the excess (if any) of (a) the market value of a phantom unit (a hypothetical share of the common stock of the Company) as of the most recent quarterly valuation immediately preceding the date on which the right is exercised or deemed exercised, over (b) the market value of a phantom unit as of its grant date. A PSU is a bookkeeping unit representing the right to receive payment equal to the market value of a phantom unit as of the quarter immediately preceding the date on which the right is exercised or deemed exercised. PHASAR and PSU awards are granted on January 1 of each year. The compensation expense is recognized ratably over the requisite service period. A PHASAR or PSU phantom unit is valued at its hypothetical market value as determined by the Board of Directors, with assistance from an independent valuation firm on the last day of each quarter. The Company uses the intrinsic value method to determine the fair value of PHASARs and PSUs, and accordingly compensation expense is adjusted each quarter for changes in the hypothetical fair value of the Company's stock until a payment is made to the employee.

        In 2009, the Company initiated a Board approved Performance Phantom Stock Unit Plan (PPSU) which allows for awards of PPSUs to certain key employees. A PPSU is a bookkeeping unit representing the right to receive a payment equal to the fair value of a phantom stock unit as of December 31 immediately preceding the date on which the right is exercised or deemed exercised adjusted based on performance per a matrix which measures both EBITDA and EBITDA return on Shareholder's Equity. The vesting period is three years. The compensation expense is recognized ratably over the requisite service period based on the percent achievement to target. Expenses accrued under these plans were $950, $1,027, and $501 for fiscal years 2014, 2013, and 2012.

        Beginning in 2013, the Company has stopped issuing new PPSU grants and instead replaced PPSUs with a three-year performance income cash incentive plan. The participants each receive a

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

7. EMPLOYEE BENEFITS (Continued)

targeted cash award and performance is measured against the three year performance income target. There is a three year cliff vesting period and any outstanding awards at the time of a participants' retirement run to completion but are prorated through the retirement date.

        Effective in the second quarter of 2014, the Company redenominated all shares outstanding. This effectively increased all outstanding shares by a factor of 301, with a corresponding reduction in the share price by a factor of 301. Share and share price data have been retroactively adjusted for presentation purposes in this footnote.

        For awards granted on or after January 1, 2006, the following assumptions were made:

For Employees
Requisite service period	Five years PHASARs and PSUs; Three years PPSUs
PHASAR vesting schedule	20% vesting per year for five years and shares can be held up to ten years
PSU vesting schedule	100% cliff vesting after five years and paid after end of year five
PPSU	100% cliff vesting after three years and paid after end of year three
PHASAR forfeiture rate	0%
PSU forfeiture rate	4.5-18%
PPSU forfeiture rate	0%
For Non-Employee Directors
Requisite service period	One year
Vesting schedule	100% after one year
Forfeiture rate	0%

PHASAR Rollforward	Unit	Weighted Average Exercise Price
PHASAR units outstanding—December 31, 2013	85,042,132	$0.40
Units forfeited	354,157	1.64
Units exercised	18,827,369	0.16
Units granted	874,569	8.62

PHASAR units outstanding—December 31, 2014	66,735,175	0.54

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

7. EMPLOYEE BENEFITS (Continued)

PSU Rollforward		Weighted Average Grant Date Fair Value
PSU units outstanding—December 31, 2013	36,756,314	$0.49
Units forfeited	1,044,169	0.81
Units exercised	13,029,294	0.34
Units granted	426,454	8.62

PSU units outstanding—December 31, 2014	23,109,305	0.74

PPSU Rollforward
PPSU units outstanding—December 31, 2013	1,809,311	$0.55
Units forfeited
Units exercised	1,632,624	0.33
Units granted
PPSU units outstanding—December 31, 2014	176,687	6.53

For Employees Vested Shares	PHASARs	PSUs	PPSUs
Weighted-average exercise price on shares/units outstanding	$0.39	$—	$—
Shares/units outstanding at December 31, 2014	62,080,113	8,216,397	176,687
Weighted-average intrinsic price on shares/units outstanding	$0.24	$0.34	$5.38
Weighted-average remaining contractual term on shares/units outstanding	3.5
Number of shares/units currently exercisable	51,947,483	8,216,397	176,687
Shares exercisable and expected to become exercisable	65,818,329	17,437,758	176,687
Weighted-average intrinsic price on shares/units exercisable	$0.20	$0.49	$5.38
Weighted-average remaining contractual term on shares/units exercisable	3.0
Weighted-average exercise price on shares/units exercisable	$0.29	$—	$—

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

7. EMPLOYEE BENEFITS (Continued)

For Non-Employee Directors Vested Shares	PHASARs	PSUs
Weighted-average exercise price on shares/units outstanding	$0.27	$—
Shares/units outstanding at December 31, 2014	916,846	5,147,702
Weighted-average intrinsic price on shares/units outstanding	$0.22	$1.25
Weighted-average remaining contractual term on shares/units outstanding	1.6	1.7
Number of shares/units currently exercisable	916,846	2,153,053
Shares exercisable and expected to become exercisable	916,846	5,147,702
Weighted-average intrinsic price on shares/units exercisable	$0.16	$0.49
Weighted-average remaining contractual term on shares/units exercisable	1
Weighted-average exercise price on shares/units exercisable	$0.27	$—

For Employees Vested Shares	PHASARs	PSUs	PPSUs
Weighted-average exercise price on shares/units outstanding	$0.32	$—	$—
Shares/units outstanding at December 31, 2013	75,251,505	9,469,761	1,743,994
Weighted-average intrinsic price on shares/units outstanding	$0.13	$0.40	$0.40
Weighted-average remaining contractual term on shares/units outstanding	3.9
Number of shares/units currently exercisable	57,468,124	9,469,761	1,743,994
Shares exercisable and expected to become exercisable	83,714,722	27,984,271	1,806,000
Weighted-average intrinsic price on shares/units exercisable	$0.13	$0.40	$0.40
Weighted-average remaining contractual term on shares/units exercisable	3.0
Weighted-average exercise price on shares/units exercisable	$0.27	$—	$—

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

7. EMPLOYEE BENEFITS (Continued)

For Non Employee Directors Vested Shares	PHASARs	PSUs
Weighted-average exercise price on shares/units outstanding	$0.25	$—
Shares/units outstanding at December 31, 2013	1,309,350	7,512,057
Weighted-average intrinsic price on shares/units outstanding	$0.15	$0.74
Weighted-average remaining contractual term on shares/units outstanding	2.1	1.2
Number of shares/units currently exercisable	1,309,350	2,031,750
Shares exercisable and expected to become exercisable	1,309,350	7,512,057
Weighted-average intrinsic price on shares/units exercisable	$0.15	$0.40
Weighted-average remaining contractual term on shares/units exercisable	1.0
Weighted-average exercise price on shares/units exercisable	$0.25	$—

        The weighted average grant date intrinsic value for PSUs for 2014 is $8.62 and for PSUs and PPSUs for 2013 is $7.32. The weighted average grant date intrinsic value for PSUs and PPSUs for 2012 is $6.53. The weighted average grant date intrinsic value for PHASARs is $0. The total liability for PHASAR, PSU, and PPSU units outstanding at December 31, 2014 and 2013, is $45,172 and $32,722, respectively. Compensation costs have been charged against income which is included as a component of cost of goods sold and selling, general, and administrative expenses on the consolidated statements of income and comprehensive income. The compensation costs for these plans was $22,996, $21,082, and $7,995 for fiscal years 2014, 2013, and 2012. The total income tax benefit recognized in the consolidated statements of income and comprehensive income for these arrangements was $8,508, $7,800, and $2,958 for fiscal years 2014, 2013, and 2012. Total cash paid to settle PHASARs and PSUs was $11,167 and $11,667 in 2014 and 2013, respectively. The deferral of payments on units exercised in 2014 and 2013 was $1,192 and $280, respectively. As of December 31, 2014, the total compensation cost related to nonvested awards not yet recognized is $10,456. The weighted average period over which this expense is expected to be recognized is 2.5 years. The total liability for PHASAR, PSU, and PPSU units outstanding and units exercised with deferred payments at December 31, 2014 and 2013, is $45,172 and $32,709, respectively, of which $33,731 and $22,629 is presented separately on the consolidated balance sheets at December 31, 2014 and 2013, respectively, and $11,441 and $10,080 is included as a component of accrued expenses on the consolidated balance sheets at December 31, 2014 and 2013, respectively. The total value of shares that became vested during 2014 is $8,205.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

8. OTHER ASSETS

        The composition of other non-current assets is as follows at December 31:

	2014	2013
Cash advanced to related party trusts for split dollar agreements (Note 4)	$35,810	$33,384
Trading account investments related to deferred compensation plan	31,327	30,471
Available-for-sale securities	29,633	33,546
Corporate owned life insurance	31,457	29,599
Capitalized software	7,052	6,210
Cost and equity method investments	18,554	7,349
Advance payments to investee	5,389	6,411
Prepaid royalty	2,000
Advance payment to Hubble	1,960
Other	35	143

Total	$163,217	$147,113

        The cost basis of trading account investments related to deferred compensation assets held was $28,931 and $26,499 at December 31, 2014 and 2013, respectively. These assets are primarily invested in mutual funds. The Company intends to use our investments in available-for-sale equity securities and corporate owned life insurance to settle long-term incentive plan obligations. Gross unrealized gains and losses accumulated in other comprehensive income are as follows:

	December 31, 2014
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities	$18,412	$11,221	$—	$29,633

	$18,412	$11,221	$—	$29,633

	December 31, 2013
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities	$22,497	$11,049	$—	$33,546

	$22,497	$11,049	$—	$33,546

        The gross realized gains on sales of available-for-sale securities totaled $2,117, $1,750, and $1,597 for fiscal years 2014, 2013, and 2012. Proceeds from sales of available-for-sale securities amounted to $6,379, $4,784 and $23,357 for fiscal years 2014, 2013, and 2012, respectively. The gross realized gains on sales of trading account investments totaled $1,072, $735, and $503 for fiscal years 2014, 2013, and

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

8. OTHER ASSETS (Continued)

2012. Proceeds from sales of trading account investments amounted to $7,040, $5,086 and $5,788 for fiscal years 2014, 2013 and 2012, respectively.

        Unrealized gains on trading account investments totaled $2,396 and $4,206 as of December 31, 2014 and 2013, respectively. The Company bears no risk in changes in the trading security investments as any changes in market value would be equally offset by a change in the liability.

        The Company capitalizes certain eligible costs of software to be sold or otherwise marketed, whether internally developed or purchased. The unamortized software costs included in other assets at December 31, 2014, is $7,052 and at December 31, 2013, is $6,210. The total amortization expense charged to cost of goods sold was $1,624, $1,189, and $397 for fiscal years 2014, 2013, and 2012. Accumulated amortization was $3,493 and $1,869 as of December 31, 2014 and 2013, respectively. The Company generally assigns a five-year useful life to capitalized software assets.

        The Company has made strategic capital investments totaling $18,554 and $7,349 at December 31, 2014 and 2013, respectively.

        This includes the following 2014 investments:

  •
  An investment of $950 was made to a limited liability company formed to use intellectual property to develop products, including the development of certain technology utilized for the detection, diagnosis, screening and/or monitoring of diseases, conditions and other characteristics of properties through breath. As of December 31, 2014, Welch Allyn had a 40% investment in this investee and has accounted for the investment as an equity method investment.

  •
  An investment of $5,000 was made to a biotech company that develops advanced body worn sensing and computing technologies for applications in cardiology, respiratory and other complex disease states. Under the terms of the agreement Welch Allyn has exclusive global rights to distribute the Company's cardiac arrhythmia products to physicians. As of December 31, 2014, Welch Allyn had a 31% investment in this investee and has accounted for the investment as an equity method investment.

  •
  An investment of approximately $1,353 was made to a company that developed a hand-held digital diagnostic set with interchangeable scopes comprised of a digital noon-mydriatic eye fundus camera, otoscope, endoscope and dermoscope. As of December 31, 2014, Welch Allyn had a 20% investment in this investee and has accounted for the investment as an equity method investment.

  •
  An additional investment of $1,546 was made to a Chinese venture capital firm focused on life science companies. As of December 31, 2014, Welch Allyn had a 5.5% investment in this investee and has accounted for the investment as an equity method investment.

  •
  An additional investment of $2,000 to a medical device firm to help fund the commercialization of its patient monitoring system. $1,000 of this amount had not been contributed as of December 31, 2014 and is within the accrued expenses line item of the balance sheet. As of December 31, 2014, Welch Allyn had a 5.23% investment in this investee and has accounted for the investment as a cost method investment.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

8. OTHER ASSETS (Continued)

        Assets, liabilities, and net income of investees accounted for under the equity method, in the aggregate, were $105,752, $1,959 and $6,053, respectively.

        Equity method investments totaled $13,223 and $4,019 at December 31, 2014 and 2013, respectively. Gains and losses from equity method investments have been reported as a component of other income in the consolidated statements of income and comprehensive income. Gains (losses) totaled $356, ($433), and $0 for fiscal years 2014, 2013, and 2012. Management evaluates these investments for other than temporary impairment annually.

        In 2012, the Company had also recorded a cash advance to an investee associated with these investments of $8,000, of which $5,389 and $6,411 have been recorded in other assets at December 31, 2014 and 2013, respectively. Management reviews this balance annually for impairment, and in 2014 an impairment of $1,400 was recognized.

9. ACCRUED EXPENSES

        The composition of accrued expenses is as follows:

	2014	2013
Accrued payroll and other employee related expenses	$29,102	$37,113
Current portion of incentive obligation	11,441	10,080
Accrued rebates	21,171	19,131
Other	28,266	26,957

Total	$89,980	$93,281

10. COMMITMENTS AND CONTINGENCIES

        The Company is involved in various pending and threatened actions arising from its normal business operations. Management believes that the Company has meritorious defenses or claims and it will vigorously protect itself in these actions. In the opinion of management, the outcome of these actions will not have a material effect on the Company's financial position and results of operations.

        The Company offers warranties for its products. The specific terms and conditions of those warranties vary depending upon the product sold. For products sold in the United States, the Company provides a basic limited warranty, including parts and labor, for periods ranging generally from one to five years. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company's warranty liability include the number of installed units, historical and anticipated rates of warranty claims, and cost per claim.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

10. COMMITMENTS AND CONTINGENCIES (Continued)

        Changes in the Company's product liability, included in accrued expenses in the accompanying consolidated balance sheets, during the period are as follows:

	2014	2013
Balance at January 1	$4,173	$4,106
Warranties issued	3,579	3,968
Changes in estimates		21
Settlements made	(4,287)	(3,922)

Balance at December 31	$3,465	$4,173

        Supplier Concentration—Certain of the raw materials or purchased assemblies used by the Company in the manufacture of its products are available from a limited number of suppliers or, in some cases, from a single supplier. Shortages could occur in these essential materials due to an interruption of supply from any of these suppliers. Although the Company has no reason to believe that there will be an interruption in supply of any materials or purchased parts, and although the Company continually reviews its sources of supply, if the Company were unable to procure certain of such materials or purchased assemblies from a number of these limited suppliers, it would be required to reduce its manufacturing operations, which could have a material adverse effect upon its results of operations.

        Regulation—The Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively "Health Care Reform") legislated broad-based changes to the U.S. health care system that significantly impact our business operations and financial results, including higher or lower revenue, as well as higher employee medical costs and taxes. Health Care Reform imposes significant new taxes on medical device manufacturers, which will result in a significant increase in the tax burden on our industry and which could have a material negative impact on our financial condition, results of operations and our cash flows. Other elements of Health Care Reform such as comparative effectiveness research, an independent payment advisory board, payment system reforms including shared savings pilots and other provisions could meaningfully change the way healthcare is developed and delivered, and may materially impact numerous aspects of our business, results of operations and financial condition. Many significant parts of Health Care Reform will be phased in over the next several years and require further guidance and clarification in the form of regulations.

11. RESTRUCTURING AND OTHER CHARGES

        In September 2012, the Company announced plans to reshape its business and realign resources to meet the challenges and opportunities of the rapidly changing global healthcare environment. In doing so, the Company established three distinct New Product Development and Technology Centers in New York, Oregon, and Singapore. Also, the Company created a Global Finance Shared Service Center in Mexico and consolidated its North American manufacturing and related support functions at its largest facilities in New York and Mexico. Over the course of the restructure program, the Company aggressively hired select new skills that are critical to supporting the changing nature of healthcare

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

11. RESTRUCTURING AND OTHER CHARGES (Continued)

globally and necessary to prepare for future growth. The Company reduced an estimated 10 percent of its current workforce as part of the restructuring effort. This was accomplished with a combination of voluntary and involuntary separations. The total estimated cost of the entire restructuring plan is approximately $55 million, of which approximately $44 million (including $5 million of capital) has been incurred through December 31, 2014. The Company expects to incur and pay the remaining cost for the other portions of the restructuring over the next year. Costs include the following main categories of expense: severance and retention, costs related to the move and consolidation of product lines to New York and Mexico, personnel (including travel and temporary wages paid to backfill employees), and consulting or legal fees. In 2014, restructuring expense includes $1,212 in third party consulting fees spent to help the Company optimize the efficiency and effectiveness of several functions within the business. This amount relates directly to efficiencies in the sourcing area and has been included in restructuring cost of goods sold in the consolidated statement of income and comprehensive income. Severance packages were calculated based on years of service and included appropriate levels of medical coverage.

        The table below shows the related activity recorded in 2014, 2013, and 2012:

	Balance December 31, 2013	Additions to Reserve	Payments	Balance December 31, 2014
Severance and related	$11,518	$5,562	$(12,441)	$4,639
All other	506	1,497	(1,862)	141

Total	$12,204	$7,059	$(14,303)	$4,780

	Balance December 31, 2012	Additions to Reserve	Payments	Balance December 31, 2013
Severance and related	$9,542	$11,857	$(9,881)	$11,518
All other	570	7,810	(7,874)	506

Total	$10,112	$19,667	$(17,755)	$12,024

	Balance December 31, 2011	Additions to Reserve	Payments	Balance December 31, 2012
Severance and related	$—	$11,247	$(1,705)	$9,542
All other		1,893	(1,323)	570

Total	$—	$13,140	$(3,028)	$10,112

        The all other reserve at December 31, 2014 includes employee relocation costs associated with the restructuring efforts.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

12. ACQUISITIONS

        On June 3, 2014, the Company acquired certain assets of PediaVision Holdings, LLC ("PediaVision"), a leading developer of vision technology and inventor of a new generation of user-friendly vision assessment technology that transcends age, developmental capacity and mobility. This acquisition offers the Company a unique opportunity to better serve its customers by offering them a state of the art diagnostic device for conducting eye examinations in a variety of settings. It also complements the Company's existing vision screening technology, specifically, the Welch Allyn SureSight® Vision Screener and Autorefractor.

        The purchase price was $8,112, including a holdback of $1,500. Additional contingent consideration totaling $500 was recognized at the acquisition date to accrue for future payments to the previous owner. Results of this acquisition are included in our consolidated results of operations from the date of acquisition. The cost of the acquisition was allocated to the assets acquired and liabilities assumed from PediaVision based on their fair values as of the close of the acquisition, with the amount exceeding the fair value of the net assets acquired being recorded as goodwill. Goodwill will be deducted for tax purposes utilizing the straight-line method over a period of 15 years.

        The following table summarizes the fair value of the assets acquired and liabilities assumed:

Current assets	$235
Fixed assets	109
Intangible assets	8,244

Total asset acquired	8,588
Current liabilities	(476)

Net assets acquired	$8,112

        As the values of certain assets acquired and liabilities assumed are preliminary in nature, they are subject to adjustment as additional information is obtained, including, but not limited to, the finalization of our intangible asset valuation. The valuations will be finalized in 2015. When the valuations are finalized, any changes to the preliminary valuation of assets acquired or liabilities assumed may result in material adjustments to the fair value of the intangible assets acquired, as well as goodwill.

        The fair values of the assets acquired were determined using the income approach. The income approach estimates the value for a subject asset based on the present value of cash flows projected to be generated by the asset. The projected cash flows were discounted using the Company weighted average cost of capital. The projected cash flows for each asset considered multiple factors from the perspective of a marketplace participant including revenue projections from existing customers, attrition trends, marginal tax rates and expected profit margins giving consideration to historical and expected margins. The income fair value measurement approach is based on significant unobservable inputs, including management estimates and assumptions.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

12. ACQUISITIONS (Continued)

        The amounts assigned to major classes of intangible assets are shown below:

Customer base	$155
Goodwill	7,022
In-process R&D	157
Trademarks	910

Total intangible assets	$8,244

        On November 7, 2014, the Company acquired certain assets of HealthInterlink, LLC ("HealthInterlink"), a business engaged in researching, developing, manufacturing, marketing, distributing and selling software and other products and solutions for remote patient monitoring. In keeping with the Company's vision to transform care wherever patients and healthcare professionals connect, this acquisition will enable the Company to help clinicians prioritize patient care, allowing for early intervention and facilitating communications with patients outside traditional healthcare settings.

        The purchase price was $4,000, including a holdback of $600. Additional consideration totaling $200 was recognized at the acquisition date to accrue for future payments due to the previous owner over the next 2 years. Results of this acquisition are included in our consolidated results of operations from the date of acquisition. The cost of the acquisition was allocated to the assets acquired and liabilities assumed from HealthInterlink based on their fair values as of the close of the acquisition, with the amount exceeding the fair value of the net assets acquired being recorded as goodwill. Goodwill will be deducted for tax purposes utilizing the straight-line method over a period of 15 years.

        The following table summarizes the fair value of the assets acquired and liabilities assumed:

Current assets	$48
Intangible assets	3,968

Total asset acquired	4,016
Current liabilities	(16)

Net assets acquired	$4,000

        As the values of certain assets acquired and liabilities assumed are preliminary in nature, they are subject to adjustment as additional information is obtained, including, but not limited to, the finalization of our intangible asset valuation. The valuations will be finalized in 2015. When the valuations are finalized, any changes to the preliminary valuation of assets acquired or liabilities assumed may result in material adjustments to the fair value of the intangible assets acquired, as well as goodwill.

        The fair values of the assets acquired were determined using the income approach.

WELCH ALLYN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013, AND 2012

(In thousands, except share and per share amounts)

12. ACQUISITIONS (Continued)

        The amounts assigned to major classes of intangible assets are shown below:

Software	$1,379
Goodwill	2,589

Total intangible assets	$3,968

        Software is accounted for within other non current assets.

13. SUBSEQUENT EVENTS

        The Company has evaluated the impact of subsequent events through February 3, 2015, representing the date at which the consolidated financial statements were available to be issued.

        On January 1, 2015, the Company purchased Hubble Telemedical, Inc. ("Hubble"), a privately-held company that enables remote diabetic retinopathy screening and analysis in primary care and other convenient settings. The acquisition of Hubble further strengthens the Company's leadership position in delivering sight-saving solutions into primary care settings where they can have the largest impact on improving population health while also lowering the cost of care. The total purchase price of this acquisition was $5,217.

        The Company advanced payment to Hubble, on December 31, 2014 in the amount of $1,960, which is included in other non current assets within the balance sheet as of December 31, 2014.

******

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
among
HILL-ROM HOLDINGS, INC.,
EMPIRE MERGER SUB CORP.,
and
WELCH ALLYN HOLDINGS, INC.
Dated as of June 16, 2015

A-i

A-ii

 Annexes, Exhibits & Schedules

Annex A	Form of Certificate of Incorporation of the Surviving Corporation
Annex B	Index of Defined Terms
Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Proxy
Exhibit C	Form of Resolutions of Voting Trustees
Exhibit D	Form of Voting Agreement
Schedule A	Estimated Net Working Capital
Schedule B	Included Acquisition Related Liabilities

A-iii

        AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of June 16, 2015, among HILL-ROM HOLDINGS, INC., an Indiana corporation ("Parent"), EMPIRE MERGER SUB CORP., a New York corporation ("Sub"), and WELCH ALLYN HOLDINGS, INC. (formed as WELCH ALLYN CORPORATION in New York), a New York corporation (the "Company").

        WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have adopted this Agreement and approved the merger (the "Merger") of Sub into the Company on the terms and subject to the conditions set forth in this Agreement, whereby (i) Sub will merge with and into the Company, with the Company continuing as the surviving corporation and (ii) each issued share of common stock—Class A, no par value per share, of the Company (the "Company Class A Common Stock") and each issued share of common stock—Class B, $.01 par value per share, of the Company (the "Company Class B Common Stock" and, collectively with the Company Class A Common Stock, the "Company Common Stock"), in each case not owned by Parent, Sub, or the Company, shall be converted into the right to receive the Per Share Merger Consideration in accordance with the terms hereof; and

        WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

        SECTION 1.01.    The Merger.     On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Law of the State of New York (the "NYBCL"), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The name of the Surviving Corporation shall be Welch Allyn Holdings, Inc. The term "Transactions" shall mean (i) the Merger and (ii) the other transactions contemplated by this Agreement.

        SECTION 1.02.    Closing.     The closing (the "Closing") of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the third Business Day following the date of satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company; provided, however, that notwithstanding the foregoing, Parent shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent on no less than three Business Days' notice to the Company and (b) the date that is three Business Days after the final day of the Marketing Period. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

        SECTION 1.03.    Effective Time.     Prior to the Closing, Parent, Sub and the Company shall prepare, and on the Closing Date or as soon as practicable thereafter the Surviving Corporation shall file with the Department of State of the State of New York, a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the NYBCL and shall make all other filings or recordings required under the NYBCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

        SECTION 1.04.    Effects.     The Merger shall have the effects set forth in Section 906 of the NYBCL.

        SECTION 1.05.    Certificate of Incorporation and Bylaws.     The certificate of incorporation of Sub in the form attached hereto as Annex A shall be the certificate of incorporation of the Surviving Corporation at the Effective Time until thereafter changed or amended as provided therein or by applicable Law. The bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter changed or amended as provided therein or by applicable Law.

        SECTION 1.06.    Directors.     The directors of Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        SECTION 1.07.    Officers.     The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

        SECTION 1.08.    Plan of Merger.     This Agreement shall constitute a "plan of merger" with respect to the Merger for purposes of the NYBCL.

ARTICLE II

Effect on the Capital Stock of the Constituent Corporations; Exchange of Certificates

        SECTION 2.01.    Effect on Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a)    Capital Stock of Sub.    Each issued and outstanding share of common stock, par value $0.01 per share, of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b)    Cancelation of Treasury Stock and Parent-Owned Stock.    Each share of Company Common Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (c)    Conversion of Company Common Stock.    Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock owned by the Company, Parent, Sub or any Company Subsidiary and any Dissenting Shares) shall be converted into the right to receive the Per Share Merger Consideration, without interest, to be paid in accordance with Sections 2.04(b) and 2.02(d) and the Escrow Agreement. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right following the surrender of such certificate to receive Per Share Merger Consideration in accordance with Sections 2.04(b) and 2.02(d) and the Escrow Agreement, in each case without interest.

          (d)    Dissenting Rights.    Notwithstanding anything in this Agreement to the contrary, shares ("Dissenting Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a holder who has not voted to adopt this Agreement or assented thereto in writing and has the right to demand and has properly demanded payment of the fair value of such shares by filing a written notice of such holder's election to dissent from the Merger in accordance with Section 623 of the NYBCL ("Section 623") shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.01(c), but rather the holders of Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 623 and Section 910 of the NYBCL ("Section 910"); provided, however, that if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under Section 623 and Section 910, then the right of such holder to be paid the fair value of such holder's Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been canceled, extinguished and converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Per Share Merger Consideration as provided in Section 2.01(c), without interest thereon. The Company shall serve prompt written notice to Parent of any demands received by the Company for dissenting of any shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the NYBCL that relates to such demand, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

        SECTION 2.02.    Merger Consideration Adjustment.     (a) Estimated Merger Consideration Adjustments. Not less than two Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent a good-faith estimate which shall set forth (i) the estimated amount of Cash and Cash Equivalents as of the Close of Business on the day immediately preceding the Closing Date minus the amount of any cash dividends or distributions to holders of Company Common Stock on the Closing Date prior to the Closing ("Estimated Cash"), (ii) the estimated amount of Indebtedness outstanding as of immediately prior to the Closing ("Estimated Indebtedness"), (iii) the estimated amount of Other Adjustments as of immediately prior to the Closing ("Estimated Other Adjustments") and (iv) the estimated Net Working Capital as of the Close of Business on the day immediately preceding the Closing Date ("Estimated Net Working Capital"), in each case calculated in accordance with generally accepted accounting principles in the United States as in effect as of the date hereof ("GAAP"), applied in a manner consistent with the principles, policies and methodologies used by the Company in the preparation of the Financial Statements and (B) in the case of Estimated Net Working Capital, in a manner consistent with the calculation of Estimated Net Working Capital as set forth on Schedule A. GAAP, applied in a manner consistent with the principles, policies and methodologies used by the Company in the preparation of the Financial Statements and in a manner consistent with the calculation of Estimated Net Working Capital are referred to in this Agreement as the "Balance Sheet Principles".

          (b)    Closing Statement.    No later than 75 days after the Closing Date, Parent shall cause to be prepared in accordance with the Balance Sheet Principles and delivered to the Shareholder Representative a closing statement (the "Closing Statement") and a certificate based on such Closing Statement setting forth Parent's calculation of (i) the Cash and Cash Equivalents as of the Close of Business on the day immediately preceding the Closing Date minus the amount of any cash dividends or distributions to holders of Company Common Stock on the Closing Date prior to the Closing ("Closing Cash"), (ii) the amount of Indebtedness outstanding as of immediately prior to the Closing ("Closing Indebtedness"), (iii) the Other Adjustments as of immediately prior to the Closing ("Closing Other Adjustments") and (iv) the Net Working Capital as of the Close of Business on the day immediately preceding the Closing Date (the "Closing Net Working Capital").

          (c)    Disputes.    (i) If the Shareholder Representative disagrees with the Closing Statement or Parent's calculation of any of Closing Cash, Closing Indebtedness, Closing Other Adjustments and

  Closing Net Working Capital delivered pursuant to Section 2.02(b), the Shareholder Representative may, within 45 days after receipt by the Shareholder Representative of the Closing Statement, deliver a notice to Parent providing reasonable detail of the reason for any disagreement and setting forth the Shareholder Representative's calculation of such amount. Any such notice of disagreement shall specify all items or amounts with which the Shareholder Representative disagrees, and the Shareholder Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Cash, Closing Indebtedness, Closing Other Adjustments and Closing Net Working Capital delivered pursuant to Section 2.02(b). Subject to Parent's compliance with Section 2.02(c)(ii), if a notice of disagreement is not delivered by the Shareholder Representative to Parent within 45 days after receipt by the Shareholder Representative of the Closing Statement, the Shareholder Representative shall be deemed to have agreed to all items and amounts contained in the Closing Statement and the calculation of Closing Cash, Closing Indebtedness, Closing Other Adjustments and Closing Net Working Capital delivered pursuant to Section 2.02(b).

             (ii)  In connection with the determination of Closing Cash, Closing Indebtedness, Closing Other Adjustments and Closing Net Working Capital pursuant to Section 2.02(b), from the Closing Date through the resolution of any adjustment to the Per Share Merger Consideration contemplated by this Section 2.02, Parent shall afford, and shall cause the Company to afford, to the Shareholder Representative and its independent accountants reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and the Company Subsidiaries for any purpose relating to the adjustment contemplated by this Section 2.02, subject to the Shareholder Representative's entrance into a customary confidentiality agreement with the Company's independent accountants (if required thereby) provided that the Shareholder Representative and its accountants shall have no such right to receive copies of or have access to Parent's or the Company's internal correspondence or analysis to the extent they relate to a matter in dispute between the Shareholder Representative and Parent or the Company.

            (iii)  If a notice of disagreement is delivered in accordance with this Section 2.02(c), the Shareholder Representative and Parent shall, during the 30 days following such delivery, seek in good faith to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Cash, Closing Indebtedness, Closing Other Adjustments and Closing Net Working Capital. At the end of such period, if the Shareholder Representative and Parent are unable to reach such agreement, they shall promptly cause Ernst & Young LLP, or, if such firm is unable or unwilling to act, such nationally recognized independent public accounting firm as shall be agreed upon in writing by the Shareholder Representative and Parent (such agreement not to be unreasonably withheld, conditioned or delayed) (the "Referee") to review the relevant portions of this Agreement, the Closing Statement and the disputed items or amounts for the purpose of calculating Closing Cash, Closing Indebtedness, Closing Other Adjustments and Closing Net Working Capital. In making such calculation, the Referee shall consider only those items or amounts in the Closing Statement and Parent's calculation of Closing Cash, Closing Indebtedness, Closing Other Adjustments and Closing Net Working Capital as to which the Shareholder Representative has disagreed in a notice of disagreement delivered in accordance with this Section 2.02(c). The Referee shall deliver to the Shareholder Representative and Parent, as promptly as practicable (but in no event later than 30 days from the date of engagement of the Referee), a report setting forth its calculation of the Closing Cash, Closing Indebtedness, Closing Other Adjustments and Closing Net Working Capital; provided, however, that the Referee may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by one of the parties, in the case of Parent, in the Closing Statement or in the case of the Shareholder

    Representative, in the notice of disagreement delivered in accordance with this Section 2.02(c). The costs and expenses of the Referee shall be borne in the same proportion that the aggregate dollar amount of such remaining disputed items so submitted to the Referee that are unsuccessfully disputed by Parent, on the one hand, and the Shareholder Representative, on the other hand, as finally determined by the Referee, bears to the total dollar amount of such remaining disputed items so submitted.

            (iv)  The scope of the disputes to be resolved by the Referee shall be limited to (A) whether the Closing Statement was prepared in accordance with the Balance Sheet Principles with respect to the matters that were submitted for resolution to the Referee and (B) whether there were mathematical errors in the Closing Statement. The Referee is not authorized to, and shall not, make any other determination, including (A) any determination with respect to any matter included in the Closing Statement or the notice of disagreement that was not submitted for resolution to the Referee, (B) any determination as to whether GAAP was followed for the Audited Balance Sheet or the Interim Balance Sheet, (C) any determination as to whether the Target Net Working Capital was properly calculated in accordance with the Balance Sheet Principles, (D) any determination as to the accuracy of Section 3.06 or any other representation or warranty in this Agreement, (E) any determination as to compliance by the Company, Sub, Parent or Shareholder Representative with any of its covenants in this Agreement, other than Section 2.02(c)(ii), or (F) any matter relating to the Financial Statements.

             (v)  The dispute resolution by the Referee under this Section 2.02(c) shall constitute an expert determination under New York CPLR Article 76 and shall not constitute an arbitration. The determinations of the Referee as to any issue within its authority shall be final and binding, absent fraud, bad faith or manifest error. Judgment may be entered upon the determination of the Referee in New York State Supreme Court or any other court having jurisdiction over the party against which such determination is to be enforced.

          (d)    Net Adjustment Amount.    (i) If the Net Adjustment Amount is positive, Parent shall, within five Business Days of the Net Adjustment Amount being finally determined pursuant to this Section 2.02, pay the Net Adjustment Amount to the Escrow Agent by wire transfer of immediately available funds to the bank account specified in accordance with the Escrow Agreement, and the Shareholder Representative and Parent shall promptly instruct the Escrow Agent to use such amount to pay (A) to the Shareholder Representative an amount equal to its expenses included in clause (ii) of the definition of "Other Adjustments", and (B) to (x) each person (other than Parent, the Surviving Corporation and any Company Subsidiary) that immediately prior to the Effective Time held Company Common Stock (other than Dissenting Shares) that has surrendered Certificates in accordance with Section 2.04 and (y) each holder of a PHASAR or a PSU Award, an amount equal to the product of (1) such person's Percentage Ownership and (2) the amount remaining after making the payment contemplated by clause (A) above.

             (ii)  If the Net Adjustment Amount is negative, the Shareholder Representative and Parent shall within five Business Days of the Net Adjustment Amount being finally determined pursuant to this Section 2.02 jointly instruct the Escrow Agent to pay to Parent, from the funds, if any, then constituting the Escrow Fund, an amount equal to the lesser of (1) the absolute value of the Net Adjustment Amount and (2) the Escrow Amount.

          (e)    Certain Payments by Parent.    On the Closing Date at or prior to the Effective Time, Parent shall pay (i) to the Company by wire transfer to a bank account of the Company designated in writing by the Company at least two Business Days prior to the Closing Date, immediately available funds in an amount equal to the amount of cash the Surviving Corporation is obligated to pay pursuant to Section 2.05 on the Closing Date, (ii) to each lender or holder of the Indebtedness (other than any Included Acquisition Related Liabilities), on behalf of the Company or any Company Subsidiary that is an obligor thereunder, an amount necessary to repay all outstanding obligations under such Indebtedness (other than any Included Acquisition Related Liabilities) in accordance with the payoff letters delivered pursuant to Section 7.02(d)(iv), and (iii) to the Escrow Agent by wire transfer to the bank account designated in writing by the Escrow Agent at least two Business Days prior to the Closing Date, the Escrow Amount, which amount shall be held by the Escrow Agent in an escrow fund (the "Escrow Fund"), subject to the terms of the Escrow Agreement and this Agreement (including Articles II and IX).

          (f)    Definitions.    For the purposes of this Agreement:

          "Affiliated Group" means a group of persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.

          "Aggregate Grant Price" means the sum of all Grant Prices with respect to each PHASAR that is outstanding as of immediately prior to the Effective Time.

          "Base Cash Consideration" means $1,625,000,000.

          "Cash and Cash Equivalents" means the line item cash and cash equivalents from a consolidated balance sheet of the Company.

          "Change in Control Payments" means the aggregate amount of all (i) change in control, bonus, retention or other similar payments that are payable by the Company or any of the Company Subsidiaries to any Company Personnel as a result of the consummation of the Transactions, including the LTIP Cash Incentive Payments, but excluding (A) all severance payments or benefits payable upon termination of a Company Personnel's employment or service by the Company or any Company Subsidiary following the Effective Time, (B) the Phantom Equity Payments and (C) any payments in respect of the Company Deferred Compensation Plans, and (ii) the sum of (A) all the Phantom Dividend Amounts (if any) with respect to any PHASARs or PSU Awards granted prior to January 1, 2012, divided by 20 and (B) all the Phantom Dividend Amounts (if any) with respect to any PHASARs or PSU Awards granted on or after January 1, 2012.

          "Company Affiliated Group" means any Affiliated Group that has the Company or any Company Subsidiary as its common parent.

          "Company Incentive Plans" means the Company Long-Term Incentive Plan, amended and restated as of January 1, 2013, and the Company Board of Directors Long-Term Incentive Plan, amended and restated as of January 1, 2012.

          "Current Assets" means the sum of the following line items from a consolidated balance sheet of the Company: trade receivables; inventories; and other current assets. Current Assets shall exclude: Cash and Cash Equivalents, all assets relating to income Taxes (whether current or deferred), derivative assets, acquisition-related other current assets, any LIFO reserve, the Singapore Grant Receivable and any other adjustments reflected in Schedule A.

          "Current Liabilities" means the sum of the following line items from a consolidated balance sheet of the Company: accounts payable; dividends payable (other than any dividends or distributions payable to holders of Company Common Stock on the Closing Date prior to the Effective Time); and accrued expenses. Current Liabilities shall exclude Indebtedness, all liabilities relating to income Taxes, derivative liabilities, current portion of long-term incentive plan, accrued domestic international sales corporation commissions, any liabilities with respect to Other Adjustments, Excluded Acquisition Related Liabilities, Included Acquisition Related Liabilities, accrued restructuring and severance expenses, accrued retiree healthcare expenses, any amounts or liabilities with respect to Change in Control Payments, PHASARs and PSU Awards pursuant to Section 2.05 and, without duplication, any other adjustments reflected in Schedule A.

          "Escrow Amount" means $75,000,000.

          "Excluded Acquisition Related Liabilities" means the respective earn-out and other contingent payments liabilities related to the Healthinterlink Acquisition, Hubble Acquisition, Pediavision Acquisition and Scale-Tronix Acquisition, other than the Included Acquisition Related Liabilities.

          "Grant Price" means, with respect to each PHASAR, the price per Phantom Share subject to such PHASAR that is subtracted from the deemed value per Phantom Share as of the exercise or deemed exercise of such PHASAR pursuant to the relevant Company Incentive Plan.

          "Healthinterlink Acquisition" means the acquisition of the assets of Healthinterlink, LLC pursuant to that certain asset purchase agreement dated as of November 7, 2014, by and between Welch Allyn, Inc. and Healthinterlink, LLC.

          "Hubble Acquisition" means the acquisition of Hubble Telemedical Inc. pursuant to that certain stock purchase agreement dated as of January 1, 2015 by and among Welch Allyn, Inc., the shareholders of Hubble Telemedical Inc. and Chuck Witkowski as shareholder representative.

          "Included Acquisition Related Liabilities" means the earn-out and other contingent payment liabilities set forth on Schedule B.

          "Indebtedness" means, with respect to the Company and the Company Subsidiaries, without duplication, and including accrued and unpaid interest and any prepayment premiums or penalties: (i) the principal amount of obligations (A) for borrowed money or (B) evidenced by notes, debentures, bonds or other similar instruments or debt securities; (ii) all obligations issued or assumed as the deferred purchase price of property, assets or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business consistent with past practice); (iii) Included Acquisition Related Liabilities, (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction to the extent such letters of credit, banker's acceptances and similar credit transactions have been drawn upon; (v) all obligations for the payment of rent under capitalized leases under GAAP; (vi) all obligations under any interest rate swap, forward contract or other hedging arrangement; (vii) all obligations of the type referred to in clauses (i) through (vi) above of other persons for which the Company or any Company Subsidiary has guaranteed (to the extent of such guarantee); (viii) all obligations of the type referred to in clauses (i) through (vii) above of other persons secured by any Lien on any property or asset of the Company or any Company Subsidiary, whether or not such obligation is assumed by the Company or any Company Subsidiary (with Indebtedness under this clause (viii) being limited, in the case of any such obligation of another person, to the lower of such obligation and the fair market value of the properties and assets securing the same) and (ix) liabilities related to the Welch Allyn family office, including the termination of any arrangement between the Company or any Company Subsidiary and the Welch Allyn family office; in all cases as measured as of immediately prior to the Closing for the Company and the Company Subsidiaries on a consolidated basis; provided, however, that Indebtedness shall not include any intercompany indebtedness between or among the Company and the Company Subsidiaries or any Excluded Acquisition Related Liabilities.

          "LTIP Cash Incentive Amount" means, with respect to any LTIP Cash Incentive Award outstanding immediately prior to the Effective Time, an amount equal to the total cash amount (without withholding) that would be delivered to the holder of such award assuming the target achievement of the performance goals applicable to such award and assuming the satisfaction of all other conditions to such delivery.

          "LTIP Cash Incentive Awards" means all awards granted pursuant to the Company Incentive Plans that provide for the payment of a fixed dollar amount that is determined based on the achievement of performance-based vesting requirements.

          "Net Adjustment Amount" means (i) the amount by which Estimated Net Working Capital is less than Closing Net Working Capital as finally determined pursuant to this Section 2.02 ("Final Net Working Capital"), minus (ii) the amount by which Estimated Net Working Capital is greater than Final Net Working Capital, plus (iii) the amount by which Estimated Cash is less than Closing Cash as finally determined pursuant to this Section 2.02 ("Final Cash"), minus (iv) the amount by which Estimated Cash is greater than Final Cash, minus (v) the amount by which Estimated Indebtedness is less than Closing Indebtedness as finally determined pursuant to this Section 2.02 ("Final Indebtedness"), plus (vi) the amount by which Estimated Indebtedness is greater than Final Indebtedness, minus (vii) the amount by which Estimated Other Adjustments is less than Closing Other Adjustments as finally determined pursuant to this Section 2.02 ("Final Other Adjustments"), plus (viii) the amount by which Estimated Other Adjustments is greater than Final Other Adjustments.

          "Net Working Capital" means Current Assets minus Current Liabilities.

          "Other Adjustments" means the aggregate amount of all fees and expenses incurred by the Company or any Company Subsidiary (including those of the Shareholder Representative) in connection with this Agreement on or prior to the Closing Date that are unpaid as of the Closing Date (including financial, accounting and legal advisory fees, other professional fees and expenses).

          "Parent Common Stock" means the shares of common stock, no par value per share, of Parent.

          "Pediavision Acquisition" means the acquisition of the assets of Pediavision Holdings, LLC pursuant to that certain asset purchase agreement dated as of June 3, 2014, by and between Welch Allyn, Inc. and Pediavision Holdings, LLC.

          "Per Share Cash Closing Consideration" means cash in U.S. dollars in an amount equal to the product of (i) (A) the Base Cash Consideration, plus (B) the Estimated Cash, minus (C) Estimated Indebtedness, minus (D) Estimated Other Adjustments, plus (E) Estimated Net Working Capital, minus (F) Target Net Working Capital, minus (G) the Escrow Amount, minus (H) the Change in Control Payments, minus (I) the Phantom Equity Payments (other than any portion of the Phantom Equity Payments deposited in the Escrow Account) and (ii) the Per Share Portion.

          "Per Share Cash Consideration" means (i) cash in U.S. dollars in an amount equal to the product of (A) (1) the Base Cash Consideration, plus (2) the Final Cash, minus (3) Final Indebtedness, minus (4) Final Other Adjustments, plus (5) Final Net Working Capital, minus (6) Target Net Working Capital, minus (7) the Escrow Amount, minus (8) the Change in Control Payments, minus (9) the Phantom Equity Payments (other than any portion of the Phantom Equity Payments deposited in the Escrow Account) and (B) the Per Share Portion and (ii) the right to receive a portion of any cash remaining in the Escrow Fund upon the expiration of the indemnification provisions in Article IX in the amount and on the terms set forth in the Escrow Agreement.

          "Per Share Merger Consideration" means the Per Share Cash Consideration plus the Per Share Stock Consideration.

          "Per Share Phantom Cash Closing Consideration" means cash in U.S. dollars in an amount equal to the product of (i) (1) the amount set forth in clause (i) of the definition of "Per Share Cash Closing Consideration", determined without giving effect to the adjustment described in clause (i)(I) thereof, plus (2) the Aggregate Grant Price and (ii) the Per Share Phantom Portion.

          "Per Share Phantom Cash Consideration" means (i) cash in U.S. dollars in an amount equal to the product of (A) (1) the amount set forth in clause (i)(A) of the definition of "Per Share Cash Consideration", determined without giving effect to the adjustment described in clause (A)(9) thereof, plus (2) the Aggregate Grant Price and (B) the Per Share Phantom Portion and (ii) the right to receive a portion of any cash remaining in the Escrow Fund upon the expiration of the indemnification provisions in Article IX in the amount and on the terms set forth in the Escrow Agreement.

          "Per Share Phantom Merger Consideration" means cash in U.S. dollars in an amount equal to the sum of (i) the Per Share Phantom Cash Consideration and (ii) cash in U.S. dollars in an amount equal to the product of (A) the Stock Consideration Closing Value and (B) the Per Share Phantom Portion.

          "Per Share Phantom Portion" means a fraction, the numerator of which is one, and the denominator of which is the sum of (a) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, including any Dissenting Shares and, excluding all shares of Company Common Stock held by Parent, Sub or the Company, (b) the number of Phantom Shares subject to each PHASAR that is outstanding and unexercised as of immediately prior to the Effective Time and (c) the number of Phantom Shares subject to each PSU Award that is outstanding as of immediately prior to the Effective Time; provided that, in the case of each PHASAR and each PSU Award granted prior to January 1, 2012, for purposes of determining the Per Share Portion, the number of Phantom Shares subject to such PHASAR or PSU Award, as applicable, shall be divided by 20.

          "Per Share Portion" means a fraction, the numerator of which is one, and the denominator of which is the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, including any Dissenting Shares and excluding all shares of Company Common Stock held by Parent, Sub or the Company.

          "Per Share Stock Consideration" means shares of Parent Common Stock in an amount equal to the product of (i) the Stock Consideration and (ii) the Per Share Portion.

          "Percentage Ownership" means with respect to each person that immediately prior to the Effective Time holds shares of Company Common Stock, PHASARs or PSU Awards, the percentage set forth next to such person's name on a schedule to be prepared by the Company and delivered to Parent on the Closing Date.

          "Phantom Dividend Amount" means the sum of the amount per share of any dividends or other distributions that are paid directly or indirectly to holders of Company Common Stock on or following the date of this Agreement and are declared at or prior to the Effective Time including, without limitation, the amount per share of any distributions paid by or through Welch Allyn DISC, Inc., a Delaware corporation (the "DISC"), on or following the date of this Agreement and are declared at or prior to the Effective Time that are paid to holders of DISC Common Stock.

          "Phantom Equity Payments" means the sum of (i) the PHASAR Payments and (ii) the PSU Payments.

          "Phantom Share" means a hypothetical equivalent of (i) with respect to PHASARs and PSU Awards granted prior to January 1, 2012, a share of Company Class B Common Stock that has a value that is deemed to be equal to one-twentieth of the value of a share of Company Class B Common Stock and (ii) with respect to PHASARs and PSU Awards granted on or after January 1, 2012, a share of Company Class B Common Stock that has a value that is deemed to be equal to the value of a share of Company Class B Common Stock.

          "PHASAR" means a stock appreciation right relating to Phantom Shares granted pursuant to the Company Incentive Plans.

          "PSU Award" means a unit whose value is determined with reference to the full value of Phantom Shares and granted pursuant to the Company Incentive Plans. For the avoidance of doubt, PSU Awards shall not include any deferred cash amounts deferred under any of the Company Deferred Compensation Plans in respect of previously vested PSU Awards whose value is no longer determined by reference to the value of a share of Company Class B Common Stock.

          "Scale-Tronix Acquisition" means the acquisition of the assets of Scale-Tronix Inc. pursuant to that certain asset purchase agreement dated as of May 4, 2015, by and between Welch Allyn, Inc. and Scale-Tronix Inc.

          "Singapore Grant Receivable" means any receivables of the Company or any Company Subsidiary due from the Singapore Economic Development Board pursuant to the Research Incentive Scheme for Companies (RISC) grant dated April 5, 2011, in respect of certain research and development activities of the Company and the Company Subsidiaries prior to the Closing Date.

          "Stock Consideration" means 8,133,722 shares of Parent Common Stock.

          "Stock Consideration Closing Value" means the product of (i) the number of shares comprising the Stock Consideration and (ii) the volume weighted average price per share of Parent Common Stock on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the period commencing at the opening of trading on the New York Stock Exchange on the eleventh day prior to the Closing Date and ending at the close of trading on the second successive complete trading day prior to the Closing Date.

          "Target Net Working Capital" means $56,100,000.

        SECTION 2.03.    Escrow Agreement.    The same bank or trust company selected as Exchange Agent pursuant to Section 2.04 shall act as escrow agent (in that capacity, the "Escrow Agent") in accordance with the terms of this Agreement and the escrow agreement, the form of which shall be attached hereto as Exhibit A (the "Escrow Agreement"). On the Closing Date, Parent, the Company and the Shareholder Representative shall enter into the Escrow Agreement with the Escrow Agent and Parent shall deposit with the Escrow Agent the Escrow Amount.

        SECTION 2.04.    Exchange of Certificates.    (a) Exchange Agent. Prior to the Effective Time, Parent shall select a bank or trust company, reasonably satisfactory to the Shareholder Representative, to act as paying agent (the "Exchange Agent") for the payment of the Per Share Cash Closing Consideration and the Per Share Stock Consideration upon surrender in accordance with Section 2.04(b) of certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Per Share Merger Consideration ("Certificates"). Subject to Section 2.04(b), Parent shall provide to the Exchange Agent immediately following the Effective Time (i) all the cash in U.S. dollars necessary to enable the Exchange Agent to pay the Per Share Cash Closing Consideration to each holder of Certificates and (ii) a sufficient number of shares of Parent Common Stock (whether represented in certificated or non-certificated book-entry form) to issue the aggregate Stock Consideration. From time to time as needed as reasonably determined by Parent, Parent shall deposit with the Exchange Agent cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.04(h). All such cash and shares of Parent Common Stock deposited with the Exchange Agent is hereinafter referred to as the "Exchange Fund".

          (b)    Exchange Procedures.    As soon as reasonably practicable after the date hereof, the Exchange Agent shall provide to each holder of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, shall contain the provisions required by Section 6.10 and shall be in customary form and have such other provisions as Parent and the Shareholder Representative may specify (the "Letter of Transmittal") and (ii) instructions for use in effecting the surrender of the Certificates. Parent and the Shareholder Representative shall cooperate in preparing the Letter of Transmittal as soon as reasonably practicable following the date hereof, and once so prepared the Shareholder Representative may circulate the same to the persons expected to hold Company Common Stock as of the Effective Time. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with a duly executed Letter of Transmittal, and such other documents as may reasonably be required by the Exchange Agent (including a properly executed IRS Form W-9) and subject to Section 2.04(g), the holder of such Certificate shall be entitled to receive in exchange therefor, as promptly as practicable following the Effective Time, (x) an amount of cash in U.S. dollars equal to the product of (A) the Per Share Cash Closing Consideration and (B) the number of shares of Company Common Stock that were represented by such Certificate immediately prior to the Effective Time, (y) the number of shares of Parent Common Stock equal to the product of (A) the Per Share Stock Consideration and (B) the number of shares of Company Common Stock that were represented by such Certificate immediately prior to the Effective Time and (z) any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.04(h), and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.04, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration payable in accordance with Section 2.02(d) and this Section 2.04(b) and the Escrow Agreement. No interest will be paid or will accrue on any cash payment to holders of Certificates pursuant to this Article II. Following surrender of any Certificate, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange for such Certificate (1) at the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.04(h) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. Notwithstanding anything to the contrary in this Section 2.04, the cash deliverable under this Section 2.04(b) and Section 2.04(h) and the shares of Parent Common Stock deliverable under this Section 2.04(b) in respect of Certificates surrendered, together with a duly executed Letter of Transmittal, by the Shareholder Representative (whether for its own account or for the account of another holder of Certificates) on or before the Closing Date shall be delivered by the Exchange Agent directly to the Shareholder Representative as promptly as practicable following the Effective Time, in the case of any cash by wire transfer of immediately available funds.

          (c)    No Further Ownership Rights in Company Common Stock.    The cash amounts paid and to be paid and the shares of Parent Common Stock issued and to be issued in respect of shares of Company Common Stock in accordance with the terms hereof shall be deemed to be paid in full satisfaction of all rights pertaining to any and all shares of capital stock of the Company, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock or any other capital stock of the Company that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Certificates who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for Per Share Merger Consideration.

          (e)    No Liability.    None of the parties or the Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time or immediately prior to such earlier date on which Per Share Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (f)    Withholding.    Each of Parent, the Surviving Corporation and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from any payment made hereunder, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986 (the "Code"), or under any provision of Federal, state, local or foreign Tax Law. To the extent that amounts are so withheld from any payment, (i), such withheld amounts shall be paid over to the appropriate taxing authority and (ii) such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. Each of Parent, the Surviving Corporation, the Company and the Shareholder Representative shall, and shall cause its affiliates to, cooperate in good faith to minimize any withholding that may apply to any payments described in this Section 2.04(f), including by the provision of any Tax forms or documentation that demonstrate the recipient's eligibility for an exemption from or reduction of withholding. Before making any such deduction and withholding with respect to the holder of any shares of Company Common Stock, the paying party shall give the payee party notice of its intention to make such deduction and withholding at least 10 days prior to the date on which such deduction or withholding is expected, in order for the payee party to obtain a reduction of or relief from such deduction or withholding. Parent is not aware of any amounts that are required to be deducted and withheld with respect to the holder of any shares of Company Common Stock as of the date hereof.

          (g)    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article II.

          (h)    No Fractional Shares.    No certificates representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to this Section 2.04, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates surrendered by such holder) shall receive, in lieu thereof, cash in an amount equal to such fractional amount multiplied by the volume weighted average price per share of Parent Common Stock on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the period commencing at the opening of trading on the New York Stock Exchange on the eleventh day prior to the Closing Date and ending at the close of trading on the second successive complete trading day prior to the Closing Date.

        SECTION 2.05.    Treatment of PHASARs, PSU Awards and LTIP Cash Incentives.    (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company Incentive Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

              (i)  adjust the terms of all outstanding PHASARs, whether vested or unvested, as necessary to provide that at the Effective Time, each PHASAR outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the product of (A) the number of Phantom Shares subject to such PHASAR as of immediately prior to the Effective Time, and (B) the excess, if any, of (1) in the case of any PHASAR granted prior to January 1, 2012, the Per Share Phantom Merger Consideration (divided by 20) over the Grant Price of such PHASAR and (2) in the case of any PHASAR granted on or after January 1, 2012, the Per Share Phantom Merger Consideration over the Grant Price of such PHASAR (the sum of all such payments, the "PHASAR Payments");

             (ii)  adjust the terms of all outstanding PSU Awards as necessary to provide that, at the Effective Time, each PSU Award outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the product of (A) the number of Phantom Shares subject to such PSU Award as of immediately prior to the Effective Time and (B) (1) in the case of any PSU Award granted prior to January 1, 2012, the Per Share Phantom Merger Consideration divided by 20 and (2) in the case of any PSU Award granted on or after January 1, 2012, the Per Share Phantom Merger Consideration (the sum of all such Payments, the "PSU Payments");

            (iii)  adjust the terms of all outstanding LTIP Cash Incentive Awards as necessary to provide that, at the Effective Time, each LTIP Cash Incentive Award outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment equal to the LTIP Cash Incentive Amount (the sum of all such payments, the "LTIP Cash Incentive Payment");

            (iv)  in the event the Company declares, sets aside or pays any dividends or other distributions directly or indirectly on shares of Company Common Stock, including, without limitation, any dividends or other distributions declared, set aside or paid by or through the DISC with respect to shares of DISC Common Stock, in each case, that are paid on or following the date of this Agreement and declared at or prior to the Effective Time, then solely for purposes of this Section 2.05, the amount of the Per Share Phantom Merger Consideration shall be deemed to increase by the Phantom Dividend Amount; and

             (v)  make such other changes to the Company Incentive Plans as the Company and Parent may agree are appropriate to give effect to the Transactions.

          (b)   Parent shall, and shall cause the Surviving Corporation to, pay all amounts payable pursuant to this Section 2.05 at the following times: (i) in the case of (A) the LTIP Cash Incentive Payment and (B) the portion of the Per Share Phantom Merger Consideration that relates to the Phantom Dividend Amount, the Per Share Phantom Cash Closing Consideration and the Stock Consideration Closing Value, on the Closing Date at or prior to the Effective Time, and (ii) in the case of the portion of the Per Share Phantom Merger Consideration that is paid to the Escrow Agent, at the times and subject to the terms and conditions set forth in Section 2.02(d) and Article IX, as applicable. All amounts payable pursuant to this Section 2.05 shall be subject to Section 2.04(f) and, to the extent required in order to avoid any Taxes pursuant to Section 409A of the Code, shall be paid in a manner that, to the extent possible, satisfies Treasury Regulation Section 1.409A-3(i)(5)(iv).

          (c)   The Company shall ensure that, following the Effective Time, no holder of a PHASAR or PSU Award (or former holder of a PHASAR or PSU Award) or any current or former participant in any Company Incentive Plan, Benefit Plan or Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company, the Surviving Corporation or their Subsidiaries or any other equity interest therein (including "phantom" stock or stock appreciation rights).

          (d)   No obligation of Parent or the Surviving Corporation to make a payment to a holder of a PHASAR, PSU Award or LTIP Cash Incentive Award (or former holder of a PHASAR, PSU Award or LTIP Cash Incentive Award) in respect of any such PHASAR, PSU Award or LTIP Cash Incentive Award held by such holder pursuant to this Section 2.05 shall be contingent or conditioned upon the delivery by such holder of any other document or instrument to Parent, the Exchange Agent or the Surviving Corporation prior to, at or following the Closing.

          (e)   All holders of PHASARs, PSU Awards and LTIP Cash Incentive Awards shall be deemed third-party beneficiaries of, and shall have the right to enforce, this Section 2.05.

ARTICLE III

Representations and Warranties of the Company

        As of the date hereof and as of the Closing Date, the Company represents and warrants to Parent and Sub that, except as set forth in the Company Disclosure Letter:

        SECTION 3.01.    Organization, Standing and Power.     (a) The Company and each of its subsidiaries (the "Company Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, is not and would not reasonably be expected to be material to the business of the Company and the Company Subsidiaries, taken as a whole. The Company and each of the Company Subsidiaries are duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary, except for such failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (b)   The Company has made available to Parent true and complete copies of (i) the certificate of incorporation of the Company, as amended (as so amended, the "Company Charter") and (ii) the bylaws of the Company, as amended (as so amended, the "Company Bylaws").

        SECTION 3.02.    Company Subsidiaries; Equity Interests.     (a) Section 3.02(a) of the Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. All the outstanding equity interests of each Company Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and are owned, beneficially and of record, by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), other than Permitted Liens. All of the outstanding equity interests of each Company Subsidiary have been offered, sold and issued in compliance with applicable Law, including federal and state securities laws. No such equity interests are subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, including under any provision of applicable Law, the organizational documents of any Company Subsidiary or any Contract.

          (b)   Except for its interests in the Company Subsidiaries, the Company and the Company Subsidiaries do not own, directly or indirectly, or have the right to acquire, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

        SECTION 3.03.    Capital Structure.     The authorized capital stock of the Company consists of 157,442,600 shares of Company Common Stock, consisting of (a) 107,442,600 shares of Company Class A Common Stock and (b) 50,000,000 shares of Company Class B Common Stock. At the Close of Business on June 16, 2015, 2015, (i) 107,186,027 shares of Company Class A Company Common Stock were issued and outstanding, (ii) 328,670 shares of Company Class B Common Stock were issued and outstanding, (iii)(A) 56,754,600 Phantom Shares are subject to outstanding PHASARs granted prior to January 1, 2012 and (B) 2,971,116 Phantom Shares are subject to outstanding PHASARs granted on or after January 1, 2012 and (iv)(A) 10,422,727 Phantom Shares are subject to outstanding PSU Awards granted prior to January 1, 2012 and (B) 1,878,696 Phantom Shares are subject to outstanding PSU Awards granted on or after January 1, 2012. As of the date of this Agreement, all such outstanding equity is owned, beneficially and of record, as set forth on Section 3.03 of the Company Disclosure Letter. All of the shares of Company Common Stock and other equity interests of the Company have been offered, sold and issued in compliance with applicable Law, including federal and state securities laws. All outstanding shares of Company Common Stock and other equity interests are duly authorized, validly issued, fully paid and nonassessable and not subject to (other than as set forth in the Shareholders Agreement or the Voting Trust Agreement) or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, including under any provision of the NYBCL, the Company Charter, the Company Bylaws or any Contract. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company Debt"). Except as set forth above, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (1) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt or (2) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. There are no agreements to which the Company or any Company Subsidiary is a party, or among the holders of the Company Common Stock (other than the Shareholders Agreement and the Voting Trust Agreement), with respect to the voting of the Company Common Stock. Other than the PHASARs and the PSU Awards, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem, exchange or otherwise acquire any shares of capital stock or other equity interests of the Company or any Company Subsidiary. No shares of Company Common Stock are held by any Company Subsidiary.

        SECTION 3.04.    Authority; Execution and Delivery; Enforceability.     (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Escrow Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Shareholder Approval. The Company has duly executed and delivered this Agreement, and subject to obtaining the Company Shareholder Approval will duly execute and deliver the Escrow Agreement, and this Agreement constitutes, and the Escrow Agreement when executed and delivered will constitute, in each case its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by principles of equity.

          (b)   The Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, duly and unanimously adopted resolutions (i) adopting this Agreement and approving the Transactions, (ii) determining that the terms of the Merger are fair to and in the best interests of the Company and its shareholders, (iii) submitting the Agreement to a vote of the Company's shareholders, (iv) recommending that the Company's shareholders adopt this Agreement (the "Company Recommendation") and (v) declaring that this Agreement is advisable. Such resolutions are in full force and effect and have not been rescinded.

          (c)   The only vote of holders of any class or series of capital stock or other equity interests of the Company necessary to approve and adopt this Agreement and the Transactions in accordance with applicable Law, the Company Charter, the Company Bylaws, the Shareholders Agreement, the Voting Trust Agreement and any other Contract of the Company is (i) the adoption of this Agreement at a meeting of the shareholders of the Company by two-thirds of the votes of all outstanding shares of Company Class A Common Stock entitled to vote thereon in accordance with Section 903 of the NYBCL, (ii) the approval of the terms of this Agreement by written consent by the holders of more than 83% of the then outstanding shares of Company Class A Common Stock in accordance with Section II.A.(8). of the Shareholders Agreement and (iii) the approval of the terms of this Agreement by an affirmative vote of at least all but one of the Voting Trustees (as defined in the Voting Trust Agreement) in accordance with Section 9 of the Voting Trust Agreement (the approvals in clause (i), (ii) and (iii), collectively, the "Company Shareholder Approval"). The shares of Company Class A Common Stock deposited in the voting trust pursuant to the Voting Trust Agreement represent the number of votes of Company Common Stock sufficient to satisfy the Company Shareholder Approval.

        SECTION 3.05.    No Conflicts; Consents.     (a) Except as set forth on Section 3.05(a) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the Escrow Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company or any Company Subsidiary under, require any notice under (the failure of which to deliver would constitute a material breach or default thereof) or consent or waiver of any person pursuant to, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any Material Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 3.05(b), in any material respect, any Judgment or Law applicable to the Company or any Company Subsidiary or their respective properties or assets, except with respect to clauses (ii) and (iii) as is not and would not reasonably be expected to be material to the business of the Company and the Company Subsidiaries, taken as a whole.

          (b)   No material consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or permit from, or notice to, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the Escrow Agreement or the consummation of the Transactions, other than (i) compliance with and filings under applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing and recordation of appropriate merger documents as required by the NYBCL, (iii) such filings as may be required in connection with the Taxes described in Section 6.07 and (iv) such other items (A) that may be required under any applicable foreign Law, (B) required solely by reason of the participation of Parent (as opposed to any third party) in the Transactions or (C) are not and would not reasonably be expected to be material to the business of the Company and the Company Subsidiaries, taken as a whole.

        SECTION 3.06.    Financial Statements Supplied.     (a) Section 3.06(a) of the Company Disclosure Letter sets forth true and complete copies of (i) the audited consolidated balance sheets of the Company as of December 31, 2012, 2013 and December 31, 2014 (the latter being the "Audited Balance Sheet"), and the related audited consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the fiscal years then ended, including, in each case, the notes thereto, and (ii) an unaudited consolidated balance sheet of the Company (the "Interim Balance Sheet") as of April 4, 2015 and the related unaudited consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the quarter ended April 4, 2015 (such financial statements and notes contained therein in clauses (i) and (ii), collectively, the "Financial Statements"). The Financial Statements (x) fairly present in all material respects the consolidated financial condition and the consolidated statements of income and comprehensive income, stockholders' equity and cash flows of the Company and the Company Subsidiaries as of the respective dates of, and for the periods referred to in, the Financial Statements and (y) have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved, except as described in the notes thereto, and, in the case of unaudited Financial Statements, for the absence of footnotes, statement of stockholders' equity and other presentation items and for normal year-end adjustments.

          (b)   Neither the Company nor any Company Subsidiary has any material liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be included in a consolidated balance sheet (including, in the case of the audited annual consolidated balance sheet of the Company, the notes thereto), other than (i) liabilities and obligations disclosed on the Audited Balance Sheet or the Interim Balance Sheet and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet.

          (c)   The Company has implemented and maintains a system of internal controls over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that provide reasonable assurance that (a) transactions are executed only in accordance with authorizations of management and directors and (b) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP. As of December 31, 2014, the Company was not aware of (i) any material significant deficiencies or material weaknesses in the design or operation of the Company's internal controls over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

        SECTION 3.07.    Absence of Certain Changes; No Company Material Adverse Effect.     From the date of the Audited Balance Sheet to the date of this Agreement, (i) there has not been any Company

Material Adverse Effect and (ii) the Company and each of the Company Subsidiaries has conducted its business, in all material respects, in the ordinary course of business consistent with past practice.

        SECTION 3.08.    Real Property.     (a) Section 3.08(a) of the Company Disclosure Letter lists by street address (i) all material real property owned by the Company or any Company Subsidiary (the "Company Owned Real Property"), including the name of the record owner thereof, and (ii) all material real property with respect to which the Company or any Company Subsidiary holds a leasehold interest or subleasehold interest (the "Company Leased Real Property" and together with the Company Owned Real Property, the "Company Real Property"). The Company Real Property constitutes all material real property used by the Company and the Company Subsidiaries in the operation of the business as currently conducted. Except as set forth in Section 3.08(a) of the Company Disclosure Letter, (i) neither the Company nor any Company Subsidiary has mortgaged or assigned its interest in any Company Owned Real Property or entered into any leases, subleases or other material agreements relating to the use or occupancy of all or any portion of the Company Owned Real Property with any person (other than the Company or any Company Subsidiary), (ii) there are no outstanding rights of refusal or first offer or options to purchase any Company Owned Real Property, (iii) the improvements upon each Company Owned Real Property have been substantially maintained in accordance with commercially reasonable standards for the conduct of the business of the Company thereon and (iv) there are no condemnation or other proceedings in eminent domain pending or affecting any Company Owned Real Property.

          (b)   The Company or one of the Company Subsidiaries owns good and insurable fee simple title to the Company Owned Real Property and holds a valid and binding leasehold interest in the Company Leased Real Property, in each case, free and clear of all Liens, except for Permitted Liens.

        SECTION 3.09.    Taxes.     (a) The Company and each of the Company Subsidiaries has, since January 1, 2013, complied with all Tax Laws, except as is not and would not reasonably be expected to be material to the business of the Company and the Company Subsidiaries, taken as a whole. The Company and each of the Company Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, and all material Taxes otherwise owed, have been timely paid.

          (b)   No deficiency with respect to any material Taxes has been asserted or assessed in writing against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.

          (c)   There are no material Liens for Taxes on the assets of the Company or any Company Subsidiary except for Permitted Liens.

          (d)   Neither the Company nor any Company Subsidiary is bound by any material agreement with respect to Taxes, other than an agreement solely among members of the Company Affiliated Group. Neither the Company nor any Company Subsidiary has ever been a member of any Affiliated Group (other than a Company Affiliated Group). Neither the Company nor any Company Subsidiary is liable for material Taxes of any other person (other than other members of a Company Affiliated Group) as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws), contractual liability, or otherwise (other than pursuant to customary provisions included in contracts, the primary purpose of which are not related to Taxes, entered into in the ordinary course of business such as leases, licenses, or credit agreements ("Ordinary Course Tax Provisions")). All amounts payable with respect to (or by reference to) Taxes pursuant to any Ordinary Course Tax Provisions have been timely paid in accordance with the terms of such contracts.

          (e)   There are no material ongoing Federal, state, local or foreign audits or examinations of any Tax Return of the Company or any Company Subsidiary. No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any Taxes (other than Taxes that are not yet due and payable or for amounts being contested in good faith) have been asserted, assessed or threatened, in writing, against the Company or any Company Subsidiary which have not been settled and paid. None of the Company nor any Company Subsidiary has received in the past five (5) years a notice from any Governmental Entity that the Company or any Company Subsidiary is required to pay Taxes or file Tax Returns in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns or pay Taxes.

          (f)    The most recent Financial Statements reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof.

          (g)   The Federal income Tax Returns of the Company and each of the Company Subsidiaries consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years through 2010.

          (h)   The Company and each Company Subsidiary has timely and properly withheld (i) all material required amounts from payments to its employees, agents, contractors, nonresidents, shareholders, lenders, and other persons and (ii) all material sales, use, ad valorem, and value added Taxes. The Company and each Company Subsidiary has timely remitted all withheld Taxes to the proper Governmental Entity in accordance with all applicable Tax Laws.

          (i)    The Company is not (and has never been) a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

          (j)    None of the Company nor any Company Subsidiary has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request that is pending with any Governmental Entity that relates to material Taxes or Tax Returns of the Company or any Company Subsidiaries. No power of attorney granted by the Company or any Company Subsidiary with respect to any material Taxes is currently in force. Neither the Company nor any Company Subsidiary has executed or filed with any Governmental Entity any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any Tax.

          (k)   Neither the Company nor any Company Subsidiary has been, in the past five years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. Neither the Company nor any Company Subsidiary has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355(i) of the Code in the two (2) years prior to the date of this Agreement.

          (l)    Neither the Company nor any Company Subsidiary has engaged in any transaction that could affect the income Tax liability for any taxable year not closed by the applicable statute of limitations (i) that is a "listed transaction" or (ii) a "significant purpose of which is the avoidance or evasion of United States federal income tax" within the meanings of Sections 6662, 6662A, 6011, 6012, 6111, or 6707A of the Code or Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the Internal Revenue Service (irrespective of the effective dates).

          (m)  Neither the Company nor any Company Subsidiary is subject to a Tax holiday or Tax incentive or grant in any jurisdiction (collectively, a "Tax Incentive") that will terminate (or be subject to a clawback or recapture) as a result of the transactions contemplated by this Agreement.

          (n)   Each of the Company's and each Company Subsidiary's "nonqualified deferred compensation plans" within the meaning of Section 409A of the Code has been operated in material compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder, including, prior to December 31, 2008, upon a good faith reasonable interpretation of Section 409A of the Code or the guidance issued by the U.S. Internal Revenue Service thereafter to the extent applicable, and no such "nonqualified deferred compensation plan" has resulted in any Company Personnel incurring income acceleration or Taxes under Section 409A of the Code. Neither the Company nor any Company Subsidiary has agreed to pay, gross up, or otherwise indemnify any employee or contractor for any employment or income Taxes, including Taxes imposed under Sections 409A or 4999 of the Code.

          (o)   Neither the Company nor any Company Subsidiary has an "excess loss account" with respect to stock owned in any Company Subsidiary. Neither the Company nor any Company Subsidiary has any item of income, gain, loss, expense, or deduction that remains deferred under the intercompany transaction rules of Treasury Regulation Section 1.1502-13 (or similar provision of state, local, or non-U.S. Laws).

          (p)   True, complete and accurate copies of (i) all income and other material Tax Returns filed for which the statute of limitations has not expired and (ii) all notices, information document requests (and written responses thereto), and other material correspondence received from (or sent to) any Governmental Entity with respect to any material ongoing audit or other proceeding regarding Taxes or Tax Returns of the Company or any Company Subsidiaries have been provided to Parent.

          (q)   For purposes of this Agreement:

          "Tax" or "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, state, foreign, provincial, Federal or other Governmental Entity, including any income, receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, windfall profits, inventory, environmental (including Section 59A of the Code), estimated, alternative minimum or add-on, capital stock, license, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, property, customs duties, goods and services, registration, recording, premium and similar taxes, duties, levies, imposts, fees and charges of whatever kind imposed by any taxing authority, including all interest, penalties and additions imposed with respect to such amounts, in each case, whether disputed or not.

          "Tax Returns" means all Federal, state, local, municipal, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms, claims for refund, and information returns and statements relating to Taxes, including any schedules and attachments thereto and any amendments thereof.

          (r)   This Section 3.09 (and, with respect to employee benefits related matters relating to Taxes, Section 3.10) constitutes the sole and exclusive representations and warranties of the Company in this Agreement with respect to Tax matters.

        SECTION 3.10.    Employee Benefits.     (a) Section 3.10(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of each material Benefit Plan in effect as of the date of this Agreement. "Benefit Plan" means each (i) pension plan subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), or post-retirement or post-employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive, perquisite, deferred compensation, nonqualified retirement, phantom equity or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement, (iv) health, welfare, fringe benefit, life insurance, vacation or sick leave plan, program, policy or arrangement or (v) other compensation or benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any Company Subsidiary or any other person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code (each, a "Commonly Controlled Entity") for the benefit of any Company Personnel, or with respect to which the Company or any Company Subsidiary has any actual or contingent liability, other than any collective bargaining, collective or shop plan, program policy or arrangement or any similar such arrangement with any labor union, works council or other employee representative or any plan, program, policy or arrangement required by any applicable Law.

          (b)   Section 3.10(b) of the Company Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of each material Benefit Agreement in effect as of the date of this Agreement. "Benefit Agreement" means each employment, consulting, bonus, incentive, deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other material Contract between the Company or any Company Subsidiary, on the one hand, and any Company Personnel, on the other hand, pursuant to which the Company or any Company Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for present or future services.

          (c)   With respect to each material Benefit Plan and material Benefit Agreement, the Company has made available to Parent, as applicable, complete and accurate copies of (i) such Benefit Plan or Benefit Agreement, including any amendment thereto, other than any Benefit Plan or Benefit Agreement that the Company or any Company Subsidiary is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, provided that the Company or such Company Subsidiary shall take commercially reasonable efforts to provide copies of any such Benefit Plans or Benefit Arrangements in accordance with any such applicable Laws, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the most recent annual reports on Form 5500 required to be filed with the U.S. Internal Revenue Service with respect thereto and (v) the most recent U.S. Internal Revenue Service determination or opinion letter.

          (d)   Each material Benefit Plan and material Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable Laws.

          (e)   None of the Company, any Company Subsidiary or any Commonly Controlled Entity has during the last six years sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, (i) any Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or is otherwise a defined benefit plan, (ii) any multiemployer plan (as such term is defined in Sections 3(37) and 4001(a)(3) of ERISA), (iii) any multiple employer plan (as such term is defined in Section 413(c) of the Code), or (iv) any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). No material Benefit Plan or material Benefit Agreement provides health, medical or other welfare benefits after retirement, other than (i) continuation coverage required under Section 4980(B)(f) of the Code or other similar applicable Law, or (ii) coverage or benefits the future cost of which is borne by the employee or former employee.

          (f)    For the purposes of this Agreement, "Company Personnel" means any current or former director, officer, employee or individual independent contractor of the Company or any Company Subsidiary.

          (g)   Neither the Company nor any Commonly Controlled Entity, nor, to the knowledge of the Company, any other "disqualified person" or "party in interest" (as such terms are defined in

  Section 4975 of the Code and Section 3(14) of ERISA, respectively), has breached the fiduciary rules of ERISA or has engaged in a non-exempt prohibited transaction with respect to any Benefit Plan that would be reasonably likely to subject the Company to a material Tax or penalty imposed under Section 4975 of the Code or Section 502(i) or (l) of ERISA.

          (h)   Neither the Company nor any of the Company Subsidiaries has received notice of any material action, claim, complaint, investigation, petition, suit or other proceeding in law or in equity pending and, to the Company's knowledge, no such action, claim, complaint, investigation, petition, suit or other proceeding is threatened against any Benefit Plan or the assets of any Benefit Plans (other than routine claims for benefits) and, to the Company's knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any such action, claim, complaint, investigation, petition, suit, or other proceeding.

          (i)    Each Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination or opinion letter from the U.S. Internal Revenue Service as to such qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code and, to the Company's knowledge, nothing has occurred since the date of such determination or opinion letter or is reasonably expected to occur that would reasonably be expected to adversely affect such qualification or tax-exempt status.

          (j)    The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Company Personnel to severance pay or any other material payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual or require any contributions or payments to fund any obligations under any Benefit Plan or Benefit Agreement. There is no Contract, agreement, plan or arrangement covering any current or former employee or independent contractor of the Company or any Company Subsidiary that, individually or collectively, could give rise to (or already has resulted in) a payment or provision of any other benefit (including accelerated vesting) by the Company or any Company Subsidiary that could not be deductible by reason of Section 280G of the Code or could be subject to an excise Tax under Section 4999 of the Code.

          (k)   With respect to each material Benefit Plan or material Benefit Agreement that primarily provides benefits or compensation to non-United States employees and is maintained subject to the Laws of any jurisdiction outside of the United States (each, a "Foreign Plan"), except as would not result in any material liability to the Company and the Company Subsidiaries, taken as a whole: (i) if a Foreign Plan is intended to qualify for special Tax treatment, such plan meets all requirements for such treatment; (ii) the fair market value of the assets of each funded Foreign Plan or the book reserve established for any Foreign Plan, as applicable, together with any accrued contributions, with respect to all current and former participants under such Foreign Plan meets or exceeds the level required by applicable Law, according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan; and (iii) each Foreign Plan required to be registered pursuant to applicable Law is registered, has been maintained in good standing with the applicable Governmental Entity and has been approved by the applicable taxation authorities to the extent such approval is required.

          (l)    Section 3.10(l) of the Company Disclosure Letter sets forth as of the date hereof a complete and accurate list of all outstanding LTIP Cash Incentive Awards. Each of the Company Deferred Compensation Plans is fully funded.

          (m)  This Section 3.10, together with Section 3.09(n), constitute the sole and exclusive representations and warranties of the Company with respect to any employee benefit related matters, including with respect to Benefit Plans and Benefit Agreements.

        SECTION 3.11.    Labor and Employee Matters.     (a) Section 3.11 of the Company Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of all material CBAs in effect as of the date of this Agreement. "CBA" means any collective bargaining or other labor union Contract applicable to any employees of the Company or any Company Subsidiary. The Company has made available to Parent copies of such CBAs.

          (b)   As of the date of this Agreement: (i) there is not any labor strike, dispute (other than routine individual grievances), work stoppage or lockout pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Company Subsidiary; (ii) to the knowledge of the Company, no union organizational campaign is in progress with respect to the employees of the Company or any Company Subsidiary and no question concerning representation of such employees exists; (iii) there are not any material unfair labor practice charges or complaints against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened, before the National Labor Relations Board; and (iv) neither the Company nor any Company Subsidiary has received any material written or oral communication since January 1, 2013 of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting the Company or any Company Subsidiary and, to the knowledge of the Company, no such investigation is in progress.

          (c)   Except as would not and would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2013, each of the Company and the Company Subsidiaries has been in compliance with the terms of the CBAs and all applicable Laws pertaining to employment, employment practices and the employment of labor, including all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction, consultation and/or information, wages, hours, safety and health and workers' compensation (collectively, "Employment Law"). From January 1, 2013 to the date of this Agreement, there has been no material claim, suit, action, litigation, arbitration, audit, examination, governmental investigation or proceeding ("Action") pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary under any Employment Law. As of the date of this Agreement, there are no material Judgments outstanding against the Company or any Company Subsidiary under any Employment Law.

          (d)   This Section 3.11, together with Sections 3.10 and 3.16, constitute the sole and exclusive representations and warranties of the Company with respect to any employment and labor-related matters.

        SECTION 3.12.    Litigation.     From January 1, 2013 to the date of this Agreement, there has not been any material Action pending, settled or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary. As of the date of this Agreement there are no material Judgments outstanding against the Company or any Company Subsidiary. This Section 3.12 does not relate to matters with respect to compliance with Healthcare Laws, which are the subject of Section 3.13.

        SECTION 3.13.    Compliance with Applicable Laws.     (a) The Company and each Company Subsidiary is, and has been since January 1, 2013, in compliance with all applicable Laws, including the Healthcare Laws, except as is not and would not reasonably be expected to be material to the business of the Company and the Company Subsidiaries, taken as a whole. For the purposes of this Agreement, "Healthcare Laws" means (i) the FDCA (including applicable registration and listing requirements set forth in Section 510 of the FDCA), (ii) the Physician Payments Sunshine Act, (iii) federal and state criminal and civil Laws (including the federal Anti-Kickback Statute, the False Claims Act and the Healthcare Insurance Portability and Accountability Act of 1996), (iv) any comparable foreign Law for any of the foregoing and (v) the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time.

          (b)   Each of the Company and the Company Subsidiaries holds all material Governmental Authorizations under the Healthcare Laws that are necessary for the lawful operation of the business of the Company and the Company Subsidiaries, including (i) all material authorizations under the FDCA, and (ii) material authorizations of any applicable Governmental Entity that are concerned with the quality, identity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, pricing, import or export of each product that is or has been manufactured, distributed, marketed or sold by or on behalf of the Company or any of the Company Subsidiaries (each such product, a "Company Product") necessary for the lawful operation of the businesses of the Company or any of the Company Subsidiaries in each jurisdiction in which the Company and the Company Subsidiaries operate (the "Company Regulatory Permits"). All such Company Regulatory Permits are valid and in full force and effect and the Company and the Company Subsidiaries are in compliance in all material respects with the terms of all Company Regulatory Permits.

          (c)   Since January 1, 2013, all material reports, documents, claims, permits, adverse event reports, notices, registrations and applications required to be filed, maintained or furnished to the FDA or any other Governmental Entity by the Company and the Company Subsidiaries have been so filed, maintained or furnished. All such material reports, documents, claims, permits, adverse event reports, notices, registrations and applications were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since January 1, 2013, neither the Company nor any of the Company Subsidiaries, nor any officer, employee or agent of the Company or any of the Company Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed a material act, made a material statement, or failed to make a material statement, in each such case, related to the business of the Company or any of the Company Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Governmental Entity to invoke any similar policy.

          (d)   Since January 1, 2013, neither the Company nor any of the Company Subsidiaries, nor any officer or employee of the Company or any of the Company Subsidiaries, has been excluded from participation in any federal health care program or, to the knowledge of the Company, convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, or any similar Law or program or has been convicted of or charged with any violation of Law related to fraud, theft, embezzlement, breach of fiduciary duty, financial misconduct, obstruction of an investigation or controlled substances applicable in jurisdictions in which material quantities of any of the Company Products are sold in connection with the business of the Company or any of the Company Subsidiaries.

          (e)   Since January 1, 2013, neither the Company nor any of the Company Subsidiaries has voluntarily or involuntarily initiated, conducted or issued, caused to be initiated, conducted, issued or received any material recall, field corrective action, market withdrawal or replacement, safety alert, warning, warning letter, "dear doctor" letter, investigator notice, Form FDA-483, seizure, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients or from the FDA relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product. Neither the Company nor, to the knowledge of the Company, the FDA is currently considering initiating, conducting or issuing any recall of or any other similar action with regard to any Company Product.

          (f)    Without limiting the generality of Section 3.13(a) above, since January 1, 2013, neither the Company nor any of the Company Subsidiaries, nor any director, officer, employee or agent of the Company or any of the Company Subsidiaries, nor, to the knowledge of the Company, any distributor, consultant or other person acting on behalf of the Company or any Company Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, (ii) made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback, (iii) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (iv) violated or is violating in any respect the United States Foreign Corrupt Practices Act, the UK Bribery Act 2010 or any other anti-corruption or anti-bribery Law or requirement applicable to the Company or any of the Company Subsidiaries, (v) directly or indirectly, made, offered, authorized, facilitated, or promised any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any (A) official or employee of a Governmental Entity, (B) officer or employee of a government-owned or -controlled enterprise, (C) political party, political official or candidate for political office, (D) officer or employee of a public international organization, (E) other person acting in an official capacity for or on behalf of any such Governmental Entity, enterprise, party or organization, (F) health care professional or (G) officer, director, employee, agent or representative of another company or organization without that company's or organization's knowledge and consent, in each case in order to induce the recipient to violate a lawful duty, improperly influence a decision or secure any other improper advantage, (vi) been under administrative, civil or criminal investigation, indictment, information, suspension, debarment or audit in connection with alleged or possible violations of any Law that prohibits bribery, corruption, fraud or other improper payments or (vii) received notice from, or made a voluntary disclosure to, the United States Department of Justice, the SEC, the UK Serious Fraud Office, or any other Governmental Entity regarding alleged or possible violations of any Law that prohibits bribery, corruption, fraud, or other improper payments.

          (g)   Notwithstanding anything to the contrary in this Agreement, this Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09, employee benefit related matters, which are the subject of Section 3.10, labor and employment matters, which are the subject of Section 3.11, or environmental matters, which are the subject of Section 3.14.

        SECTION 3.14.    Environmental Matters.     Except for such matters set forth in Section 3.14 of the Company Disclosure Letter and except as identified by the Parent Phase Is, (i) the Company and the Company Subsidiaries are and since January 1, 2013, have been in compliance with all applicable Laws governing the protection of the environment ("Environmental Laws"), except as is not and would not reasonably be expected to be material to the business of the Company and the Company Subsidiaries, taken as a whole, (ii) the Company and each Company Subsidiary have obtained and are in material compliance with all material Governmental Authorizations pursuant to Environmental Laws necessary for their respective operations as currently conducted, (iii) there are no material suits, actions or proceedings pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiaries alleging a violation of or liability under any Environmental Laws or Environmental Permits or related to a release of hazardous or toxic substances ("Environmental Proceedings"), (iv) to the knowledge of the Company, the Company has not released hazardous or toxic substances at any Company Real Property that has resulted in, or would reasonably be expected to result in, material liability under Environmental Laws, (v) neither the Company nor any Company Subsidiary is subject to any material Judgment pursuant to Environmental Laws, (vi) the Company has disclosed all material information known (at the time of the relevant application or renewal) to the Company or the Company Subsidiaries regarding the environmental condition of any Company Real Property covered under that certain Pollution and Remediation Legal Liability Policy number PEC000663605 and all prior renewals and issuances thereof (the "Environmental Insurance Policy") to XL America, Inc. Insurance Group and Greenwich Insurance Company in the application for and renewal of the Environmental Insurance Policy; and (vii) as of the date of this Agreement, neither the Company nor any Company Subsidiary has made any claim, or has received or is currently seeking any payment, under or against the Environmental Insurance Policy. This Section 3.14 constitutes the sole and exclusive representations and warranties of the Company or any Company Subsidiary with respect to any environmental matters. As used herein, "Environmental Permits" means all Governmental Authorizations required under any Environmental Laws for the operation of the Company and the Company Subsidiaries.

        SECTION 3.15.    Governmental Authorizations.     Each of the Company and each Company Subsidiary maintains each material authorization, license, permit, franchise, certificate or other material approval issued or granted by or under the authority of any Governmental Entity or pursuant to any applicable Law (the "Governmental Authorizations") necessary to lawfully conduct and operate its business in the manner it is currently conducted. The Company and the Company Subsidiaries are in compliance in all material respects with all such Governmental Authorizations as of the date hereof, except as is not and would not reasonably be expected to be material to the business of the Company and the Company Subsidiaries, taken as a whole. From the date of the Audited Balance Sheet to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice or other written communication from any Governmental Entity regarding (i) any actual or alleged material violation of or material failure to comply with any term or requirement of such Governmental Authorization or (ii) any actual, proposed or potential revocation, suspension, cancelation or termination of, or modification to any such Governmental Authorization.

        SECTION 3.16.    Material Contracts; No Defaults.     (a) Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list of each of the following Contracts and agreements to which the Company or any Company Subsidiary is party or is bound as of the date hereof, excluding the Benefit Plans, Benefit Agreements and CBAs (each Contract or agreement required to be listed on Section 3.16(a) of the Company Disclosure Letter being a "Material Contract"):

              (i)  any joint venture, partnership or other similar agreement;

             (ii)  any Contract or agreement requiring capital expenditures in the aggregate amount of at least $2,500,000 under such Contract or agreement;

            (iii)  any Contract relating to Indebtedness of the Company or any Company Subsidiary, including the Revolving Credit Agreement;

            (iv)  any Contract (A) limiting or purporting to limit in any respect the right of the Company or any Company Subsidiary to engage in any line of business or business in any territory, to develop, market, distribute products or services, or to compete with any person or (B) granting any exclusive distribution rights or establishing an exclusive sale or purchase obligation with respect to any product or any geographic location;

             (v)  any Contract for the purchase of goods or services under which the Company or a Company Subsidiary is required to make payments in excess of $2,500,000 per annum or $10,000,000 in the aggregate;

            (vi)  any Contract for the delivery of goods or provision of services for a third party by the Company or a Company Subsidiary under which the aggregate consideration involved is in excess of $2,500,000 per annum or $10,000,000 in the aggregate;

           (vii)  any Contract entered into since January 1, 2013 relating to the acquisition or disposition by the Company or any Company Subsidiary of any business, assets or capital stock or other equity interests of any other person in which the aggregate consideration involved is in excess of $2,500,000;

          (viii)  any Contract entered into in connection with an acquisition or disposition of a business that provides for indemnification, "earn-out" or other contingent payment obligations of the Company or any Company Subsidiary after the date hereof (other than any such Contracts relating to the Transactions);

            (ix)  any Contract or other arrangement with (A) any holder of Company Common Stock or any affiliate of any such holder (other than the Company or a Company Subsidiary) or (B) any current officer or director of the Company, a Company Subsidiary, any holder of Company Common Stock or any affiliate of any such holder (other than, in each case (x) agreements that will terminate prior to the Closing and (y) this Agreement);

             (x)  any agreement under which the Company or any Company Subsidiary leases or otherwise has the right to use any Company Leased Real Property;

            (xi)  any Contract, including any license agreement, with respect to any Company Intellectual Property that is material to the business of the Company or the Company Subsidiaries; and

           (xii)  any warranty agreement with respect to products sold by the Company or any Company Subsidiary (other than customary warranties provided to customers in the ordinary course of business).

          (b)   Each Material Contract (i) is in full force and effect, and (ii) is a legal, valid and binding agreement of the Company or a Company Subsidiary, as applicable, and, to the knowledge of the Company, the counterparties thereto and is enforceable against the Company or such Company Subsidiary, as applicable, and, to the knowledge of the Company, the counterparties thereto in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by principles of equity. Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any counterparty thereto is in material breach of, or default in any material respect under (and no event has occurred that with notice or the lapse of time, or both, would constitute a material breach or default in any material respect by the Company or any Company Subsidiary or, to the knowledge of the Company, any counterparty), any Material Contract. The Company has made available to Parent a true and complete copy of each Material Contract.

        SECTION 3.17.    Intellectual Property.     (a) Section 3.17(a) of the Company Disclosure Letter sets forth a true and complete list of all registrations and applications for material Intellectual Property, owned by the Company or any Company Subsidiary ("Registered Company IP"); in each case, listing, as applicable, (i) the jurisdiction where such registration or application was filed, and (ii) the registration or application numbers therefor. All Registered Company IP is subsisting and, to the knowledge of the Company, is valid and enforceable. The Company or a Company Subsidiary is the sole and exclusive owner of, or has the valid right to use, all material Intellectual Property used in the conduct of its business ("Company Intellectual Property") free and clear of all Liens other than Permitted Liens.

          (b)   None of the Company or the Company Subsidiaries has granted any license relating to any Company Intellectual Property, except non-exclusive licenses in the ordinary course of business. Section 3.17(b) of the Company Disclosure Letter sets forth all Contracts under which the Company or any of the Company Subsidiaries are granted rights to any Intellectual Property of any third party solely to the extent such Intellectual Property is material to the business of the Company and the Company Subsidiaries, except for standard off-the-shelf software license agreements, including so-called "shrink-wrap" or "click-through" license agreements relating to computer software licensed to the Company or a Company Subsidiary in the ordinary course of business ("Standard Software").

          (c)   The conduct of the business of the Company and the Company Subsidiaries as presently conducted does not violate or infringe the Intellectual Property of any other person. Since January 1, 2013, none of the Company and the Company Subsidiaries has received any written communication from any person alleging that the Company or any Company Subsidiary violated any rights relating to Intellectual Property of any person.

          (d)   No claims are pending or, to the knowledge of the Company, threatened, as of the date of this Agreement, against the Company or any Company Subsidiary by any person (i) claiming that the Company or any Company Subsidiary is infringing or otherwise violating or has infringed or otherwise violated any Intellectual Property of such person, or (ii) challenging the ownership, validity, enforceability or use in the business of the Company and the Company Subsidiaries of any Company Intellectual Property. To the knowledge of the Company, there is no ongoing infringement, misappropriation or other violation of any Intellectual Property owned by the Company or any Company Subsidiary. The consummation of the Transactions will not impair the right, title or interest of the Company or any Company Subsidiary in or to any material Company Intellectual Property.

          (e)   All material Technology of the Company and the Company Subsidiaries has been maintained in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance.

          (f)    Neither the Company nor any Company Subsidiary has received any written notice since January 1, 2013 from any Governmental Entity alleging that the Company or any Company Subsidiary has failed to comply in any material respect with any applicable Law, in each case relating to the security of consumer information or data security and the Company has no knowledge of any such failure.

          (g)   In this Agreement:

          "Intellectual Property" means patents and patent applications (including all reissues, reexaminations, provisionals, divisions, continuations, continuations-in-part, extensions, counterparts and utility models); trademarks, service marks, trade names, business names, brand names, trade dress, domain names, registrations and applications for any of the foregoing and all goodwill associated with any of the foregoing; copyrights, copyright registrations, copyright applications, designs, and design registrations; and Technology.

          "Technology" means all trade secrets, confidential information, inventions and know-how including processes, procedures, research records, records of inventions and test information.

        SECTION 3.18.    Brokers.     No broker, investment banker, financial advisor or other person, other than Barclays Capital Inc., the fees and expenses of which will be paid by the Company and included in the calculation of Final Other Adjustments, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and other Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

        SECTION 3.19.    Affiliate Transactions.     (a) Since January 1, 2013, no payments (including dividends, distributions, loans, service or trade payments, salary, bonuses, payments under any management or consulting agreement, or otherwise) have been made to or received from the Company or any Company Subsidiary, on the one hand, and any of the Company Affiliates, any holders of Company Common Stock or any affiliates of any such holders (other than the Company or a Company Subsidiary), or any current officer or director of the Company or a Company Subsidiary, on the other hand, except for (i) payments made in connection with any such person's employment by, or service as a director or consultant of, the Company or any Company Subsidiary (including normal salary and bonus and payments of benefits under Benefit Plans) or (ii) payments received in such person's capacity as a holder of Company Common Stock.

          (b)   No Company Affiliate, holder of Company Common Stock or any affiliate of any such holder (other than the Company or a Company Subsidiary), or any current officer or director of the Company or a Company Subsidiary: (i) owns any property or right, tangible or intangible (including Intellectual Property) that is material to the operation of the business of the Company or any Company Subsidiary or (ii) is party to any material Contract (other than in connection with such person's employment by, or service as a director or consultant of, the Company or any Company Subsidiary) with the Company or any Company Subsidiary that is not terminable by the Company or such Company Subsidiary without payment or penalty.

        SECTION 3.20.    Assets and Properties.     (a) Except for assets disposed of in the ordinary course of business consistent with past practice, the Company and each Company Subsidiary has good and valid title to each item of material equipment and other material tangible personal property reflected on the Interim Balance Sheet as owned by the Company and each Company Subsidiary, free and clear of all Liens, except for Permitted Liens.

          (b)   The assets and properties of the Company and the Company Subsidiaries constitute all of the assets and properties necessary to conduct the business and operations of the Company and the Company Subsidiaries in all material respects as currently conducted and are sufficient to allow Parent and its affiliates (including the Company and the Company Subsidiaries, after the Closing) to conduct the business and operations of the Company and the Company Subsidiaries in all material respects as currently conducted immediately following the Closing.

        SECTION 3.21.    Customers and Suppliers.     Section 3.21 of the Company Disclosure Letter sets forth a true and complete list of the names of the 15 largest customers (measured by dollar amount of the Company's sales) and the 15 largest suppliers (measured by dollar amount of the Company's purchases) of the Company and the Company Subsidiaries and the dollar amount of purchases or sales which each such customer or supplier represented for the fiscal year ended December 31, 2014.

        SECTION 3.22.    Insurance.     All material insurance policies of the Company are valid, binding and in full force and effect. Neither the Company nor any Company Subsidiary has received any written notice of cancellation or non-renewal of any such policies or binders nor, to the knowledge of the Company, is the termination of any such policies or binders threatened. There are no material Actions pending under any such policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders, and all claims and losses of the Company and the Company Subsidiaries have been properly reported to the underwriters of such policies or binders.

        SECTION 3.23.    Product Liability.     Section 3.23 of the Company Disclosure Letter contains a description of all product liability claims and similar Actions relating to Company Products manufactured or sold, or services rendered by the Company or any Company Subsidiary, which are pending or which, to the knowledge of the Company, are threatened, as of the date hereof. Since January 1, 2013, there have been no citations, decisions, adjudications or written statements by any Governmental Entity or consent decrees stating that any Company Product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Entity. Except as set forth in Section 3.23 of the Company Disclosure Letter, (a) from January 1, 2013 to the date of this Agreement, none of the Company Products has been the subject of any material replacement, field fix or retrofit, modification or recall campaign by the Company or any Company Subsidiary, and (b) to the knowledge of the Company, no facts or conditions related to any Company Product exist which could reasonably be expected to result in (i) such a recall campaign or (ii) material liability for returns or other product liability claims with respect to any Company Product.

 ARTICLE IV

Representations and Warranties of Parent and Sub

        As of the date hereof and as of the Closing Date, each of Parent and Sub jointly and severally represent and warrant to the Company as follows:

        SECTION 4.01.    Organization, Standing and Power.     Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent or Sub to perform its obligations under this Agreement or on the ability of Parent or Sub to consummate the Transactions (any such material adverse effect, a "Parent Material Adverse Effect"). Parent and each of its subsidiaries are duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        SECTION 4.02.    Sub and Parent.     (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

          (b)   The authorized capital stock of Sub consists of 200 shares of common stock, par value $0.01 per share, 100 shares of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien, other than Permitted Liens.

        SECTION 4.03.    Authority; Execution and Delivery; Enforceability.     Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the Escrow Agreement and the consummation by each of them of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole stockholder of Sub, has adopted this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and will duly execute and deliver the Escrow Agreement, and this Agreement constitutes, and the Escrow Agreement when executed and delivered will constitute, in each case its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by principles of equity. No vote of holders of any class or series of capital stock of Parent is necessary in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

        SECTION 4.04.    No Conflicts; Consents.     (a) The execution and delivery by each of Parent and Sub of this Agreement and the Escrow Agreement (as applicable), do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) any material Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 4.04(b), any material Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          (b)   No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions other than (i) compliance with and filings under the HSR Act, (ii) the filing and recordation of appropriate merger documents as required by the NYBCL, (iii) compliance with and such filings as may be required under applicable environmental Laws, (iv) such filings as may be required in connection with the Taxes described in Section 6.07, and (v) such other items (A) that may be required under any applicable foreign Law, (B) that are required solely by reason of the participation of the Company (as opposed to any third party) in the Transactions or (C) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        SECTION 4.05.    Brokers.     No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

        SECTION 4.06.    Financing.     Parent and Sub have delivered to the Company complete and correct copies of (i) the executed commitment letter (together with all exhibits, annexes and schedules, if any), dated as of the date hereof, from Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC (the "Commitment Letter") to provide, subject only to the terms and conditions expressly set forth therein, debt financing in the aggregate amounts set forth therein (the "Financing"), and (ii) any fee letter (which may be redacted in a customary manner) in connection with the Financing. As of the date hereof, the Commitment Letter has not been amended or modified, no such amendment or modification is presently contemplated (other than joinders to bring in additional commitment parties), and the obligations and commitments contained therein have not been withdrawn or rescinded in any respect. As of the date hereof, the Commitment Letter is in full force and effect and is the valid, binding and enforceable obligations of Parent, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by principles of equity. The fee letter does not contain any terms that could adversely affect the conditionality, enforceability, timing, availability, termination or aggregate principal amount of the Financing.

        SECTION 4.07.    Litigation.     As of the date of this Agreement there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor are there any Judgments outstanding against Parent or any of its subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

        SECTION 4.08.    Compliance with Applicable Laws.     To the knowledge of Parent, Parent and its subsidiaries are in compliance with all applicable Laws in connection with the operation of their business, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        SECTION 4.09.    Parent SEC Reports; Financial Statements.     (a) Parent has filed or furnished, as applicable, (i) its annual report on Form 10-K for the fiscal years ended September 30, 2014 and 2013 and (ii) all other forms, reports, schedules, and other statements required to be filed or furnished by it with the SEC under the Securities Exchange Act or the Securities Act since January 1, 2015 (collectively, the "Parent SEC Reports"). As of its respective date, and, if amended, as of the date of the last such amendment, each Parent SEC Report complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act and any rules and regulations promulgated thereunder applicable to Parent SEC Report. As of its respective date, and, if amended, as of the date of the last such amendment, no Parent SEC Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from any comment letters received by Parent from the SEC relating to reports, statements, schedules, registration statements or other filings made by Parent with the SEC.

          (b)   The consolidated financial statements included or incorporated by reference into Parent SEC Reports (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of Parent as of such dates and the results of operations, stockholders' equity, and cash flows of Parent for such periods.

        SECTION 4.10.    Issuance of Shares.     All shares of Parent Common Stock to be issued pursuant to Section 2.01(c) will be, when issued, duly and validly authorized and issued, fully paid and nonassessable and not issued in violation of any Law or any charter or other provision regarding pre-emptive, anti-dilution or similar rights of stockholders. Parent has reserved a sufficient number of shares of Parent Common Stock in order to fulfill its obligations hereunder.

        SECTION 4.11.    Solvency.     Assuming (a) the accuracy of the representations and warranties of the Company set forth herein and (b) the satisfaction of all the conditions set forth in Sections 7.01 and 7.02, and after giving effect to the Transactions, the Financing or any Alternative Financing, and the satisfaction of all of Parent's obligations under this Agreement, including the obligations under Article II, and the payment of all other amounts required to be paid in connection with the consummation of the Transactions, and the payment of all related fees and expenses, (i) Parent and the Surviving Corporation will be able to pay their debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities) and (ii) Parent and the Surviving Corporation will have adequate capital to carry on their businesses.

ARTICLE V

Covenants Relating to Conduct of Business

        SECTION 5.01.    Operation of the Business of the Company and the Company Subsidiaries.     (a)  Except as contemplated by this Agreement or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), between the date of this Agreement and the Closing Date, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course of business and in substantially the same manner previously conducted, and shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees, and maintain its relations with suppliers, customers, licensors and others having business relationships with it. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise contemplated by this Agreement, between the date of this Agreement and the Closing Date, the Company shall not, and shall not permit any Company Subsidiary to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned) take any of the following actions:

              (i)  in the case of the Company, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except for cash dividends or any dividends or distributions described on Section 5.01(a)(i) of the Company Disclosure Letter,

    (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than pursuant to the Shareholders Agreement;

             (ii)  issue, deliver, sell, grant, pledge or encumber (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than, as applicable, grants of PHASARs and PSU Awards, in each case in the ordinary course of business consistent with past practice (I) to any officer or employee of the Company or any Company Subsidiary in the context of promotions based on job performance or workplace requirements, (II) in connection with new hires and (III) to respond to offers of employment made to existing employees by third parties;

            (iii)  amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

            (iv)  acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in, or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except purchases in the ordinary course of business consistent with past practice;

             (v)  except (A) in the ordinary course of business, (B) as required pursuant to the terms of any Benefit Plan, Benefit Agreement or other written agreement, in each case, as in effect on the date of this Agreement, (C) as required to comply with applicable Law or GAAP, (D) as required to comply with the terms of any CBA or (E) as permitted by this Agreement, (1) grant to any director or officer of the Company any increase in compensation, (2) grant to any Company Personnel any increase in severance or termination pay, (3) establish, adopt, enter into or amend any material Benefit Plan, material Benefit Agreement or CBA, (4) take any action to accelerate any rights or benefits, or make any material determinations, under any material Benefit Plan, material Benefit Agreement or material CBA or (5) alter or amend any bonus plan or sales commission structure; provided, however, that the foregoing clauses (1), (2), (3), (4) and (5) shall not restrict the Company or any Company Subsidiary from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements (in each case in the ordinary course of business), plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is materially consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

            (vi)  make any change in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

           (vii)  sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (other than Permitted Liens) any properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except sales of excess or obsolete assets in the ordinary course of business consistent with past practice and any sales or other dispositions described in Section 5.01(a)(vii) of the Company Disclosure Letter;

          (viii)  (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and any other indebtedness for borrowed money or any guarantee thereof set forth on Section 5.01(a)(viii) of the Company Disclosure Letter, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any Company Subsidiary, except for extensions of credit to customers in the ordinary course of business consistent with past practice;

            (ix)  except as required by Law, make, change or revoke any material Tax election; settle or compromise any material Tax liability or refund (including entering into a "closing agreement" under Section 7121 of the Code); change any method of accounting of the Company or any Company Subsidiary for income Tax purposes; change an accounting period of the Company or any Company Subsidiary with respect to any Tax; or, except in the ordinary course of business, file an amended Tax Return or extend the applicable statute of limitations with respect to any Taxes;

             (x)  loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, any holder of Company Common Stock or any of its affiliates (other than the Company and the Company Subsidiaries) or any Company Affiliate or any current officer or director of the Company or a Company Subsidiary, except for (A) dividends and distributions permitted under clause (i) above, (B) payments pursuant to existing contracts and (C) Benefit Plans or Benefit Agreements the entry into which is not prohibited by Section 5.01(a)(v);

            (xi)  (A) limit the right of the Company or any Company Subsidiary to engage in any line of business or business in any territory, to develop, market or distribute products or services, or to compete with any person or (B) grant any exclusive distribution rights to any person;

           (xii)  settle or compromise any material litigation (A) for any material amount (in excess of any insurance coverage related thereto) that results in a liability not reflected in Net Working Capital for the purposes of any adjustment to the Per Share Merger Consideration pursuant to Section 2.02 or (B) that results in a material restriction on the future conduct of the business of the Company and the Company Subsidiaries;

          (xiii)  other than in the ordinary course of business consistent with past practice, enter into any Contract that would be a Material Contract if entered into prior to the date hereof or amend or otherwise modify in any material respect or terminate or fail to renew any Material Contract; or

          (xiv)  authorize any of, or commit or agree to take any of, the foregoing actions.

          (b)    Other Actions.    The Company shall not, and shall not permit any Company Subsidiary to, take any action that would, or that would reasonably be expected to, result in any condition to the Merger set forth in Article VII not being satisfied. Prior to the Closing Date, the Company shall notify Parent of any material Action against the Company, after acquiring knowledge thereof, that is initiated after the date of this Agreement.

        SECTION 5.02.    Operation of the Business of Parent and the Parent Subsidiaries.     Parent shall not, and shall not permit any of its subsidiaries to, take any action that would, or that would reasonably be expected to, result in any condition to the Merger set forth in Article VII not being satisfied.

ARTICLE VI

Additional Agreements

        SECTION 6.01.    Preparation of the Form S-4.

          (a)   As promptly as reasonably practicable after the date of this Agreement (but in no event more than 20 Business Days after the date of this Agreement), Parent shall prepare, together with the Company, and cause to be filed with the SEC a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the Securities Act, which will include the proxy statement relating to the Company Shareholder Meeting (together with any amendments or supplements thereto, the "Form S-4"). Parent shall use its reasonable best efforts (i) to have the Form S-4 become effective under the Securities Act as promptly as reasonably practicable after such filing and (ii) to keep the Form S-4 effective as long as necessary to consummate the Transactions. The Company will cause the proxy statement contained in the Form S-4 to be disseminated to the holders of Company Common Stock as promptly as reasonably practicable after the Form S-4 has become effective under the Securities Act. Notwithstanding the foregoing, prior to filing the Form S-4, or any amendment or supplement thereto, each of the Company and Parent (i) shall provide the other and/or its counsel an opportunity to review and comment on such document (including the proposed final version of such document), (ii) shall consider in good faith all comments reasonably proposed by the other or its counsel and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.

          (b)   The Company and Parent will provide for inclusion or incorporation by reference into the Form S-4 all reasonably required information relating to the Company, Parent or Merger Sub or their respective affiliates, and the Form S-4 shall include all information reasonably requested by such other party to be included therein. Parent shall promptly notify the Company and its counsel of any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Form S-4, and shall provide the Company with copies of written correspondence between Parent and its representatives, on the one hand, and the SEC, on the other hand. Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any such comments from the SEC or its staff with respect to the Form S-4, and will use its reasonable efforts to incorporate any reasonable comments of the Company or its counsel prior to such response. The Company shall use its reasonable best efforts to cooperate with Parent in responding to any such comments from the SEC or its staff with respect to the Form S-4. Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which Parent is not now so qualified) required to be taken under the Securities Act, the Securities Exchange Act, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of its capital stock as may be reasonably requested in connection with any such actions.

          (c)   The information provided by Parent and the Company specifically for use in the Form S-4 shall not, with respect to the information provided by such person, on the date upon which the proxy statement and prospectus contained in the Form S-4 is distributed to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company and Parent agrees to promptly (i) correct any information provided by it specifically for use in the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Form S-4 to include any information that shall become necessary in order to make the statements in the Form S-4, in light of the circumstances under which they were made, not misleading. Parent further agrees to cause the Form S-4 as so corrected or supplemented promptly to be filed with the SEC and each of the Company and Parent agrees to cause the Form S-4 to be disseminated to the holders of Company Common Stock (and will use its reasonable efforts to incorporate any reasonable comments of the other party and/or its counsel prior to such filing and dissemination), in each case as and to the extent required by applicable Laws.

        SECTION 6.02.    Company Shareholder Approval and Related Matters.     (a) The Form S-4, including the proxy statement therein, will contain the Company Recommendation, and (ii) the Company shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and to take all other actions necessary or advisable to obtain the Company Shareholder Approval. As soon as reasonably practicable following the effectiveness of the Form S-4, the Company shall duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of seeking the Company Shareholder Approval. The Company shall use its reasonable best efforts to obtain the Company Shareholder Approval as soon as practicable after the effectiveness of the Form S-4. The Company shall take all other commercially reasonable actions, subject to the fiduciary obligations of the Company Board, to ensure that the Company Shareholder Approval is obtained in accordance with all applicable Laws and the Company Charter, Company Bylaws and the Shareholders Agreement, as applicable. The Company shall promptly notify Parent of its receipt of the Company Shareholder Approval.

          (b)   Promptly after receipt of the Company Shareholder Approval, the Company shall provide notice of such approval to those holders of Company Common Stock who have objected to the Merger and such other persons as required under applicable Law (the "Authorization Notice"). Such notice shall comply with Section 623 of the NYBCL and other applicable Law. Parent shall furnish to the Company such information as the Company may reasonably request for inclusion in the Authorization Notice.

          (c)   The information provided and to be provided by each of Parent and the Company specifically for use in the Authorization Notice shall not, with respect to the information supplied by such person, on the date upon which the Authorization Notice is distributed to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company and Parent agrees to promptly (i) correct any information provided by it specifically for use in the Authorization Notice to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Authorization Notice to include any information necessary in order to make the statements in the Authorization Notice, in light of the circumstances under which they were made, not misleading. Each of the Company and Parent agrees to cause the Authorization Notice as so corrected or supplemented promptly to be disseminated to the holders of Company Common Stock (and will use its commercially reasonable efforts to incorporate any reasonable comments of the other party and/or its counsel prior to such filing and dissemination), in each case to the extent required by applicable Law.

        SECTION 6.03.    Access to Information.     The Company shall, and shall cause each Company Subsidiary to, afford to Parent and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may withhold, and may cause the Company Subsidiaries to withhold (a) such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by the Company's counsel, might reasonably result in antitrust difficulties for the Company or its affiliates or (b) any document or information, if access or disclosure thereto, as determined by the Company's counsel, might reasonably jeopardize the attorney-client privilege or attorney work-product protection of the Company or any of its affiliates. If any material is withheld by the Company pursuant to the proviso in the preceding sentence, the Company shall inform Parent as to the general nature of what is being withheld. All information provided by the Company pursuant to this Section 6.03 shall be subject to the confidentiality agreement dated March 20, 2015 between the Company and Parent (the "Confidentiality Agreement").

        SECTION 6.04.    Best Efforts; Notification.     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Sub and the Company shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6.04 shall not be construed to require Parent or any its subsidiaries to offer, take, commit to or accept any action, efforts, restrictions or limitations of or on Parent or any of its subsidiaries if such Actions, individually or in the aggregate, would or would reasonably be expected to result (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) in a Combined Company Material Adverse Effect.

          (b)   The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) the breach or failure to be true and correct of any representation or warranty made by it contained in this Agreement or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        SECTION 6.05.    Public Announcements.     Prior to the Closing, neither Parent nor the Company shall, without the approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), make or cause to be made any press release or other public announcement regarding the Transactions; provided, however, that the foregoing shall not prohibit any party from making, issuing or releasing any announcements, statements, or acknowledgments that such party is required to make, issue or release by applicable Law or by any listing agreement with or listing rules of a securities exchange or trading market or inter-dealer quotation system (provided that such party has used reasonable efforts to give the other party prior notice thereof and an opportunity to review such disclosure). Parent and the Company will consult with each other concerning the means by which the Company and the Company Subsidiaries, employees, customers, and suppliers and others having dealings with the Company and the Company Subsidiaries will be informed of the Merger. The Company acknowledges, and has been so advised, that Parent will be required to file this Agreement with the SEC as a "material contract".

        SECTION 6.06.    Benefits.     (a) For a period of two years after the Effective Time, Parent shall provide or cause its subsidiaries (including the Surviving Corporation) to provide at least (i) a base salary, base wages and annual cash bonus opportunity (but excluding any defined benefit pension, nonqualified retirement, equity, phantom equity and long-term incentive compensation benefits) to each employee of the Company or any of the Company Subsidiaries immediately prior to the Effective Time (each, a "Continuing Employee") that are at least equal to the base salaries, base wages and annual cash bonus opportunities in effect immediately prior to the Effective Time, (ii) severance benefits to each Continuing Employee that are at least equal to those severance benefits set forth on Section 6.06(a)(i) or 6.06(a)(ii) of the Company Disclosure Letter, as applicable, and (iii) employee benefit plans and arrangements (other than base salary, base wages, annual bonus opportunities, long-term incentive compensation, equity, phantom equity and severance benefits) to each Continuing Employee that are no less favorable than those provided to the Continuing Employees immediately prior to the Effective Time; provided, however, that nothing in this clause (iii) shall be construed to prevent Parent from modifying any such employee benefit plans or arrangements to the extent that changes to such plans or arrangements were being contemplated by the Company prior to the date of this Agreement, including, but not limited to, the elimination of the PPO medical coverage option. Notwithstanding the foregoing, for a period of two years following the Effective Time, Parent shall grant to 12 executives of the Company who are Continuing Employees, such individuals to be mutually agreed upon by Parent and the Company prior to the Closing Date (the "Award Executives"), equity, equity-based or phantom equity awards under Parent's Stock Incentive Plan that are substantially comparable in value to the aggregate equity, phantom equity and long-term incentive compensation grants that each such executive received under the Company Incentive Plans in the Company's fiscal year ended December 31, 2015, excluding any one-time retention incentives, solely in accordance with the terms and conditions of Parent's Stock Incentive Plan, as it may be amended from time to time, other than any such amendment that would have the effect of excluding from participation in Parent's Stock Incentive Plan any of the Award Executives.

          (b)   From and after the Effective Time, Parent shall, and shall cause its subsidiaries (including the Surviving Corporation) to, honor all obligations under the Benefit Plans and Benefit Agreements in accordance with their terms as in effect immediately prior to the Effective Time. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement or in any Benefit Plan or Benefit Agreement, for purposes of any Benefit Plan or Benefit Agreement containing a definition of "change in control" or "change of control", or other similar term, the Transactions shall be deemed to constitute a "change in control" or "change of control" or satisfy the requirements of such other similar term.

          (c)   For purposes of the applicable Executive Severance Plan, Section 6.06(c) of the Company Disclosure Letter lists those individuals agreed by Parent and the Company to be entitled to voluntarily terminate employment with Parent and its affiliates (including the Surviving Corporation) for "good reason" (as defined in the applicable Executive Severance Plan) at any time beginning six months following the Effective Time to the date that is two years following the Effective Time in accordance with the applicable Executive Severance Plan; provided that the inclusion or absence of any individual on Section 6.06(c) of the Company Disclosure Letter as of the date of this Agreement shall not be construed to establish or indicate that such individual shall not be entitled to terminate employment with Parent and its affiliates (including the Surviving

  Corporation) for "good reason" (as defined in the applicable Executive Severance Plan) at any time within two years following the Effective Time, provided that such individual does in fact have "good reason" (as defined in the applicable Executive Severance Plan) to terminate employment. In the event Parent or one of its affiliates (including the Surviving Corporation) amends, modifies or terminates an applicable Executive Severance Plan covering any of the individuals set forth on Section 6.06(a)(ii) of the Company Disclosure Letter without such individual's written consent and without adopting a replacement plan or agreement applicable to such individual that is not less favorable than the applicable Executive Severance Plan (as in effect on the date of this Agreement) would have been to such individual and maintaining such replacement plan or agreement for the duration of such individual's employment, provided such individual remains employed by Parent or any of its affiliates (including the Surviving Corporation) upon the effective date of such amendment, modification or termination, then such individual shall be relieved of, and Parent and its affiliates (including the Surviving Corporation) shall waive and refrain from enforcing, any non-compete restrictions to which such individual may be subject as of the Effective Time as part of any restrictive covenants agreement or similar agreement or undertaking in favor of the Company or any of its affiliates (including the Surviving Corporation).

          (d)   With respect to any "employee benefit plan", as defined in Section 3(3) of ERISA, maintained by Parent or any of its subsidiaries (including the Surviving Corporation) (including any vacation, paid time-off and severance plans), for purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals (excluding equity, phantom equity, long-term incentive, early retirement subsidies and benefit accruals under any defined benefit pension plans and schemes), each Continuing Employee's service with the Company and the Company Subsidiaries (as well as service with any predecessor employer of the Company or any Company Subsidiary, to the extent service with such predecessor employer is recognized by the Company or such Company Subsidiary) shall be treated as service with Parent and its subsidiaries (including the Surviving Corporation); provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

          (e)   Parent shall, and shall cause its subsidiaries (including the Surviving Corporation) to, use commercially reasonable efforts to waive, or cause to be waived, any preexisting condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such preexisting condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Benefit Plan immediately prior to the Effective Time. Parent shall, and shall cause its subsidiaries (including the Surviving Corporation) to, use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

          (f)    With respect to the Company's fiscal year ended December 31 of the year in which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, provide each Continuing Employee a cash bonus payment that is not less than such Continuing Employee's cash target bonus amount for such fiscal year ended December 31, payable in the normal course, subject to such Continuing Employee's continued employment through the end of the Company's fiscal year ended December 31 in which the Effective Time occurs; provided, however, that if such Continuing Employee's employment is terminated by Parent or any of its subsidiaries (including the Surviving Corporation) other than for cause, death or disability or, if such Continuing

  Employee terminates employment with Parent and its affiliates (including the Surviving Corporation) for "good reason", as defined in the applicable Executive Severance Plan, in accordance with such Executive Severance Plan rights, in either case, on or prior to the end of such fiscal year ended December 31, such Continuing Employee shall be entitled to receive such bonus payment.

          (g)   With respect to any Continuing Employees based outside of the United States, Parent's obligations under this Section 6.06 shall be modified to the extent necessary to comply with applicable Laws of the foreign countries and political subdivisions thereof in which such Continuing Employees are based.

          (h)   Nothing contained in this Section 6.06 or any other provision of this Agreement shall (i) except as described in Section 2.05, be construed to create any third-party beneficiary rights in any Person other than the parties to this Agreement, or any right of any Person to employment or continued employment for any specified period or to a particular term or condition of employment, (ii) except as described in Section 6.06(c), require Parent, the Surviving Corporation or any of their Affiliates to maintain or continue any specific benefit or compensation plan, program, agreement or arrangement, (iii) be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement, or (iv) except as described in Section 6.06, limit the ability of Parent, the Surviving Corporation or any of their Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. Notwithstanding the immediately preceding sentence, (i) each of the Award Executives shall be a deemed third-party beneficiary of, and shall have the right to enforce, Section 6.06(a) as it only pertains to each such Award Executive, and (ii) each of the individuals named on Section 6.06(c) of the Company Disclosure Letter shall be deemed a third-party beneficiary of, and shall have the right to enforce, Section 6.06(c) as it only pertains to each such individual.

        SECTION 6.07.    Transfer Taxes.     All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes ("Transfer Taxes") incurred in connection with the Transactions shall be paid by the Surviving Corporation or Parent, as the case may be, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

        SECTION 6.08.    Indemnification.     (a) From and after the Effective Time, Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the Company's obligations to indemnify (including all obligations to advance funds for expenses) the current or former directors, officers and employees of the Company against all losses, claims, Taxes, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement (collectively, "Losses") arising from, relating to, or otherwise in respect of actions or omissions by such directors, officers and employees occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company Bylaws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company Bylaws and such individual indemnity agreements as of the date hereof from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors, officers and employees arising out of such acts or omissions.

          (b)   Prior to the Effective Time, the Company shall, and if the Company is unable to prior to the Effective Time Parent shall, cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium (with such payment of premium to be deemed an Other Adjustment if paid by the Surviving Corporation) for a "tail" policy extension of the directors' and officers' liability coverage of the Company's existing directors' and officers' insurance policies, for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance (collectively, "D&O Insurance") with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company's existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director, officer or employee of the Company or any Company Subsidiary by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company, the Surviving Corporation and Parent for any reason fail to obtain such "tail" insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from the Effective Time the D&O Insurance, the cost of which shall be deemed an Other Adjustment, with respect to claims arising from or related to facts or events which occurred at or before the Effective Time.

        SECTION 6.09.    Fees and Expenses.     All fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

        SECTION 6.10.    Shareholder Representative.     (a) By virtue of (x) the execution and delivery of the Letter of Transmittal, in the case of holders of Company Common Stock, and (y) accepting the Per Share Phantom Merger Consideration, in case of holders of PHASARs or PSU Awards, each holder of Company Common Stock and each holder of PHASARs or PSU Awards irrevocably constitutes and appoints the Shareholder Representative to act on its behalf for all purposes under this Agreement and the Transactions.

          (b)   The Shareholder Representative shall have the authority, for and on behalf of holders of Company Common Stock (except for the holders, if any, of Dissenting Shares) and the holders of PHASARs or PSU Awards, to take such actions and exercise such discretion as are required of the Shareholder Representative pursuant to the terms of this Agreement or the Escrow Agreement, and any such actions shall be binding on each such holder and shall include the following: (i) to receive, hold and deliver to Parent Certificates and any other documents relating thereto on behalf of such holder; (ii) to give and accept communications and notices on behalf of such holder; (iii) to defend, negotiate, agree to, enter into settlements and compromises of, and comply with orders and awards of courts with respect to, claims against such holder; (iv) to defend, negotiate, agree to, enter into settlements and compromises of, and comply with orders and awards of courts with respect to, any claims or disputes related to this Agreement on behalf of such holder; (v) to receive payments on behalf of such holder due and owing pursuant to this Agreement and acknowledge receipt thereof; (vi) to amend, supplement, change or waive any provision hereof, subject to compliance with Sections 8.03 and 8.04; (vii) to receive service of process on behalf of such holder in connection with any claims under this Agreement or any related document or instrument; (viii) to determine whether the conditions to the Company's obligations have been satisfied, including waiving any such conditions if the Shareholder Representative in its sole discretion determines that such waiver is appropriate; (ix) to act on behalf of such holder with respect to the Escrow Agreement and (x) to take any and all actions necessary or appropriate in the sole discretion of the Shareholder Representative to accomplish any of the foregoing. As the representative of such holders, the Shareholder Representative shall act as agent for each such holder and shall have authority to bind each such holder in accordance with the terms of this Agreement and the Escrow Agreement, and Parent and Sub may rely on such appointment and authority. The Shareholder Representative shall be entitled to reimbursement of any and all fees, expenses and costs incurred in the performance of such Shareholder Representative's duties hereunder. In furtherance and without limiting the foregoing, the Shareholder Representative shall be entitled to reimbursement for such fees, expenses and costs through offset against any funds to be released to such holders from the Escrow Fund as provided in the Escrow Agreement or from any amounts paid to the Shareholder Representative for distribution to such holders pursuant to this Agreement.

          (c)   The Shareholder Representative shall not be liable for any act done or omitted to be taken as Shareholder Representative except expressly as set forth herein. The persons who immediately prior to the Effective Time held shares of Company Common Stock, PHASARs or PSU Awards and who received, or are entitled to receive, the Per Share Merger Consideration shall, in proportion to their Percentage Ownership, indemnify and hold harmless the Shareholder Representative and its partners, shareholders, affiliates, directors, officers, fiduciaries, employees and agents of each of the foregoing (each, a "Representative Indemnitee") from and against all losses, liabilities, claims or expenses incurred or suffered by the Representative Indemnitee as a result of, or arising out of, or relating to any and all actions taken or omitted to be taken by the Shareholder Representative under this Agreement or the Escrow Agreement or in connection with the incurrence, payment, discharge or settlement of any of the obligations of such holders, except for any such losses, liabilities, claims or expenses that arise on account of the Shareholder Representative's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final adjudication. None of the Representative Indemnitees shall be liable to any person who immediately prior to the Effective Time held shares of Company Common Stock, PHASARs or PSU Awards in respect of such arrangements or actions or omissions in connection therewith, except to the extent that such acts or omissions constitute gross negligence or willful misconduct.

          (d)   A decision, act, consent or instruction of the Shareholder Representative under or relating to this Agreement shall constitute a decision for all persons who immediately prior to the Effective Time held shares of Company Common Stock, PHASARs or PSU Awards, and shall be final, binding and conclusive upon each such person, and Parent and Sub may rely upon any such decision, act, consent or instruction of such Shareholder Representative as being the decision, act, consent or instruction of each such person. Parent and Sub are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

          (e)   Prior to the date of the shareholder meeting of the Company referenced in Section 3.04(b)(i), the Company shall designate a person to serve as the initial Shareholder Representative, and the Company shall deliver to Parent notice of such designation. Promptly following such designation, the Shareholder Representative shall become a party to this Agreement by executing and delivering a joinder to this Agreement in form and substance reasonably satisfactory to Parent and the Company. If the Shareholder Representative becomes unable to serve as Shareholder Representative, such other person or persons may be designated by the holders of a majority of the shares of Company Common Stock as of immediately prior to the Effective Time, and such person or persons shall succeed as the Shareholder Representative.

          (f)    The Letter of Transmittal shall require each holder of Company Common Stock to agree to this Section 6.10 as a condition to receipt of Per Share Merger Consideration.

        SECTION 6.11.    Financing.     (a) Parent shall, and shall cause its affiliates to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to, and to execute and deliver, or cause to be executed and delivered, such instruments and documents as may be necessary to, consummate and obtain the Financing, including using reasonable best efforts to (i) maintain in effect the Commitment Letter, (ii) negotiate and enter into definitive agreements (the "Definitive Agreements") with respect to the Financing on the terms and conditions contained in the Commitment Letter (including any "flex" provisions), (iii) satisfy (or obtain the waiver of), and to cause its affiliates to satisfy (or obtain the waiver of), on a timely basis, all conditions to obtaining the Financing applicable to Parent or its affiliates set forth in the Commitment Letter and the Definitive Agreements that are within its control, (iv) to comply in all material respects with its obligations under the Commitment Letter (or obtain the waiver of such obligations), (v) to consummate the Financing contemplated by the Commitment Letter (including the "market flex" provisions) at or prior to the Closing, including by using its reasonable best efforts to cause the lenders to fund the Financing (including by taking enforcement action seeking to cause such lenders to fund the Financing), and (vi) to otherwise enforce its rights under the Commitment Letter.

          (b)   Parent shall not agree to or permit any amendment, replacement, supplement or other modification of, or waive any of its material rights under, the Commitment Letter or any Definitive Agreement (including any fee letter), in each case, without the Company's prior written consent (which consent shall not be unreasonably withheld or delayed), except any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter or the Definitive Agreements, including any fee letter, that (i) does not reduce the aggregate amount of the Financing set forth in the Commitment Letter in effect as of the date of this Agreement, (ii) does not contain additional conditions or other contingencies to funding the Financing relative to those contained in the Commitment Letter in effect as of the date of this Agreement, (iii) does not modify in a manner adverse to Parent the conditions to the funding, enforceability, availability or termination of the Financing contained in the Commitment Letter in effect as of the date of this Agreement and (iv) would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Transactions; provided that, for the avoidance of doubt, Parent may amend, replace, supplement and modify the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as contemplated by the Commitment Letter in effect as of the date of this Agreement who had not executed the Commitment Letter as of the date of this Agreement so long as any such addition would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Transactions; provided, further, that Parent shall notify the Company in writing of any such amendment, replacement, supplement or modification of, or waiver of any of its or any of its affiliates' rights under, the Commitment Letter or any Definitive Agreement reasonably promptly after the time such amendment, supplement, modification or waiver is agreed. Upon any such amendment, replacement, supplement or modification of the Commitment Letter in accordance with this Section 6.11(b), the term "Commitment Letter" shall mean the Commitment Letter as so amended, replaced, supplemented or modified in accordance with this Section 6.11(b).

          (c)   In the event all or any portion of the Financing becomes unavailable on the terms and conditions described in or contemplated by the Commitment Letter or this Agreement for any reason, Parent shall use reasonable best efforts to arrange to obtain, as promptly as practicable following the occurrence of such event but no later than the final day of the Marketing Period, alternative financing from alternative sources (the "Alternative Financing") in an amount sufficient to consummate the Transactions with terms and conditions that are no less favorable in any material respect to Parent (as determined in the reasonable judgment of Parent) and which would not contain any provisions which would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Transactions; provided that such

  Alternative Financing shall not contain additional conditions or other contingencies to the funding of the Financing relative to those contained in the Commitment Letter in effect as of the date of this Agreement or contain conditions to the funding, or provisions related to enforceability, availability or termination of the Financing that are modified in a manner adverse to Parent relative to the conditions, or provisions related to enforceability, availability or termination contained in the Commitment Letter in effect as of the date of this Agreement. In the event that Alternative Financing shall be obtained pursuant to this Section 6.11(c), Parent shall comply with its covenants in this Section 6.11(c) with respect to such Alternative Financing, and Parent shall deliver to the Company complete and correct copies of all amendments, supplements, other modifications or agreements pursuant to which any Alternative Financing shall be made available to Parent; provided that the existence and amount of fees, "market flex" provisions, pricing terms and pricing caps set forth in any fee letter, none of which would reasonably be expected to adversely affect the conditionality, enforceability, availability or termination of the Financing, or reduce the aggregate principal amount of the Financing, may be redacted in a customary manner. In the event that Parent obtains Alternative Financing in accordance with this Section 6.11(c), the term "Commitment Letter" shall mean the commitment letter or letters (as amended, replaced, supplemented or modified in accordance with this Section 6.11(c)) related to the Alternative Financing. For purposes of this Agreement, "Marketing Period" shall mean the first period of 20 consecutive Business Days throughout and at the end of which the Form S-4 shall be continuously effective under the Securities Act; provided that the Marketing Period shall not be deemed to have commenced if, at any time prior to the completion of such 20 consecutive Business Day period, (i) the Company's independent accountants shall have withdrawn, or advised the Company in writing that it intends to withdraw, its audit opinion with respect to the applicable Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the applicable Required Information by the Company's independent accountants or another independent public accounting firm reasonably acceptable to Parent, (ii) the financial statements included in the Required Information that are available to Parent on the first day of any such 20 consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 20 consecutive Business Day period to permit a registration statement of the Company using such financial statements to be declared effective by the SEC on the last day of such 20 consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence unless and until the receipt by the Company of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement of the Company using such financial statements to be declared effective by the SEC on the last day of such new 20 consecutive Business Day period, (iii) the Required Information contains any untrue statement of a material fact or omits to state any material fact, in each case with respect to the Company and the Company Subsidiaries, necessary in order to make the statements contained in the Required Information, in light of the circumstances under which they were made, not misleading or (iv) the Company or the Company's independent accountants determine to restate its or any Company Subsidiary's historical financial statements, in which case the Marketing Period shall not be deemed to commence unless and until such re-statement has been completed and the relevant financial statements have been amended or the Company or the Company's independent accountants, as applicable, have indicated that it has concluded that no restatement shall be required in accordance with GAAP; provided further, that the Marketing Period shall not begin prior to July 6, 2015 and if such Marketing Period has not ended on or prior to August 14, 2015, then it will not commence until September 8, 2015; provided, however, that the Marketing Period shall end on any earlier date that is the date on which proceeds of the Financing in an amount equal to 100% of the proceeds contemplated by the Commitment Letter in effect as of the date hereof is obtained. Notwithstanding the foregoing, nothing herein shall prohibit the Company from seeking to replace all or a portion of the Financing or such Alternative

  Financing with proceeds from a public offering of equity or debt securities consummated during the Marketing Period.

          (d)   Parent shall give the Company prompt written notice upon becoming aware of any material breach of the Commitment Letter by any party to the Commitment Letter or any termination of the Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange and consummate the Financing (or Alternative Financing obtained in accordance with this Section 6.11) and any material developments relating to the Financing and shall provide to the Company, upon its request, copies of the Definitive Agreements in respect of the Financing.

          (e)    Financing Cooperation.    Prior to the Closing, the Company shall provide to Parent, and shall cause the officers, employees and representatives of the Company to provide to Parent, at Parent's sole expense, all cooperation reasonably requested by Parent that is necessary or reasonably required in connection with any debt financing by Parent, Sub or any of their respective affiliates in connection with the Transactions and that is customary in connection with financing comparable to the Financing, including the following: (i) using reasonable best efforts to cause the Company's senior officers and other representatives, upon reasonable advance notice, to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies; (ii) assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, bank information memoranda (including the delivery of customary representation letters as contemplated by the Commitment Letter) and similar documents reasonably required in connection with the Financing; (iii) using reasonable best efforts to provide direct contact between (x) senior management and advisors, including auditors, of the Company and (y) the proposed lenders, underwriters, initial purchasers or placement agents, as applicable, and/or Parent's or any of its affiliate's auditors in connection with the financing; (iv) using reasonable best efforts to assist with the preparation of any pledge and security documents, any indenture, loan agreement, currency or interest hedging agreement, other definitive financing documents on terms reasonably satisfactory to Parent, or other certificates, legal opinions or documents as may be reasonably requested by Parent, provided that none of the Company or any of its officers, employees or representatives shall be required to execute any documents that would be effective before the Closing and no obligation of the Company or any of its officers, employees or representatives under any such document or agreement shall be effective until the Closing; (v) using reasonable best efforts to facilitate the pledging of collateral, provided that no pledge shall be effective until the Closing; (vi) using reasonable best efforts to furnish on a confidential basis to Parent and its financing sources, as promptly as practicable, financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and other financial data required by the documents used in connection with the Financing and such additional financial information as is necessary to make such financial statements compliant with Regulation S-X (the "Required Information"); (vii) providing monthly financial statements (excluding footnotes) to the extent the Company customarily prepares such financial statements within the time such statements are customarily prepared; (viii) deliver to Parent, at least five days prior to the Closing Date, all documentation and other information relating to the Company and its affiliates required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent such documentation and other information is requested by providers of the Financing at least 10 Business Days prior to the Closing Date; and (ix) using reasonable best efforts to cause the Company's independent accountants to cooperate with and assist Parent in preparing customary and appropriate information packages and offering materials as the parties to the Commitment Letter or other parties participating in the Financing may reasonably request for use in connection with the offering and/or syndication of equity securities, debt securities, loan participations and other matters contemplated by the Commitment Letter, including by providing customary accountant's comfort letters (including "negative assurance") and consents from the Company's independent accountants; provided that nothing in this Agreement shall require such cooperation to the extent it would, in the Company's reasonable judgment, (A) interfere unreasonably with the business or operations of the Company, (B) cause any representation, warranty, covenant or other term in this Agreement to be breached or (C) cause any closing condition set forth in this Agreement to fail to be satisfied; provided, further, that notwithstanding anything in this Agreement to the contrary, until the Closing occurs, neither the Shareholder Representative nor the Company nor any of their respective affiliates shall (1) be required to pay any commitment or other fee, (2) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Financing (or Alternative Financing) or (3) be required to incur any other liability in connection with the Financing contemplated by the Commitment Letter (or any Alternative Financing) or take any action that would be prohibited by any applicable Law or cause a default of, or breach under, or otherwise violate any Material Contract. Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including attorneys' fees) to the extent such costs and expenses are incurred by the Company or any of its affiliates in connection with such cooperation provided by the Company or its affiliates or their respective officers, employees and other representatives pursuant to the terms of this Section 6.11 or in connection with compliance with its obligations under this Section 6.11 and Parent shall indemnify and hold harmless the Company and its affiliates and their respective officers, employees and representatives from and against any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than arising from information provided by the Shareholder Representative or the Company), except in the event such liabilities or losses arose out of or result from the willful misconduct of the Company or any of its representatives. The Company hereby consents to the use of its logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company and its affiliates and their respective marks.

          (f)    For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, Parent and Sub acknowledge and agree that their respective obligations to consummate the Transactions on the terms and subject to the conditions set forth herein are not conditioned upon the availability or consummation of the Financing or receipt of the proceeds therefrom.

        SECTION 6.12.    Section 280G Vote.     (a) Prior to the Closing Date, the Company shall use reasonable best efforts to obtain from each person who is, with respect to the Company, a "disqualified individual" (as defined in Section 280G(c) of the Code) a waiver of any payments or benefits that might otherwise reasonably result in the payment or provision of "parachute payments" (as defined in Section 280G(b)(2) of the Code), such that after giving effect to all waivers, neither the Company nor any Company Subsidiary has made or provided, or is required to make or provide, any such payments or benefits (the payments and benefits waived (which, for the avoidance of doubt, shall be, with respect to any individual, the amounts in excess of 299% of such individual's "base amount" (as defined in Section 280G(b)(3) of the Code)) shall be collectively referred to as the "Section 280G Waived Payments").

          (b)   Except as set forth on Section 6.12(b) of the Company Disclosure Letter, prior to the Closing Date, the Company shall submit, accompanied by adequate disclosure, for shareholder approval all Section 280G Waived Payments in accordance with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder with the purpose of determining the right of each "disqualified individual" to receive the Section 280G Waived Payments by rendering the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and benefits provided by the Company or any Company Subsidiary to those individuals who have executed a waiver pursuant to Section 6.12(a) that, in the absence of such waiver, might otherwise reasonably result in the provision of any payments or benefits that would be a "parachute payment" under Section 280G of the Code.

          (c)   The Company shall provide to Parent, no later than 10 days prior to obtaining the waivers, (i) drafts of any waivers, disclosure documents and other relevant documents relating to the waiver and vote prepared by the Company in connection with this Section 6.12 and (ii) reasonable documentation regarding the determination of the Section 280G Waived Payments. The Company shall incorporate any reasonable comments timely made by Parent prior to obtaining the waivers and soliciting the vote.

        SECTION 6.13.    Exclusivity.     The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and its affiliates and their respective agents and representatives) conducted heretofore with respect to any Acquisition Transaction. Neither the Company nor any of its affiliates, directors, officers, employees, representatives or agents will, directly or indirectly, solicit, initiate, facilitate or knowingly encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any Acquisition Transaction or negotiate or otherwise facilitate, encourage, solicit, initiate or engage in discussions, negotiations or submissions of proposals or offers with any person with respect to any Acquisition Transaction, enter into any written agreement, arrangement, or understanding requiring it to abandon, terminate, or fail to consummate the Transactions or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. As used herein, "Acquisition Transaction" means any merger, consolidation, or other business combination involving the Company or any Company Subsidiary or the acquisition of all or any amount of the assets or the capital stock of the Company or any Company Subsidiary other than as permitted or contemplated by this Agreement.

ARTICLE VII

Conditions to Closing

        SECTION 7.01.    Conditions to Each Party's Obligation To Effect the Merger.     The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Shareholder Approval.    The Company shall have obtained the Company Shareholder Approval.

          (b)    Antitrust Approval.    Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings required under the antitrust Laws of the jurisdictions specified on Section 7.01(b) of the Company Disclosure Letter, the absence of which would prohibit the consummation of the Merger, shall have been obtained or made.

          (c)    No Injunctions or Restraints.    No order, decree or ruling issued by any Governmental Entity of competent jurisdiction or other Law preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.04, each of Parent and the Company shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

          (d)    Form S-4.    The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC that have not been withdrawn.

          (e)    Share Listing.    The shares of Parent Common Stock issuable as Stock Consideration shall have been approved for listing on The New York Stock Exchange, subject to official notice of issuance.

        SECTION 7.02.    Conditions to Obligations of Parent and Sub.     The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver by Parent or Sub on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company in this Agreement shall be true and correct when made and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to the date of this Agreement or another specified date (in which case such representations and warranties shall be true and correct on and as of such date), other than for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. For the purposes of determining the satisfaction of the condition in the immediately preceding sentence, the representations and warranties of the Company shall be deemed not qualified by any references therein to materiality generally (except for representations regarding the financial statements of the Company, which may be represented to present fairly, in all material respects, the financial condition of the Company) or to whether or not any breach results or may result in a Company Material Adverse Effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)    Company Material Adverse Effect.    Since the date hereof, no event, circumstance, development, condition, occurrence, state of facts, change or effect has occurred or arisen that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

          (d)    Closing Deliveries.    The Company shall have delivered to Parent each of the following:

              (i)  a certificate signed on behalf of the Company to the effect that each of the conditions set forth in Sections 7.02(a), (b) and (c) is satisfied;

             (ii)  a copy of the certificate of incorporation of the Company certified within 10 days prior to the Closing Date by the Secretary of State of the State of New York;

            (iii)  a certificate of good standing of the Company issued within 10 days prior to the Closing Date by the Secretary of State of the State of New York;

            (iv)  a pay-off letter and, where applicable, evidence of the release of any applicable Liens, from each person to whom amounts of Indebtedness (other than any Included Acquisition Related Liabilities) are owed and shall be paid at the Closing;

             (v)  a properly completed and executed certificate satisfying Treasury Regulation Section 1.897-2(h) and 1.1445-2(c), certifying that the shares in the Company are not interests in "United States real property interest" within the meaning of Code Section 897(c), in a form reasonably satisfactory to Parent;

            (vi)  a copy of the Escrow Agreement, duly executed by the Shareholder Representative and the Escrow Agent; and

           (vii)  evidence, in form and substance satisfactory to Parent, of termination of the commission agreement (and any other agreement) between the Company or any of the Company Subsidiaries, on the one hand, and the DISC, on the other hand, without any further obligation or liability of the Company or any of the Company Subsidiaries thereunder.

          (e)    Dissenting Shares.    The holders of not more than 10% of the outstanding shares of Company Common Stock shall have demanded appraisal of such shares in accordance with the NYBCL.

        SECTION 7.03.    Conditions to Obligations of the Company.     The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date by the Company of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Sub in this Agreement shall be true and correct when made and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to the date of this Agreement or another specified date (in which case such representations and warranties shall be true and correct on and as of such date), other than for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. For the purposes of determining the satisfaction of the condition in the immediately preceding sentence, the representations and warranties of Parent and Sub shall be deemed not qualified by any references therein to materiality generally (except for representations regarding the financial statements of Parent, which may be represented to present fairly, in all material respects, the financial condition of the Company) or to whether or not any breach results or may result in a Parent Material Adverse Effect.

          (b)    Performance of Obligations of Parent and Sub.    Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c)    Closing Deliveries.    Parent shall have delivered to the Shareholder Representative each of the following:

              (i)  a certificate signed on behalf of Parent to the effect that each of the conditions set forth in Sections 7.03(a) and (b) is satisfied; and

             (ii)  a copy of the Escrow Agreement, duly executed by Parent.

        SECTION 7.04.    Frustration of Closing Conditions.     Neither Parent or Sub, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such person's failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 6.04.

ARTICLE VIII

Termination, Amendment and Waiver

        SECTION 8.01.    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

          (a)   by mutual written consent of Parent, Sub and the Company;

          (b)   by either Parent or the Company:

              (i)  if the Merger is not consummated on or before November 30, 2015 (the "Outside Date"), unless the failure to consummate the Merger is the result of a breach of this

    Agreement by the party seeking to terminate this Agreement; provided, however, that (A) Parent shall not have a right to terminate this Agreement pursuant to this clause (b)(i) if the Company has the right to terminate this Agreement pursuant to Section 8.01(e) or 8.01(f) and (B) the Company shall not have a right to terminate this Agreement pursuant to this clause (b)(i) if Parent has the right to terminate this Agreement pursuant to Section 8.01(d);

             (ii)  if any Governmental Entity of competent jurisdiction issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

            (iii)  if any condition to the obligation of such party to consummate the Merger set forth in Section 7.01 (in the case of Parent or the Company), Section 7.02 (in the case of Parent) or Section 7.03 (in the case of the Company) becomes incapable of satisfaction prior to the Outside Date; provided, however, that (A) the terminating party is not then in breach of any representation, warranty or covenant contained in this Agreement in any material respect and (B) Parent shall not have a right to terminate this Agreement pursuant to this clause (b)(iii) if the Company has the right to terminate this Agreement pursuant to Section 8.01(f);

          (c)   by Parent, if Parent shall not have received prior to 11:59 p.m. (New York City time) on the first Business Day following the date of this Agreement an irrevocable appointment and grant of a proxy, in the form attached hereto as Exhibit B, duly executed and delivered by at least all but one of the Voting Trustees (as defined in the Voting Trust Agreement), resolutions of the Voting Trustees, in the form attached hereto as Exhibit C, duly executed and delivered by at least all but one of the Voting Trustees, and a Voting Agreement, in the form attached hereto as Exhibit D, duly executed and delivered by at least all but one of the Voting Trustees;

          (d)   by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a), 7.02(b) or 7.02(c), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement);

          (e)   by the Company, if Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty, covenant or agreement in this Agreement); or

          (f)    by the Company, if (i) Parent shall have failed to consummate the Merger by the time set forth in Section 1.02, (ii) all the conditions set forth in Sections 7.01 and 7.02 would have been satisfied if the Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Closing) and (iii) the Company shall have given written notice to Parent that the Company stands ready, willing and able to consummate the Merger.

        SECTION 8.02.    Effect of Termination.     (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than Section 3.18, Section 4.05, the last sentence of Section 6.03, Section 6.09, this Section 8.02 and Article X, which provisions shall survive such termination, and except to the extent that such termination results from a knowing and intentional breach by a party of any representation, warranty or covenant set forth in this Agreement.

          (b)   In the event of termination of this Agreement by Parent as provided in Section 8.01(c), then the Company shall reimburse Parent for the reasonable and documented out-of-pocket costs and expenses incurred by Parent or its affiliates in connection with this Agreement, including in respect of all reasonable and documented fees and expenses of accountants, counsel, investment banking firms or financial advisors (and their respective counsel and representatives), experts and consultants to Parent or any of its affiliates in connection with this Agreement and the Transactions.

        SECTION 8.03.    Amendment.     This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders, (ii) no amendment shall be made to this Agreement after the Effective Time, (iii) except as provided above, no amendment of this Agreement by the Company shall require the approval of the shareholders of the Company and (iv) any amendment of Section 10.06 or 10.10(b) or this Section 8.03 that in any way materially adversely affects the rights of the Financing Sources shall not be effective without the prior written consent of the Financing Sources. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        SECTION 8.04.    Extension; Waiver.     At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the shareholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        SECTION 8.05.    Procedure for Termination, Amendment, Extension or Waiver.     A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of the Company.

ARTICLE IX

Indemnification

        SECTION 9.01.    Parent's Indemnification.     From and after the Closing, Parent, Sub, the Surviving Corporation and each of their respective affiliates, officers, directors, employees, shareholders, agents and representatives ("Parent Indemnitee") shall be indemnified and held harmless by the Escrow Fund from and against any and all Losses directly arising out of or based upon:

          (a)   any misrepresentation in or breach of any representation or warranty of the Company set forth in this Agreement;

          (b)   any breach or nonfulfillment prior to the Closing of any covenant, agreement or other obligation of the Company set forth in this Agreement;

          (c)   consideration paid to holders of Dissenting Shares exceeding the Per Share Merger Consideration attributable to such shares, provided that the Losses attributable thereto shall be limited to the amount that such consideration exceeds the Per Share Merger Consideration attributable to such shares; and

          (d)   all Indemnified Taxes.

        Solely for purposes of determining the amount of Losses associated with any claim for indemnification under this Section 9.01(a) (and not, for the avoidance of doubt, for purposes of determining any misrepresentation in or breach of any representation or warranty), the representations and warranties set forth therein shall be deemed to be made as though there were no "material", "in all material respects", Company Material Adverse Effect or other materiality qualifier.

        SECTION 9.02.    Shareholder Indemnification.     From and after the Closing, the Shareholder Representative, the holders of any shares of the Company Common Stock and their respective affiliates, officers, directors, employees, shareholders, agents and representatives (the "Shareholder Indemnitees") shall be indemnified and held harmless by Parent, Sub and the Surviving Corporation from and against, and Parent, Sub and the Surviving Corporation shall reimburse the Shareholder Indemnitees for, any and all Losses directly arising out of or based upon:

          (a)   any misrepresentation in or breach of any representation or warranty of Parent or Sub set forth in this Agreement;

          (b)   any breach or nonfulfillment of any covenant, agreement or other obligation of Parent or Sub set forth in this Agreement; and

          (c)   any breach or nonfulfillment after the Closing of any covenant, agreement or other obligation of Company set forth in this Agreement.

        SECTION 9.03.    Defense of Third Party Claims.

          (a)   If any legal proceedings shall be instituted or any claim is asserted by any third party (a "Third Party Claim") in respect of which any party to this Agreement may have an obligation to indemnify another party to this Agreement, the party that is asserting such right to indemnity (the "Indemnified Party") shall give the party from whom indemnity is sought (the "Indemnifying Party") written notice thereof within 10 Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days' time after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim, but any failure to make such deliveries to the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby.

          (b)   If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, shall have the right, within 10 Business Days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim upon written notice to the Indemnified Party, to assume the defense thereof with counsel selected by the Indemnifying Party at its sole cost and expense; provided that such counsel is not reasonably objected to by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume the defense of a Third Party Claim if (i) the claim seeks an injunction or other equitable relief; (ii) the Indemnified Parties shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Parties, counsel for the Indemnifying Party could not adequately represent the interest of the Indemnified Parties because such interests could be in conflict with those of the Indemnified Parties; or (iii) such claim or Action involves criminal liability. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnified Party shall be entitled to participate in such defense but the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with such participation or otherwise in connection with the defense of such claim; provided, however, that the Indemnifying Party shall be liable for such legal expenses if the Indemnified Party determines in good faith that the incurrence of the same is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances.

          (c)   If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

          (d)   If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not, without the prior written approval of the Indemnified Party (with such approval not to be unreasonably withheld, conditioned or delayed) consent to the settlement, compromise or discharge of a Third Party Claim (i) which provides for any relief other than the payment of monetary damages or (ii) which does not include as an unconditional term thereof the giving by all third party claimants to the Indemnified Party of a release from all liability in respect thereof.

          (e)   The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

          (f)    If the Indemnifying Party does not assume control of the defense of such claim as provided in this Section 9.03, the Indemnified Party shall have the right to defend such Third Party Claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above), and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 9.03. The reimbursement of fees, costs and expenses required by this Section 9.03 shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

        SECTION 9.04.    Other Claims.     A claim for indemnification for any matter not involving a Third Party Claim shall be asserted by the Indemnified Party to the Indemnifying Party in writing with reasonable promptness, setting forth specifically the obligation with respect to which the claim is made, the facts giving rise to and the alleged basis for such claim and, if known or reasonably ascertainable, the amount of the liability asserted or which may be asserted by reason thereof, but any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby. In the event the Indemnifying Party disputes its obligation to indemnify the Indemnified Party under this Article IX, the Indemnifying Party shall have 30 days after receipt of notice under this Section 9.04 to give written notice of such objection, and the grounds therefor, and the Indemnified Party shall thereafter have 20 days to respond in writing to the objection of the Indemnifying Party. If after such 20-day period there remains a dispute as to any obligation, the parties shall attempt in good faith for 20 days to agree upon the rights of the respective parties with respect to such indemnification obligation.

        SECTION 9.05.    Survival.     (a) The representations and warranties of each party contained in this Agreement, other than the Tax Reps, and the covenants contained in this Agreement to the extent required to be performed prior to Closing shall survive the Closing for a period ending on the date that is 12 months after the Closing Date (the "Survival Expiration Date"), at which time such representations and warranties and covenants shall terminate and thereafter be of no force and effect.

The Tax Reps shall not survive the Closing. Any claim for indemnity under Section 9.01 or Section 9.02 must be asserted in writing prior to the Survival Expiration Date, except for any claim for indemnity arising under Section 6.06, which must be asserted in writing prior to the date that is two years and three months after the Closing Date and any claim for indemnity pursuant to Section 9.02 related to Section 11.05. The other covenants contained in this Agreement and the Escrow Agreement shall survive the Closing Date in accordance with their terms.

          (b)   Notwithstanding Section 9.05(a), a party's rights to indemnification under this Article IX, and the other provisions of this Article IX, shall not terminate with respect to any claim with respect to which the Indemnified Party has delivered a written notice to the Indemnifying Party prior to the Survival Expiration Date, alleging in good faith a breach of any representation, warranty or covenant or other right to indemnification and setting forth, in reasonable detail, the basis for indemnification, the facts upon which the claim for indemnification is based and an estimate in reasonable detail of the Losses incurred in connection therewith; provided, however, that the applicable representation, warranty, covenant, agreement or right to indemnification under this Article IX shall survive only until, and only for purposes of, the resolution of the matter covered by such notice.

        SECTION 9.06.    Indemnification Limitations.     Notwithstanding anything to the contrary in this Agreement:

          (a)   Any Parent Indemnitee or Shareholder Indemnitee shall not be entitled to indemnification for Losses under Sections 9.01(a) (other than with respect to misrepresentations of any Fundamental Rep and fraudulent misrepresentations), 9.01(b) (to the extent arising out of a breach of Section 5.01) or 9.02(a) (other than with respect to misrepresentations of any Fundamental Rep and fraudulent misrepresentations) unless (i) such Losses from any single claim or aggregated claims arising out of the same facts, events or circumstances is an amount in excess of $250,000, and (ii) the aggregate amount of all Losses for such claims by such Parent Indemnitee or Shareholder Indemnitee, as applicable, under this Agreement exceeds $20,000,000 (the "Deductible"), and then Parent Indemnitee or Shareholder Indemnitee, as applicable, may only recover for the aggregate Losses amount of all Losses in excess of the Deductible. In no event shall the aggregate liability of the Company for all Losses under this Article IX exceed the Escrow Amount minus the amount, if any, paid to Parent out of the Escrow Fund pursuant to Section 2.02(d)(ii). Any and all payments of any indemnification obligations to any Parent Indemnitee under this Article IX shall be made solely and exclusively from the funds, if any, then constituting the Escrow Fund. Any Parent Indemnitee's sole recourse for indemnity in respect of any Loss under this Article IX shall be limited solely and exclusively to the funds, if any, then constituting the Escrow Fund. Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate liability of Parent for all Losses arising under Section 9.01(a) with respect to Sections 4.07, 4.08 and 4.09 exceed $75,000,000.

          (b)   The Indemnified Party shall mitigate all Losses in accordance with applicable Law for which such Indemnified Parties are entitled or may be entitled to indemnification under this Article IX. The amount of any Losses for which indemnification is provided for under this Article IX shall be (i) offset by any amounts actually recovered by the Indemnified Parties as a result of any indemnification by any third party and any insurance proceeds or other amounts received by the Indemnified Parties from third parties with respect to such Losses (net of the cost of recovery) and (ii) reduced to take account of any tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Loss in the Tax year in which the Loss was incurred (or in the succeeding Tax year), in each case on a "with and without" basis. If any such insurance proceeds and/or other amounts are actually received and/or authorized for deferred accounting by any Parent Indemnitee after receipt of any indemnification payment pursuant to this Article IX, Parent shall promptly repay to the Company such portion of such indemnification payment equal to the amounts so recovered or realized.

          (c)   Any payments made pursuant to Section 2.02, 9.01 or 9.02 shall be treated as an adjustment to the purchase price for all tax purposes, unless otherwise required by a final determination (which shall include the execution of a Form 870-AD or successor form).

          (d)   The amount of the Loss arising out of any item included as a liability in calculating Net Working Capital shall be calculated net of the amount so included. The amount of the Loss arising out of any reduction in value of any Current Asset acquired at the Closing shall be calculated net of the reported value of such Current Asset used in calculating Net Working Capital. Notwithstanding any other provision of this Agreement to the contrary, no Parent Indemnitee shall be entitled to indemnification under this Article IX for any Losses to the extent such Losses are reflected in the Final Indebtedness or in the Final Net Working Capital.

          (e)   Notwithstanding anything to the contrary in this Agreement, neither the Parent Indemnitee nor Shareholder Indemnitee shall be entitled to indemnification under this Article IX with respect to any losses, liabilities, damages or expenses that are in the nature of punitive, speculative, special or treble or other multiple damages required by statute, law, ordinance, rule, regulation or code, in each case of any kind or nature, regardless of the form of action through which any of the foregoing are sought (except to the extent such damages are payable to third parties).

          (f)    Notwithstanding anything to the contrary in this Agreement, no Parent Indemnitee shall be entitled to indemnification under this Article IX with respect to any breach or inaccuracy of any representation, warranty, covenant or agreement of the Company made as of the Closing Date as a result of a matter arising between the execution and delivery of this Agreement and the Closing, if: (i) the Company provides written notice to Parent prior to Closing, describing in detail such breach or inaccuracy, (ii) Company simultaneously and irrevocably informs Parent in writing that Parent is not required to consummate the Transactions and (iii) the Closing occurs.

          (g)   The representations and warranties of the Company shall not be affected or deemed waived by reason of any investigation made by or on behalf of Parent or Sub (including any of the representatives of Parent or Sub) or by reason of the fact that Parent or Sub or any of the representatives of Parent or Sub knew or should have known that any such representation or warranty is or might be inaccurate.

        SECTION 9.07.    Release of Escrow Fund.     (a) As promptly as practicable and in any event no later than the third Business Day following the Survival Expiration Date, Parent shall provide to the Shareholder Representative (i) a written notice of its reasonable and good faith determination of the Projected Indemnity Amount, together with reasonable supporting calculations and documentation, and (ii) a written notice duly executed by Parent instructing the Escrow Agent to release an amount of cash from the Escrow Fund equal to the amount by which the amount of the Escrow Fund as of the Survival Expiration Date exceeds the Projected Indemnity Amount so determined by Parent (such notice, the "Expiration Date Release Notice"). The Shareholder Representative shall promptly execute the Expiration Date Release Notice following receipt and delivery of the same to the Escrow Agent, whereupon the Escrow Agent will release the relevant funds from the Escrow Fund. Promptly following resolution of all claims for indemnification from the Escrow Fund that were pending as of the Survival Expiration Date, the Shareholder Representative and Parent shall jointly instruct the Escrow Agent to release all cash then constituting the Escrow Fund. The term "Projected Indemnity Amount" means the maximum aggregate amount of Losses that, as of the Survival Expiration Date, would reasonably be expected to be indemnified by the Escrow Fund pursuant to this Article IX in respect of claims that have been timely asserted but not finally resolved by such date; provided, however, that in the case of any claim under Section 9.01(d), such claim is limited to an amount of Indemnified Tax that is

(i) shown as due on a Tax Return for a Pre-Closing Tax Period, (ii) with respect to an item for which a Governmental Entity has identified in writing an issue and has provided, in writing, sufficient information to determine the nature and, taking into account the relevant Tax Return and accompanying work papers, amount of the issue, or (iii) with respect to a Tax position for which a reserve has been established for financial reporting purposes. Anything to the contrary in the foregoing notwithstanding, the execution and delivery of an Expiration Date Release Notice by the Shareholder Representative shall not prevent or otherwise impair the Shareholder Representative from disputing the Projected Indemnity Amount or any liability in respect of claims included in the determination of the Projected Indemnity Amount.

          (b)   If all or any portion of the Escrow Fund is released as provided in Section 9.07(a), the Shareholder Representative and Parent shall, with respect to any such release, jointly instruct the Escrow Agent to use the remaining portion to make payments in the manner contemplated by clauses (A) and (B) of Section 2.02(d)(i).

        SECTION 9.08.    Exclusive Remedy.     (a) Except as otherwise specifically provided in Sections 2.02 and 10.09 and claims for fraud, each party to this Agreement acknowledges that its sole and exclusive remedy after the Closing with respect to any and all claims relating to or arising out of this Agreement and the Transactions, the Company or any Company Subsidiary or any of their respective assets and liabilities shall, in each case, be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, except as otherwise specifically provided in Sections 2.02 and 10.09 and claims for fraud, each of Parent and the Shareholder Representative hereby waives, from and after the Closing, any and all rights, claims and causes of action it may have relating to or arising out of this Agreement, any document or certificate delivered in connection herewith, any applicable Law, common law or otherwise except pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.08(a) shall limit any third-party beneficiary rights conferred to any individual under Section 2.05, 6.06 or 6.08.

          (b)   After the Closing, no party may bring any suit, action or proceeding seeking to rescind the Transactions or this Agreement, whether based on fraud, gross negligence, negligence, breach of contract, breach of statute or otherwise.

ARTICLE X

General Provisions

        SECTION 10.01.    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)
  if to Parent or Sub, to:

    Hill-Rom, Inc.
    Two Prudential Plaza
    Suite 4100
    180 N. Stetson Avenue
    Chicago, IL 60601
    Attention: Susan R. Lichtenstein

      Senior Vice President, Corporate Affairs and Chief Legal Officer

    with a copy (which shall not constitute notice) to:
    Winston & Strawn
    35 West Wacker Drive
    Chicago, IL 60601
    Facsimile: (312) 558-5700
                     Attention: Steven J. Gavin
                     Brian M. Schafer

  (b)
  if to the Company, to:

    Welch Allyn Holdings, Inc.
    4341 State Street Road
    P.O. Box 220
    Skaneateles Falls, NY 13153-0220
    Attention: Gregory D. Porter, Esq., Executive Vice President &
                      Corporate Secretary, Chief Legal, Regulatory & Quality
                      Officer

    with a copy (which shall not constitute notice) to:

    Cravath, Swaine & Moore LLP
    Worldwide Plaza
    825 Eighth Avenue
    New York, NY 10019
    Fax: 212-474-3700
    Attention: Richard Hall, Esq.
                      Susan Webster, Esq.

        SECTION 10.02.    Definitions.     For the purposes of this Agreement:

          "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

          "Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

          "Close of Business" means 5:00 p.m., New York time.

          "Combined Company" means the Company, the Company Subsidiaries, Parent and the subsidiaries of Parent, taken as a whole, combined in the manner currently intended by the parties.

          "Combined Company Material Adverse Effect" means any event, circumstance, development, condition, occurrence, state of facts, change or effect that, individually or in the aggregate with any other event, circumstance, development, condition, occurrence, state of facts, change or effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Combined Company, other than any one or more of the following, and any event, circumstance, development, condition, occurrence, state of facts, change or effect resulting therefrom: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Combined Company or any of its subsidiaries operates; (iii) the effect of any change arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any changes in applicable Laws or accounting rules or, in each case, the interpretation thereof; (v) the failure of the Company or any Company Subsidiary or Parent or any subsidiary of Parent to meet internal projections; or (vi) actions required to be taken by the Company or any Company Subsidiary under this Agreement, in each case of clauses (i) through (iv) above, only to the extent that such effect does not have a disproportionate effect on the Combined Company as compared to other participants in the industry in which the Combined Company operates.

          "Company Affiliate" means (a) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, shareholders or otherwise), (b) any director, officer or employee of (i) the Company or (ii) any person who controls the Company or any Company Subsidiary and (c) any affiliate of the Company.

          "Company Deferred Compensation Plans" means the Deferred Compensation Plan for Certain Executive Employees of Welch Allyn Companies (amended and restated as of January 1, 2012) and the Deferred Compensation Plan for the Board of Directors of the Company (amended and restated as of January 1, 2012).

          "Company Disclosure Letter" means the disclosure letter delivered by the Company to Parent in connection with the execution and delivery by the parties of this Agreement. The Company Disclosure Letter shall be arranged in numbered and lettered sections and subsections corresponding to the numbered and lettered sections and subsections contained in Articles III, V and VI, and the disclosure in any section or subsection shall be deemed to qualify other sections and subsections of Articles III, V and VI to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections and subsections.

          "Company Material Adverse Effect" means any event, circumstance, development, condition, occurrence, state of facts, change or effect that, individually or in the aggregate with any other event, circumstance, development, condition, occurrence, state of facts, change or effect, has had or would reasonably be expected to have (a) a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of the Company to consummate the Merger and the other Transactions, in either case, other than any one or more of the following, and any event, circumstance, development, condition, occurrence, state of facts, change or effect resulting therefrom: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Company or any of the Company Subsidiaries operates; (iii) the effect of any change arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any action taken by Parent or its affiliates with respect to the Transactions or with respect to the Company or any Company Subsidiary; (v) the effect of any changes in applicable Laws or accounting rules or, in each case, the interpretation thereof; (vi) the failure of the Company or any Company Subsidiary to meet internal projections; (vii) compliance with the terms of, or taking any action required by, this Agreement; or (viii) any effect resulting from the public announcement of this Agreement, the consummation of the Transactions or taking any action consented to by Parent, in each case of clauses (i) through (iii) and (v) above, only to the extent that such effect does not have a disproportionate effect on the Company and the Company Subsidiaries as compared to other participants in the industry in which the Company and the Company Subsidiaries operate.

          "Contract" means any contract or agreement to which the Company or any Company Subsidiary is a party or is bound as of the date hereof.

          "DISC Common Stock" means an issued share of common stock of the DISC.

          "Executive Severance Plans" means the Company Executive Severance Pay Plan, effective August 1, 2011 and the Company Executive Severance Pay Plan II, effective March 31, 2015.

          "FDA" means the United States Food and Drug Administration.

          "FDCA" shall mean the Federal Food, Drug and Cosmetic Act, including the rules and regulations of the FDA promulgated thereunder.

          "Flow-Through Entity" means (i) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (ii) a "controlled foreign corporation" within the meaning of Section 957 of the Code, or (iii) a "passive foreign investment corporation" within the meaning of Section 1297 of the Code.

          "Fundamental Reps" means the representations and warranties set forth in Section 3.01 (Organization, Standing and Power), Section 3.02 (Company Subsidiaries; Equity Interests), Section 3.03 (Capital Structure), Section 3.04 (Authority; Execution and Delivery; Enforceability), Section 3.10(l) (LTIP Cash Incentive Awards), Section 3.18 (Brokers of the Company), Section 4.01 (Organization, Standing and Power), Section 4.02 (Sub and Parent), Section 4.03 (Authority; Execution and Delivery; Enforceability) and Section 4.05 (Brokers).

          "Indemnified Taxes" (and the correlative meaning "Indemnified Tax") means, without duplication, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally pursuant to a Contract or other agreement entered (or assumed) by the Company or any Company Subsidiary on or prior to the Closing Date, in connection with the filing of a Tax Return, as a result of an assessment or adjustment by any Governmental Entity, or by means of withholding, or for any other reason, and whether disputed or not):

              (i)  All Taxes of the Company or any Company Subsidiary (other than Transfer Taxes) for any Pre-Closing Tax Period, or portion of any Straddle Period ending on the Closing Date to the extent not accrued as current liability in the calculation of Final net Working Capital;

             (ii)  All Taxes for which the Company or any Company Subsidiary is liable (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws) as a result of being a member of (or leaving) an Affiliated Group, but excluding the Company Affiliated Group (the Taxes of which are governed by (i)), on or before the Closing Date; and

            (iii)  To the extent not governed by (i) or (ii), all Taxes imposed as a result of any loss, reduction, disallowance, or unavailability (in whole or in part) of any refund (whether as cash or a credit or offset against Taxes otherwise payable) that (a) was received by the Company or any Company Subsidiary on or before the Closing Date, or (b) gave rise to a payment to holders of the Company Common Stock, under Section 11.05.

          "Judgment" means any judgment, injunction, order, decree or arbitration award.

          "knowledge" means, with respect to the Company, the actual knowledge of the persons set forth in Section 10.02 of the Company Disclosure Letter.

          "Law" means any statute, law, ordinance, rule regulation, code, or Judgment.

          "Parent Phase Is" means the Phase I environmental site assessments and associated reports conducted by or on behalf of Buyer for the Company Real Properties located at 4341 State Street Road, Skaneateles Falls, NY; 4619 Jordan Road, Skaneateles Falls, NY; and Calle Emilio Flores 2471, Canon del Padre, 22203 Tijuana, Baja California, Mexico.

          "Parent's Stock Incentive Plan" means the Parent Stock Incentive Plan or any successor to such plan under which Parent makes grants of equity, equity-based or phantom equity awards to its senior executives.

          "Permitted Liens" means (i) statutory or common law liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith by appropriate proceedings, (ii) applicable zoning, building or other similar Laws or restrictions, (iii) any conditions that may be shown by a current accurate survey or physical inspection of any real property, (iv) any Liens that have been placed by an owner or other third party on real property over which the Company or any Company Subsidiary, as applicable, has easement rights and subordination or similar agreements relating thereto (v) easements, covenants, conditions, rights-of-way, charges, restrictions and other similar encumbrances, provided any such items in clauses (ii), (iii), (iv) or (v) either individually or in the aggregate would not reasonably be expected materially to impair the continued use and operation of the real property to which they relate in the conduct of the business of the Company as currently conducted thereon, (vi) Liens to secure landlords, lessors or renters under leases or rental agreements incurred in the ordinary course of business, (vii) the terms of any lease or license with respect to the property leased or licensed thereby, (viii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension programs mandated under applicable Laws or other social security programs, (ix) Liens in favor of carriers, warehousemen, mechanics and materialmen, Liens to secure claims for labor, materials or supplies and other like Liens incurred in the ordinary course of business for amounts not yet due and payable or for amounts being contested in good faith by appropriate proceedings, (x) conditional sales or similar security interests granted in connection with the lease or purchase of equipment or supplies in the ordinary course of business, (xi) restrictions on transfer of securities imposed by applicable securities Laws, (xii) liens permitted under the Revolving Credit Agreement and (xiii) other imperfections of title or encumbrances, if any, that, individually or in the aggregate would not reasonably be expected materially to impair, the continued use and operation of the asset to which they relate in the conduct of the business of the Company as presently conducted.

          "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

          "Post-Closing Tax Period" means any taxable period (or portion of a Straddle Period) that begins after the Closing Date.

          "Pre-Closing Tax Period" means any taxable period (or portion of a Straddle Period) that ends on or before the Closing Date.

          "Revolving Credit Agreement" means the Amended and Restated Credit Agreement dated as of June 21, 2013, among Welch Allyn Holdings, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933.

          "Securities Exchange Act" means the Securities Exchange Act of 1934.

          "Shareholder Representative" means the person designated by the Company pursuant to Section 6.10(e) and any successor to such person designated pursuant to Section 6.10(e).

          "Shareholders Agreement" means the Shareholders' Agreement for Welch Allyn Holdings, Inc., dated as of February 5, 2014, as amended pursuant to the First Amendment to the Shareholders' Agreement for Welch Allyn Holdings, Inc. dated as of June 4, 2015.

          "Straddle Period" means any taxable period that includes, but does not end on, the Closing Date.

          A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, a majority of the equity interests of which), is owned directly or indirectly by such first person.

          "Tax Reps" means the representations and warranties contained in Section 3.09.

          "Voting Trust Agreement" means the Voting Trust Agreement among certain shareholders of the Company, dated as of February 5, 2014.

        SECTION 10.03.    Interpretation; Exchange Rate.    (a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. All Exhibits and schedules annexed hereto or referred to herein and the Company Disclosure Letter are hereby incorporated in and made a part of this Agreement as if set forth in full herein and are an integral part of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to "dollars", "U.S. dollars" or "$" shall be deemed to be references to the lawful money of the United States. All provisions herein qualified by the term "domestic" or "foreign" shall be construed on the basis that the United States is the relevant domestic country. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

          (b)   Subject to the last sentence of this Section 10.03(b), in the event a value expressed or denominated in a currency is to be expressed or denominated in another currency for purposes of this Agreement, the relevant currency conversion shall be made using the mid-point foreign exchange rate provided by Bloomberg as at the Close of Business on the Business Day prior to the Closing Date. To the extent a relevant foreign exchange rate is not provided by Bloomberg, such exchange rate for purposes of this Agreement shall be the mid-point official foreign exchange rate published by the local central bank (or equivalent institution) of the relevant jurisdiction on the Business Day prior to the Closing Date.

          (c)   With respect to estimates of values to be made under Article II, which estimates are required to be made prior to the time the relevant foreign exchange rate determined in accordance with Section 10.03(b) is available, such estimate shall be made using a good faith determination of the applicable currency conversion rate at the time such estimate is made.

        SECTION 10.04.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

        SECTION 10.05.    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 10.06.    Entire Agreement; No Third-Party Beneficiaries.    This Agreement together with the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (ii) are not intended to confer upon any person other than the parties any rights or remedies, except for (A) any third-party beneficiary rights conferred to any individuals under Sections 2.05, 6.06 or 6.08, (B) following the Effective Time, the provisions of Article II shall be enforceable by persons that immediately prior to the Effective Time held shares of Company Common Stock, Phantom Shares or PHASARs, (C) prior to the Effective Time, each holder of Company Common Stock, Phantom Shares or PHASARs shall be a third party beneficiary of this Agreement for the purpose of pursuing claims for damages (including damages based on the loss of the economic benefits of the Merger, including to such holder) under this Agreement in the event of a failure by Parent or Sub to effect the Merger as required by this Agreement or a material breach by Parent or Sub that contributed to a failure of any of the conditions to Closing being satisfied and (D) the third-party beneficiary rights conferred to the Financing Sources pursuant to Sections 8.03, 9.08 and 10.10(b) and this Section 10.06.

        SECTION 10.07.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        SECTION 10.08.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        SECTION 10.09.    Specific Performance.    (a) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to the immediately following sentence, the parties acknowledge and agree that (i) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.10 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement.

          (b)   Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.09 shall not be required to provide any bond or other security in connection with any such order or injunction, and the party opposing such injunction or injunctions hereby agrees that it shall not contest the amount or absence of any such bond or other security requested or offered by the party seeking such injunction or injunctions. If, prior to the Outside Date, any party brings any suit, action or proceeding, in each case in accordance with Section 10.10, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, the Outside Date shall automatically be extended by (i) the amount of time during which such suit, action or proceeding is pending, plus 20 Business Days or (ii) such other time period established by the court presiding over such suit, action or proceeding, as the case may be.

        SECTION 10.10.    Jurisdiction; Consent to Service of Process.    (a) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in (i) the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan in the City of New York, or (ii) the United States District Court for the Southern District of New York, as applicable. In addition, each of the parties hereto hereby irrevocably (A) submits to the jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waives the defense of an inconvenient forum to the maintenance of any such action or proceeding, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (C) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than such courts specified in clauses (i) and (ii) above and (D) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the Transactions. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of New York. The parties hereto agree that service of process by certified mail, return receipt requested, to the address for notices set out in Section 10.01 shall be sufficient to satisfy all legal requirements for service of process. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

          (b)   NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH OF THE PARTIES HERETO EXPRESSLY AGREE (I) THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENTS, ARRANGERS, LENDERS OR ENTITIES COMMITTING TO PROVIDE FINANCING IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION, THE COMMITMENT LETTER, AND THE PARTIES TO ANY JOINDER AGREEMENTS, INDENTURES OR CREDIT AGREEMENTS ENTERED PURSUANT THERETO OR RELATING THERETO, TOGETHER WITH THEIR RESPECTIVE AFFILIATES AND ANY SUCH AFFILIATES' RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES INVOLVED IN ANY SUCH FINANCING AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE "FINANCING SOURCES") ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, THE TRANSACTION OR THE COMMITMENT LETTER IN ANY FORUM OTHER THAN ANY STATE OR FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, (II) TO WAIVE AND HEREBY WAIVES (1) ANY RIGHT TO TRIAL BY JURY, (2) ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING IN ANY SUCH COURT REFERRED TO IN CLAUSE (II), (3) THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH PROCEEDING IN ANY SUCH COURT REFERRED TO IN CLAUSE (II), AND (4) AGREE THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR ANY OTHER MANNER PROVIDED BY LAW, IN EACH CASE, IN RESPECT OF ANY SUCH ACTION AND (III) THAT ANY SUCH ACTION (OR INTERPRETATION OF THIS AGREEMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE THAT WOULD RESULT IN THE APPLICATION OF

  THE LAWS OF ANY OTHER STATE. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH OF THE PARTIES HERETO EXPRESSLY AGREES THAT NONE OF THE FINANCING SOURCES WILL HAVE ANY LIABILITY OR OBLIGATION TO THE COMPANY, ANY COMPANY AFFILIATE, ANY SELLER OR THE SHAREHOLDER REPRESENTATIVE RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE TRANSACTION OR THE COMMITMENT LETTER, WHETHER AT LAW, OR EQUITY, IN CONTRACT, IN TORT OR OTHERWISE, AND NONE OF THE COMPANY, ANY COMPANY AFFILIATE, ANY SELLER OR THE SHAREHOLDER REPRESENTATIVE WILL HAVE ANY DIRECT RIGHTS OR CLAIMS AGAINST ANY OF THE FINANCING SOURCES UNDER THE COMMITMENT LETTER. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH OF THE PARTIES HERETO EXPRESSLY AGREES THAT IN NO EVENT SHALL THE COMPANY, ANY COMPANY AFFILIATE, ANY SELLER OR THE SHAREHOLDER REPRESENTATIVE BE ENTITLED TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE OF THIS AGREEMENT OR THE COMMITMENT LETTER AGAINST THE FINANCING SOURCES; PROVIDED THAT NOTHING HEREIN TO THE CONTRARY SHALL PROHIBIT (I) PARENT FROM ENFORCING ITS RIGHTS DIRECTLY AGAINST THE FINANCING SOURCES UNDER THE COMMITMENT LETTER OR CAUSING THE FINANCING SOURCES TO FUND (INCLUDING BY SEEKING SPECIFIC PERFORMANCE THEREUNDER) PURSUANT TO THE COMMITMENT LETTER AND (II) THE COMPANY OR THE SHAREHOLDER REPRESENTATIVE FROM SEEKING SPECIFIC PERFORMANCE PURSUANT TO SECTION 10.09 TO CAUSE PARENT TO COMPLY WITH SECTION 6.11.

        SECTION 10.11.    Provision with Respect to Legal Representation.    Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and affiliates, that Cravath, Swaine & Moore LLP may serve as counsel to each and any holder of Company Common Stock and their respective affiliates (the "Shareholder Group"), on the one hand, and the Company and Company Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions, and that, following consummation of the Transactions, Cravath, Swaine & Moore LLP may serve as counsel to any member of the Shareholder Group or any director, member, partner, officer, employee or affiliate of the Shareholder Group, or any holders or former holders of Phantom Shares or PHASARs or past or present officers, directors or employees of the Company, in each case, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any affiliate thereof to consent to waive any conflict of interest arising from such representation. In connection with any dispute that may arise between the Shareholder Group and Parent or the Surviving Corporation, the individual members of the Shareholder Group involved in such dispute (and not Parent or the Surviving Corporation) will have the right to decide whether or not to waive any attorney client privilege that may apply to any communications between the Company and Cravath, Swaine & Moore LLP that occurred before the Closing.

        SECTION 10.12.    Parent Acknowledgement.    (a) Parent is knowledgeable about the business engaged in by the Company and the Company Subsidiaries and about the usual and customary practices of companies engaged in businesses similar to such business. Parent acknowledges and agrees that the representations and warranties set forth in Article III constitute the sole and exclusive representations and warranties of the Company to Parent in connection with the Transactions, and there are no other representations or warranties, oral or written, in relation thereto between the parties other than those incorporated therein. Except for the representations and warranties expressly set forth in Article III, Parent disclaims reliance on any representations or warranties, either express or implied, by or on behalf of the Company or any Company Subsidiary or their affiliates or representatives.

          (b)   Parent represents that it is a sophisticated party. Parent acknowledges and agrees that any financial forecasts or projections relating to the Company and the Company Subsidiaries prepared by or on behalf of the Company or the Shareholder Representative have been provided to Parent with the understanding and agreement that neither the Company nor the Shareholder Representative is making any representation or warranty with respect to such forecasts or projections and that actual future results may vary from such forecasts or projections based upon numerous factors.

        SECTION 10.13.    Shareholder Representative Acknowledgement.     The Shareholder Representative acknowledges and agrees, on behalf of each holder of Company Common Stock, Phantom Shares or PHASARs, that the representations and warranties set forth in Article IV constitute the sole and exclusive representations and warranties of Parent and Sub to the Company in connection with the Transactions, and there are no other representations or warranties, oral or written, in relation thereto between the parties other than those incorporated therein. Except for the representations and warranties expressly set forth in Article IV, the Shareholder Representative, on behalf of each holder of Company Common Stock, Phantom Shares or PHASARs, disclaims reliance on any representations or warranties, either express or implied, by or on behalf of Parent or Sub or their affiliates or representatives.

        SECTION 10.14.    Affiliate Liability.    Other than the Shareholder Representative as specifically provided for herein, no Company Affiliate shall have any personal liability or personal obligation to Parent or Sub of any nature whatsoever in connection with or under this Agreement, and Parent and Sub hereby waive and release all claims of any such liability and obligation.

ARTICLE XI

Taxes

        SECTION 11.01.    Tax Returns.     (a) The Company shall (A) prepare and timely file, (or cause the applicable Company Subsidiary to prepare and timely file) all Tax Returns of the Company and each Company Subsidiary due (after taking into account all appropriate extensions) on or prior to the Closing Date ("Company Prepared Returns") and (B) timely pay (or cause the applicable Company Subsidiary to timely pay) all Taxes that are shown as payable with respect to Company Prepared Returns. All Company Prepared Returns shall be prepared in accordance with existing procedures, practices, and accounting methods of the Company or the applicable Company Subsidiary and, to the extent applicable, the conventions provided for in accordance with Section 11.01(c). Parent shall not amend or cause the Company to amend any Company Prepared Return or other Tax Return for a Pre-Closing Tax Period unless (i) such amendment is required to claim a Seller Refund under Section 11.05, (ii) the Shareholder Representative consents in writing to such amendment, (iii) Parent waives any rights to indemnification under Section 9.01(d) in respect of any matters related to such amendment or (iv) such amendment as is required by Law.

          (b)   Parent shall cause the Company and each Company Subsidiary to prepare and timely file all Tax Returns of the Company and each Company Subsidiary due after the Closing Date (the "Parent Prepared Returns"). All Parent Prepared Returns relating to a taxable period that ends on or prior to the Closing Date, and all amendments of Company Prepared Returns required to claim carrybacks of tax attributes shown on such Parent Prepared Returns, shall be filed within seven months following the Closing Date. To the extent that a Parent Prepared Return relates solely to a Pre-Closing Tax Period, such Tax Return shall be prepared on a basis consistent with existing procedures and practices and accounting methods, and, to the extent applicable, the conventions provided in Section 11.01(c), unless, as reasonably determined by Parent, otherwise required by applicable Law. Each Parent Prepared Return that shows an Indemnified Tax shall be submitted to the Shareholder Representative for its review and comment at least 30 days prior to the date the

  Tax Return is required to be filed under this Section 11.01(b). Parent shall incorporate any reasonable comments made by the Shareholder Representative in the final Tax Return prior to filing. No failure or delay of Parent in providing Parent Prepared Returns for the Shareholder Representative to review shall reduce or otherwise affect the obligations or liabilities of the Shareholder Representative pursuant to this Agreement, except to the extent the Shareholder Representative was actually prejudiced by such failure or delay.

          (c)   The Shareholder Representative and Parent agree with respect to certain Tax matters as follows:

              (i)  To the extent permissible (or required) under applicable Laws, elect to have each Tax year of the Company and each Company Subsidiary to end as of the end of the Closing Date;

             (ii)  Unless otherwise required by a determination of a Governmental Entity that is final, neither Shareholder Representative nor Parent shall take any position (and Parent shall not allow the Company or any Company Subsidiary to take any position) during the course of any audit or other proceedings with respect to any Taxes or Tax Returns (whether or not a Tax Contest) that is inconsistent with any election, position, or other decision that is to be made in accordance with this Section 11.01(c).

        SECTION 11.02.    Apportionment of Taxes.     For purposes of determining the amount of Taxes that relate to a Pre-Closing Tax Period the parties agree as follows:

          (a)   In the case of property Taxes and other similar Taxes imposed on a periodic basis, the amounts that are attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

          (b)   In the case of all other Taxes (including income Taxes, employment Taxes, and sales and use Taxes) the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company or Company Subsidiary filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending on as of the end of the day on the Closing Date using a "closing of the books methodology" (including for any Flow-Through Entity in which the Company or any Company Subsidiary holds an interest). For purposes of this clause (ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes.

          (c)   All Taxes in the form of interest or penalties that relate to Taxes for any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date) shall be treated as occurring in a Pre-Closing Tax Period (or the portion of the Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

        SECTION 11.03.    Cooperation.     Parent, the Company, and the Shareholder Representative shall (and shall cause their respective affiliates to) (i) assist in the preparation and timely filing of any Tax Return of the Company or any Company Subsidiary; (ii) assist in any audit or other proceeding with respect to Taxes or Tax Returns of the Company or any Company Subsidiary (whether or not a Tax Contest); (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company or any Company Subsidiary; (iv) provide any information necessary or reasonably requested to allow Parent, the Company, or any Company Subsidiary to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws;

(v) provide any information necessary or reasonably requested to permit Parent, the Company, and the Exchange Agent to comply with its information reporting and withholding obligations with respect to any payments made pursuant to this Agreement; and (vi) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

        SECTION 11.04.    Tax Contests.     Parent shall control, or cause the Company or applicable Company Subsidiary to control, the conduct of any audit, IRS Compliance Assurance Process proceeding, or other proceeding relating to Taxes of the Company or any Company Subsidiary (a "Tax Contest"); provided, however, that the Shareholder Representative, at its sole cost and expense, shall have the right to control any such Tax Contest to the extent it relates to a Pre-Closing Tax Period (other than a Straddle Period). For the avoidance of doubt, to the extent there is a conflict between this Section 11.04 and any provisions of Section 9.03, this Section 11.04 shall control.

        SECTION 11.05.    Tax Refunds.

          (a)   (i) All refunds of Taxes of the Company or any Company Subsidiary for any Pre-Closing Tax Period, subject to Section 11.05(c) (other than refunds of Transfer Taxes, which shall be allocated in the same manner as Transfer Taxes are allocated under Section 6.07) and (ii) any Tax benefit resulting from the payment of (x) the Change in Control Payments, (y) any amounts payable pursuant to Section 2.05 in respect of PHASARs and PSU Awards, including the Phantom Equity Payments and (z) the balance as of the Closing Date in respect of the Company Deferred Compensation Plans (without duplication and in each case, whether in the form of cash received from the applicable Governmental Entity or a credit or offset against Taxes otherwise payable for any Post-Closing Tax period) shall be for the benefit of the holders of the Company Common Stock, PHASARs and PSU Awards (each such refund, credit or offset, a "Seller Refund").

          (b)   To the extent that Parent, the Company, or any Company Subsidiary becomes entitled to a Seller Refund, including as a result of the ability to carry back any net operating loss or other Tax attribute or Tax credit (which carryback shall not be waived), Parent shall take such actions as are necessary to obtain such Seller Refund, and pay to the Shareholder Representative for distribution to the holders of the Company Common Stock, PHASARS and PSU Awards in accordance with their Per Share Phantom Portion the amount of such Seller Refund (without interest other than interest received from the Governmental Entity), net of any Taxes and any out-of-pocket expenses that Parent, the Company, or any Company Subsidiary or any of their affiliates incur (or has or will incur) with respect to such Seller Refund (and related interest). The net amount due to the Shareholder Representative shall be payable 10 days after receipt of the Seller Refund from the applicable Governmental Entity (or, if the Seller Refund is in the form of credit, offset, or other reduction of Tax, 10 days after filing the Tax Return claiming such reduction).

          Section 11.05(a)(i) shall not require that Parent make any payment with respect to (i) any refund of Tax that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in Post-Closing Tax Period; (ii) any refund of Tax resulting from the payments of Taxes made on or after Closing Date to the extent Parent, Company, or the applicable Company Subsidiary has not been indemnified for such Taxes; (iii) any refund for Tax that is reflected as a current asset (or offset to a current liability) on the Final Net Working Capital; or (iv) any refund for Tax that gives rise to a payment obligation by the Company or any Company Subsidiary to any person under applicable Law or pursuant to a provision of a Contract or other agreement entered (or assumed) by the Company (or any Company Subsidiary) on or prior to the Closing Date.

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        IN WITNESS WHEREOF, Parent, Sub, the Company and the Shareholder Representative have duly executed this Agreement, all as of the date first written above.

WELCH ALLYN HOLDINGS, INC.
by	/s/ STEPHEN F. MEYER
	Name:	Stephen F. Meyer
	Title:	President and Chief Executive Officer
/s/ JON A. SODERBERG
	Name:	Jon A. Soderberg
	Title:	Executive Vice President and Chief Corporate Development Officer

[Merger Agreement]

HILL-ROM HOLDINGS, INC.,
by	/s/ JOHN J. GREISCH
	Name:	John J. Greisch
	Title:	President and CEO

[Merger Agreement]

EMPIRE MERGER SUB CORP.,
by	/s/ JOHN J. GREISCH
	Name:	John J. Greisch
	Title:	President and Treasurer

[Merger Agreement]

Annex B
Index of Defined Terms

Term	Section
Acquisition Transaction	Section 6.13
Action	Section 3.11(c)
affiliate	Section 10.02
Affiliated Group	Section 2.02(f)
Aggregate Grant Price	Section 2.02(f)
Agreement	Preamble
Alternative Financing	Section 6.11(c)
Audited Balance Sheet	Section 3.06(a)
Authorization Notice	Section 6.02(b)
Award Executives	Section 6.06(a)
Balance Sheet Principles	Section 2.02(a)
Base Cash Consideration	Section 2.02(f)
Benefit Agreement	Section 3.10(b)
Benefit Plan	Section 3.10(a)
Business Day	Section 10.02
Cash and Cash Equivalents	Section 2.02(f)
CBA	Section 3.11(a)
Certificate of Merger	Section 1.03
Certificates	Section 2.04(a)
Change in Control Payments	Section 2.02(f)
Close of Business	Section 10.02
Closing	Section 1.02
Closing Cash	Section 2.02(b)
Closing Date	Section 1.02
Closing Indebtedness	Section 2.02(b)
Closing Net Working Capital	Section 2.02(b)
Closing Other Adjustments	Section 2.02(b)
Closing Statement	Section 2.02(b)
Code	Section 2.04(f)
Combined Company	Section 10.02
Combined Company Material Adverse Effect	Section 10.02
Commitment Letter	Section 4.06
Commonly Controlled Entity	Section 3.10(a)
Company	Preamble
Company Affiliate	Section 10.02
Company Affiliated Group	Section 2.02(f)
Company Board	Section 3.04(b)
Company Bylaws	Section 3.01(b)
Company Charter	Section 3.01(b)
Company Class A Common Stock	Recitals
Company Class B Common Stock	Recitals
Company Common Stock	Recitals
Company Deferred Compensation Plans	Section 10.02
Company Disclosure Letter	Section 10.02
Company Incentive Plans	Section 2.02(f)
Company Intellectual Property	Section 3.17(a)
Company Leased Real Property	Section 3.08(a)
Company Material Adverse Effect	Section 10.02
Company Owned Real Property	Section 3.08(a)
Company Personnel	Section 3.10(f)

Term	Section
Company Prepared Returns	Section 11.01(a)
Company Product	Section 3.13(b)
Company Real Property	Section 3.08(a)
Company Recommendation	Section 3.04(b)
Company Regulatory Permits	Section 3.13(b)
Company Shareholder Approval	Section 3.04(c)
Company Subsidiaries	Section 3.01(a)
Confidentiality Agreement	Section 6.03
Consent	Section 3.05(b)
Continuing Employee	Section 6.06(a)
Contract	Section 10.02
Current Assets	Section 2.02(f)
Current Liabilities	Section 2.02(f)
D&O Insurance	Section 6.08(b)
Deductible	Section 9.06(a)
Definitive Agreements	Section 6.11(a)
DISC	Section 2.02(f)
DISC Common Stock	Section 10.02
Dissenting Shares	Section 2.01(d)
Effective Time	Section 1.03
Employment Law	Section 3.11(c)
Environmental Insurance Policy	Section 3.14
Environmental Laws	Section 3.14
Environmental Permits	Section 3.14
Environmental Proceedings	Section 3.14
ERISA	Section 3.10(a)
Escrow Agent	Section 2.03
Escrow Agreement	Section 2.03
Escrow Amount	Section 2.02(f)
Escrow Fund	Section 2.02(e)
Estimated Cash	Section 2.02(a)
Estimated Indebtedness	Section 2.02(a)
Estimated Net Working Capital	Section 2.02(a)
Estimated Other Adjustments	Section 2.02(a)
Exchange Agent	Section 2.04(a)
Exchange Fund	Section 2.04(a)
Excluded Acquisition Related Liabilities	Section 2.02(f)
Executive Severance Plans	Section 10.02
Expiration Date Release Notice	Section 9.07(a)
FDA	Section 10.02
FDCA	Section 10.02
Final Cash	Section 2.02(f)
Final Indebtedness	Section 2.02(f)
Final Net Working Capital	Section 2.02(f)
Final Other Adjustments	Section 2.02(f)
Financial Statements	Section 3.06(a)
Financing	Section 4.06
Financing Sources	Section 10.10(b)
Flow-Through Entity	Section 10.02
Foreign Plan	Section 3.10(k)
Form S-4	Section 6.01(a)
Fundamental Reps	Section 10.02
GAAP	Section 2.02(a)

Term	Section
Governmental Authorizations	Section 3.15
Governmental Entity	Section 3.05(b)
Grant Price	Section 2.02(f)
Healthcare Laws	Section 3.13(a)
Healthinterlink Acquisition	Section 2.02(f)
HSR Act	Section 3.05(b)
Hubble Acquisition	Section 2.02(f)
Included Acquisition Related Liabilities	Section 2.02(f)
Indebtedness	Section 2.02(f)
Indemnified Party	Section 9.03(a)
Indemnified Tax	Section 10.02
Indemnifying Party	Section 9.03(a)
Intellectual Property	Section 3.17(g)
Interim Balance Sheet	Section 3.06(a)
Judgment	Section 10.02
knowledge	Section 10.02
Law	Section 10.02
Letter of Transmittal	Section 2.04(b)
Liens	Section 3.02(a)
Losses	Section 6.08(a)
LTIP Cash Incentive Amount	Section 2.02(f)
LTIP Cash Incentive Awards	Section 2.02(f)
LTIP Cash Incentive Payment	Section 2.05(a)(iii)
Marketing Period	Section 6.11(c)
Material Contract	Section 3.16(a)
Merger	Recitals
Net Adjustment Amount	Section 2.02(f)
Net Working Capital	Section 2.02(f)
NYBCL	Section 1.01
Ordinary Course Tax Provisions	Section 3.09(d)
Other Adjustments	Section 2.02(f)
Outside Date	Section 8.01(b)(i)
Parent	Preamble
Parent Common Stock	Section 2.02(f)
Parent Indemnitee	Section 9.01
Parent Material Adverse Effect	Section 4.01
Parent Phase Is	Section 10.02
Parent Prepared Returns	Section 11.01(b)
Parent SEC Reports	Section 4.09(a)
Parent's Stock Incentive Plan	Section 10.02
Pediavision Acquisition	Section 2.02(f)
Per Share Cash Closing Consideration	Section 2.02(f)
Per Share Cash Consideration	Section 2.02(f)
Per Share Merger Consideration	Section 2.02(f)
Per Share Phantom Cash Closing Consideration	Section 2.02(f)
Per Share Phantom Cash Consideration	Section 2.02(f)
Per Share Phantom Merger Consideration	Section 2.02(f)
Per Share Phantom Portion	Section 2.02(f)
Per Share Portion	Section 2.02(f)
Per Share Stock Consideration	Section 2.02(f)
Percentage Ownership	Section 2.02(f)
Permitted Liens	Section 10.02
person	Section 10.02

Term	Section
Phantom Dividend Amount	Section 2.02(f)
Phantom Equity Payments	Section 2.02(f)
Phantom Share	Section 2.02(f)
PHASAR	Section 2.02(f)
PHASAR Payments	Section 2.05(a)(i)
Post-Closing Tax Period	Section 10.02
Pre-Closing Tax Period	Section 10.02
Projected Indemnity Amount	Section 9.07(a)
PSU Award	Section 2.02(f)
PSU Payments	Section 2.05(a)(ii)
Referee	Section 2.02(c)(iii)
Registered Company IP	Section 3.17(a)
Representative Indemnitee	Section 6.10(c)
Required Information	Section 6.11(e)
Revolving Credit Agreement	Section 10.02
Scale-Tronix Acquisition	Section 2.02(f)
SEC	Section 10.02
Section 280G Waived Payments	Section 6.12(a)
Section 910	Section 2.01(d)
Section 623	Section 2.01(d)
Securities Act	Section 10.02
Securities Exchange Act	Section 10.02
Seller Refund	Section 11.05(a)
Shareholder Group	Section 10.11
Shareholder Indemnitees	Section 9.02
Shareholder Representative	Section 10.02
Shareholders Agreement	Section 10.02
Singapore Grant Receivable	Section 2.02(f)
Standard Software	Section 3.17(b)
Stock Consideration	Section 2.02(f)
Stock Consideration Closing Value	Section 2.02(f)
Straddle Period	Section 10.02
Sub	Preamble
subsidiary	Section 10.02
Survival Expiration Date	Section 9.05(a)
Surviving Corporation	Section 1.01
Target Net Working Capital	Section 2.02(f)
Tax	Section 3.09(q)
Tax Contest	Section 11.04
Tax Incentive	Section 3.09(m)
Tax Reps	Section 10.02
Tax Returns	Section 3.09(q)
Taxes	Section 3.09(q)
Technology	Section 3.17(g)
Third Party Claim	Section 9.03(a)
Transactions	Section 1.01
Transfer Taxes	Section 6.07
Voting Company Debt	Section 3.03
Voting Trust Agreement	Section 10.02

ANNEX B

EXECUTION VERSION

VOTING AGREEMENT

        This Voting Agreement (this "Agreement") is made and entered into as of June 16, 2015, by and among HILL-ROM HOLDINGS, INC., an Indiana corporation ("Parent"), EMPIRE MERGER SUB CORP., a New York corporation and wholly owned subsidiary of Parent ("Sub"), each of the undersigned Voting Trustees, acting collectively and constituting at least all but one of the Voting Trustees, in each case solely in his or her capacity as a Voting Trustee of the voting trust (the "Voting Trust") created under that certain Voting Trust Agreement dated February 5, 2014 (the "Voting Trust Agreement"), by and among the Voting Trustees and certain shareholders of WELCH ALLYN HOLDINGS, INC., a New York corporation (the "Company"), party thereto.

RECITALS

        A.    The Company, Parent and Sub have entered into an Agreement and Plan of Merger dated as of June 16, 2015 (the "Merger Agreement") that, among other things, provides for the merger of Sub with and into the Company, with the Company continuing as the surviving corporation and wholly owned subsidiary of Parent (the "Merger").

        B.    The Merger Agreement provides Parent with the right to terminate the Merger Agreement if Parent has not received prior to 11:59 p.m. (New York City time) on the first Business Day following the date of the Merger Agreement a voting agreement executed and delivered on behalf of holders of common stock—Class A, no par value per share, of the Company ("Class A Common Stock") representing in aggregate the number of shares of Class A Common Stock sufficient to satisfy the condition to Closing set forth in Section 7.01(a) of the Merger Agreement.

        C.    In order to induce Parent to consummate the transactions contemplated by the Merger Agreement, the Voting Trustees have agreed to enter into this Agreement with respect to the 96,406,486 shares of Class A Common Stock that are subject to the Voting Trust Agreement as of the date hereof (collectively, the "Shares").

        D.    Pursuant to Section II.A.(8) of the Shareholders' Agreement of the Company dated as of February 5, 2014 (the "Shareholders' Agreement"), by and among the Company and certain shareholders of the Company, holders of more than 83% of the Class A Common Stock must consent to a Transfer (as defined in the Shareholders' Agreement) in order to consummate the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    Definitions.     Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Voting Trust Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

        "Expiration Time" shall mean the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms.

        "Shareholders' Agreement" shall mean the Shareholders' Agreement of the Company dated as of February 5, 2014, by and among the Company and certain shareholders of the Company.

        2.    Irrevocable Proxy; Consent.     (a) Concurrently with the execution of this Agreement, the undersigned Voting Trustees, acting collectively and constituting at least all but one of the Voting Trustees, shall execute and deliver to Parent an irrevocable proxy in the form attached hereto as Exhibit A. The undersigned Voting Trustees, acting collectively and constituting at least all but one of the Voting Trustees, agree that immediately after execution of this Agreement, an executed copy of this Agreement and the irrevocable proxy shall be filed with the secretary of the Company.

          (b)   The undersigned Voting Trustees, acting collectively and constituting at least all but one of the Voting Trustees, hereby consent to the Transfer of shares of Class A Common Stock pursuant to Section II.A.(8) of the Shareholders' Agreement in connection with the consummation of the Merger.

        3.    Additional Agreements.     Until the Expiration Time, the undersigned Voting Trustees, acting collectively and constituting at least all but one of the Voting Trustees, agree not to:

          (a)   consent, pursuant to Section II.A.(8) of the Shareholders' Agreement, to any proposed Transfer (as defined in the Shareholders' Agreement) of Shares by an Eligible Shareholder;

          (b)   enter into any voting agreement, voting trust or similar agreement with respect to any Shares, or grant any proxy, consent or power of attorney with respect to any Shares (other than as contemplated by this Agreement); or

          (c)   amend or terminate the Voting Trust Agreement or amend or terminate the Voting Trust.

        4.    Termination.     This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time.

        5.    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Eligible Shareholders.

        6.    Miscellaneous.

          6.1    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger and the other transactions contemplated by this Agreement are fulfilled to the extent possible.

          6.2    Assignment.    No party hereto may assign any of his or her rights or obligations under this Agreement without the prior written consent of each other party hereto. Any assignment contrary to the provision of this Section 6.2 shall be null and void.

          6.3    Amendments and Modifications.    This Agreement may not be amended, altered or modified except by written instrument executed by the parties hereto.

          6.4    Specific Performance; Injunctive Relief.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in the courts described in Section 6.7 of this Agreement any state or federal court located in the Borough of Manhattan, New York, and any appellate court therefrom, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

          6.5    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if they are: (a) delivered in person, (b) transmitted by facsimile (deemed given upon confirmation of receipt), (c) delivered by an express courier (deemed given upon receipt of proof of delivery) or (d) delivered by e-mail to a party at its e-mail address listed below (deemed given upon confirmation of receipt by non-automated reply e-mail from the recipient) (or to such other person or at such other facsimile or address as such party shall deliver to the other party by like notice):

            (a)   if to any Voting Trustee, to the address set forth for such party on Schedule A with a concurrent copy to (which shall not be considered notice):

Name:	Welch Allyn Holdings, Inc.
Address:	4341 State Street Road P.O. Box 220 Skaneateles Falls, NY 13153-0220
Attention:	Gregory D. Porter, Esq., Executive Vice President & Corporate Secretary, Chief Legal, Regulatory & Quality Officer
Email:	gregory.porter@welchallyn.com

            (b)   if to Parent, to:

Name:	Hill-Rom Holdings, Inc.
Address:	Two Prudential Plaza Suite 4100 180 N. Stetson Avenue Chicago, IL 60601
Attention:	Susan R. Lichtenstein, Senior Vice President, Corporate Affairs and Chief Legal Officer
Email:	susan.lichtenstein@hill-rom.com

        with a concurrent copy to (which shall not be considered notice):

Name:	Winston & Strawn LLP
Address:	35 W. Wacker Drive Chicago, IL 60601
Fax:	(312) 558-5700
Attention:	Steven J. Gavin; Brian M. Schafer
Email:	SGavin@winston.com; BSchafer@winston.com

          6.6    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          6.7    Jurisdiction; Consent to Service of Process.    All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in (i) the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan in the City of New York, or (ii) the United States District Court for the Southern District of New York, as applicable. In addition, each of the parties hereto hereby irrevocably (A) submits to the jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waives the defense of an inconvenient forum to the maintenance of any such action or proceeding, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (C) agrees that it will not bring any action relating to this Agreement in any court other than such courts specified in clauses (i) and (ii) above and (D) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of New York. The parties hereto agree that service of process by certified mail, return receipt requested, to the address for notices set out in Section 6.5 shall be sufficient to satisfy all legal requirements for service of process. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

          6.8    Entire Agreement.    This Agreement, including any Exhibit and Schedule which forms a part hereof, constitutes the entire understanding of the parties hereto with respect to the transactions contemplated hereby and the subject matter contained herein, and supersede all prior and contemporaneous agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

          6.9    Counterparts.    This Agreement may be executed in one or more counterparts (delivery of which may occur via facsimile or e-mail), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party's execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

          6.10    Effect of Headings.    The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          6.11    Further Assurances.    Each undersigned Voting Trustee, in his or her capacity as a Voting Trustee, agrees to take such further action, including but not limited to holding any additional Voting Trust meetings to take such action, as may be necessary or advisable to effectuate the purpose and intent of this Agreement.

[signature page follows]

        In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

HILL-ROM HOLDINGS, INC.
By:	/s/ JOHN J. GREISCH
	Name:	John J. Greisch
	Title:	President and CEO

EMPIRE MERGER SUB CORP.
By:	/s/ JOHN J. GREISCH
	Name:	John J. Greisch
	Title:	President and Treasurer

[Voting Agreement]

VOTING TRUSTEES:
/s/ ERIC R. ALLYN Name: Eric R. Allyn, as a trustee of the Voting Trust
/s/ TASHA A. GIVEN Name: Tasha A. Given, as a trustee of the Voting Trust
/s/ PEER A. SODERBERG Name: Peer A. Soderberg, as a trustee of the Voting Trust
/s/ W. SCOTT ALLYN Name: W. Scott Allyn, as a trustee of the Voting Trust
/s/ DAVID M. ALLYN Name: David M. Allyn, as a trustee of the Voting Trust
/s/ JON A. SODERBERG Name: Jon A. Soderberg, as a trustee of the Voting Trust

[Voting Agreement]

Exhibit A

IRREVOCABLE PROXY

June 16, 2015

        Reference is hereby made to (i) that certain Agreement and Plan of Merger dated as of June 16, 2015 (as amended, restated or otherwise modified from time to time, the "Merger Agreement") by and among HILL-ROM HOLDINGS, INC., an Indiana corporation ("Parent"), EMPIRE MERGER SUB CORP., a New York corporation ("Sub"), and WELCH ALLYN HOLDINGS, INC., a New York corporation (the "Company"), and (ii) that certain Voting Trust Agreement, dated as of February 5, 2014, by and among certain shareholders of the Company (as amended, restated or otherwise modified from time to time, the "Voting Trust Agreement").

        1.     Know all by these presents, the undersigned Voting Trustees, acting collectively and constituting at least all but one of the Voting Trustees, hereby irrevocably grant to John J. Greisch, Susan R. Lichtenstein and any other individual designated in writing by either of the foregoing persons, and each of them individually, the proxy of the shareholders of the Shares, for and in the name, place and stead of each of the shareholders of the Shares:

          (a)   to attend any annual or special meetings of shareholders of the Company during the Term; and

          (b)   to vote all the Shares at any annual or special meeting of shareholders of the Company or any adjournment thereof, (i) in favor of the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other related transactions required by the terms of the Merger Agreement; (ii) against (A) any Acquisition Transaction, (B) the adoption of any agreement or proposal to enter into an Acquisition Transaction or (C) any liquidation, winding-up, reorganization, recapitalization or other restructuring of the Company or any of its subsidiaries; (iii) against any other proposal or action submitted for the approval of the Company's shareholders that is intended to, or that would reasonably be expected to, materially impede, interfere with, or prevent the consummation of the Merger or any of the other related transactions required by the terms of the Merger Agreement.

        2.     The proxy granted hereunder and the other terms hereof (other than Sections 4 and 5) shall terminate, expire and have no further force or effect upon the expiration of the Term.

        3.     The undersigned Voting Trustees, acting collectively and constituting at least all but one Voting Trustee, hereby (a) affirm that the irrevocable proxy granted hereunder may under no circumstances be revoked during the Term, (b) ratify and confirm all that such irrevocable proxy may lawfully do or cause to be done during the Term by virtue hereof and (c) revoke all revocable proxies granted with respect to the Shares prior to the date hereof to the extent such proxies are in effect as of the date hereof and extend to the matters specified in Sections 1(a) and 1(b). This irrevocable proxy is executed and intended to be irrevocable during the Term in accordance with the provisions of Sections 609 and 620(a) of the Business Corporation Law of the State of New York.

        4.     Nothing contained herein shall be deemed to vest in Parent, Sub, John J. Greisch, Susan R. Lichtenstein or any other individual designated in writing by either of the foregoing persons pursuant to Section 1 hereof, any direct or indirect ownership or incidence of ownership of or with respect to the Shares.

        5.     Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following shall have the meanings assigned to them in this Section 5:

        "Acquisition Transaction" shall mean any merger, consolidation, or other business combination involving the Company or any of its subsidiaries or the acquisition of all or substantially all of the assets or the capital stock of the Company or any of its subsidiaries other than as permitted or contemplated by the Merger Agreement.

          "Shareholders' Agreement" means the Shareholders' Agreement for Welch Allyn Holdings, Inc. dated as of February 5, 2014, by and among the Company and certain shareholders of the Company, as amended pursuant to the First Amendment to the Shareholders' Agreement for Welch Allyn Holdings, Inc. dated as of June 4, 2015.

          "Shares" means the 96,406,486 shares of common stock—Class A, no par value per share, of the Company that are subject to the Voting Trust Agreement as of the date hereof.

          "Term" shall mean the period beginning on the date hereof and ending on the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

          "Voting Trustee" shall have the meaning assigned to such term in the Voting Trust Agreement.

        IN WITNESS WHEREOF, the undersigned Voting Trustees, acting collectively and constituting at least all but one Voting Trustee, have caused this Irrevocable Proxy to be executed as of the date first above written.

Name: Eric R. Allyn, as a trustee of the Voting Trust
Name: Tasha A. Given, as a trustee of the Voting Trust
Name: Peer A. Soderberg, as a trustee of the Voting Trust
Name: W. Scott Allyn, as a trustee of the Voting Trust
Name: David M. Allyn, as a trustee of the Voting Trust
Name: Jon A. Soderberg, as a trustee of the Voting Trust

ANNEX C

SECTIONS 623 AND 910 OF THE NEW YORK BUSINESS CORPORATION LAW

Section 623—Procedure to enforce shareholder's right to receive payment for shares.

        (a)   A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

        (b)   Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

        (c)   Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

        (d)   A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

        (e)   Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

        (f)    At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

        (g)   Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

        (h)   The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

          (1)   The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

          (2)   If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

          (3)   All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

          (4)   The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

          (5)   The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

          (6)   The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

          (7)   Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

          (8)   Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

        (i)    Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

        (j)    No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

          (1)   Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

          (2)   Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

          (3)   The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

        (k)   The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

        (l)    Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

        (m)  This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

        Section 910—Right of shareholder to receive payment for shares upon merger or consolidation, or sale, lease, exchange or other disposition of assets, or share exchange.

        (a)   A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

          (1)   Any shareholder entitled to vote who does not assent to the taking of an action specified in clauses (A), (B) and (C).

            (A)  Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

                (i)  To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); or

               (ii)  To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subclause (i), unless such merger effects one or more of the changes specified in subparagraph (b)(6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder; or

              (iii)  Notwithstanding subclause (ii) of this clause, to a shareholder for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of merger or consolidation, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

            (B)  Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

            (C)  Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange or to a shareholder for the shares of any class or series of stock, which shares or depository receipt in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of exchange, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

          (2)   Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

          (3)   Any shareholder, not entitled to vote with respect to a plan of merger or consolidation to which the corporation is a party, whose shares will be cancelled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.

ANNEX D

745 Seventh Avenue New York, NY 10019 United States

June 16, 2015

Board of Directors
Welch Allyn Holdings, Inc.
4341 State Street Road
Skaneateles Falls, New York 13153-0220

Members of the Board of Directors:

        We understand that Welch Allyn Holdings, Inc. (the "Company") intends to enter into a transaction (the "Proposed Transaction") with Hill-Rom Holdings, Inc. ("Hill-Rom") pursuant to which, (i) Empire Merger Sub Corp. ("Sub"), a subsidiary of Hill-Rom, shall be merged with and into the Company, with the Company continuing as the surviving corporation and (ii) the issued shares of common stock, Class A, no par value per share, of the Company (the "Company Class A Common Stock") and the issued shares of common stock, Class B, $.01 par value per share, of the Company (the "Company Class B Common Stock" and, collectively with the Company Class A Common Stock, the "Company Common Stock"), in each case other than those owned by Hill-Rom, Sub, the Company, Company Subsidiaries or holders who are entitled to and properly demand an appraisal of their shares pursuant to the Business Corporation Law of the State of New York, shall be converted into the right to receive aggregate consideration on a cash-free, debt-free basis of $2.050 billion comprised of (i) $1.625 billion of cash, without interest (the "Cash Consideration") and (ii) 8,133,722 validly issued, fully paid and nonassessable shares (the "Stock Consideration") of common stock, with no par value, of Hill-Rom (the "Hill-Rom Common Stock") as provided for in the Agreement (such consideration, the "Stock Consideration"; together with the Cash Consideration, the "Consideration"). We understand that the Consideration may be subject to certain adjustments as provided in the Agreement (the "Adjustments"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated as of June 16, 2015, by and among the Company, Hill-Rom and Sub (the "Agreement"). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement. All capitalized terms used but undefined herein shall have the meanings ascribed to them in the Agreement.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's shareholders of the consideration to be offered to such shareholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the shareholders of the Company in the Proposed Transaction.

        In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, and the specific terms of the Proposed Transaction; (2) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the "Company Projections"); (3) publicly available information concerning Hill-Rom that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2014 and Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2014 and March 31, 2015; (4) a trading history of Hill-Rom Common Stock from June 12, 2010 to June 12, 2015 and a comparison of that trading history with those of other companies that we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company and Hill-Rom with each other and with those of other companies that we deemed relevant; (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (7) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including the estimated amounts and timing of the cost savings and operating synergies reviewed by the management of the Company in connection with the Proposed Transaction (the "Expected Synergies"); (8) published estimates of independent research analysts with respect to the future financial performance and price targets of Hill-Rom (the "Hill-Rom Projections"); and (9) such other things as we thought appropriate. In addition, we have had discussions with the management of the Company and Hill-Rom concerning their respective business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information made available to us, or publicly accessed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to Company Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections and, at the direction of the Company, we have relied on the Company Projections in performing our analysis and arriving at our opinion. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies will be realized in accordance with such estimates. With respect to the Hill-Rom Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates as to the future financial performance of Hill-Rom and that Hill-Rom will perform substantially in accordance with such projections and, at the direction of the Company, we have relied on the Hill-Rom Projections in performing our analysis and arriving at our opinion. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Hill-Rom and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Hill-Rom. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of Hill-Rom Common Stock would trade following the announcement or consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the Hill-Rom Common Stock to be held by the shareholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of common stock of the Company owned by such shareholders at any time prior to the announcement or consummation of the Proposed Transaction.

        We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto and that the Adjustments will not result in any adjustments to the Consideration that are material to our analysis. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as

D-2

to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the shareholders of the Company in the Proposed Transaction is fair to such shareholders.

        We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have not performed investment banking or financial services for the Company or Hill-Rom in the past, but may perform such services in the future, and would expect to receive customary fees for such services.

        Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Hill-Rom for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

        This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

Very truly yours,

BARCLAYS CAPITAL INC.

D-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Hill-Rom's bylaws, pursuant to authority contained in the IBCL and the Indiana Insurance Law, respectively, provide for the indemnification of Hill-Rom's current and former officers, directors and employees (each, an "Eligible Person") against the following:

        Expenses, judgments, fines (including any excise tax or penalty assessed with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by the Eligible Person in connection with such proceeding, but only (a) if the Eligible Person acted in good faith and (b) (i) in the case of conduct in the Eligible Person's official capacity with Hill-Rom, if the Eligible Person acted in a manner which the Eligible Person reasonably believed to be in the best interests of the Corporation, or (ii) in the case of conduct other than in the Eligible Person's official capacity with Hill-Rom, if the Eligible Person acted in a manner which the Eligible Person reasonably believed was at least not opposed to the best interests of Hill-Rom, and (c) in the case of a criminal proceeding, the Eligible Person had reasonable cause to believe that the Eligible Person's conduct was lawful or had no reasonable cause to believe that the Eligible Person's conduct was unlawful, and (d) if required by the IBCL, Hill-Rom makes a determination that indemnification of the Eligible Person is permissible because the Eligible Person has met the standard of conduct as set forth in the IBCL.

        To the extent the Eligible Person has been wholly successful, on the merits or otherwise, in the defense of any proceeding or in defense of any claim, issue or matter therein, including the dismissal of an action without prejudice, Hill-Rom will indemnify the Eligible Person against all expenses incurred in connection therewith.

        Indiana Law requires that a corporation, unless limited by its articles of incorporation, indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

        No indemnification or reimbursement will be made to an Eligible Person:

          (a)   for which payment has actually been made to or on behalf of the Eligible Person under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under such insurance or other indemnity provision;

          (b)   if a court having jurisdiction in the matter shall finally determine that an Eligible Person derived an improper personal benefit from any transaction;

          (c)   if a court having jurisdiction in the matter shall finally determine that an Eligible Person is liable for disgorgement of profits resulting from the purchase and sale or sale and purchase by the Eligible Person of securities of the Corporation in violation of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law or common law;

          (d)   if a court having jurisdiction in the matter shall finally determine that such indemnification is not lawful under any applicable statute or public policy (in this respect, if applicable, both the Corporation and the Eligible Person have been advised that the Securities and Exchange Commission takes the position that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication); or

          (e)   in connection with any proceeding (or part thereof) initiated by the Eligible Person against the Corporation or its directors, officers or employees, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Corporation, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, or (iv) the proceeding is initiated pursuant to Section 7.08 hereof and the Eligible Person is successful in whole or in part in such proceeding.

        If an Eligible Person is entitled to indemnification by Hill-Rom for a portion of the expenses, judgments, fines and amounts paid in settlement, Hill-Rom will indemnify the Eligible Person for the entitled portion of expenses and amounts paid.

        Hill-Rom maintains a program of insurance under which Hill-Rom's directors and officers are insured, subject to specified exclusions and deductible and maximum amounts, against actual or alleged errors, misstatements, misleading statements, acts or omissions, or neglect or breach of duty while acting in their respective capacities for Hill-Rom.

        The indemnification and advancement of expenses provided for in Hill-Rom's bylaws does not exclude or limit any other rights to indemnification and advancement of expenses that a person may be entitled to other agreements, shareholders' and board resolutions and Hill-Rom's articles of incorporation.

        The foregoing summaries are necessarily subject to the complete text of the IBCL, the registrant's Amended and Restated Articles of Incorporation, as amended to date, and the registrant's Amended and Restated Code of By-Laws, as amended to date.

Item 21.    Exhibits and Financial Statement Schedules

        A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

(a)
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is relying on Rule 430B:

  (i)
  each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii)
  each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (5)
  That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (6)
  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)
(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

(2)
that every prospectus (i) that is filed pursuant to paragraph (g)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        In addition, the undersigned registrant hereby undertakes:

        (1)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

        (2)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, State of Illinois, on August 14, 2015.

HILL-ROM HOLDINGS, INC.
By:	/s/ JOHN J. GREISCH John J. Greisch President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

* Rolf A. Classon	Date: August 14, 2015
Chairman of the Board
/s/ JOHN J. GREISCH John J. Greisch	Date: August 14, 2015
President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ STEVEN J. STROBEL Steven J. Strobel	Date: August 14, 2015
Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ RICHARD G. KELLER Richard G. Keller	Date: August 14, 2015
Vice President—Controller and Chief Accounting Officer (Principal Accounting Officer)
* William G. Dempsey	Date: August 14, 2015
Director
* James R. Giertz	Date: August 14, 2015
Director

* Charles E. Golden	Date: August 14, 2015
Director
* William H. Kucheman	Date: August 14, 2015
Director
* Ronald A. Malone	Date: August 14, 2015
Director
* Eduardo R. Menascé	Date: August 14, 2015
Director
* Stacy Enxing Seng	Date: August 14, 2015
Director

*By:	/s/ JOHN J. GREISCH John J. Greisch Attorney-in-Fact	Date: August 14, 2015

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of June 16, 2015, by and among Hill-Rom Holdings, Inc., Empire Merger Sub Corp. and Welch Allyn Holdings, Inc. (attached as Annex A to the proxy statement/prospectus included in this Registration Statement)
3.1	Restated and Amended Articles of Incorporation of Hill-Rom Holdings, Inc., as currently in effect (incorporated herein by reference to Exhibit 3.1 filed with Form 8-K dated March 10, 2010)
3.2	Amended and Restated Code of By-Laws of Hill-Rom Holdings, Inc., as currently in effect (incorporated herein by reference to Exhibit 3.2 filed with Form 8-K dated March 10, 2010)
5.1	Opinion of Barnes & Thornburg LLP*
10.1
Voting Agreement, dated June 16, 2015, by and among Hill-Rom Holdings, Inc., Empire Merger Sub Corp. and certain shareholders of Welch Allyn Holdings, Inc. (attached as Annex B to the proxy statement/prospectus included in this Registration Statement).
10.2	Amended and Restated Commitment Letter, dated June 26, 2015, among Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC and Hill-Rom Holdings, Inc.
23.1	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm of Hill-Rom Holdings, Inc.
23.2	Consent of Deloitte & Touche LLP, independent auditors of Welch Allyn Holdings, Inc.
23.3	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)*
24.1	Power of Attorney*
99.1	Consent of Barclays Capital Inc.

*
Previously filed.